EXHIBIT 99.1


                          OFFICE OF THRIFT SUPERVISION
                             Washington, D.C. 20552

                                   FORM 10-KSB

              Annual Report Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934

          For the fiscal year ended September 30, 1998 Docket No. 0143

                 WAKE FOREST FEDERAL SAVINGS & LOAN ASSOCIATION
        (Exact name of small business issuer asspecified in its charter)


          FEDERALLY CHARTERED                           56-0440967
        State of Incorporation                     IRS Employer Number

                             302 South Brooks Street
                        Wake Forest, North Carolina 27587
                    (Address of Principal Executive Offices)

Issuer's telephone, including area code:  (919) 556-5146

Securities registered pursuant to Section 12(g) of the Exchange Act:

                     Common Stock, par value $0.01 per share
                                 Title of Class

         Indicate by check mark whether the issuer (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the issuer was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes [X] No [ ]

         Indicate by check mark if there is no disclosure of delinquent filers pursuant to Item 405 of Regulation S-B contained herein or any amendment to this Form 10-KSB. [ ]

         The revenues for the issuer's fiscal year ended September 30, 1998 are $6,016,850.

         The issuer had 1,215,862 shares of common stock outstanding as of September 30, 1998. The aggregate value of the voting stock held by non-affiliates of the Registrant, computed by reference to the average bid and asked prices of the common stock as of September 30, 1998 was $6,159,000 and $7,580,000, respectively.

                      DOCUMENTS INCORPORATED BY REFERENCE.

         Portions of the Annual Report to Stockholders for the year ended September 30, 1998 are incorporated by reference into Parts I and II of this Form 10-KSB.

         Portions of the Proxy Statement for the 1999 Annual Meeting of Shareholders are incorporated by reference into Part III of this Form 10-KSB.

         The Exhibits incorporate by reference the Notice of Mutual Holding Company Reorganization on Form MHC-1.

Transitional Small Business Disclosure Format (check one): Yes [ ]  No: [X]

                            TABLE OF CONTENTS

                                                                                            Page
                                                                                           ------
PART I
         ITEM 1.  DESCRIPTION OF BUSINESS....................................................1
         ITEM 2.  PROPERTIES................................................................28
         ITEM 3.  LEGAL PROCEEDINGS.........................................................28
         ITEM 4.  SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS.......................28

PART II
         ITEM 5.  MARKET FOR COMMON STOCK AND RELATED STOCKHOLDER MATTERS...................28
         ITEM 6.  MANAGEMENT'S DISCUSSION AND ANALYSIS......................................28
         ITEM 7.  FINANCIAL STATEMENTS......................................................29
         ITEM 8.  CHANGES IN AND DISAGREEMENT WITH ACCOUNTANTS ON
                           ACCOUNTING AND FINANCIAL DISCLOSURE..............................29

PART III
         ITEM 9.  DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS;
                           COMPLIANCE WITH SECTION 16(a)OF THE EXCHANGE ACT.................29
         ITEM 10. EXECUTIVE COMPENSATION....................................................29
         ITEM 11. SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
                           AND MANAGEMENT...................................................29
         ITEM 12. CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS............................29
         ITEM 13. EXHIBITS, LISTS AND REPORTS ON FORM 8-K...................................30

SIGNATURES











This annual report on Form 10-KSB contains certain forward-looking statements consisting of estimates with respect to the financial condition, results of operations and other business of the Association that are subject to various factors which could cause actual results to differ materially from those estimates. Factors which could influence the estimates include changes in general and local market conditions, legislative and regulatory conditions and an adverse interest rate environment.

                                     PART I


ITEM 1.  DESCRIPTION OF BUSINESS

GENERAL

         Wake Forest Federal Savings & Loan Association (the "Association") is a federally chartered stock savings and loan association which conducts business from its one office located in Wake Forest, North Carolina. The office is located in Wake County, North Carolina. The Association was founded in 1922 as a building and loan association. In 1982, the Association converted from a North Carolina chartered mutual savings and loan association to a federally chartered mutual savings and loan association. During fiscal year 1996, the Association converted from a federally chartered mutual savings and loan association to a federally chartered stock savings and loan association, which is majority owned by Wake Forest Bancorp, M.H.C., a federal mutual holding company. See "Management's Discussion and Analysis-The Reorganization." The Association's deposits are insured by the Savings Association Insurance Fund ("SAIF") of the Federal Deposit Insurance Corporation (the "FDIC") to the maximum extent permitted by law. At September 30, 1998, the Association had total assets of $74.4 million, total deposits of $60.0 million and equity of $13.2 million.

         The primary focus of the Association is to provide financing for single family housing in its market area of northern Wake County and southern Franklin and Granville Counties. The Association has concentrated its lending activities on real estate loans secured by single family residential properties and construction loans on primarily residential properties. To a significantly lesser extent, the Association invests in commercial real estate, land, multifamily residential and savings account loans. The Association also invests its excess funds primarily in Federal Home Loan Bank ("FHLB") stock, Federal Home Loan Mortgage Corporation ("FHLMC") stock, U.S. Treasury obligations, and other short term interest-bearing deposits. The Association's principal sources of funds are deposits and principal and interest payments on loans. The principal source of income is interest on loans and investment securities. The Association's principal expenses are interest paid on deposits and compensation and benefits.

         The Association's results of operations are dependent primarily on net interest income, which is the difference between the interest income earned on its interest-earning assets, such as loans and securities, and the interest expense on its interest-bearing liabilities, such as deposits. The Association also generates non-interest income such as service charges and other fees. The Association's non-interest expenses primarily consist of compensation and benefits, occupancy expenses, net costs of real estate owned, data processing fees and other operating expenses. The Association's results of operations are also significantly affected by general economic and competitive conditions (particularly changes in market interest rates), government policies, changes in accounting standards and actions of regulatory agencies. The Association exceeded all of its regulatory capital requirements at September 30, 1998. See "Regulation--Regulation of Federal Savings Association--Capital Requirements."

         The Association is primarily engaged in the business of attracting retail deposits from the general public in the Association's marketing area, and investing those deposits, together with other sources of funds, primarily in loans secured by one- to four-family residential real estate for retention in its loan portfolio. For further details, see below under "Lending Activities."

REORGANIZATION

         On  October  23,  1995,  the  Board of  Directors  adopted  the Plan of
Reorganization from Mutual Savings and Loan Association to Mutual Holding Company (the "Plan of Reorganization"), pursuant to which the Association (i) exchanged its federal mutual savings and loan association charter for a federal stock savings and loan association charter and (ii) formed Wake Forest Bancorp, M.H.C. (the "Holding Company"), a federally chartered mutual holding company which owns and will own in excess of 50% of the common stock of the Association so long as the Holding Company remains in mutual form (the "Reorganization"). In connection with the Reorganization, the Association sold shares of its common stock to certain depositors of the Association and the Association's Employee Stock Ownership Plan ("ESOP"). The Association completed the Reorganization on April 3, 1996.

MARKET AREA AND COMPETITION

         The Association is a community-oriented savings institution which primarily gathers deposits and originates one- to four-family residential mortgage loans and construction loans within its market area. The Association's market area for deposit gathering and lending is concentrated in northern Wake County and southern Franklin and Granville Counties, North Carolina.

         The Association's market area has benefitted from its close proximity to the "Research Triangle Park" (the "Park") which includes the cities of Durham and Raleigh. The commuting distance from the Park to the town of Wake Forest is approximately twenty miles. While most of the commercial development within the Research Triangle Park has been in Durham County, most of the residential development for the employees of the Park has taken place in Wake County. Northern Wake County is expected to benefit from the continued expansion of this area.

         Currently,   employment   within  the  region   varies,   from  a  more
service-oriented industry near the Research Triangle Park to a more agricultural/manufacturing base further away from the Park. The largest employers in the northern Wake County area include Weavexx, Athey Products and Mallinckrodt. Proximity to the Park, to Raleigh-Durham International Airport and to the city of Raleigh, the state capital, should result in the future growth in the Association's market area.

         The population of the Association's market area grew rapidly during the 1980s and early 1990s and is expected to continue its growth at the same pace over the next five years. Wake County is anticipated to grow by 16.4% over the next five years while the town of Wake Forest is expected to grow even more rapidly (from its current population of almost 7,000). Nearly 70% of the growth within the region is related to residential development. The recent housing developments within the Association's market area include a wide range of home prices. The market area is becoming more suburbanized as evidenced by the increasing number of residential subdivisions located within the region and the decreasing acreage devoted to farm land.

         The Association faces substantial competition for both the deposits it accepts and the loans it makes. Located within the town of Wake Forest are branch offices of three other depository institutions, all three of which are commercial banks. The Association also encounters significant competition for deposits from commercial banks, savings banks, savings and loan associations and credit unions located in the Raleigh-Durham area. Due to the Association's size relative to its competitors, the Association offers a more limited product line, with an emphasis on product delivery and customer service. The Association competes for deposits by offering a variety of customer services and deposit accounts at competitive interest rates. The Association, as well as its competitors, is affected by general economic conditions, particularly changes in market interest rates, real estate market values, government policies and regulatory authorities' actions. Changes in the ratio of the demand for loans relative to the availability of credit may affect the level of competition from financial institutions which may have greater resources than the Association, but which have not generally engaged in lending activities in the Association's market area in the past. Competition may also increase as a result of the lifting of restrictions on the interstate operations of financial institutions. See "Regulation."

LENDING ACTIVITIES

         Loan Portfolio Composition. The Association's loan portfolio consists primarily of conventional one- to four-family first mortgage loans and construction loans. To a lesser extent, the Association also makes multi-family residential loans, commercial real estate loans, land loans, and loans secured by savings accounts at the Association.

         The types of loans that the Association may originate are subject to federal and state laws and regulations. Interest rates charged by the Association on loans are affected by the demand for such loans, the supply of money available for lending purposes and the rates offered by competitors. These factors are in turn affected by, among other things, economic conditions, monetary policies of the federal government, including the Federal Reserve Board, and legislative tax policies.

         The following table sets forth the composition of the Association's mortgage and other loan portfolios in dollar amounts and percentages at the dates indicated.

                                               AT SEPTEMBER 30,
                                 ---------------------------------------------
                                         1998                   1997
                                 ------------------     ---------------------
                                              % OF                     % OF
                                   AMOUNT      TOTAL       AMOUNT       TOTAL
                                  --------    -------    ---------     --------
                                             (DOLLARS IN THOUSANDS)
Type of loans:
   One- to four-family
   residential .................... $25,479     46.02%    $28,234        52.61%
   Multi-family residential .......     289      0.52%        379         0.71%
   Commercial real estate .........   5,831     10.53%      6,791        12.65%
   Land ...........................   4,840      8.74%      4,611         8.59%
   Construction ...................  27,587     49.83%     21,343        39.76%
   Equity Lines ...................   1,296      2.34%         --           --
      Commercial lines of credit ..     866      1.56%         --           --
   Savings Account ................     201      0.37%        284         0.53%
                                     ------    ------      ------       ------
Total loans .......................  66,389    119.91%     61,642       114.85%
                                     ======    ======      ======       ======

Less:
   Deferred loan fees .............     160      0.29%        188         0.35%
   Undisbursed portion of
     loans in process .............  10,603     19.15%      7,518        14.01%
   Allowance for loan losses ......     263      0.47%        263         0.49%
                                     ------    ------      ------       ------
                                     11,026     19.91%      7,969        14.85%
                                     ------    ------      ------       ------
Total loans receivable, net ....... $55,363    100.00%    $53,673       100.00%
                                     ======    ======      ======       ======

         Loan Maturity. The following table shows the contractual maturity of the Association's loans at September 30, 1998. The table reflects the entire unpaid principal balance in the maturity period that includes the final loan payment date and, accordingly, does not give effect to periodic principal repayments or possible prepayments. Principal repayments and prepayments totaled $31.3 million and $22.1 million for the years ended September 30, 1998 and 1997, respectively.


                                                          AT SEPTEMBER 30, 1998
                     --------------------------------------------------------------------------------------------------------------
                                                                                             EQUITY              SAVING
                      RESIDENTIAL   RESIDENTIAL     COMMERCIAL             RESIDENTIAL        LINE     LINES OF  ACCOUNT
                     1 TO 4-FAMILY  MULTI-FAMILY    REAL ESTATE   LAND    CONSTRUCTION(1)   MORTGAGES   CREDIT    LOANS     TOTAL
                     -------------  ------------    -----------   ----    ---------------   ---------   -------  -------    -----
                                                                  (DOLLARS IN THOUSANDS)
Contractual maturity:
One year or less....  $ 4,068        $  --           $1,863       $1,201        $14,301       $1,296      $866       $136  $23,731
                      -------        ------          ------       ------        -------       ------      ----       ----  -------
After one year:
1 year to 3 years...   15,347            --           3,763        1,745            327           --        --         65   21,247
3 years to 5 years..    2,605            --             416        1,894             --           --        --         --    4,915
5 years to 10 years.    1,702            --             501           --             --           --        --         --    2,203
10 years to 20 years    1,757            --           1,535           --             --           --        --         --    3,292
Over 20 years.......       --           289              --           --            109           --        --         --      398
                      -------        ------          ------       ------        -------       ------      ----       ----  -------
Total after one year   21,411           289           6,215        3,639            436           --        --         65   32,055
                      -------        ------          ------       ------        -------       ------      ----       ----  -------
Total amount due....  $25,479        $  289          $8,078       $4,840        $14,737       $1,296      $866        201  $55,786
                      =======        ======          ======       ======        =======       ======      =====      ====  =======

----------------

(1) Net of undisbursed loans in process. Certain construction loans which mature in periods beyond one year are lines of credit to contractors, the purpose of which is to provide for construction related funds.

         The following table sets forth the dollar amounts in each loan category at September 30, 1998 that are contractually due after September 30, 1999, and whether such loans have fixed interest rates or adjustable interest rates.


                                          DUE AFTER SEPTEMBER 30, 1999
                                 -----------------------------------------------
                                 FIXED RATES      ADJUSTABLE RATES        TOTAL
                                 -----------      ----------------        -----
                                              (DOLLARS IN THOUSANDS)
One- to four-family residential.. $  3,281           $ 18,130           $ 21,411
Multi-family residential.........      289                  -                289
Commercial Real Estate...........    2,042              4,173              6,215
Land.............................    1,932              1,707              3,639
Residential Construction.........      436                  -                436
Savings account loans............       65                  -                 65
                                  --------           --------           --------
Total............................ $  8,045           $ 24,010           $ 32,055
                                  ========           ========           ========

         Origination, Purchase, Sale and Servicing of Loans. The Association's lending activities are conducted through its office in Wake Forest, North Carolina. The Association originates both adjustable-rate mortgage loans and fixed-rate mortgage loans. Adjustable-rate mortgage loans and fixed-rate mortgage loans carry maximum maturities of 30 years and 15 years respectively. The Association's ability to originate loans is dependent upon the relative customer demand for fixed-rate or adjustable-rate mortgage loans, which is affected by the current and expected future levels of interest rates. The Association currently holds for its portfolio all loans it originates and, from time to time, purchases participations in mortgage loans originated by other institutions or affordable housing consortiums. The determination to purchase participations in specific loans or pools of loans is based upon criteria substantially similar to the Association's underwriting policies, which consider the financial condition of the borrower, the location of the underlying property and the appraised value of the property, among other factors. The Association has no current plans to sell loans it originates. The Association does not service loans for others and has no current plans to begin such activities.

         One- to Four-Family Mortgage Lending. The Association offers both fixed-rate and adjustable-rate mortgage loans, with maturities up to 15 years and 30 years, respectively, which are secured by one- to four-family residences, which generally are owner-occupied. Substantially all such loans are secured by property located in northern Wake County and southern Franklin and Granville Counties, North Carolina. Loan originations are generally obtained from existing or past customers and members of the local communities. See "--Origination, Purchase, Sale and Servicing of Loans."

         At September 30, 1998, the Association's total loans were $55.4 million, of which $25.5 million, or 46.02% were one- to four-family residential mortgage loans. Of the one- to four-family residential mortgage loans outstanding at that date, 12.94%, or $3.3 million, were fixed-rate loans and 87.06%, or $22.2 million, were adjustable-rate loans. The Association offers three to five year balloon loans, which are either called or modified based on the Association's interest rates currently in effect at the balloon date. These loans are similar to adjustable rate loans in that the loans generally amortize over terms of up to 30 years but are not indexed to any widely recognized rate, such as the one year U.S. Treasury securities rate, and do not have interest rate caps or floors. Instead, the majority of such loans are modified at the balloon date and the rate is adjusted to the Association's current rate offered for similar loans being originated on such dates. For purposes of the tabular presentations throughout this document, such loans are considered to be adjustable. Such loans involve risks similar to more traditional adjustable rate loans because the Association modifies the loan documents at the end of the three and five year terms to adjust for rates currently offered by the Association for similar loans being originated on such dates. The loans are not generally underwritten again at modification unless the Association is aware of collateral or ability-to-pay issues.

         In view of its operating strategy, the Association adheres to its Board approved underwriting guidelines for loan origination, which, though prudent in approach to credit risk and evaluation of collateral, allow management flexibility with respect to documentation of certain matters and certain credit requirements. As a result, such underwriting guidelines in certain lending situations are less rigid than comparable Federal National Mortgage Association ("Fannie Mae") or FHLMC underwriting guidelines. The Association's loans are typically originated under terms, conditions and documentation which permit them to be sold to U.S. government sponsored agencies such as the Fannie Mae or the FHLMC however, the Association has no intention to sell loans in the secondary market. The Association's policy is to originate one- to four-family residential mortgage loans in amounts up to 80% of the lower of the appraised value or the selling price of the property securing the loan. The Association offers products with a higher loan-to-value ratio in conjunction with private mortgage insurance. Mortgage loans originated by the Association generally include due-on-sale clauses which provide the Association with the contractual right to deem the loan immediately due and payable in the event the borrower transfers ownership of the property without the Association's consent. Due-on-sale clauses are an important means of adjusting the rates on the Association's fixed-rate mortgage loan portfolio and the Association has generally exercised its rights under these clauses.

         Construction Lending. The Association originates loans for construction to local real estate contractors in its market area, generally with whom it has an established relationship and to individuals for construction of one- to four-family residences. The Association's construction loans primarily have been made to finance the construction of one- to four-family residential properties which are generally owner-occupied. These loans are generally fixed-rate loans with maturities of six months with an automatic six month renewal. The Association's policies provide that construction loans may be made in amounts up to 80% of the appraised value of the property or the cost of construction, whichever is less, for construction of one- to four-family residences. All construction loans are subject to the limitation on loans-to-one-borrower and the Association considers the location of the proposed construction in order to avoid over-concentration in a single area. Prior to making a commitment to fund a construction loan, the Association requires an independent appraisal of the property by a state-certified appraiser if the requested amount exceeds $100,000. The Association's Chairman of the Board generally inspects each project at the commencement of construction and throughout the term of the construction. Loan proceeds are disbursed in increments as construction progresses and as inspections warrant based upon a percentage of completion. At September 30, 1998, the Association had $17.0 million (net of undisbursed loan funds of $10.6 million) of construction loans which amounted to 30.68% of the Association's net loans outstanding. The largest construction loan in the Association's portfolio at September 30, 1998 was $1.5 million, is secured by a local church facility under construction and is performing according to its terms.

         Construction loans to individuals are typically made in connection with the granting of the permanent loan on the property. Such loans convert to a fully amortizing adjustable- or fixed-rate loan at the end of the construction term. In most cases, the Association requires that the closing with respect to permanent financing occur simultaneously with the closing of any construction loan to an individual.

         The Association's construction loans to local builders are made on either a pre-sold or speculative (unsold) basis. However, the Association generally limits the number of unsold homes under construction by its builders, with the amount dependent on the reputation of the builder, the present exposure of the builder, the location of the property, the size of the loan and prior sales of homes in the development. The Association estimates that approximately 50% of its construction loans to builders are on a speculative basis.

         Construction loans are generally considered to involve a higher degree of credit risk than one- to four-family residential mortgage loans because circumstances outside the borrower's control may adversely affect the market value of the property. The Association has attempted to minimize these risks by, among other things, limiting the extent of its construction lending as a proportion of lending and by limiting its construction lending to primarily residential properties. In addition, the Association has adopted underwriting guidelines which impose stringent loan-to-value, debt service and other requirements for loans which are believed to involve higher elements of credit risk, by limiting the geographic area in which the Association will do business to its existing market and by working with builders with whom it has established relationships. It is also the Association's general policy to obtain personal guarantees from the principal of its corporate borrowers on its construction loans.

         Commercial Real Estate Mortgage Lending. The Association originates commercial real estate mortgage loans that are generally secured by properties used for business purposes and retail facilities, such as small office buildings, located in the Association's market area as well as a significant number of church loans. The Association's underwriting procedures provide that commercial real estate loans may be made in amounts up to the lesser of (i) 75% of the lesser of the appraised value or purchase price of the property and (ii) the Association's current loans-to-one-borrower limit. These loans are generally originated as three or five year balloon loans with amortization periods of up to 20 years. The Association's underwriting standards and procedures for these loans are similar to those applicable to its construction lending, whereby the Association considers factors such as the borrower's expertise, credit history and profitability. At September 30, 1998, the Association's commercial real estate mortgage portfolio was $5.8 million, or 10.53% of total loans outstanding. The largest commercial real estate loan in the Association's portfolio at September 30, 1998 was $795,000 and is secured by various tracts of real estate.

         Mortgage loans secured by commercial real estate properties are generally larger and involve a greater degree of risk than one- to four-family residential mortgage loans. This risk is attributable to the uncertain realization of projected income-producing cash flows which are affected by vacancy rates, the ability to maintain rent levels against competitively-priced properties and the ability to collect rent from tenants on a timely basis. Because payments on loans secured by commercial real estate properties are often dependent on the successful operation or management of the properties, repayment of such loans may be subject to a greater extent to adverse conditions in the real estate market or the economy. The Association seeks to minimize these risks through its underwriting standards, which require such loans to be qualified on the basis of the property's income and debt service ratio.

         Equity Lines and Commercial Lines of Credit. The Association originates equity line loans on one- to four- residential properties and line of credit loans on commercial real estate. The Association's underwriting policies require that equity line loans on one-to four- residential properties be secured by real estate where the Association may or may not have the first mortgage on the property. The equity line loans on one-to four- residential properties may be made in amounts up to 80% of the appraised value or adjusted tax value of the property, and take into consideration any outstanding first mortgage liens in determining the loan-to-value ratio. Currently, the Association is originating the equity line loans on one- to four- residential properties at a special introductory rate of 6.75%, which adjust to prime plus 1% one year from the date of origination, and adjust for changes in prime thereafter on the first day of the month following a change in prime. The terms on the equity line loans on one- to four- residential properties are for a period of 15 years. At September 30, 1998, the Association's equity line portfolio was $1.3 million, or 2.34% of total loans outstanding.

         The risks associated with equity line loans on one- to four-residential properties are generally similar to the risks associated with other forms of single-family residential lending due to the loan-to value limits placed on such loans. The lines are revolving and may or may not be fully disbursed at any given time.

         The Association's underwriting policies require that commercial lines of credit be secured by commercial real estate where the Association has a first mortgage position. Commercial lines of credit are made in amounts up to 75% of the appraised value of developed commercial real estate or 65% of the appraised value of undeveloped land. Commercial lines of credit are made with terms of between 3 and 10 years at prime plus 1%, with adjustments to prime made on the first day of the month following a change in prime. At September 30, 1998, the Association's commercial line of credit portfolio was $866,000, or 1.56% of total loans outstanding.

         The risks associated with lines of credit on commercial real estate is substantially the same as the risks described above on the Association's other forms of commercial real estate lending.

         Other Mortgage Lending. The Association also offers loans secured by land and multi-family residences. Land loans generally consist of residential building lots for which the borrower intends to ultimately construct residential properties, but may also include tracts purchased for speculative purposes and a minor amount of farm land. Multi-family loans generally consist of residential properties with more than four units, typically small apartment complexes, located in the Association's primary lending areas. The Association does not solicit such loans which do not constitute an active part of its business, and generally offers such loans to accommodate its present customers. At September 30, 1998, the Association's total land loan portfolio was $4.8 million or 8.74% of total loans and its multi-family loan portfolio was $0.3 million or .52% of total loans.

         The Association requires appraisals of all properties securing multi-family residential loans if the requested amount exceeds $100,000. Appraisals are performed by an independent appraiser designated by the Association, all of which are reviewed by management. The Association considers the quality and location of the real estate, the credit of the borrower, the cash flow of the project and the quality of management involved with the property.

         The Association originates multi-family residential loans with both fixed and adjustable interest rates which vary as to maturity. Such loans are typically income-producing investment loans. Loan to value ratios on the Association's multi-family residential loans are generally limited to 75%. As part of the criteria for underwriting these loans, the Association's general policy is to obtain personal guarantees from the principals of its corporate borrowers.

         Multi-family residential lending entails significant additional risks as compared with single-family residential property lending. Such loans typically involve large loan balances to single borrowers or groups of related borrowers. The payment experience on such loans is typically dependent on the successful operation of the real estate project. The success of such projects is sensitive to changes in supply and demand, conditions in the market for multi-family residential properties as well as regional and economic conditions generally.

         Savings Account Loans. The Association offers loans secured by savings accounts at the Association. Interest rates charged on such loans are set at competitive rates, taking into consideration the amount and term of the loan and are available in amounts up to 95% of the value of the account. Savings account loans are reviewed and approved in conformity with standards approved by the Association's Board of Directors. At September 30, 1998, the Association's savings account loan portfolio totaled $0.2 million, or .37% of total loans outstanding.

         Loan Approval Procedures and Authority. The Board of Directors establishes the lending policies of the Association and reviews properties offered as security. The Board of Directors has established the following lending authority: the lending officers may approve loans in amounts up to $500,000 while loans above $500,000 require Board approval. The foregoing lending limits are reviewed annually and, as needed, revised by the Board of Directors. The Board generally ratifies all loans on a monthly basis.

         For all loans originated by the Association, upon receipt of a completed loan application from a prospective borrower, a credit report is ordered and certain other information is verified by an independent credit agency, and, if necessary, additional financial information is required to be submitted by the borrower. An appraisal of any real estate intended to secure the proposed loan is required, which appraisal currently is performed by an independent appraiser designated and approved by the Association. Loans of up to $100,000 may be approved by the Association's loan officers using property tax values and drive-by appraisals. The Board annually approves the independent appraisers used by the Association and approves the Association's appraisal policy. It is the Association's policy to obtain title and hazard insurance on all real estate loans. In connection with a borrower's request for a renewal of a mortgage loan, the Association evaluates the borrower's ability to service the renewed loan applying an interest rate that reflects prevailing market conditions. The current value of the underlying collateral property is considered and the Association reserves the right to reappraise the property.

ASSET QUALITY

         Non-Performing Loans. Loans are considered non-performing if they are in foreclosure or are 90 or more days delinquent. Management and the Board of Directors perform a monthly review of all delinquent loans. The actions taken by the Association with respect to delinquencies vary depending on the nature of the loan and period of delinquency. The Association's policies generally provide that delinquent mortgage loans be reviewed and that a written late charge notice be mailed no later than the 30th day of delinquency. The Association's policies provide that telephone contact will be attempted to ascertain the reasons for delinquency and the prospects of repayment. When contact is made with the borrower at any time prior to foreclosure, the Association attempts to obtain full payment or work out a repayment schedule with the borrower to avoid foreclosure.

         It is the Association's general policy to place all loans which are 90 days past due on nonaccrual status through the establishment of a reserve for uncollected interest unless collectibility of all delinquent interest is assured. Exceptions to placing a loan on non-accrual status are made when the loan officer or management believe that no loss will be incurred on such loan. Any such exceptions are reported to the Board of Directors on a monthly basis. Circumstances under which such an exception may be granted include when the underlying property is being actively marketed for sale, when a sale contract has been executed and is pending closing or when the Association and the borrower are actively negotiating a work-out schedule and all such interest is considered collectible.

         The Association, as part of its loan review process, including the decision whether to place a loan on nonaccrual status, attempts to determine the underlying cause of the borrower's delinquency and ability to repay the loan. The Association has been able to take this approach because it is a relatively small institution and its problem loans have been historically relatively insignificant as a percentage of the Association's total loan portfolio. As the Association grows, it may be necessary for the Association to take a more rigid approach and automatically place loans on non-accrual status upon becoming 90 days or more past due and evaluate only those loans that trigger certain mechanisms that might indicate that an exception is warranted. However, management believes that its current approach keeps it better informed as to the progress of a problem loan and its underlying difficulties and that its non-accrual policy results in an accurate depiction of loans that are collectible or likely to result in a loss. There can be no assurances that the Association will be able to maintain its problem loans at or below historical levels.

         Non-Accrual and Other Past Due Loans. The following table sets forth information regarding non-accrual loans, other past due loans and REO. There were no troubled debt restructurings within the meaning of SFAS No. 15 at any of the dates presented below.


                                                         AT OR FOR THE YEAR ENDED SEPTEMBER 30,
                                                         --------------------------------------
                                                               1998                 1997
                                                         --------------          --------------
                                                                  (DOLLARS IN THOUSANDS)
Non-accrual loans:
Accruing loans past due 90 days or more:
        Single family, OneB to four-family residential          $ 134               $ 189
        Land..........................................             --                   7
                                                                -----               -----
Total non-performing loans............................          $ 134               $ 196
                                                                =====               =====
Allowance for loan losses.............................          $ 263               $ 263
                                                                =====               =====
Real estate owned, net................................          $  --               $  --
Ratios:
    Non-accrual loans to total loans..................             --                  --
    Non-performing loans to total loans...............           0.24%               0.36%
    Non-performing loans and real estate owned to                0.18%               0.31%
      total assets....................................
    Allowance for loan losses to:
      Non-accrual loans...............................             --                  --
      Non-performing loans............................         196.79%             134.43%
      Total loans.....................................           0.47%               0.49%
Contractual interest income that would have been
  recognized on non-accrual loans................              $   --               $  --
Actual interest income recognized.....................             --                  --
                                                                -----               -----
Interest income not recognized........................         $   --               $  --
                                                               ======              ======

         Classified Assets. Federal regulations and the Association's Classification of Assets Policy require that the Association utilize an internal asset classification system as a means of reporting problem and potential problem assets. The Association has incorporated the Office of Thrift Supervision ("OTS") internal asset classifications as a part of its credit monitoring system. The Association currently classifies problem and potential problem assets as "Special Mention," "Substandard," "Doubtful" or "Loss" assets. An asset is considered "Substandard" if it is inadequately protected by the current equity and paying capacity of the obligor or of the collateral pledged, if any. "Substandard" assets include those characterized by the "distinct possibility" that the insured institution will sustain "some loss" if the deficiencies are not corrected. Assets classified as "Doubtful" have all of the weaknesses inherent in those classified "Substandard" with the added characteristic that the weaknesses present make "collection or liquidation in full," on the basis of currently existing facts, conditions, and values, "highly questionable and improbable." Assets classified as "Loss" are those considered "uncollectible" and of such little value that their continuance as assets without the establishment of a specific loss reserve is not warranted. Assets which do not currently expose the insured institution to sufficient risk to warrant classification in one of the aforementioned categories but possess weaknesses are required to be designated "Special Mention."

         When an insured institution classifies one or more assets, or portions thereof, as Substandard or Doubtful, it is required to establish an allowance for loan losses in an amount deemed prudent by management. Allowance for loan losses ("ALL") represent loss allowances which have been established to recognize the inherent risk associated with lending activities, but which, unlike specific allowances, have not been allocated to particular problem assets. When an insured institution classifies one or more assets, or proportions thereof, as "Loss," it is required either to establish a specific ALL equal to 100% of the amount of the asset so classified or to charge off such amount.

         A savings institution's determination as to the classification of its assets and the amount of its ALL is subject to review by the OTS which can order the establishment of additional allowances. The OTS, in conjunction with the other federal banking agencies, recently adopted an interagency policy statement on ALL.

The policy statement provides guidance for financial institutions on both the responsibilities of management for the assessment and establishment of adequate allowances and guidance for banking agency examiners to use in determining the adequacy of valuation guidelines. Generally, the policy statement recommends that institutions have effective systems and controls to identify, monitor and address asset quality problems; that management has analyzed all significant factors that affect the collectibility of the portfolio in a reasonable manner; and that management has established acceptable allowance evaluation processes that meet the objectives set forth in the policy statement. While the Association believes that it has established an adequate ALL, there can be no assurance that regulators, in reviewing the Association's loan portfolio as part of a future regulatory examination, will not request the Association to materially increase its ALL, thereby negatively affecting the Association's financial condition and earnings at that time. Although management believes that adequate ALL have been established, actual losses are dependent upon future events and, as such, further additions to the level of specific or ALL may become necessary.

         The Association's management reviews and classifies the Association's assets quarterly and reports the results to the Association's Board of Directors on a quarterly basis. The Association classifies assets in accordance with the management guidelines described above. The Association had $320,686 and $211,685 of assets classified as Substandard and no assets classified as Special Mention, Doubtful or Loss at September 30, 1998 and 1997, respectively.

         Allowance for Loan Losses. The ALL is established through a provision for loan losses based on management's evaluation of the risks inherent in the Association's loan portfolio and the general economy. The ALL is maintained at an amount management considers adequate to cover loan losses which are deemed probable and estimable. The allowance is based upon a number of factors, including asset classifications, economic trends, industry experience and trends, industry and geographic concentrations, estimated collateral values, management's assessment of the credit risk inherent in the portfolio, historical loan loss experience, and the Association's underwriting policies. At September 30, 1998, the Association's ALL was $263,000, or .47% of total loans, as compared to $263,000 or .49%, at September 30, 1997. The Association had non-performing loans of $134,000 and $196,000 at September 30, 1998 and September 30, 1997, respectively. The Association's level of nonperforming loans has historically been low and there were no charge-offs to the ALL during 1998 or 1997. Accordingly, management elected to leave the ALL unchanged. The Association will continue to monitor and modify its ALL as conditions dictate. Various regulatory agencies, as an integral part of their examination process, periodically review the Association's ALL. These agencies may require the Association to establish additional valuation allowances, based on their judgments of the information available at the time of the examination.

         Real Estate Owned. Property acquired by the Association as a result of foreclosure on a mortgage loan is classified as real estate owned ("REO") and is initially recorded at the fair value of the property at the date of acquisition, establishing a new cost basis with any resulting writedown charged to the allowance for loan losses. Thereafter, an allowance for losses on REO is established if the cost of a property exceeds its current fair value less estimated sales costs. The Association obtains an appraisal on a REO property as soon as practicable after it takes possession of the real property. The
Association will generally reassess the value of REO at least quarterly thereafter. The policy for loans secured by real estate, which comprise the bulk of the Association's portfolio, is to establish loss reserves in accordance with the Association's asset classification process, based on GAAP. At September 30, 1998, the Association held no REO.

         The following table sets forth activity in the Association's ALL and the allowance for losses on REO at or for the periods indicated.

                                                               FOR THE YEAR ENDED SEPTEMBER 30,
                                                               --------------------------------
                                                                    1998              1997
                                                               -------------      -------------
                                                                         (IN THOUSANDS)
ALLOWANCE FOR LOAN LOSSES:
Balance at beginning of year.................................      $  263               $  263
Provision for loan losses....................................          --                   --
Charge-offs..................................................          --                   --
Recoveries...................................................          --                   --
                                                                   ------               ------
Balance at end of year.......................................      $  263               $  263
                                                                   ======               ======
Ratio of net charge-offs to average loans outstanding........          --                   --

ALLOWANCE FOR LOSSES ON REAL ESTATE OWNED:
Balance at beginning of year.................................      $   --               $   --
Provision for losses.........................................          --                   --
Recoveries...................................................          --                   --
Charge-offs..................................................          --                   --
                                                                   ------               ------
Balance at end of year.......................................      $   --               $   --
                                                                   ======               ======

         Accrued interest receivable on accruing loans past due by 90 days or more amounted to $15,500 and $8,300 at September 30, 1998 and 1997, respectively. Accordingly, if the Association had placed all such loans on non-accrual status at those dates, interest income for the fiscal years ended September 30, 1998 and 1997 would have decreased by $9,500 and $8,300, respectively.

         The following table sets forth the Association's ALL allocated by loan category and the percent of loans in each category to total loans at the dates indicated.


                                                                  AT SEPTEMBER 30,
                                 ----------------------------------------------------------------------------------
                                                   1998                                       1997
                                 ------------------------------------------  ------------------------------------
                                                               PERCENT OF                               PERCENT OF
                                                                LOANS IN                                 LOANS IN
                                                  PERCENT OF      EACH                   PERCENT OF        EACH
                                                   ALLOWANCE    CATEGORY                 ALLOWANCE       CATEGORY
                                    ALLOWANCE      TO TOTAL     TO TOTAL   ALLOWANCE     TO TOTAL        TO TOTAL
                                      AMOUNT       ALLOWANCE     LOANS       AMOUNT      ALLOWANCE        LOANS
                                   ----------     ----------    ---------   ---------    ---------      ---------
                                                               (DOLLARS IN THOUSANDS)
Mortgage loans:
  One- to four- family  residential.   $ 40          15.21%       38.38%      $ 50          19.01%        47.99%
  Multi-family residential.....           5           1.90%         .44%         5           1.90%         0.61%
  Commercial...................          50          19.01%        8.78%        50          19.01%        11.02%
  Land.........................          30          11.41%        7.29%        30          11.41%         6.36%
  Equity lines.................           5           1.90%        1.95%        --             --            --
  Commercial lines of credit...           5           1.90%        1.31%        --             --            --
  Construction.................         128          48.67%       41.55%       128          48.67%        33.56%
                                        ---          -----        -----        ---          -----         -----
Total mortgage loans...........         263         100.00%       99.70%       263         100.00%        99.54%
Savings account loans..........          --             --          .30%        --             --          0.46%
                                        ---          -----        -----        ---          -----         -----
Total allowance for loan losses        $263         100.00%      100.00%      $263         100.00%       100.00%
                                        ===          =====        =====        ===          =====         =====

INVESTMENT ACTIVITIES

         The Association's investment policy permits it to invest in U.S. government obligations, certain securities of various government-sponsored agencies, certificates of deposit of insured banks and savings institutions, federal funds, and overnight deposits at the FHLB. At September 30, 1998, the Association held: FHLMC stock with an amortized cost of $15,200 and a current market value of $767,450 and FHLB stock with a cost and market value of $364,100. At September 30, 1998, the Association held $17.5 million in investments, including short-term interest earning deposits.

         The  following   table  sets  forth   activity  in  the   Association's
investments portfolio for the periods indicated:

                                              FOR THE YEAR ENDED SEPTEMBER 30,
                                              --------------------------------
                                                  1998                 1997
                                              ------------        -------------
                                                          (IN THOUSANDS)

Amortized cost at beginning of period.........   $ 8,130                $12,371
Purchases/(Sales), net........................     8,616                 (4,265)
Premium and discount amortization, net........        12                     24
Amortized cost at end of period...............    16,758                  8,130
Net unrealized gain(1)........................       770                    541
                                                 -------                -------
Total securities, net.........................   $17,528                $ 8,671
                                                 =======                =======
----------

(1)   The net  unrealized  gain at  September  30,  1998  and  1997  relates  to available for sale securities in accordance with Statement of Financial Accounting Standards ("SFAS") No. 115. The net unrealized gain is presented in order to reconcile the "Amortized Cost" of the Association's securities portfolio in the "Carrying Cost," as reflected in the Statements of Financial Condition.

         The following table sets forth the amortized cost and fair value of the Association's investments at the dates indicated.


                                               AT SEPTEMBER 30,
                                 -----------------------------------------------
                                         1998                       1997
                                 -----------------------  ----------------------
                                  AMORTIZED               AMORTIZED
                                    COST      FAIR VALUE    COST     FAIR VALUE
                                 ----------   ----------  ---------  ----------
                                                  (IN THOUSANDS)

FHLB Overnight Deposits........... $ 14,379      $ 14,379  $  5,262    $  5,262
U.S. Treasury Obligations.........    2,000         2,018     2,489       2,498
Equity securities(1)..............       15           767        15         547
Federal Home Loan Bank Stock......      364           364       364         364
Total Investments, net(2)......... $ 16,758      $ 17,528  $  8,130    $  8,671
                                    =======       =======   =======     =======
------------

(1)   Equity securities consist of FHLMC common stock.

(2) The difference between "Amortized Cost" and "Fair Value" represents net unrealized gains at September 30, 1998 and 1997 on available for sale securities in accordance with SFAS No. 115.

         The following table sets forth the amortized cost and fair value of the Association's investments, by accounting classification and by type of security, at the dates indicated.

                                                       AT SEPTEMBER 30,
                                        ------------------------------------------------
                                                 1998                      1997
                                        ----------------------   -----------------------
                                        AMORTIZED                 AMORTIZED
                                          COST      FAIR VALUE      COST      FAIR VALUE
                                        ---------   ----------   ----------   ----------
                                                         (IN THOUSANDS)
 Held to Maturity
    Other debt securities.............  $     --    $       --   $       --   $       --
                                        --------    ----------   ----------   ----------
      Total held to maturity..........        --            --           --           --
                                        --------    ----------   ----------   ----------


 Available-for-Sale:
    Debt securities...................     2,000         2,018       2,489         2,498
    Equity securities.................        15           767          15           547
                                        ========    ==========   =========   ===========
      Total available-for-sale........     2,015         2,785       2,504         3,045
                                        --------    ----------   ---------    ----------

 FHLB Overnight deposits..............    14,379        14,379       5,262         5,262
 Federal Home Loan Bank Stock.........       364           364         364           364
                                        --------    ----------   ---------    ----------
                                          14,743        14,743       5,626         5,626
                                        --------    ----------   ---------    ----------

      Total Investments, net(1).......  $ 16,758    $   17,528   $   8,130    $    8,671
                                        ========    ==========   =========    ==========


-------------
(1) The difference between "Amortized Cost" and "Fair Value" represents net unrealized gains at September 30, 1998 and 1997 on available for sale securities in accordance with SFAS No. 115.


    The following table sets forth certain information regarding  the  amortized
cost,  fair  value  and  weighted  average   yield  of  the  Association's  debt
securities at September 30, 1998, by remaining period to contractual maturity.

                                                                     AT SEPTEMBER 30, 1998
                                           ----------------------------------------------------------------------------------
                                                      HELD-TO-MATURITY                            AVAILABLE FOR SALE
                                           --------------------------------------         -----------------------------------
                                                                        WEIGHTED                                    WEIGHTED
                                           AMORTIZED       FAIR         AVERAGE           AMORTIZED     FAIR        AVERAGE
                                              COST         VALUE         YIELD              COST        VALUE        YIELD
                                           ---------    -----------   -----------         ----------  -----------  ---------
                                                                          (Dollars in Thousands)
U.S. Treasury:
  Due within 1 year....................... $      --     $       --            --%        $    1,500  $     1,511       5.67%
  Due after 1 year but within 5 years.....        --             --            --                500          507

  Due after 5 years but within 10 years...        --             --            --                 --           --       5.50%
  Due after 10 years......................        --             --            --                 --           --         --

    Total.................................        --             --            --              2,000        2,018         --
  Equity Securities.......................        --             --            --                 15          767         --
FHLB Overnight Deposits...................        --             --            --             14,379       14,379         --
                                           ---------    -----------   -----------         ----------  -----------  ---------
    Total................................. $      --    $        --            --%        $   16,394  $    17,164       5.63%
                                           =========    ===========   ===========         ==========  ===========  =========

SOURCES OF FUNDS

         General.  Deposits,  loan and security  repayments and  prepayments and
cash  flows   generated  from   operations  are  the  primary   sources  of  the
Association's funds for use in lending and for other general purposes.

         Deposits. The Association offers a variety of deposit accounts with a range of interest rates and terms. The Association's deposits consist of regular (passbook) savings accounts, NOW accounts, checking accounts, money market deposit accounts, IRAs and certificates of deposit. In recent years, the Association has offered certificates of deposit with maturities of up to 60 months. At September 30, 1998, the Association's core deposits (which the Association considers to consist of NOW accounts and regular savings accounts) constituted 8.68% of total deposits. The flow of deposits is influenced significantly by general economic conditions, changes in money market rates, prevailing interest rates and competition. The Association's deposits are obtained predominantly from the areas nearby its office location. The Association relies primarily on customer service and long-standing relationships with customers to attract and retain these deposits; however, market interest rates and rates offered by competing financial institutions significantly affect the Association's ability to attract and retain deposits. The Association does not use brokers to obtain deposits.

         The following table presents the deposit activity of the Association for the periods indicated.

                                                FOR THE YEAR ENDED SEPTEMBER 30,
                                                --------------------------------
                                                      1998            1997
                                                ---------------  ---------------
                                                     (DOLLARS IN THOUSANDS)
Total deposits at beginning of period........       $50,056          $48,956

Net increase (decrease) before interest               6,936
credited.....................................                         (1,460)

Interest credited............................         3,046            2,560
                                                ---------------  ---------------

Total deposits at end of period..............       $60,038          $50,056
                                                ===============  ===============

         At September 30, 1998, the Association had approximately $10.4 million in Jumbo certificate of deposits (accounts in amounts over $100,000) maturing as follows:

                                                                  WEIGHTED
                                                 AMOUNT          AVERAGE RATE
                                              ------------    -----------------
                                                    (DOLLARS IN THOUSANDS)
Maturity Period

Within three months....................         $  2,018                  5.94%

After three but within six months......            1,923                  5.74%

After six but within 12 months.........            2,836                  6.07%

After 12 months........................            3,656                  6.32%
                                              ------------
           Total.......................        $  10,433                  6.07%
                                              ============

         The following table sets forth the distribution of the Association's deposit accounts and the related weighted average interest rates at the dates indicated.

                                                        AT SEPTEMBER 30,
                         --------------------------------------------------------------------------
                                        1998                                 1997
                         ------------------------------------  ------------------------------------
                                       PERCENT     WEIGHTED                  PERCENT      WEIGHTED
                                      OF TOTAL      AVERAGE                 OF TOTAL       AVERAGE
                           AMOUNT     DEPOSITS       RATE        AMOUNT     DEPOSITS        RATE
                         ---------  ------------  -----------  ---------  ------------  -----------
                                              (DOLLARS IN THOUSANDS)

Passbook accounts......  $  3,599        6.00%       3.07%     $   3,241      6.48%         3.07%

MMDA accounts..........     7,100       11.84%       2.50%         7,119     14.24%         3.75%

NOW accounts...........     1,277        2.13%       2.51%         1,111      2.22%         3.00%

Noninterest-bearing
accounts...............       334         .56%         --            259      0.52%          --

Certificate accounts...    47,676       79.47%       5.87%        38,262     76.54%        5.82%
                         ---------  ------------  -----------  ---------  ------------  -----------
      Totals...........  $ 59,986      100.00%       5.15%     $  49,992    100.00%        5.27%

         The following table presents, by interest rate ranges, the amount of certificate accounts outstanding at the dates indicated and the period to maturity of the certificate accounts outstanding at September 30, 1998.

                                                                                                       TOTAL AT
                             PERIOD TO MATURITY AT SEPTEMBER 30, 1999                                SEPTEMBER 30,
-------------------------------------------------------------------------------------------------  -----------------
   INTEREST RATE RANGE        1999           2000           2001        THEREAFTER       TOTAL           1997
------------------------  ------------   ------------   ------------  --------------  -----------  -----------------
                                                    (DOLLARS IN THOUSANDS)

3.00% to 4.99%..........    $    600        $    --         $    --        $    --     $    600       $    278

5.00% to 6.99%..........      31,805          8,176           3,375          3,506       46,862         37,789

7.00% to 8.00%..........          --            214              --             --          214            195

   Total................    $ 32,405        $ 8,390         $ 3,375        $ 3,506     $ 47,676       $ 38,262
                          ============   ============   ============  ==============  ===========  =================

         Borrowings. The Association historically has not used borrowings as a source of funds. However, the Association may obtain advances from the FHLB as an alternative to retail deposit funds and may do so in the future as part of its operating strategy. These advances would be collateralized primarily by certain of the Association's mortgage loans and secondarily by the Association's investment in capital stock of the FHLB. See "Regulation--Regulation of Federal Savings Associations--Federal Home Loan Bank System." Such advances may be made pursuant to several different credit programs, each of which has its own interest rate and range of maturities. The maximum amount that the FHLB will advance to member institutions, including the Association, fluctuates from time to time in accordance with the policies of the OTS and the FHLB. At September 30, 1998, the Association had no advances outstanding from the FHLB.

SUBSIDIARY ACTIVITIES

         The Association does not have any subsidiaries.

PERSONNEL

         As of September 30, 1998, the Association had nine full-time employees and one part-time employee. In the last three years, the Association has experienced a low turnover rate among its employees and, as of September 30, 1998, seven of the Association's employees had been with the Association for more than six years. The employees are not represented by a collective bargaining unit and the Association considers its relationship with its employees to be good. See "Executive Compensation" for a description of certain compensation and benefit programs offered to the Association's employees.

                                   REGULATION

         The Association is subject to extensive regulation, examination and supervision by the OTS, as its chartering agency. The Association's deposit accounts are insured up to applicable limits by the SAIF and it is a member of the FHLB of Atlanta. The Association must file reports with the OTS concerning its activities and financial condition and it must obtain regulatory approvals prior to entering into certain transactions, such as mergers with, or acquisitions of, other depository institutions. The OTS conducts periodic examinations to assess the Association's compliance with various regulatory requirements. This regulation and supervision establishes a comprehensive framework of activities in which a savings institution can engage and is intended primarily for the protection of the deposit insurance fund and depositors. The Holding Company, as a savings and loan holding company, is required to file certain reports with, and otherwise comply with, the rules and regulations of the OTS under the federal securities laws.

         The OTS has significant discretion in connection with their supervisory and enforcement activities and examination policies, including policies with respect to the classification of assets and the establishment of adequate loan loss reserves for regulatory purposes. Any change in such policies, whether by the OTS or the Congress, could have a material adverse impact on the Holding Company, the Association and the operations of both.

         The following discussion is intended to be a summary of the material statutes and regulations applicable to savings institutions and it does not purport to be a comprehensive description of all such statutes and regulations.

REGULATION OF FEDERAL SAVINGS ASSOCIATIONS

         Business Activities. The Association derives its lending and investment powers from the Home Owner's Loan Act ("HOLA") and the regulations of the OTS thereunder. Under these laws and regulations, the Association may invest in mortgage loans secured by residential and non-residential real estate, commercial and consumer loans, certain types of debt securities and certain other assets. The Association may also establish service corporations that may engage in activities not otherwise permissible for the Association, including certain real estate equity investments and securities and insurance brokerage. These investment powers are subject to various limitations, including (a) a prohibition against the acquisition of any corporate debt security that is not rated in one of the four highest rating categories; (b) a limit of 400% of an association's capital on the aggregate amount of loans secured by non-residential real estate property; (c) a limit of 20% of an association's assets on commercial loans, with the amount of commercial loans in excess of 10% of assets being limited to small business loans; (d) a limit of 35% of an association's assets on the aggregate amount of consumer loans and acquisitions of certain debt securities; (e) a limit of 5% of assets on non-conforming loans (loans in excess of the specific limitations of HOLA); and (f) a limit of the greater of 5% of assets or an association's capital on certain construction loans made for the purpose of financing what is or is expected to become residential property.

         Loans to One Borrower. Under HOLA, savings institutions are generally subject to the same limits on loans to one borrower as are imposed on national banks. Generally, under these limits, a savings institution may not make a loan or extend credit to a single or related group of borrowers in excess of 15% of the association's unimpaired capital and surplus. Additional amounts may be lent, not exceeding 10% of the association's unimpaired capital and surplus, if such loans and extensions of credit are fully secured by readily-marketable collateral. Such collateral is defined to include certain debt and equity securities and bullion, but generally does not include real estate. At September 30, 1998, the Association's limit on loans to one borrower was approximately $2.0 million. At September 30, 1998, the Association's largest aggregate amount of loans to one borrower was $1.7 million, consisting of various loans secured by commercial and residential tracts. The second largest borrower had an aggregate balance of approximately $1.6 million, secured by various residential and commercial tracts. At September 30, 1998, all of the loans in both of these lending relationships were performing in accordance with their terms.

         QTL Test. HOLA requires a savings institution to meet a Qualified Thrift Lender ("QTL") test. Under the QTL test, a savings institution is required to maintain at least 65% of its "portfolio assets" in certain "qualified thrift investments" in at least 9 months of the most recent 12-month period. "Portfolio assets" means, in general, an association's total assets less the sum of (a) specified liquid assets up to 20% of total assets, (b) goodwill and other intangible assets, and (c) the value of property used to conduct the association's business. The term "Qualified thrift investments" includes various types of loans made for residential and housing purposes, investments related to such purposes, including certain mortgage-backed and related securities, and loans for personal, family, household and certain other purposes up to 20% of the association's portfolio assets. Recent legislation broadened the scope of "qualified thrift investments" to include 100% of an institution's credit card loans, education loans, and small business loans. A savings association may also satisfy the QTL test by qualifying as a "domestic building and loan association" as defined in the Internal Revenue Code of 1986. At September 30, 1998, the Association maintained 81.9% of its portfolio assets in qualified thrift investments. The Association had also met the QTL test in each of the prior 12 months and, therefore, was a qualified thrift lender.

         A savings association that fails the QTL test must either operate under certain restrictions on its activities or convert to a bank charter. The initial restrictions include prohibitions against (a) engaging in any new activity not permissible for a national bank, (b) paying dividends not permissible under national bank regulations, (c) obtaining new advances from any FHLB and (d) establishing any new branch in a location not permissible for a national bank in the association's home state. In addition, within one year of the date a savings association ceases to meet the QTL test, any company controlling the association would have to register under, and become subject to the requirements of, the Association Holding Company Act of 1956, as amended ("BHC Act"). If the savings association does not requalify under the QTL test within the three-year period after it failed the QTL test, it would be required to terminate any activity and to dispose of any investment not permissible for a national bank and would have to repay as promptly as possible any outstanding advances from an FHLB. A savings association that has failed the QTL test may requalify under the QTL test and be free of such limitations, but it may do so only once.

         Capital Requirements. The OTS regulations require savings institutions to meet three minimum capital standards: a tangible capital ratio requirement of 1.5% of total assets as adjusted under the OTS regulations, a leverage ratio requirement of 3% of core capital to such adjusted total assets and a risk-based capital ratio requirement of 8% of core and supplementary capital to total risk-based assets. The FDIC and the federal banking regulators have proposed amendments to their minimum capital regulations to provide that the minimum leverage capital ratio for a depository institution that has been assigned the highest composite rating of 1 under the Uniform Financial Institutions Rating System will be 3% and that the minimum leverage capital ratio for any other depository institution will be 4%, unless a higher leverage capital ratio is warranted by the particular circumstances or risk profile of the depository institution. In determining the amount of risk-weighted assets for purposes of the risk-based capital requirement, a savings institution must compute its risk-based assets by multiplying its assets and certain off-balance sheet items by risk-weights, which range from 0% for cash and obligations issued by the United States Government or its agencies to 100% for consumer and commercial loans, as assigned by the OTS capital regulation based on the risks that the OTS has determined to be inherent in the type of asset or off-balance sheet item. The OTS and the other federal banking regulators adopted, effective October 1, 1998, an amendment to their risk-based capital guidelines that permits insured depository institutions to include in supplementary capital up to 45% of the pretax net unrealized holding gains on certain available-for-sale equity securities, as such gain are computed under the guidelines.

         Tangible capital is defined, generally, as common stockholder's equity (including retained earnings), certain non-cumulative perpetual preferred stock and related earnings and minority interests in equity accounts of fully consolidated subsidiaries, less intangibles other than certain mortgage servicing rights and investments in and loans to subsidiaries engaged in activities not permissible for a national bank. Core capital is defined similarly to tangible capital, but core capital also includes certain qualifying supervisory goodwill and certain purchased credit card relationships. Supplementary capital currently includes cumulative preferred stock, long-term perpetual preferred stock, mandatory convertible securities, subordinated debt
and   intermediate   preferred   stock  and  the  ALL.

The ALL includable in supplementary capital is limited to a maximum of 1.25% of risk-weighted assets, and the amount of supplementary capital that may be included as total capital cannot exceed the amount of core capital.

         The OTS regulations require that a savings institution with "above normal" interest rate risk, when determining its compliance with the risk-based-capital requirement, to deduct a portion of such capital from its total capital to account for the "above normal" interest rate risk. A savings institution's interest rate risk is measured by the decline in the net portfolio value of its assets (i.e., the difference between incoming and outgoing discounted cash flows from assets, liabilities and off-balance sheet contracts) resulting from a hypothetical 2% increase or decrease in market rates of interest, divided by the estimated economic value of the association's assets, as calculated in accordance with guidelines set forth by the OTS. At the times when the 3-month Treasury bond equivalent yield falls below 4%, an association may compute its interest rate risk on the basis of a decrease equal to one-half of that Treasury rate rather than on the basis of 2%. A savings institution whose measured interest rate risk exposure exceeds 2% would be considered to have "above normal" risk. The interest rate risk component is an amount equal to one-half of the difference between the association's measured interest rate risk and 2%, multiplied by the estimated economic value of the association's assets. That dollar amount is deducted from an association's total capital in calculating compliance with its risk-based capital requirement. Any required deduction for interest rate risk becomes effective on the last day of the third quarter following the reporting date of the institution's financial data on which the interest rate risk was computed. A savings institution with assets of less than $300 million and a risk-based capital ratio in excess of 12% is not required, unless the OTS determines otherwise, to comply with the standard reporting requirements for the interest rate risk component, and the institution may provide such selected information as the OTS determines. Currently, the Association qualifies for this exemption from the filing requirements but as part of its interest rate risk management strategy, the Association voluntarily files these reports with the OTS. See "Management's Discussion and Analysis of Financial Condition and Results of OperationsCAsset/Liability Management." The regulations also authorize the Director of the OTS to waive or defer an association's interest rate risk component on a case-by-case basis. The OTS has indefinitely deferred the implementation of the IRR component in the computation of an institution's risk-based capital requirement. The OTS continues to monitor the IRR of individual institutions and retains the right to impose additional capital on individual institutions.

         The table below presents the Association's regulatory capital as compared to the OTS regulatory capital requirements at September 30, 1998:

                                               CAPITAL           EXCESS
                                  AMOUNT     REQUIREMENTS        CAPITAL
                                 --------   --------------     -----------
                                            (IN THOUSANDS)

Tangible capital.............    $ 12,690       $  1,104           $ 11,586

Core capital.................      12,690          2,944              9,746

Risk-based capital...........      12,953          3,745              9,208

         A reconciliation between regulatory capital and GAAP capital at September 30, 1998 in the accompanying financial statements is presented below:

                                            TANGIBLE       CORE           RISK-BASED
                                            CAPITAL       CAPITAL           CAPITAL
                                            --------   --------------     -----------
                                                       (IN THOUSANDS)
GAAP capital............................    $ 13,167       $  13,167          $ 13,167
Net unrealized gain on available for
 sale investment securities, net of tax.        (477)           (477)            (477)
ALL included as
 supplementary capital..................          --              --              263
                                            --------   --------------     -----------
Regulatory capital......................   $  12,690       $  12,690         $ 12,953
                                           =========   =============      ===========

         Limitation on Capital Distributions. OTS regulations currently impose limitations upon capital distributions by savings institutions, such as cash dividends, payments to repurchase or otherwise acquire its shares, payments to shareholders of another institution in a cash-out merger, and other distributions charged against capital. At least 30-days prior written notice must be given to the OTS of a proposed capital distribution by a savings institution, and capital distributions in excess of specified earnings or by certain institutions are subject to approval by the OTS. An association that has capital in excess of all fully phased-in regulatory capital requirements before and after a proposed capital distribution and that is not otherwise restricted in making capital distributions, could, after prior notice but without the approval of the OTS, make capital distributions during a calendar year equal to the greater of (a) 100% of its net earnings to date during the calendar year plus the amount that would reduce by one-half its "surplus capital ratio" (the excess capital over its fully phased-in capital requirements) at the beginning of the calendar year, or (b) 75% of its net earnings for the previous four quarters. Any additional capital distribution would require prior OTS approval. In addition, the OTS can prohibit a proposed capital distribution, otherwise permissible under the regulation, if the OTS has determined that the association is in need of more than normal supervision or if it determines that a proposed distribution by an association would constitute an unsafe or unsound practice. Furthermore, under the OTS prompt corrective action regulations, the Association would be prohibited from making any capital distribution if, after the distribution, the Association failed to meet its minimum capital requirements, as described above. See "--Prompt Corrective Regulatory Action."

          The OTS has proposed regulations that would simplify the existing procedures governing capital distributions by savings institutions. Under the proposed regulations, the approval of the OTS would be required only for an association that is deemed to be in troubled condition or that is undercapitalized or would be undercapitalized after the capital distribution. A savings institution would be able to make a capital distribution without notice to or approval of the OTS if it is not held by a savings and loan holding company, is not deemed to be in troubled condition, has received either of the two highest composite supervisory ratings, and would continue to be adequately capitalized after such distribution. Notice would have to be given to the OTS by any association that is held by a savings and loan holding company or that had received a composite supervisory rating below the highest two composite supervisory ratings. An association's capital rating would be determined under the prompt corrective action regulations. See "--Prompt Corrective Regulatory Action."

         Other regulations of the OTS applicable to the formation of mutual holding companies prohibit the repurchase by the Association during the three year period following the Reorganization of any of the shares of the Association's common stock, except (i) for an offer approved by the OTS and made to all stockholders on a pro rata basis; (ii) for the repurchase of qualifying shares of a director, if any; or (iii) for purchases in the open market by a tax-qualified or non-tax-qualified employee stock benefit plan in an amount reasonable and appropriate to fund the plan.

         Liquidity. The Association is required to maintain an average daily balance of liquid assets (cash, certain time deposits, bankers' acceptances, specified United States Government, state and federal agency obligations, shares of certain mutual funds and certain corporate debt securities and commercial paper) equal to a monthly average of not less than a specified percentage of its net withdrawable deposit accounts plus short-term borrowings. This liquidity requirement may be changed from time to time by the OTS to any amount within the range of 4% to 10% depending upon economic conditions and the savings flows of member institutions, and is currently 4%. Monetary penalties may be imposed for failure to meet these liquidity requirements. The Association's average liquidity ratio for the month ended September 30, 1998 was approximately 19% which exceeded the applicable requirements. The Association has never been subject to monetary penalties for failure to meet its liquidity requirements.

         Assessments. Savings institutions are required by OTS regulation to pay assessments to the OTS to fund the operations of the OTS. The general assessment, paid on a semi-annual basis, is computed upon the savings institution's total assets, including consolidated subsidiaries, as reported in the association's latest quarterly Thrift Financial Report. The deposit insurance premium expense, including operating assessments incurred by the Association for the fiscal years ended September 30, 1998 and 1997 totaled $55,300 and $66,000, respectively.

         Branching. Subject to certain limitations, HOLA and the OTS regulations permit federally chartered savings institutions to establish branches in any state of the United States. The authority to establish such a branch is available (a) in states that expressly authorize branches of savings institutions located in another state and (b) to an association that qualifies as a "domestic building and loan association" under the Internal Revenue Code of 1986 (the "Code"), which imposes qualification requirements similar to those for a "qualified thrift lender" under HOLA. See " QTL Test." The authority for a federal savings institution to establish an interstate branch network would facilitate a geographic diversification of the association's activities. This authority under HOLA and the OTS regulations preempts any state law purporting to regulate branching by federal savings institutions.

         Community Reinvestment. Under the Community Reinvestment Act ("CRA"), as implemented by OTS regulations, a savings institution has a continuing and affirmative obligation consistent with its safe and sound operation to help meet the credit needs of its entire community, including low and moderate income neighborhoods. The CRA does not establish specific lending requirements or programs for financial institutions nor does it limit an institution's discretion to develop the types of products and services that it believes are best suited to its particular community, consistent with the CRA. The CRA requires the OTS, in connection with its examination of a savings institution, to assess the association's record of meeting the credit needs of its community and to take such record into account in its evaluation of certain applications by such association. The CRA also requires all institutions to make public disclosure of their CRA ratings. The Association received a "Satisfactory" CRA rating in its most recent examination on June 24, 1996.

         In April 1995, the OTS and the other federal banking agencies adopted amendments revising their CRA regulations. Among other things, the amended CRA regulations substitute for the prior process-based assessment factors a new evaluation system that would rate an institution based on its actual performance in meeting community needs. In particular, the proposed system would focus on three tests: (a) a lending test, to evaluate the institution's record of making loans in its assessment areas; (b) an investment test, to evaluate the institution's record of investing in community development projects, affordable housing, and programs benefitting low or moderate income individuals and businesses; and (c) a service test, to evaluate the institution's delivery of services through its branches, ATMs, and other offices. Small savings institutions would be assessed pursuant to a streamlined approach focusing on a lesser range of information and performance standards. The term "small savings institution" is defined as including associations with less than $250 million in assets or an affiliate of a holding company with banking and thrift assets of less than $1 billion, which would include the Association. The amended CRA regulations clarify how an institution's CRA performance would be considered in the application process.

         Transactions with Related Parties. The Association's authority to engage in transactions with its "affiliates" is limited by the OTS regulations and by Sections 23A and 23B of the Federal Reserve Act ("FRA"). In general, an affiliate of the Association is any company that controls the Association or any other company that is controlled by a company that controls the Association, excluding the Association's subsidiaries other than those that are insured depository institutions. Currently, a subsidiary of a bank that is not also a depository institution is not treated as an affiliate of the bank for purposes of Sections 23A and 23B, but the FRB has proposed treating any subsidiary of a bank that is engaged in activities not permissible for bank holding companies under the BHCA as an affiliate for purposes of Sections 23A and 23B. The OTS regulations prohibit a savings institution (a) from lending to any of its affiliates that is engaged in activities that are not permissible for bank holding companies under Section 4(c) of the BHC Act and (b) from purchasing the securities of any affiliate other than a subsidiary. Section 23A limits the aggregate amount of transactions with any individual affiliate to 10% of the capital and surplus of the savings institution and also limits the aggregate amount of transactions with all affiliates to 20% of the savings institution's capital and surplus. Extensions of credit to affiliates are required to be secured by collateral in an amount and of a type described in Section 23A, and the purchase of low quality assets from affiliates is generally prohibited.
Section 23B provides that certain transactions with affiliates, including loans and asset purchases, must be on terms and under circumstances, including credit standards, that are substantially the same or at least as favorable to the association as those prevailing at the time for comparable transactions with non-affiliated companies. In the absence of comparable transactions, such transactions may only occur under terms and circumstances, including credit standards, that in good faith would be offered to or would apply to non-affiliated companies.

         The Association's authority to extend credit to its directors, executive officers, and 10% shareholders, as well as to entities controlled by such persons, is currently governed by the requirements of Sections 22(g) and 22(h) of the FRA and Regulation O of the FRB thereunder. Among other things, these provisions require that extensions of credit to insiders (a) be made on terms that are substantially the same as, and follow credit underwriting procedures that are not less stringent than, those prevailing for comparable transactions with unaffiliated persons and that do not involve more than the normal risk of repayment or present other unfavorable features and (b) not exceed certain limitations on the amount of credit extended to such persons, individually and in the aggregate, which limits are based, in part, on the amount of the association's capital. In addition, extensions of credit in excess of certain limits must be approved by the association's board of directors.

         Enforcement. Under the Federal Deposit Insurance Act ("FDI Act"), the OTS has primary enforcement responsibility over savings institutions and has the authority to bring enforcement action against all "institution-affiliated parties," including any controlling stockholder or any shareholder, attorney, appraiser or accountant who knowingly or recklessly participates in any violation of applicable law or regulation or breach of fiduciary duty or certain other wrongful actions that causes or is likely to cause a more than a minimal loss or other significant adverse effect on an insured savings institution. Civil penalties cover a wide range of violations and actions and range from $5,000 for each day during which violations of law, regulations, orders, and certain written agreements and conditions continue, up to $1 million per day for such violations if the person obtained a substantial pecuniary gain as a result of such violation or knowingly or recklessly caused a substantial loss to the institution. Criminal penalties for certain financial institution crimes include fines of up to $1 million and imprisonment for up to 30 years. In addition, regulators have substantial discretion to take enforcement action against an institution that fails to comply with its regulatory requirements, particularly with respect to its capital requirements. Possible enforcement actions range from the imposition of a capital plan and capital directive to receivership, conservatorship, or the termination of deposit insurance. Under the FDI Act, the FDIC has the authority to recommend to the Director of OTS that enforcement action be taken with respect to a particular savings institution. If action is not taken by the Director of the OTS, the FDIC has authority to take such action under certain circumstances.

         Standards for Safety and Soundness. The FDI Act, as amended by Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA") and the Riegle Community Development and Regulatory Improvement Act of 1994 ("Community Development Act"), requires the OTS, together with the other federal bank regulatory agencies, to prescribe standards, by regulations or guidelines, relating to internal controls, information systems and internal audit systems, loan documentation, credit underwriting, interest rate risk exposure, asset growth, asset quality, earnings, stock valuation, and compensation, fees and benefits and such other operational and managerial standards as the agencies deem appropriate. The OTS and the federal bank regulatory agencies have adopted, effective August 9, 1995, a set of guidelines prescribing safety and soundness standards pursuant to FDICIA as amended. The guidelines establish general standards relating to internal controls and information systems, internal audit systems, loan documentation, credit underwriting, interest rate exposure, asset growth, and compensation, fees and benefits. In general, the guidelines require, among other things, appropriate systems and practices to identify and manage the risks and exposures specified in the guidelines. The guidelines prohibit
excessive   compensation  as  an  unsafe  and  unsound   practice  and  describe
compensation as excessive when the amounts paid are unreasonable or disproportionate to the services performed by an executive officer, employee, director or principal shareholder. The OTS and the other agencies determined that stock valuation standards were not appropriate. In addition, the OTS adopted regulations that authorize, but do not require, the OTS to order an institution that has been given notice by the OTS that it is not satisfying any of such safety and soundness standards to submit a compliance plan. If, after being so notified, an institution fails to submit an acceptable compliance plan or fails in any material respect to implement an accepted compliance plan, the OTS must issue an order directing action to correct the deficiency and may issue an order directing other actions of the types to which an undercapitalized association is subject under the "prompt corrective action" provisions of FDICIA. If an institution fails to comply with such an order, the OTS may seek to enforce such order in judicial proceedings and to impose civil money penalties. Effective October 1, 1996, the OTS and the other federal bank regulatory agencies adopted guidelines for identifying and monitoring asset quality and earnings standards.

         Real Estate Lending Standards. The OTS and the other federal banking agencies adopted regulations to prescribe standards for extensions of credit that (a) are secured by real estate or (b) are made for the purpose of financing the construction of improvements on real estate. The OTS regulations require each savings institution to establish and maintain written internal real estate lending standards that are consistent with safe and sound banking practices and appropriate to the size of the association and the nature and scope of its real estate lending activities. The standards also must be consistent with accompanying OTS guidelines, which include loan-to-value ratios for the different types of real estate loans. Associations are also permitted to make a limited amount of loans that do not conform to the proposed loan-to-value limitations so long as such exceptions are reviewed and justified appropriately. The guidelines also list a number of lending situations in which exceptions to the loan-to-value standards are justified.

         Prompt Corrective Regulatory Action. Under the OTS prompt corrective action regulations, the OTS is required to take certain, and is authorized to take other, supervisory actions against undercapitalized savings institutions. For this purpose, a savings institution would be placed in one of five categories based on the association's capital. Generally, a savings institution is treated as "well capitalized" if its ratio of total capital to risk-weighted assets is at least 10.0%, its ratio of core capital to risk-weighted assets is at least 6.0%, its ratio of core capital to total assets is at least 5.0%, and it is not subject to any order or directive by the OTS to meet a specific capital level. A savings institution will be treated as "adequately capitalized" if its ratio of total capital to risk-weighted assets is at least 8.0%, its ratio of core capital to risk-weighted assets is at least 4.0%, and its ratio of core capital to total assets is at least 4.0% (3.0% if the association receives the highest rating on the CAMEL financial institutions rating system). A savings institution that has a total risk-based capital of less than 8.0% or a leverage ratio or a Tier 1 capital ratio that is less than 4.0% (3.0% leverage ratio if the association receives the highest rating on the CAMEL financial institutions rating system) is considered to be "undercapitalized." A savings institution that has a total risk-based capital of less than 6.0% or a Tier 1 risk-based capital ratio or a leverage ratio of less than 3.0% is considered to be "significantly undercapitalized." A savings institution that has a tangible capital to assets ratio equal to or less than 2% is deemed to be "critically undercapitalized." The elements of an association's capital for purposes of the prompt corrective action regulations are defined generally as they are under the regulations for minimum capital requirements. See "--Capital Requirements."

         The severity of the action authorized or required to be taken under the prompt corrective action regulations increases as an association's capital deteriorates within the three undercapitalized categories. All associations are prohibited from paying dividends or other capital distributions or paying management fees to any controlling person if, following such distribution, the association would be undercapitalized. An undercapitalized association is required to file a capital restoration plan within 45 days of the date the association receives notice that it is within any of the three undercapitalized categories. The OTS is required to monitor closely the condition of an undercapitalized association and to restrict the asset growth, acquisitions, branching, and new lines of business of such an association. Significantly undercapitalized associations are subject to restrictions on compensation of senior executive officers; such an association may not, without OTS consent, pay any bonus or provide compensation to any senior executive officer at a rate exceeding the officer's average rate of compensation (excluding bonuses, stock options and profit-sharing) during the 12 months preceding the month when the association became undercapitalized. A significantly undercapitalized association may also be subject, among other things, to forced changes in the composition of its board of directors or senior management, additional restrictions on transactions with affiliates, restrictions on acceptance of deposits from correspondent associations, further restrictions on asset growth, restrictions on rates paid on deposits, forced termination or reduction of activities deemed risky, and any further operational restrictions deemed necessary by the OTS.

         If one or more grounds exist for appointing a conservator or receiver for an association, the OTS may require the association to issue additional debt or stock, sell assets, be acquired by a depository association holding company or combine with another depository association. The OTS and the FDIC have a broad range of grounds under which they may appoint a receiver or conservator for an insured depositary association. Under FDICIA, the

OTS is required to appoint a receiver (or with the concurrence of the FDIC, a conservator) for a critically undercapitalized association within 90 days after the association becomes critically undercapitalized or, with the concurrence of the FDIC, to take such other action that would better achieve the purposes of the prompt corrective action provisions. Such alternative action can be renewed for successive 90-day periods. However, if the association continues to be critically undercapitalized on average during the quarter that begins 270 days after it first became critically undercapitalized, a receiver must be appointed, unless the OTS makes certain findings with which the FDIC concurs and the Director of the OTS and the Chairman of the FDIC certify that the association is viable. In addition, an association that is critically undercapitalized is subject to more severe restrictions on its activities, and is prohibited, without prior approval of the FDIC from, among other things, entering into certain material transactions or paying interest on new or renewed liabilities at a rate that would significantly increase the association's weighted average cost of funds.

         Where appropriate, the OTS can impose corrective action by a savings and loan holding company under the "prompt corrective action" provisions of FDICIA.

         Insurance of Deposit Accounts. Pursuant to FDICIA, the FDIC established a new risk-based assessment system for determining the deposit insurance assessments to be paid by insured depositary institutions. Under the new assessment system, the FDIC assigns an institution to one of three capital categories based on the institution's financial information as of the reporting period ending seven months before the assessment period. The three capital categories consist of (a) well capitalized, (b) adequately capitalized, or (c) undercapitalized. The FDIC also assigns an institution to one of three supervisory subcategories within each capital group. The supervisory subgroup to which an institution is assigned is based on a supervisory evaluation provided to the FDIC by the institution's primary federal regulator and information that the FDIC determines to be relevant to the institution's financial condition and the risk posed to the deposit insurance funds. An institution's assessment rate depends on the capital category and supervisory category to which it is assigned. Under the regulation, there are nine assessment risk classifications (i.e., combinations of capital groups and supervisory subgroups) to which different assessment rates are applied. Assessment rates for both the Bank Insurance Fund ("BIF") and the SAIF currently range from 0.00% of deposits for an institution in the highest category (i.e., well capitalized and financially sound, with no more than a few minor weaknesses) to 0.27% of deposits for an institution in the lowest category (i.e., undercapitalized and substantial supervisory concern). The FDIC is authorized to raise the assessment rates as necessary to maintain the required reserve ratio of 1.25%, and both the BIF and the SAIF currently satisfy the reserve ratio requirement.

         The Deposit Funds Insurance Act of 1996 (the "1996 Funds Act") expanded the assessment base for the payments on the bonds ("FICO bonds") issued in the late 1980s by the Financing Corporation to recapitalize the now defunct Federal Savings and Loan Insurance Corporation to include, beginning January 1, 1997, the deposits of both BIF- and SAIF-insured institutions. Until December 31, 1999, or such earlier date on which the last savings association ceases to exist, the rate of assessment for BIF-assessable deposits shall be one-fifth of the rate imposed on SAIF-assessable deposits. For the quarterly period beginning on July 1, 1997, the annual rates of assessment for the FICO bonds was 0.0126% for BIF-assessable deposits and 0.0630% for SAIF-assessable deposits. For the quarterly period beginning July 1, 1998, the rates of assessment for the FICO bonds was 0.0122% for BIF-assessable deposits and 0.0610 for SAIF-assessable deposits.

         The 1996 Funds Act also provides that the FDIC cannot assess regular insurance assessments for an insurance fund unless required to maintain or to achieve the designated reserve ratio of 1.25%, except on those of its member institutions that are not classified as "well capitalized" or that have been found to have "moderately severe" or "unsatisfactory" financial, operational or compliance weaknesses. The Association has not been so classified by the FDIC or the OTS. Accordingly, assuming that the designated reserve ratio is maintained by the BIF and by the SAIF after the collection of the special SAIF assessment, the Association will have to pay substantially lower regular assessments on its deposits compared to those paid in recent years, as long as the Association maintains its regulatory status.

         The 1996 Funds Act also provides for the merger of the BIF and SAIF on January 1, 1999, with such merger being conditioned upon the prior elimination of the thrift charter. The 1996 Funds Act required the Secretary of the Treasury to conduct a study of relevant factors with respect to the development of a common charter for all insured depository institutions and abolition of separate charters for banks and thrifts and to report the Secretary's conclusions and findings to the Congress. The Secretary of the Treasury recommended that the separate charter for thrifts be eliminated only if other legislation is adopted that permits bank holding companies to engage in certain non-financial activities. Absent legislation permitting such non-financial activity, the Secretary of the Treasury recommended retention of the thrift charter. The Secretary of the Treasury also recommended the merger of the BIF and the SAIF irrespective of whether the thrift charter is eliminated. The most recent version of bank modernization legislation, The Financial Services Act of 1998, H.R. 10, which was passed by the U.S. House of Representatives in May 1998 and was considered but not adopted by the U.S. Senate over the summer of 1998, did not require thrift institutions to convert to bank charter. H.R. 10 also required that the FDIC's Board of Governors report to Congress on various issues regarding the deposit insurance funds, including such questions as the plans being developed for the merger of the funds, an estimate of the cost of such merger to be borne by SAIF members, and any recommendations for legislative action to provide for an efficient merger of the funds. With the Congressional failure to adopt H.R. 10, the future for the merger of the deposit insurance funds is uncertain.

         Under the FDI Act, insurance of deposits may be terminated by the FDIC upon a finding that the institution has engaged in unsafe or unsound practices, is in an unsafe or unsound condition to continue operations or has violated any applicable law, regulation, rule, order or condition imposed by the FDIC or the OTS. The management of the Association does not know of any practice, condition or violation that might lead to termination of deposit insurance.

         Federal Home Loan Bank System. The Association is a member of the FHLB of Atlanta, which is one of the regional FHLBs composing the FHLB System. Each FHLB provides a central credit facility primarily for its member institutions. The Association, as a member of the FHLB of Atlanta, is required to acquire and hold shares of capital stock in the FHLB of Atlanta in an amount at least equal to the greater of 1% of the aggregate principal amount of its unpaid residential mortgage loans and similar obligations at the beginning of each year or 1/20 of its advances (borrowings) from the FHLB of Atlanta. The Association was in compliance with this requirement with an investment in FHLB of Atlanta stock at September 30, 1998, of $364,100. Any advances from a FHLB must be secured by specified types of collateral, and all long-term advances may be obtained only for the purpose of providing funds for residential housing finance.

         The FHLBs are required to provide funds for the resolution of insolvent thrifts and to contribute funds for affordable housing programs. These requirements could reduce the amount of earnings that the FHLBs can pay as dividends to their members and could also result in the FHLBs imposing a higher rate of interest on advances to their members. For the fiscal years ended September 30, 1998 and 1997 dividends from the FHLB of Atlanta to the Association amounted to $26,000 in each year. If dividends were reduced, or interest on future FHLB advances increased, the Association's net interest income would likely also be reduced. Further, there can be no assurance that the impact of FDICIA and Financial Institutions Reform, Recovery, and Enforcement Act of 1989 ("FIRREA") on the FHLBs will not also cause a decrease in the value of the FHLB of Atlanta stock held by the Association.

         Federal Reserve System. The Association is subject to provisions of the FRA and the FRB's regulations pursuant to which depositary institutions may be required to maintain non-interest-earning reserves against their deposit accounts and certain other liabilities. Currently, reserves must be maintained against transaction accounts (primarily NOW and regular checking accounts). The FRB regulations generally require that reserves be maintained in the amount of 3% of the aggregate of transaction accounts up to $47.8 million. The amount of aggregate transaction accounts in excess of $47.8 million are currently subject to a reserve ratio of 10%, which ratio the FRB may adjust between 8% and 12%. The FRB regulations currently exempt $4.7 million of otherwise reservable balances from the reserve requirements, which exemption is adjusted by the FRB at the end of each year. The Association is in compliance with the foregoing reserve requirements. Because required reserves must be maintained in the form of either vault cash, a non-interest-bearing account at a Federal Reserve Association, or a pass-through account as defined by the FRB, the effect of this reserve requirement is to reduce the Association's interest-earning assets. The balances maintained to meet the reserve requirements imposed by the FRB may be used to satisfy liquidity requirements imposed by the OTS. FHLB System members are also authorized to borrow from the Federal Reserve "discount window," but FRB regulations require such institutions to exhaust all FHLB sources before borrowing from a Federal Reserve Association.

REGULATION OF THE HOLDING COMPANY

         General. The Holding Company is a federal mutual holding company within the meaning of Section 10(o) of the HOLA. As such, the Holding Company is registered with and subject to OTS examination and supervision as well as certain reporting requirements. In addition, the OTS has enforcement authority over the Holding Company and any of its non-savings institution subsidiaries. Among other things, this authority permits the OTS to restrict or prohibit activities that are determined to be a serious risk to the financial safety, soundness, or stability of a subsidiary savings institution. Unlike bank holding companies, federal mutual holding companies are not subject to any regulatory capital requirements or to supervision by the Federal Reserve System.

         Restrictions Applicable to Activities of Mutual Holding Companies. Pursuant to Section 10(o) of the HOLA, a mutual holding company may engage only in the following activities: (i) investing in the stock of a savings institution; (ii) acquiring a mutual association through the merger of such association into a savings institution subsidiary of such holding company or an interim savings institution subsidiary of such holding company; (iii) merging with or acquiring another holding company, one of whose subsidiaries is a savings institution; (iv) investing in a corporation the capital stock of which is available for purchase by a savings institution under federal law or under the law of any state where the subsidiary savings institution or associations have their home offices; (v) furnishing or performing management services for a savings institution subsidiary of such holding company; (vi) holding, managing, or liquidating assets owned or acquired from a savings institution subsidiary of such company; (vii) holding or managing properties used or occupied by a savings institution subsidiary of such company; (viii) acting as trustee under a deed of trust; (ix) any other activity (a) that the FRB, by regulation, has determined to be permissible for bank holding companies under Section 4(c) of the BHC Act, unless the Director of the OTS, by regulation, prohibits or limits any such activity for savings and loan holding companies, or (b) in which multiple savings and loan holding companies were authorized by regulation to directly engage on March 5, 1987; and (x) purchasing, holding, or disposing of stock acquired in connection with a qualified stock issuance if the purchase of such stock by such holding company is approved by the Director of the OTS. If a mutual holding company acquires or merges with another holding company, the holding company acquired or the holding company resulting from such merger or acquisition may only invest in assets and engage in activities listed above, and it has a period of two years to cease any non-conforming activities and divest any non-conforming investments.

         Restrictions Applicable to All Savings and Loan Holding Companies. The HOLA prohibits a savings and loan holding company, including a federal mutual holding company, directly or indirectly, from acquiring (i) control (as defined under HOLA) of another savings institution (or a holding company parent thereof) without prior OTS approval; (ii) more than 5% of the voting shares of another savings institution (or holding company parent thereof) that is not a subsidiary, subject to certain exceptions; (iii) through merger, consolidation, or purchase of assets, another savings institution or a holding company thereof, or acquiring all or substantially all of the assets of such institution (or a holding company thereof) without prior OTS approval; or (iv) control of any depository institution not insured by the FDIC (except through a merger with and into the holding company's savings institution subsidiary that is approved by the OTS).

         A savings and loan holding company may not acquire as a separate subsidiary an insured institution that has a principal office outside of the state where the principal office of its subsidiary institution is located, except (i) in the case of certain emergency acquisitions (as defined under HOLA) approved by the FDIC; (ii) if such holding company controls a savings institution subsidiary that operated a home or branch office in such additional state as of March 5, 1987, and (iii) if the laws of the state in which the savings institution to be acquired is located specifically authorize a savings institution chartered by that state to be acquired by a savings institution chartered by the state where the acquiring savings institution or savings and loan holding company is located or by a holding company that controls such a state chartered association. The conditions imposed upon interstate acquisitions by those states that have enacted authorizing legislation vary. Some states impose conditions of reciprocity, which have the effect of requiring that the laws of both the state in which the acquiring holding company is located (as determined by the location of its subsidiary savings institution) and the state in which the association to be acquired is located, have each enacted legislation allowing its savings institutions to be acquired by out-of-state holding companies on the condition that the laws of the other state authorize such transactions on terms no more restrictive than those imposed on the acquiror by the state of the target association. Some of these states also impose regional limitations, which restrict such acquisitions to states within a defined geographic region. Other states allow full nationwide banking without any condition of reciprocity. Some states do not authorize interstate acquisitions of savings institutions. In evaluating an application by a holding company to acquire a savings institution, the OTS must consider the financial and managerial resources and future prospects of the company and savings institution involved, the effect of the acquisition on the risk to the insurance funds, the convenience and needs of the community, and competitive factors.

          If the savings institution subsidiary of a federal mutual holding company fails to meet the QTL test set forth in Section 10(m) of the HOLA and regulations of the OTS, the holding company must register with the FRB as a bank holding company under the BHC Act within one year of the savings institution's failure to so qualify. For additional information in this regard, see "-- Regulation of Federal Savings Associations--QTL Test."

         For a description of certain restrictions on transactions between the Association and its affiliates, including, without limitation, the Holding Company, see "--Regulation of Federal Savings Associations--Transactions with Related Parties."

                           FEDERAL AND STATE TAXATION

FEDERAL TAXATION

         General. The following discussion of tax matters is intended only as a summary and does not purport to be a comprehensive description of the tax rules applicable to the Association or the Holding Company. The Association was last audited for its taxable year ended September 30, 1993.

         For federal income tax purposes, the Association reports its income using a taxable year ending September 30 and the accrual method of accounting. The Association in its stock form (the "Stock Association") and the Holding Company file separate income tax returns and each reports its income on the same basis as the Association now reports its income. Because the Holding Company owns less than 80% of the outstanding common stock of the Stock Association, the Holding Company and the Stock Association are not permitted to file such returns on a consolidated basis. The Holding Company and the Stock Association are subject to federal income taxation in the same manner as other corporations with some exceptions, including particularly the Stock Association's tax reserve for bad debts discussed below.

         Bad Debt Reserves. The Association, as a "small bank" (one with assets having an adjusted tax basis of $500 million or less) is permitted to maintain a reserve for bad debts with respect to "qualifying loans," which, in general, are loans secured by certain interests in real property, and to make, within specified formula limits, annual additions to the reserve which are deductible for purposes of computing the Association's taxable income. Pursuant to the Small Business Job Protection Act of 1996, the Association is now recapturing (taking into income) over a multi-year period a portion of the balance of its bad debt reserve as of September 30, 1997.

         Distributions. To the extent that the Association makes "non-dividend distributions" to the Holding Company, such distributions will be considered to have been made from the Association's "base year reserve," i.e., its reserve as of September 30, 1988, and then from the Association's supplemental reserve for losses on loans, to the extent thereof, and an amount based on the amount distributed (but not in excess of the amount of such reserves) will be included in the Association's income. Non-dividend distributions include distributions in excess of the Association's current and accumulated earnings and profits, as calculated for federal income tax purposes, distributions in redemption of stock, and distributions in partial or complete liquidation. Dividends paid out of the Association's current or accumulated earnings and profits will not be so included in the Association's income.

         The amount of additional taxable income created from a non-dividend distribution is an amount that, when reduced by the tax attributable to the income, is equal to the amount of the distribution. Thus, if, after the Reorganization, the Association makes a non-dividend distribution to the Holding Company, approximately one and one-half times the amount of such distribution (but not in excess of the amount of such reserves) would be includable in income for federal income tax purposes, assuming a 34% federal corporate income tax rate. The Association does not intend to pay dividends that would result in a recapture of any portion of its tax bad debt reserves.

         Corporate Alternative Minimum Tax. The Code imposes a tax ("AMT") on alternative minimum taxable income ("AMTI") at a rate of 20%. Only 90% of AMTI can be offset by net operating loss carryovers of which the Association currently has none. AMTI is adjusted by determining the tax treatment of certain items in a manner that negates the deferral of income resulting from the regular tax treatment of those items. Thus, the Association's AMTI is increased by an amount equal to 75% of the amount by which the Association's adjusted current earnings exceeds its AMTI (determined without regard to this adjustment and prior to reduction for net operating losses). The Association does not expect to be subject to the AMT.

         Although the corporate environmental tax of 0.12% of the excess of AMTI (with certain modifications) over $2.0 million has expired, under current Administration proposals, such tax will be retroactively reinstated for taxable years beginning after December 31, 1997 and before January 2009.

         Dividends Received Deduction. As the owner of more than 20% of the stock of the Stock Association, the Holding Company may deduct from its income 80% of dividends received from the Stock Association. (A 70% dividends received deduction generally applies with respect to dividends received by a corporation if such corporation owns less than 20% of the stock of the corporation paying the dividend).

STATE TAXATION

         Under North Carolina law, the corporate income tax is 7.50% of federal taxable income as computed under the Code, subject to certain prescribed adjustments. In addition, for tax years beginning in 1991, 1992, 1993 and 1994, corporate taxpayers were required to pay a surtax equal to 4%, 3%, 2% and 1%, respectively, of the state income tax otherwise payable by it. An annual state franchise tax is imposed at a rate of .0015 applied to the greatest of the institution's (i) capital stock, surplus and undivided profits, (ii) investment in tangible property in North Carolina or (iii) 55% of the appraised valuation of property in North Carolina.

ITEM 2.  PROPERTIES

         The Association conducts its business through its sole office, located in Wake Forest, North Carolina, which was renovated in 1995. The Association owns the main office with net book value for property and equipment of $459,550 as of September 30, 1998. Management believes that the Association's current facilities are adequate to meet the present and immediately foreseeable needs of the Association and the Holding Company. However, the Association may consider opening a branch office in the future.

                                                              NET BOOK
                               LEASED OR        DATE           VALUE AT
                                 OWNED        ACQUIRED    SEPTEMBER 30, 1998
                                 -----        --------    ------------------
                                                            (in thousands)

Main Office..................     Owned          1961             $420
302 S. Brooks Street
Wake Forest, NC  27587

ITEM 3.  LEGAL PROCEEDINGS

         At September 30, 1998, there were no material legal proceedings to which the Association was a party or to which any of its property was subject.

ITEM 4.  SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

         Not applicable.

                                     PART II

ITEM 5.  MARKET FOR COMMON STOCK AND RELATED STOCKHOLDER MATTERS

         Information relating to the market for Registrant's common equity and related stockholder matters appears under "Common Stock Information" in the Registrant's 1998 Annual Report to Stockholders on page 44, and is incorporated herein by reference.

         Information relating to the payment of dividends by the Registrant appears under "Common Stock Information" in the Registrant's 1998 Annual Report to Stockholders on page 44, and is incorporated herein by reference. A dividend declared by the Board of Directors of the Association is considered a capital distribution from the Association to the stockholders, including Wake Forest Bancorp, M.H.C., its mutual holding company. Under the requirements of the OTS, there are certain restrictions on the ability of the Association to pay a capital distribution. See "Regulation--Limitation on Capital Distributions."

         The Association's dividend payout ratios were 51.7% and 44.8% and the equity to asset ratios were 17.7% and 19.1% for years ended September 30, 1998 and 1997, respectively.

ITEM 6.  MANAGEMENT'S DISCUSSION AND ANALYSIS

         Certain of the above-captioned information appears under "Management's Discussion and Analysis" in the Registrant's 1998 Annual Report to Stockholders on pages 3 through 15 and is incorporated herein by reference.

ITEM 7.      FINANCIAL STATEMENTS

         The following financial statements are incorporated by reference to the indicated pages of the 1998 Annual Report to Stockholders.

                                                                    Page(s) in
                                                                   Annual Report
                                                                   -------------
    o    Independent Auditor's Report.......................................16
    o    Statements of Financial Condition,
                  September 30, 1998 and 1997...............................17
    o    Statements of Income,
                  Years Ended September 30, 1998 and 1997...................18
    o    Statements of Stockholders' Equity,
                  Years Ended September 30, 1998 and 1997................19-20
    o    Statements of Cash Flows,
                  Years Ended September 30, 1998 and 1997................21-22
    o    Notes to Financial Statements...................................23-43




ITEM 8. CHANGES IN AND DISAGREEMENT WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

         Not applicable.

                                    PART III

ITEM 9. DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS; COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT.

         The information relating to Directors and Executive Officers of the Association is incorporated herein by reference to the Association's Proxy Statement for the Annual Meeting of Shareholders to be held on February 23, 1999, on pages 9 through 12. The information related to Section 16(a) of the Exchange Act is incorporated herein by reference to the Proxy Statement on page 18.


ITEM 10. EXECUTIVE COMPENSATION

         The information relating to executive compensation is incorporated herein by reference to the Association's Proxy Statement for the Annual Meeting of Shareholders to be held on February 23, 1999, on pages 13 through 17.


ITEM 11. SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The information relating to security ownership of certain beneficial owners and management is incorporated herein by reference to the Association's Proxy Statement for the Annual Meeting of Shareholders to be held on February 23, 1999, on pages 5 through 7.


ITEM 12. CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         The information relating to certain relationships and related transactions is incorporated herein by reference to the Association's Proxy Statement for the Annual Meeting of Shareholders to be held on February 23, 1999, on page 18.

ITEM 13. EXHIBITS, LISTS AND REPORTS ON FORM 8-K

         (a)      Exhibits
                  --------
                  2 Plan of Reorganization from Mutual Savings and Loan Association to Mutual Holding Company (Incorporated by reference to Item 2 of the Association's Notice of Mutual Holding Company Reorganization on Form MHC-1, as filed with the OTS on December 20, 1995 and amended February 6, 1996 (the "Form MHC-1")).

                  3.1    Federal    Stock    Charter   of    the     Association
                         (Incorporated by reference to Exhibit 2(c)(ii) of the Form MHC-1).

                  3.2 Bylaws of the Association (Incorporated by reference to Exhibit 2(c)(ii) of the Form MHC-1).

                  4      Common   Stock   Certificate    of    the   Association
                         (Incorporated by reference to Exhibit 2(b)(i) of the Form MHC-1).

                  10.1 Employment Agreement with Anna O. Sumerlin, President and Chief Executive Officer (Incorporated by reference to Exhibit 10.1 of the Annual Report on Form 10-KSB for the year ended September 30, 1996).

                  10.2   Employment  Agreement with  Carlton  E. Chappell,  Vice
                         President, Secretary and Treasurer (Incorporated by reference to Exhibit 10.2 of the Annual Report on Form 10-KSB for the year ended September 30, 1996).

                  10.3 Employee Stock Ownership Plan of Wake Forest Federal Savings & Loan Association (Incorporated by reference to Exhibit 2(e)(i) of the Form MHC-1).

                  10.4 Wake Forest Federal Savings & Loan Association 1997 Recognition and Retention Plan (Incorporated by reference to the Proxy Statement, dated December 23, 1996, for the 1997 Annual Meeting.)

                  10.5 Wake Forest Federal Savings & Loan Association 1997 Stock Option Plan (Incorporated by reference to the
                         Proxy Statement, dated December 23, 1996, for the 1997 Annual Meeting.)

                  13     1998 Annual Report to Stockholders

                  99 Proxy Statement for 1999 Annual Meeting of Shareholders (Incorporated by reference pursuant to General Instruction E(3) of Form 10-KSB and Rule 12B-23 of the rules promulgated under the Securities Exchange Act of 1934, as amended).

         (b)      Reports on Form 8-K
                  -------------------
                  No reports on Form 8-K were filed during the three month period ended September 30, 1998.

                                 SIGNATURES

         Pursuant to the Requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the Association has duly caused this report to be signed on its behalf by the undersigned, thereto duly authorized.

                                  WAKE FOREST FEDERAL SAVINGS & LOAN ASSOCIATION
                                                         (Small Business Issuer)



Date: December 28, 1998               By:      /s/ Anna O. Sumerlin
                                          ------------------------------------
                                          Anna O. Sumerlin
                                          President and Chief Executive Officer



         In accordance with the Exchange Act, this report has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.


/s/ Anna O. Sumerlin                                        December 21, 1998
-------------------------------------------------           -------------------
Anna O. Sumerlin                                            Date
President, Chief Executive Officer
         and Director
(Principal Executive Officer)



/s/ Carlton E. Chappell                                     December 21, 1998
-------------------------------------------------           -------------------
Carlton E. Chappell                                         Date
Vice President, Secretary and Treasurer



/s/ Robert C. White                                         December 21, 1998
-------------------------------------------------           -------------------
Robert C. White                                             Date
Chief Financial Officer and Vice President
(Principal Financial Officer)



/s/ Paul K. Brixhoff                                        December 21, 1998
-------------------------------------------------           -------------------
Paul K. Brixhoff - Director                                 Date



/s/ Harold R. Washington                                    December 21, 1998
-------------------------------------------------           -------------------
Harold R. Washington - Director                             Date

/s/  John D. Lyon                                           December 21, 1998
-------------------------------------------------           -------------------
John D. Lyon - Director                                     Date


/s/  R.W. Wilkinson, III                                    December 21, 1998
-------------------------------------------------           -------------------
R.W. Wilkinson, III - Vice-Chairman and Director            Date


/s/ Howard L. Brown                                         December 21, 1998
-------------------------------------------------           -------------------
Howard L. Brown -Chairman of the Board                      Date
and Director

/s/ Leelan A. Woodlief                                      December 21, 1998
-------------------------------------------------           -------------------
Leelan A. Woodlief - Director                               Date


/s/ William S. Wooten                                       December 21, 1998
-------------------------------------------------           -------------------
William S. Wooten - Director                                Date


/s/ Rodney M. Privette                                      December 21, 1998
-------------------------------------------------           -------------------
Rodney M. Privette - Director                               Date

                             EXHIBIT INDEX

EXHIBIT
NUMBER           DESCRIPTION                                            PAGE NO.
-------          -----------                                           --------

2                Plan of Reorganization from Mutual Savings                    *
                 and Loan Association to Mutual Holding Company

3.1              Federal Stock Charter of the Association                      *

3.2              Bylaws of the Association                                     *

4                Common Stock Certificate of the Association                   *

10.1             Employment Agreement with Anna O. Sumerlin,                 ***
                 President and Chief Executive Officer

10.2             Employment Agreement with Carlton E. Chappell,              ***
                 Vice President, Secretary and Treasurer

10.3             Employee Stock Ownership Plan of Wake Forest Federal          *
                 Savings & Loan Association

10.4             Wake Forest Federal Savings & Loan Association 1997        ****
                 Recognition and Retention Plan

10.5             Wake Forest Federal Savings & Loan Association 1997        ****
                 Stock Option Plan

13               1998 Annual Report to Stockholders

99               Proxy Statement for 1999 Annual Meeting of Stockholders      **

------------

* Incorporated herein by reference into this document from the Exhibits to the Association's Notice of Mutual Holding Company Reorganization on Form MHC-1, as filed with the OTS on December 20, 1995 and amended February 6, 1996.

** Incorporated herein by reference into this document, pursuant to General Instruction E(3) of Form 10-KSB and Rule 12b-23 of the rules promulgated under the Securities Exchange Act of 1934, as amended.

*** Incorporated herein by reference into this document from the Association's Form 10-KSB for the year ended September 30, 1996.

**** Incorporated herein by reference to the Association's Proxy Statement for the 1997 Annual Meeting, as filed with the OTS.

                                                                    EXHIBIT 10.1

                 WAKE FOREST FEDERAL SAVINGS & LOAN ASSOCIATION
                              EMPLOYMENT AGREEMENT


                  This EMPLOYMENT AGREEMENT ("Agreement") is made and entered into as of February ___, 1998 by and between WAKE FOREST FEDERAL SAVINGS & LOAN ASSOCIATION, a savings and loan association organized and operating under the federal laws of the United States and having an office at 302 South Brooks
Street, Wake Forest, North Carolina 27588-0707 ("Association") and ANNA O. SUMERLIN, an individual residing at 10112 Ligon Mill Road, Wake Forest, North Carolina 27587 ("Executive").


                              W I T N E S S E T H :


                  WHEREAS, the Executive currently serves the Association in the capacity of the Chief Executive Officer; and

                  WHEREAS, the Association and the Executive entered into an Employment Agreement as of April 3, 1996 ("Prior Agreement") in connection with the Association's reorganization from a mutual savings and loan association to a stock form savings and loan association, which is majority owned by Wake Forest Bancorp, M.H.C. ("Mutual Holding Company"); and

                  WHEREAS, the Association and the Executive desire to amend and restate the Prior Agreement in its entirety as set forth herein; and

                  WHEREAS, the Association desires to assure for itself the continued availability of the Executive's services and the ability of the Executive to perform such services with a minimum of personal distraction in the event of a pending or threatened Change in Control (as hereinafter defined); and

                  WHEREAS, the Executive is willing to continue to serve the Association on the terms and conditions hereinafter set forth; and

                  WHEREAS, the Association agreed in connection with the Prior Agreement to provide the Executive with a higher position in the Association and a raise in salary from her present position and salary in additional consideration for the Executive entering into the covenant not to compete hereinafter set forth;

                  NOW, THEREFORE, in consideration of the premises and the mutual covenants and conditions hereinafter set forth, the Association and the Executive hereby agree as follows:

                  SECTION 1. EMPLOYMENT.

                  The Association agrees to continue to employ the Executive, and the Executive hereby agrees to such continued employment, during the period and upon the terms and conditions set forth in this Agreement.

                  SECTION 2. EMPLOYMENT PERIOD; REMAINING UNEXPIRED EMPLOYMENT
                             PERIOD.

                  (a) The terms and conditions of this Agreement shall be and remain in effect during the period of employment established under this section 2 ("Employment Period"). The Employment Period shall be for an initial term of three years beginning on the effective date of the Prior Agreement. Prior to the first anniversary of the effective date of the Prior Agreement and each anniversary date thereafter (each, an "Anniversary Date"), the Board of Directors of the Association ("Board") shall review the terms of this Agreement and the Executive's performance of services hereunder and may, in the absence of objection from the Executive, approve an extension of the Employment Period. In such event, the Employment Period shall be extended to the third anniversary of the relevant Anniversary Date. In no event, however, shall any such extension take effect at a time when the Executive could elect to resign pursuant to section 9(a)(i) or 11 and claim severance benefits under section 9(b).

                  (b) For all purposes of this Agreement, the term "Remaining Unexpired Employment Period" as of any date shall mean the period beginning on such date and ending on the Anniversary Date on which the Employment Period (as extended pursuant to section 2(a) of this Agreement) is then scheduled to expire.

                  (c) Nothing in this Agreement shall be deemed to prohibit the Association from terminating the Executive's employment at any time during the Employment Period with or without notice for any reason; PROVIDED, HOWEVER, that the relative rights and obligations of the Association and the Executive in the event of any such termination shall be determined under this Agreement.


                  SECTION 3. DUTIES.

                  The Executive shall serve as the President and Chief Executive Officer of the Association, having such power, authority and responsibility and performing such duties as are prescribed by or under the By-Laws of the Association and as are customarily associated with such position or as assigned by the Board acting in good faith. The Executive shall devote her full business time and attention (other than during weekends, holidays, approved vacation periods, and periods of illness or approved leaves of absence) to the business and affairs of the Association and shall use her best efforts to advance the interests of the Association.

                  SECTION 4. CASH COMPENSATION.

                  (a) In consideration for the services to be rendered by the Executive hereunder, the Association shall pay to her a salary at an initial annual rate of SEVENTY-FIVE THOUSAND DOLLARS ($75,000), payable in approximately equal installments in accordance with the Association's customary payroll practices for senior officers. Prior to each Anniversary Date occurring during the Employment Period, the Board shall review the Executive's annual rate of salary and may, in its discretion, approve an increase therein. In addition to salary, the Executive may receive other cash compensation from the Association for services hereunder at such times, in such amounts and on such terms and conditions as the Board may determine from time to time.

                  (b) Prior to or within 45 days after September 30, 1996, the Association shall pay to the Executive a bonus in the amount of THIRTY THOUSAND DOLLARS ($30,000.00); PROVIDED, HOWEVER, that the Association's net income after provision for income taxes, but computed without regard to extraordinary items (including, but not limited to, special deposit insurance assessments with respect to deposits insured through the Savings Association Insurance Fund of the Federal Deposit Insurance Corporation) for the fiscal year ended September 30, 1996 equals or exceeds FOUR HUNDRED THOUSAND DOLLARS ($400,000.00). For fiscal years of the Association beginning after September 30, 1996, the amount of the bonus (if any) to be paid to the Executive shall be determined by the Board in its sole and absolute discretion. Notwithstanding anything in this Agreement to the contrary, the Association shall have no obligation to make any bonus payment to the extent that the payment of such bonus will result in a net loss for the Association for such fiscal year or cause the Association to fail be at least "adequately capitalized" within the meaning of 12 C.F.R. ss.565.4(b)(2).

                  SECTION 5. EMPLOYEE BENEFIT PLANS AND PROGRAMS.

                  During the Employment Period, the Executive shall be treated as an employee of the Association and shall be eligible to participate in and receive benefits under any and all qualified or non-qualified retirement, pension, savings, profit-sharing or stock bonus plans, any and all group life, health (including hospitalization, medical and major medical), dental, accident and long term disability insurance plans, and any other employee benefit and compensation plans (including, but not limited to, any incentive compensation plans or programs, stock option and appreciation rights plans and restricted stock plans) as may from time to time be maintained by, or cover executive employees of, the Association, in accordance with the terms and conditions of such employee benefit plans and programs and compensation plans and programs and consistent with the Association's customary practices.


                  SECTION 6. INDEMNIFICATION AND INSURANCE.

                  (a) During the Employment Period and for a period of six (6) years thereafter, the Association shall cause the Executive to be covered by and named as an insured under any policy or contract of insurance obtained by it to insure its directors and officers against personal liability for acts or omissions in connection with service as an officer or director of the Association or service in other capacities at the request of the Association. The coverage provided to the Executive pursuant to this section 6 shall be of the same scope and on the same terms and conditions as the coverage (if any) provided to other officers or directors of the Association.

                  (b) For so long as the Association is subject to regulation by the Office of Thrift Supervision ("OTS"), the Association shall indemnify the Executive in accordance with 12 C.F.R. ss.545.121. From and after the earliest date on which the Association is not subject to regulation by the OTS, to the maximum extent permitted under applicable law, during the Employment Period and for a period six (6) years thereafter, the Association shall indemnify, and shall cause its subsidiaries and affiliates to indemnify the Executive against and hold her harmless from any costs, liabilities, losses and exposures to the fullest extent and on the most favorable terms and conditions that similar indemnification is offered to any director or officer of the Association or any subsidiary or affiliate thereof. This section 6(b) shall not be applicable where section 18 is applicable.


                  SECTION 7. OUTSIDE ACTIVITIES.

                  The Executive may serve as a member of the boards of directors of such business, community and charitable organizations as she may disclose to and as may be approved by the Board (which approval shall not be unreasonably withheld); PROVIDED, HOWEVER, that such service shall not materially interfere with the performance of her duties under this Agreement. The Executive may also engage in personal business and investment activities which do not materially interfere, and are not inconsistent with, the performance of her duties and responsibilities hereunder; PROVIDED, HOWEVER, that such activities are not prohibited under 12 C.F.R. ss.ss.571.7 or 571.9 or any code of conduct or investment or securities trading policy established by the Association and generally applicable to all similarly situated executives (including, without limitation, any applicable conflict of interest policy adopted by the Board of Directors as contemplated by 12 C.F.R. ss.571.7). The Executive may also serve as an officer or director of the Mutual Holding Company on such terms and conditions as the Association and the Mutual Holding Company may mutually agree upon, and such service shall not be deemed to materially interfere with the Executive's performance of her duties hereunder or otherwise to result in a material breach of this Agreement. Executive shall not receive compensation from the Association for service as an officer or director of the Mutual Holding Company.


                  SECTION 8. WORKING FACILITIES AND EXPENSES.

                  The Executive's principal place of employment shall be at the Association's executive offices at the address first above written, or at such other location within Wake County at which the Association shall maintain its principal executive offices, or at such other location as the Association and the Executive may mutually agree upon. The Association shall provide the Executive at her principal place of employment with a private office, secretarial services and other support services and facilities suitable to her position with the Association and necessary or appropriate in connection with the performance of her assigned duties under this Agreement. The Association shall reimburse the Executive for her ordinary and necessary business expenses, including, without limitation, fees for memberships in such clubs and organizations as the

Executive and the Association shall mutually agree are necessary and appropriate for business purposes, and her travel and entertainment expenses incurred in connection with the performance of her duties under this Agreement, in each case upon presentation to the Association of an itemized account of such expenses in such form as the Association may reasonably require.



                  SECTION 9.  TERMINATION OF EMPLOYMENT WITH SEVERANCE BENEFITS.

                  (a) The Executive shall be entitled to the severance benefits described herein in the event that her employment with the Association terminates during the Employment Period under any of the following circumstances:

                  (i) the Executive's voluntary resignation from employment with the Association within forty-five (45) days following:

                           (A) the failure of the Board to appoint or re-appoint
                  or elect or re-elect the Executive to the office of President and Chief Executive Officer (or a more senior office) of the Association;

                           (B) the failure of the stockholders of the Association to elect or re-elect the Executive to the Board or the failure of the Board (or the nominating committee thereof) to nominate the Executive for such election or re-election; PROVIDED, HOWEVER, that such failure is not the result of a vote cast by the Executive;

                           (C) the expiration of a thirty (30) day period following the date on which the Executive gives written notice to the Association of its material failure, whether by amendment of the Association's Organization Certificate or By-laws, action of the Board or the Association's stockholders or otherwise, to vest in the Executive the functions, duties, or responsibilities prescribed in section 3 of this Agreement as of the date hereof, unless, during such thirty (30) day period, the Association fully cures such failure;

                           (D) the expiration of a thirty (30) day period following the date on which the Executive gives written notice to the Association of its material breach of any term, condition or covenant contained in this Agreement (including, without limitation any reduction of the Executive's rate of base salary in effect from time to time and any change in the terms and conditions of any compensation or benefit program in which the Executive participates which, either individually or together with other changes, has a material adverse effect on the aggregate value of her total compensation package), unless, during such thirty (30) day period, the Association fully cures such failure; or

                  (ii) the termination of the Executive's employment with the Association for any other reason not described in section 10(a).

In such event, subject to section 25, the Association shall provide the benefits and pay to the Executive the amounts described in section 9(b).

                  (b) Upon the termination of the Executive's employment with the Association under circumstances described in section 9(a) of this Agreement, the Association shall pay and provide to the Executive (or, in the event of her death, to her estate):

                  (i) her earned but unpaid compensation as of the date of the termination of her employment with the Association, such payment to be made at the time and in the manner prescribed by law applicable to the payment of wages but in no event later than thirty (30) days after termination of employment;

                  (ii) the benefits, if any, to which she is entitled as a former employee under the employee benefit plans and programs and compensation plans and programs maintained for the benefit of the Association's officers and employees;

                  (iii) continued group life, health (including hospitalization, medical and major medical), dental, accident and long term disability insurance benefits, in addition to that provided pursuant to section 9(b)(ii), and after taking into account the coverage provided by any subsequent employer, if and to the extent necessary to provide for the Executive, for the Remaining Unexpired Employment Period, coverage equivalent to the coverage to which she would have been entitled under such plans (as in effect on the date of her termination of employment, or, if her termination of employment occurs after a Change in Control, on the date of such Change in Control, whichever benefits are greater) if she had continued working for the Association during the Remaining Unexpired Employment Period at the highest annual rate of compensation achieved during that portion of the Employment Period which is prior to the Executive's termination of employment with the Association;

                  (iv) within thirty (30) days following her termination of employment with the Association, a lump sum payment, in an amount equal to the present value of the salary that the Executive would have earned if she had continued working for the Association during the Remaining Unexpired Employment Period at the highest annual rate of salary achieved during that portion of the Employment Period which is prior to the Executive's termination of employment with the Association, where such present value is to be determined using a discount rate equal to the applicable short-term federal rate prescribed under section 1274(d) of the Internal Revenue Code of 1986 ("Code"), compounded using the compounding period corresponding to the Association's regular payroll periods for its officers, such lump sum to be paid in lieu of all other payments of salary provided for under this Agreement in respect of the period following any such termination;

                  (v) within thirty (30) days following her termination of employment with the Association, a lump sum payment in an amount equal to the excess, if any, of:

                           (A) the present  value of the  aggregate  benefits to
                  which she would be entitled under any and all qualified and non-qualified defined benefit pension plans maintained by, or covering employees of, the Association if she had continued working for the Association during the Remaining Unexpired Employment Period (such benefits to be determined as of the date of termination of employment by adding to the service actually recognized under such plans an additional period equal to the Remaining Unexpired Employment Period and by adding to the compensation actually recognized under such plans all amounts payable under sections 9(b)(i), (iv) and
                  (vii) to the extent such amounts would have been recognized under such plans had the Executive Remained in service during the Remaining Unexpired Employment Period); over

                           (B) the present value of the benefits to which she is
                  actually entitled under such defined benefit pension plans as of the date of her termination;

         where such present values are to be determined using the mortality tables prescribed under section 415(b)(2)(E)(v) of the Code and a discount rate, compounded monthly, equal to the annualized rate of interest prescribed by the Pension Benefit Guaranty Corporation for the valuation of immediate annuities payable under terminating single-employer defined benefit plans for the month in which the Executive's termination of employment occurs ("Applicable PBGC Rate").

                  (vi) within thirty (30) days following her termination of employment with the Association, a lump sum payment in an amount equal to the present value of the additional employer contributions (or if greater in the case of a leveraged employee stock ownership plan or similar arrangement, the additional assets allocable to her through debt service, based on the fair market value of such assets at termination of employment) to which she would have been entitled under any and all qualified and non-qualified defined contribution plans maintained by, or covering employees of, the Association, if she had continued working for the Association during the Remaining Unexpired Employment Period at the highest annual rate of compensation achieved during that portion of the Employment Period which is prior to the Executive's termination of employment with the Association, and making the maximum amount of employee contributions, if any, required under such plan or plans, such present value to be determined on the basis of a discount rate, compounded using the compounding period that corresponds to the frequency with which employer contributions are made to the relevant plan, equal to the Applicable PBGC Rate; and

                  (vii) the payments that would have been made to the Executive under any cash bonus or long-term or short-term cash incentive compensation plan maintained by, or covering employees of, the Association if she had continued working for the Association during the Remaining Unexpired Employment Period and had earned the maximum bonus or incentive award in each calendar year that ends during the Remaining Unexpired Employment Period, such payments to be equal to the product of:

                           (A) the maximum percentage rate at which an award was
                  ever   available  to  the  Executive   under  such   incentive
                  compensation plan; multiplied by

                           (B) the  salary  that  would  have  been  paid to the
                  Executive during each such calendar year at the highest annual rate of salary achieved during that portion of the Employment Period which is prior to the Executive's termination of employment with the Association, such payments to be made (without discounting for early payment) within thirty (30) days following the Executive's termination of employment.

The Association and the Executive hereby stipulate that the damages which may be incurred by the Executive following any such termination of employment are not capable of accurate measurement as of the date first above written and that the payments and benefits contemplated by this section 9(b) constitute reasonable damages under the circumstances and shall be payable without any requirement of proof of actual damage and without regard to the Executive's efforts, if any, to mitigate damages. The Association and the Executive further agree that the Association may condition the payments and benefits (if any) due under sections 9(b)(iii), (iv), (v), (vi) and (vii) on the receipt of the Executive's resignation from any and all positions which she holds as an officer, director or committee member with respect to the Association or the Mutual Holding Company or any subsidiary or affiliate of either of them.


                  SECTION 10. TERMINATION WITHOUT ADDITIONAL ASSOCIATION LIABILITY.

                  In  the  event  that  the  Executive's   employment  with  the
Association shall terminate during the Employment Period on account of:

                  (a) the discharge of the Executive for "cause," which, for purposes of this Agreement shall mean personal dishonesty, incompetence, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule or regulation (other than traffic violations or similar offenses) or final cease and desist order, or any material breach of this Agreement, in each case as measured against standards generally prevailing at the relevant time in the savings and community banking industry; PROVIDED, HOWEVER, that the Executive shall not be deemed to have been discharged for cause unless and until the following procedures shall have been followed:

                           (i) the Board shall adopt a resolution  duly approved
                  by affirmative vote of a majority of the entire Board at a meeting called and held for such purpose calling for the Executive's termination for cause and setting forth the purported grounds for such termination ("Proposed Termination Resolution");

                           (ii) as soon as practicable,  and in any event within
                  five (5) days, after adoption of such resolution, the Board shall furnish to the Executive a written notice of termination which shall be accompanied by a certified copy of the Proposed Termination Resolution ("Notice of Proposed Termination");

                           (iii) the  Executive  shall be afforded a  reasonable
                  opportunity to make oral and written presentations to the members of the Board, on her own behalf, or through a representative, who may be her legal counsel, to refute the grounds set forth in the Proposed Termination Resolution at one or more meetings of the Board to be held no sooner than fifteen (15) days and no later than thirty (30) after the Executive's receipt of the Proposed Termination Notice ("Termination Hearings"); and

                           (iv) within ten (10) days following the end of the Termination Hearings, the Board shall adopt a resolution duly approved by affirmative vote of a majority of the entire Board at a meeting called and held for such purpose (A) finding that in the good faith opinion of the Board the grounds for termination set forth in the Proposed Termination Resolution exist and (B) terminating the Executive's employment ("Termination Resolution"); and

                           (v) as  promptly  as  practicable,  and in any  event
                  within one (1) business day after adoption of the Termination Resolution, the Board shall furnish to the Exective written notice of termination, which notice shall include a copy of the Termination Resolution and specify an effective date of termination that is not later than the date on which such notice is given;

                  (b) the Executive's voluntary resignation from employment with the Association for reasons other than those specified in section 9(a)(i);

                  (c) the Executive's death;

                  (d) a determination that the Executive is eligible for long-term disability benefits under the Association's long-term disability insurance program or, if there is no such program, under the federal Social Security Act; or

                  (e) the Executive's termination of employment for any reason at or after attainment of mandatory retirement age under the Association's mandatory retirement policy for executive officers in effect as of the date of this Agreement;

         then the Association shall have no further obligations under this Agreement, other than the payment to the Executive (or, in the event of her death, to her estate) of her earned but unpaid compensation as of the date of the termination of her employment, and the provision of such other benefits, if any, to which she is entitled as a former employee under the employee benefit plans and programs and compensation plans and programs maintained by, or covering employees of, the Association.


                  SECTION 11. TERMINATION UPON OR FOLLOWING A CHANGE IN CONTROL.

                  (a) A Change in Control of the Association ("Change in Control") shall be deemed to have occurred upon the happening of any of the following events:

                  (i) approval by the stockholders of the Association of a transaction that would result in the reorganization, merger or consolidation of the Association, respectively, with one or more other persons, other than a transaction following which:

                           (A) at least 51% of the equity ownership interests of
                  the entity resulting from such transaction are beneficially owned (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act of 1934 ("Exchange Act")) in substantially the same relative proportions by persons who, immediately prior to such transaction, beneficially owned (within the meaning of Rule 13d-3 promulgated under the Exchange Act) at least 51% of the outstanding equity ownership interests in the Association; and

                           (B) at least 51% of the  securities  entitled to vote
                  generally in the election of directors of the entity resulting from such transaction are beneficially owned (within the meaning of Rule 13d-3 promulgated under the Exchange Act) in substantially the same relative proportions by persons who, immediately prior to such transaction, beneficially owned (within the meaning of Rule 13d-3 promulgated under the Exchange Act) at least 51% of the securities entitled to vote generally in the election of directors of the Association;

                  (ii) the acquisition of all or substantially all of the assets of the Association or beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 25% or more of the outstanding securities of the Association entitled to vote generally in the election of directors by any person or by any persons acting in concert, or approval by the stockholders of the Association of any transaction which would result in such an acquisition; or

                  (iii)  a   complete   liquidation   or   dissolution   of  the
         Association, or approval by the stockholders of the Association of a plan for such liquidation or dissolution; or

                  (iv) the occurrence of any event if, immediately following such event, at least 50% of the members of the board of directors of the Association do not belong to any of the following groups:

                           (A) individuals who were members of the Board of the Association on the date of this Agreement; or

                           (B) individuals who first became members of the Board
                  of the Association after the date of this Agreement either:

                                    (I) upon  election  to serve as a member  of
                           the Board of directors of the Association by affirmative vote of three-quarters of the members of such board, or of a nominating committee thereof, in office at the time of such first election; or

                                    (II) upon  election by the  stockholders  of
                           the Board to serve as a member of the board of directors of the Board, but only if nominated for election by affirmative vote of three-quarters of the members of the board of directors of the Board, or of a nominating committee thereof, in office at the time of such first nomination;

                  PROVIDED, HOWEVER, that such individual's election or nomination did not result from an actual or threatened election contest (within the meaning of Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents
                  (within the meaning of Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) other than by or on behalf of the Board of the Association;

In no event, however, shall a Change in Control be deemed to have occurred as a result of any acquisition of securities or assets of the Association by any employee benefit plan maintained by the Association. For purposes of this section 11, the term "person" shall have the meaning assigned to it under sections 13(d)(3) or 14(d)(2) of the Exchange Act.

                  (b) In the event of a Change in Control, the Executive shall be entitled to the payments and benefits contemplated by section 9(b) in the event of her termination of employment with the Association under any of the circumstances described in section 9(a) of this Agreement or under any of the following circumstances:

                  (i) resignation, voluntary or otherwise, by the Executive at any time during the Employment Period and within ninety (90) days following her demotion, loss of title, office or significant authority or responsibility, or following any reduction in any element of her package of compensation and benefits;

                  (ii) resignation, voluntary or otherwise, by the Executive at any time during the Employment Period and within ninety (90) days following any relocation of her principal place of employment or any change in working conditions at such principal place of employment which is embarrassing, derogatory or otherwise materially adverse to the Executive;

                  (iii) resignation, voluntary or otherwise, by the Executive at any time during the Employment Period following the failure of any successor to the Association in the Change in Control to include the Executive in any compensation or benefit program maintained by it or covering any of its executive officers, unless the Executive is already covered by a substantially similar plan of the Association which is at least as favorable to her; or

                  (iv) resignation, voluntary or otherwise, for any reason whatsoever following the expiration of a transition period of thirty days beginning on the effective date of the Change in Control (or such longer period, not to exceed ninety (90) days beginning on the effective  date of the Change in  Control,  as the  Association  or its successor may reasonably request) to facilitate a transfer of management responsibilities.


                  SECTION 12.  COVENANT NOT TO COMPETE.

                  The Executive hereby covenants and agrees that, in the event of her termination of employment with the Association prior to the expiration of the Employment Period, for a period of one (1) year following the date of her termination of employment with the Association (or, if less, for the Remaining Unexpired Employment Period), she shall not, without the written consent of the Association, become an officer, employee, consultant, director or trustee with executory, managerial, supervisory or strategic authority or influence at any savings bank, savings and loan association, savings and loan holding company, bank or bank holding company, or any direct or indirect subsidiary or affiliate of any such entity, that entails working within one hundred (100) miles of the headquarters of the Association on the date of the Executive's termination of employment; PROVIDED, HOWEVER, that this section 12 shall not apply if the Executive's emloyment is terminated by reason of voluntary resignation for the reasons set forth in section 9(a)(i) or by reason of termination by the Association other than for cause as provided in section 10(a) or after attainment of mandatory retirement age pursuant to section 10(e); and PROVIDED, FURTHER, that if the Executive's employment shall be terminated on account of disability as provided in section 10(d) of this Agreement, this section 12 shall not prevent the Executive from accepting any position or performing any services if (a) she first offers, by written notice, to accept a similar position with, or perform similar services for, the Association on substantially the same terms and conditions and (b) the Association declines to accept such offer within ten
(10) days after such notice is given.

                  SECTION 13.  CONFIDENTIALITY.

                  Unless she obtains the prior written consent of the Association, the Executive shall keep confidential and shall refrain from using for the benefit of herself, or any person or entity other than the Association or any entity which is a subsidiary of the Association or of which the Association is a subsidiary, any material document or information obtained from the Association, or from its parent or subsidiaries, in the course of her employment with any of them concerning their properties, operations or business (unless such document or information is readily ascertainable from public or published information or trade sources or has otherwise been made available to the public through no fault of her own) until the same ceases to be material (or becomes so ascertainable or available); PROVIDED, HOWEVER, that nothing in this section 13 shall prevent the Executive, with or without the Association's consent, from participating in or disclosing documents or information in connection with any judicial or administrative investigation, inquiry or proceeding to the extent that such participation or disclosure is required under applicable law.


                  SECTION 14.  SOLICITATION.

                  The Executive hereby covenants and agrees that, for a period of one (1) year following her termination of employment with the Association, she shall not, without the written consent of the Association, either directly or indirectly:

                  (a)  solicit,  offer  employment  to, or take any other action intended, or that a reasonable person acting in like circumstances would expect, to have the effect of causing any officer or employee of the Association or any affiliate, as of the date of this Agreement, of either of them to terminate her or his employment and accept employment or become affiliated with, or provide services for compensation in any capacity whatsoever to, any savings bank, savings and loan association, bank, bank holding company, savings and loan holding company, or other institution engaged in the business of accepting deposits and making loans, doing business within one hundred (100) miles of the headquarters of the Association or any affiliate, as of the date of this Agreement, of either of them;

                  (b) provide any information, advice or recommendation with respect to any such officer or employee of any savings bank, savings and loan association, bank, bank holding company, savings and loan holding company, or other institution engaged in the business of accepting deposits and making loans, doing business within one hundred
         (100) miles of the headquarters of the Association or any affiliate, as of the date of this Agreement, of either of them that is intended, or that a reasonable person acting in like circumstances would expect, to have the effect of causing any officer or employee of the Association or any affiliate, as of the date of this Agreement, of either of them to terminate her or his employment and accept employment or become affiliated with, or provide services for compensation in any capacity whatsoever to, any savings bank, savings and loan association, bank, bank holding company, savings and loan holding company, or other institution engaged in the business of accepting deposits and making loans, doing business within one hundred (100) miles of the headquarters of the Association or any affiliate, as of the date of this Agreement, of either of them;

                  (c) solicit, provide any information, advice or recommendation or take any other action intended, or that a reasonable person acting in like circumstances would expect, to have the effect of causing any customer of the Association to terminate an existing business or commercial relationship with the Association.


                  SECTION 15.  NO EFFECT ON EMPLOYEE BENEFIT PLANS OR PROGRAMS.

                  The termination of the Executive's employment during the term of this Agreement or thereafter, whether by the Association or by the Executive, shall have no effect on the rights and obligations of the parties hereto under the Association's qualified or non-qualified retirement, pension, savings, thrift, profit-sharing or stock bonus plans, group life, health (including hospitalization, medical and major medical), dental, accident and long term disability insurance plans or such other employee benefit plans or programs, or compensation plans or programs, as may be maintained by, or cover employees of, the Association from time to time.


                  SECTION 16.  SUCCESSORS AND ASSIGNS.

                  This Agreement will inure to the benefit of and be binding upon the Executive, her legal representatives and testate or intestate distributees, and the Association and its successors and assigns, including any successor by merger or consolidation or any other person or firm or corporation to which all or substantially all of the assets and business of the Association may be sold or otherwise transferred. Failure of the Association to obtain from any successor its express written assumption of the Association's obligations hereunder at least sixty (60) days in advance of the scheduled effective date of any such succession shall be deemed a material breach of this Agreement unless cured within ten (10) days after notice thereof by the Executive to the Association.


                  SECTION 17. NOTICES.

                  Any communication required or permitted to be given under this Agreement, including any notice, direction, designation, consent, instruction, objection or waiver, shall be in writing and shall be deemed to have been given at such time as it is delivered personally, or five (5) days after mailing if mailed, postage prepaid, by registered or certified mail, return receipt requested, addressed to such party at the address listed below or at such other address as one such party may by written notice specify to the other party:

                  If to the Executive:

                           Ms. Anna O. Sumerlin
                           10112 Ligon Mill Road
                           Wake Forest, North Carolina  27587


                  If to the Association:

                           Wake Forest Federal Savings & Loan Association 302 South Brooks Street, P.O. 707
                           Wake Forest, North Carolina  27588-0707

                           Attention:  Chairman of the Board

                           WITH A COPY TO:

                           Thacher Proffitt & Wood
                           Two World Trade Center
                           New York, New York 10048

                           Attention: Lisa M. Miller, Esq.


                  SECTION 18.  INDEMNIFICATION FOR ATTORNEYS' FEES.

                  The Association shall indemnify, hold harmless and defend the Executive against reasonable costs, including legal fees, incurred by her in connection with or arising out of any action, suit or proceeding in which she may be involved, as a result of her efforts, in good faith, to defend or enforce the terms of this Agreement; PROVIDED, HOWEVER, that the Executive shall have substantially prevailed on the merits pursuant to a judgment, decree or order of a court of competent jurisdiction or of an arbitrator in an arbitration proceeding. The determination whether the Executive shall have substantially prevailed on the merits and is therefore entitled to such indemnification, shall be made by the court or arbitrator, as applicable. In the event of a settlement pursuant to a settlement agreement, any indemnification payment under this section 18 shall be made only after a determination by the members of the Board (other than the Executive and any other member of the Board to which the Executive is related by blood or marriage) that the Executive has acted in good faith and that such indemnification payment is in the best interests of the Association.


                  SECTION 19. SEVERABILITY.

                  A determination that any provision of this Agreement is invalid or unenforceable shall not affect the validity or enforceability of any other provision hereof.

                  SECTION 20. WAIVER.

                  Failure to insist upon strict compliance with any of the terms, covenants or conditions hereof shall not be deemed a waiver of such term, covenant, or condition. A waiver of any provision of this Agreement must be made in writing, designated as a waiver, and signed by the party against whom its enforcement  is  sought.  Any  waiver  or  relinquishment  of any right or power hereunder at any one or more times shall not be deemed a waiver or relinquishment of such right or power at any other time or times.


                  SECTION 21. COUNTERPARTS.

                  This   Agreement   may  be   executed   in  two  (2)  or  more
counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same Agreement.


                  SECTION 22. GOVERNING LAW.

                  This Agreement shall be governed by and construed and enforced in accordance with the federal laws of the United States and, to the extent that federal law is inapplicable, in accordance with the laws of the State of North Carolina applicable to contracts entered into and to be performed entirely within the State of North Carolina.


                  SECTION 23. HEADINGS AND CONSTRUCTION.

                  The headings of sections in this Agreement are for convenience of reference only and are not intended to qualify the meaning of any section. Any reference to a section number shall refer to a section of this Agreement, unless otherwise stated.


                  SECTION 24. ENTIRE AGREEMENT; MODIFICATIONS.

                  This instrument contains the entire agreement of the parties relating to the subject matter hereof, and supersedes in its entirety any and all prior agreements, understandings or representations relating to the subject matter hereof. No modifications of this Agreement shall be valid unless made in writing and signed by the parties hereto.


                  SECTION 25. REQUIRED REGULATORY PROVISIONS.

                  The  following  provisions  are  included  for the purposes of
complying  with  various  laws,   rules  and   regulations   applicable  to  the
Association:

                  (a) Notwithstanding anything herein contained to the contrary, in no event shall the aggregate amount of compensation payable to the Executive under section 9(b) hereof (exclusive of amounts described in section 9(b)(i) or (ii)) exceed the three times the Executive's average annual compensation (within the meaning of OTS Regulatory Bulletin 27a or any successor thereto) for the last five consecutive calendar years to end prior to her termination of employment with the Association (or for her entire period of employment with the Association if less than five calendar years). The compensation payable to the Executive hereunder shall be further reduced (but not below zero) if such reduction would avoid the assessment of excise taxes on excess parachute payments (within the meaning of section 280G of the Code).

                  (b) Notwithstanding anything herein contained to the contrary, any payments to the Executive by the Association, whether pursuant to this Agreement or otherwise, are subject to and conditioned upon their compliance with section 18(k) of the Federal Deposit Insurance Act ("FDI Act"), 12 U.S.C. ss.1828(k), and any regulations promulgated thereunder.

                  (c) Notwithstanding anything herein contained to the contrary, if the Executive is suspended from office and/or temporarily prohibited from participating in the conduct of the affairs of the Association pursuant to a notice served under section 8(e)(3) or 8(g)(1) of the FDI Act, 12 U.S.C. ss.1818(e)(3) or 1818(g)(1), the Association's obligations under this Agreement shall be suspended as of the date of service of such notice, unless stayed by appropriate proceedings. If the charges in such notice are dismissed, the Association, in its discretion, may (i) pay to the Executive all or part of the compensation withheld while the Association's obligations hereunder were suspended and (ii) reinstate, in whole or in part, any of the obligations which were suspended.

                  (d) Notwithstanding anything herein contained to the contrary, if the Executive is removed and/or permanently prohibited from participating in the conduct of the Association's affairs by an order issued under section 8(e)(4) or 8(g)(1) of the FDI Act, 12 U.S.C. ss.1818(e)(4) or (g)(1), all prospective obligations of the Association under this Agreement shall terminate as of the effective date of the order, but vested rights and obligations of the Association and the Executive shall not be affected.

                  (e) Notwithstanding anything herein contained to the contrary, if the Association is in default (within the meaning of section 3(x)(1) of the FDI Act, 12 U.S.C. ss.1813(x)(1), all prospective obligations of the Association under this Agreement shall terminate as of the date of default, but vested rights and obligations of the Association and the Executive shall not be affected.

                  (f) Notwithstanding anything herein contained to the contrary, all prospective obligations of the Association hereunder shall be terminated, except to the extent that a continuation of this Agreement is necessary for the continued operation of the Association: (i) by the Director of the OTS or her designee or the Federal Deposit Insurance Corporation ("FDIC"), at the time the FDIC enters into an agreement to provide assistance to or on behalf of the Association under the authority contained in section 13(c) of the FDI Act, 12 U.S.C. ss.1823(c); (ii) by the Director of the OTS or her designee at the time such Director or designee approves a supervisory merger to resolve problems related to the operation of the Association or when the Association is determined by such Director to be in an unsafe or unsound condition. The vested rights and obligations of the parties shall not be affected.

If and to the extent that any of the foregoing provisions shall cease to be required or by applicable law, rule or regulation, the same shall become inoperative as though eliminated by formal amendment of this Agreement.


                  IN WITNESS WHEREOF, the Association has caused this Agreement to be executed and the Executive has hereunto set her hand, all as of the day and year first above written.



                                            ------------------------------------
                                                   ANNA O. SUMERLIN





ATTEST:                                     WAKE FOREST FEDERAL
                                            SAVINGS & LOAN ASSOCIATION


By                                          By
   -----------------------------              ----------------------------------
          Secretary                               Name:   Odis Russell Dew
                                                  Title:  Chairman of the Board


[Seal]

STATE OF NORTH CAROLINA )
                        : ss.:
COUNTY OF WAKE          )

                  On this ________ day of February, 1998, before me personally came Anna O. Sumerlin, to me known, and known to me to be the individual described in the foregoing instrument, who, being by me duly sworn, did depose and say that she resides at the address set forth in said instrument, and that she signed her name to the foregoing instrument.



                                                   -----------------------------
                                                          Notary Public






STATE OF NORTH CAROLINA )
                        : ss.:
COUNTY OF WAKE          )

                  On this ________ day of February, 1998, before me personally came ___________________, to me known, who, being by me duly sworn, did depose and say that he resides at ______________________________________________, that he is a member of the Board of Directors of WAKE FOREST FEDERAL SAVINGS & LOAN ASSOCIATION, the savings bank described in and which executed the foregoing instrument; that he knows the seal of said mutual savings bank; that the seal affixed to said instrument is such seal; that it was so affixed by order of the Board of Directors of said savings bank; and that he signed his name thereto by like order.



                                                   -----------------------------
                                                          Notary Public

                                                                    EXHIBIT 10.2

                 WAKE FOREST FEDERAL SAVINGS & LOAN ASSOCIATION
                              EMPLOYMENT AGREEMENT


                  This EMPLOYMENT AGREEMENT ("Agreement") is made and entered into as of February ___, 1998 by and between WAKE FOREST FEDERAL SAVINGS & LOAN ASSOCIATION, a savings and loan association organized and operating under the federal laws of the United States and having an office at 302 South Brooks
Street, Wake Forest, North Carolina 27588-0707 ("Association") and CARLTON E. CHAPPELL, an individual residing at 1204 Jenkins Road, Wake Forest, North Carolina 27587 ("Executive").


                              W I T N E S S E T H :


                  WHEREAS, the Executive currently serves the Association in the capacity of Senior Vice President; and

                  WHEREAS, the Association and the Executive entered into an Employment Agreement as of April 3, 1996 ("Prior Agreement") in connection with the Association's reorganization from a mutual savings and loan association to a stock form savings and loan association, which is majority owned by Wake Forest Bancorp, M.H.C. ("Mutual Holding Company"); and

                  WHEREAS, the Association and the Executive desire to amend and restate the Prior Agreement in its entirety, as set forth herein; and

                  WHEREAS, the Association desires to assure for itself the continued availability of the Executive's services and the ability of the Executive to perform such services with a minimum of personal distraction in the event of a pending or threatened Change in Control (as hereinafter defined); and

                  WHEREAS, the Executive is willing to continue to serve the Association on the terms and conditions hereinafter set forth; and

                  WHEREAS, the Association agreed in connection with the Prior Agreement to provide the Executive with a higher position in the Association and a raise in salary from his present position and salary in additional consideration for the Executive entering into the covenant not to compete hereinafter set forth;

                  NOW, THEREFORE, in consideration of the premises and the mutual covenants and conditions hereinafter set forth, the Association and the Executive hereby agree as follows:

                  SECTION 1. EMPLOYMENT.

                  The Association agrees to continue to employ the Executive, and the Executive hereby agrees to such continued employment, during the period and upon the terms and conditions set forth in this Agreement.


                  SECTION 2. EMPLOYMENT PERIOD; REMAINING UNEXPIRED EMPLOYMENT
                             PERIOD.

                  (a) The terms and conditions of this Agreement shall be and remain in effect during the period of employment established under this section 2 ("Employment Period"). The Employment Period shall be for an initial term of three years beginning on the effective date of the Prior Agreement. Prior to the first anniversary of the effective date of the Prior Agreement and each anniversary date thereafter (each, an "Anniversary Date"), the Board of Directors of the Association ("Board") shall review the terms of this Agreement and the Executive's performance of services hereunder and may, in the absence of objection from the Executive, approve an extension of the Employment Period. In such event, the Employment Period shall be extended to the third anniversary of the relevant Anniversary Date. In no event, however, shall any such extension take effect at a time when the Executive could elect to resign pursuant to section 9(a)(i) or 11 and claim severance benefits under section 9(b).

                  (b) For all purposes of this Agreement, the term "Remaining Unexpired Employment Period" as of any date shall mean the period beginning on such date and ending on the Anniversary Date on which the Employment Period (as extended pursuant to section 2(a) of this Agreement) is then scheduled to expire.

                  (c) Nothing in this Agreement shall be deemed to prohibit the Association from terminating the Executive's employment at any time during the Employment Period with or without notice for any reason; PROVIDED, HOWEVER, that the relative rights and obligations of the Association and the Executive in the event of any such termination shall be determined under this Agreement.


                  SECTION 3. DUTIES.

                  The Executive shall serve as the Vice President of the Association, having such power, authority and responsibility and performing such duties as are prescribed by or under the By-Laws of the Association and as are customarily associated with such position or as assigned by the Board acting in good faith. The Executive shall devote his full business time and attention (other than during weekends, holidays, approved vacation periods, and periods of illness or approved leaves of absence) to the business and affairs of the Association and shall use his best efforts to advance the interests of the Association.

                  SECTION 4. CASH COMPENSATION.

                  (a) In consideration for the services to be rendered by the Executive hereunder, the Association shall pay to him a salary at an initial annual rate of FIFTY-THREE THOUSAND DOLLARS ($53,000), payable in approximately equal installments in accordance with the Association's customary payroll practices for senior officers. Prior to each Anniversary Date occurring during the Employment Period, the Board shall review the Executive's annual rate of salary and may, in its discretion, approve an increase therein. In addition to salary, the Executive may receive other cash compensation from the Association for services hereunder at such times, in such amounts and on such terms and conditions as the Board may determine from time to time.

                  (b) Prior to or within 45 days after September 30, 1996, the Association shall pay to the Executive a bonus in the amount of ELEVEN-THOUSAND DOLLARS ($11,000.00); PROVIDED, HOWEVER, that the Association's net income after provision for income taxes, but computed without regard to extraordinary items (including, but not limited to, special deposit insurance assessments with respect to deposits insured through the Savings Association Insurance Fund of the Federal Deposit Insurance Corporation) for the fiscal year ended September 30, 1996 equals or exceeds FOUR HUNDRED THOUSAND DOLLARS ($400,000.00). For fiscal years of the Association beginning after September 30, 1996, the amount of the bonus (if any) to be paid to the Executive shall be determined by the Board in its sole and absolute discretion. Notwithstanding anything in this Agreement to the contrary, the Association shall have no obligation to make any bonus payment to the extent that the payment of such bonus will result in a net loss for the Association for such fiscal year or cause the Association to fail to be at least "adequately capitalized" within the meaning of 12 C.F.R. ss.565.4(b)(2).


                  SECTION 5. EMPLOYEE BENEFIT PLANS AND PROGRAMS.

                  During the Employment Period, the Executive shall be treated as an employee of the Association and shall be eligible to participate in and receive benefits under any and all qualified or non-qualified retirement, pension, savings, profit-sharing or stock bonus plans, any and all group life, health (including hospitalization, medical and major medical), dental, accident and long term disability insurance plans, and any other employee benefit and compensation plans (including, but not limited to, any incentive compensation plans or programs, stock option and appreciation rights plans and restricted stock plans) as may from time to time be maintained by, or cover executive employees of, the Association, in accordance with the terms and conditions of such employee benefit plans and programs and compensation plans and programs and consistent with the Association's customary practices.


                  SECTION 6. INDEMNIFICATION AND INSURANCE.

                  (a) During the Employment Period and for a period of six (6) years thereafter, the Association shall cause the Executive to be covered by and named as an insured under any policy or contract of insurance obtained by it to insure its directors and officers against personal liability for acts or omissions in connection with service as an officer or director of the Association or service in other capacities at the request of the Association. The coverage provided to the Executive pursuant to this section 6 shall be of the same scope and on the same terms and conditions as the coverage (if any) provided to other officers or directors of the Association.

                  (b) For so long as the Association is subject to regulation by the Office of Thrift Supervision ("OTS"), the Association shall indemnify the Executive in accordance with 12 C.F.R. ss.545.121. From and after the earliest date on which the Association is not subject to regulation by the OTS, to the maximum extent permitted under applicable law, during the Employment Period and for a period six (6) years thereafter, the Association shall indemnify, and shall cause its subsidiaries and affiliates to indemnify the Executive against and hold him harmless from any costs, liabilities, losses and exposures to the fullest extent and on the most favorable terms and conditions that similar indemnification is offered to any director or officer of the Association or any subsidiary or affiliate thereof. This section 6(b) shall not be applicable where section 18 is applicable.


                  SECTION 7. OUTSIDE ACTIVITIES.

                  The Executive may serve as a member of the boards of directors of such business, community and charitable organizations as he may disclose to and as may be approved by the Board (which approval shall not be unreasonably withheld); PROVIDED, HOWEVER, that such service shall not materially interfere with the performance of his duties under this Agreement. The Executive may also engage in personal business and investment activities which do not materially interfere with, and are not inconsistent with, the performance of his duties and responsibilities hereunder; PROVIDED, HOWEVER, that such activities are not prohibited under 12 C.F.R. ss.ss.571.7 or 571.9 or any code of conduct or investment or securities trading policy established by the Association and generally applicable to all similarly situated executives (including, without limitation, any applicable conflict of interest policy adopted by the Board of Directors as contemplated by 12 C.F.R. ss.571.7). The Executive may also serve as an officer or director of Wake Forest Bancorp, M.H.C. on such terms and conditions as the Association and Wake Forest Bancorp, M.H.C. may mutually agree upon, and such service shall not be deemed to materially interfere with the Executive's performance of his duties hereunder or otherwise to result in a material breach of this Agreement. Executive shall not receive compensation from the Association for service as an officer or director of the Mutual Holding Company.


                  SECTION 8. WORKING FACILITIES AND EXPENSES.

                  The Executive's principal place of employment shall be at the Association's executive offices at the address first above written, or at such other location within Wake County at which the Association shall maintain its principal executive offices, or at such other location as the Association and the Executive may mutually agree upon. The Association shall provide the Executive at his principal place of employment with a private office, secretarial services and other support services and facilities suitable to his position with the Association and necessary or appropriate in connection with the performance of his assigned duties under this Agreement. The Association shall reimburse the Executive for his ordinary and necessary business expenses, including, without limitation, fees for memberships in such clubs and organizations as the

Executive and the Association shall mutually agree are necessary and appropriate for business purposes, and his travel and entertainment expenses incurred in connection with the performance of his duties under this Agreement, in each case upon presentation to the Association of an itemized account of such expenses in such form as the Association may reasonably require.


                  SECTION 9.  TERMINATION OF EMPLOYMENT WITH SEVERANCE BENEFITS.

                  (a) The Executive shall be entitled to the severance benefits described herein in the event that his employment with the Association terminates during the Employment Period under any of the following circumstances:

                  (i) the Executive's voluntary resignation from employment with the Association within forty-five (45) days following:

                           (A) the failure of the Board to appoint or re-appoint
                  or elect or re-elect the Executive to the office of Vice President (or a more senior office) of the Association;

                           (B) the expiration of a thirty (30) day period following the date on which the Executive gives written notice to the Association of its material failure, whether by amendment of the Association's Organization Certificate or By-laws, action of the Board or the Association's stockholders or otherwise, to vest in the Executive the functions, duties, or responsibilities prescribed in section 3 of this Agreement as of the date hereof, unless, during such thirty (30) day period, the Association fully cures such failure;

                           (C) the expiration of a thirty (30) day period following the date on which the Executive gives written notice to the Association of its material breach of any term, condition or covenant contained in this Agreement (including, without limitation any reduction of the Executive's rate of base salary in effect from time to time and any change in the terms and conditions of any compensation or benefit program in which the Executive participates which, either individually or together with other changes, has a material adverse effect on the aggregate value of his total compensation package), unless, during such thirty (30) day period, the Association fully cures such failure; or

                  (ii) the termination of the Executive's employment with the Association for any other reason not described in section 10(a).

In such event, subject to section 25, the Association shall provide the benefits and pay to the Executive the amounts described in section 9(b).

                  (b) Upon the termination of the Executive's employment with the Association under circumstances described in section 9(a) of this Agreement, the Association shall pay and provide to the Executive (or, in the event of his death, to his estate):

                  (i) his earned but unpaid compensation as of the date of the termination of his employment with the Association, such payment to be made at the time and in the manner prescribed by law applicable to the payment of wages but in no event later than thirty (30) days after termination of employment;

                  (ii) the benefits, if any, to which he is entitled as a former employee under the employee benefit plans and programs and compensation plans and programs maintained for the benefit of the Association's officers and employees;

                  (iii) continued group life, health (including hospitalization, medical and major medical), dental, accident and long term disability insurance benefits, in addition to that provided pursuant to section 9(b)(ii), and after taking into account the coverage provided by any subsequent employer, if and to the extent necessary to provide for the Executive, for the Remaining Unexpired Employment Period, coverage equivalent to the coverage to which he would have been entitled under such plans (as in effect on the date of his termination of employment, or, if his termination of employment occurs after a Change in Control, on the date of such Change in Control, whichever benefits are greater) if he had continued working for the Association during the Remaining Unexpired Employment Period at the highest annual rate of compensation achieved during that portion of the Employment Period which is prior to the Executive's termination of employment with the Association;

                  (iv) within thirty (30) days following his termination of employment with the Association, a lump sum payment, in an amount equal to the present value of the salary that the Executive would have earned if he had continued working for the Association during the Remaining Unexpired Employment Period at the highest annual rate of salary achieved during that portion of the Employment Period which is prior to the Executive's termination of employment with the Association, where such present value is to be determined using a discount rate equal to the applicable short-term federal rate prescribed under section 1274(d) of the Internal Revenue Code of 1986 ("Code"), compounded using the compounding period corresponding to the Association's regular payroll periods for its officers, such lump sum to be paid in lieu of all other payments of salary provided for under this Agreement in respect of the period following any such termination;

                  (v) within thirty (30) days following his termination of employment with the Association, a lump sum payment in an amount equal to the excess, if any, of:

                           (A) the present  value of the  aggregate  benefits to
                  which he would be entitled under any and all qualified and non-qualified defined benefit pension plans maintained by, or covering employees of, the Association if he had continued working for the Association during the Remaining

                  Unexpired Employment Period (such benefits to be determined as of the date of termination of employment by adding to the service actually recognized under such plans an additional period equal to the Remaining Unexpired Employment Period and by adding to the compensation actually recognized under such plans all amounts payable under sections 9(b)(i), (iv) and
                  (vii) to the extent such amounts would have been recognized under such plans had the Executive Remained in service during the Remaining Unexpired Employment Period; over

                           (B) the present  value of the benefits to which he is
                  actually entitled under such defined benefit pension plans as of the date of his termination;

         where such present values are to be determined using the mortality tables prescribed under section 415(b)(2)(E)(v) of the Code and a discount rate, compounded monthly, equal to the annualized rate of interest prescribed by the Pension Benefit Guaranty Corporation for the valuation of immediate annuities payable under terminating single-employer defined benefit plans for the month in which the Executive's termination of employment occurs ("Applicable PBGC Rate").

                  (vi) within thirty (30) days following his termination of employment with the Association, a lump sum payment in an amount equal to the present value of the additional employer contributions (or if greater in the case of a leveraged employee stock ownership plan or similar arrangement, the additional assets allocable to his through debt service, based on the fair market value of such assets at termination of employment) to which he would have been entitled under any and all qualified and non-qualified defined contribution plans maintained by, or covering employees of, the Association, if he had continued working for the Association during the Remaining Unexpired Employment Period at the highest annual rate of compensation achieved during that portion of the Employ- ment Period which is prior to the Executive's termination of employment with the Association, and making the maximum amount of employee contributions, if any, required under such plan or plans, such present value to be determined on the basis of a discount rate, compounded using the compounding period that corresponds to the frequency with which employer contributions are made to the relevant plan, equal to the Applicable PBGC Rate; and

                  (vii) the payments that would have been made to the Executive under any cash bonus or long-term or short-term cash incentive compensation plan maintained by, or covering employees of, the Association if he had continued working for the Association during the Remaining Unexpired Employment Period and had earned the maximum bonus or incentive award in each calendar year that ends during the Remaining Unexpired Employment Period, such payments to be equal to the product of:

                           (A) the maximum percentage rate at which an award was
                  ever   available  to  the  Executive   under  such   incentive
                  compensation plan; multiplied by

                           (B) the  salary  that  would  have  been  paid to the
                  Executive during each such calendar year at the highest annual rate of salary achieved during that portion of the Employment Period which is prior to the Executive's termination of employment with the Association, such payments to be made (without discounting for early payment) within thirty (30) days following the Executive's termination of employment.

The Association and the Executive hereby stipulate that the damages which may be incurred by the Executive following any such termination of employment are not capable of accurate measurement as of the date first above written and that the payments and benefits contemplated by this section 9(b) constitute reasonable damages under the circumstances and shall be payable without any requirement of proof of actual damage and without regard to the Executive's efforts, if any, to mitigate damages. The Association and the Executive further agree that the Association may condition the payments and benefits (if any) due under sections 9(b)(iii), (iv), (v), (vi) and (vii) on the receipt of the Executive's resignation from any and all positions which he holds as an officer, director or committee member with respect to the Association or Wake Forest Bancorp, M.H.C. or any subsidiary or affiliate of either of them.


                  SECTION 10. TERMINATION WITHOUT ADDITIONAL ASSOCIATION LIABILITY.

                  In  the  event  that  the  Executive's   employment  with  the
Association shall terminate during the Employment Period on account of:

                  (a) the discharge of the Executive for "cause," which, for purposes of this Agreement shall mean personal dishonesty, incompetence, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule or regulation (other than traffic violations or similar offenses) or final cease and desist order, or any material breach of this Agreement, in each case as measured against standards generally prevailing at the relevant time in the savings and community banking industry; PROVIDED, HOWEVER, that the Executive shall not be deemed to have been discharged for cause unless and until the following procedures shall have been followed:

                           (i) the Board shall adopt a resolution  duly approved
                  by affirmative vote of a majority of the entire Board at a meeting called and held for such purpose calling for the Executive's termination for cause and setting forth the purported grounds for such termination ("Proposed Termination Resolution");

                           (ii) as soon as practicable,  and in any event within
                  five (5) days after adoption of such resolution, the Board shall furnish to the Executive a written notice of termination which shall be accompanied by a certified copy of the Proposed Termination Resolution ("Notice of Proposed Termination");

                           (iii) the  Executive  shall be afforded a  reasonable
                  opportunity to make oral and written presentations to the members of the Board, on his own behalf, or through a representative, who may be his legal counsel, to refute the grounds set forth in the Proposed Termination Resolution at one or more meetings of the Board to be held no sooner than fifteen (15) days and no later than thirty (30) after the Executive's receipt of the Proposed Termination Notice ("Termination Hearings"); and

                           (iv) within ten (10) days following the end of the Termination Hearings, the Board shall adopt a resolution duly approved by affirmative vote of a majority of the entire Board at a meeting called and held for such purpose of (A) finding that in the good faith opinion of the Board the grounds for termination set forth in the Proposed Termination Resolution exist and (B) terminating the Executive's employment ("Termination Resolution"); and

                           (v) as  promptly  as  practicable,  and in any  event
                  within one (1) business day after adoption of the Termination Resolution, the Board shall furnish to the Executive written notice of termination, which notice shall include a copy of the Termination Resolution and specify an effective date of termination that is not later than the date on which such notice is given;

                  (b) the Executive's voluntary resignation from employment with the Association for reasons other than those specified in section 9(a)(i);

                  (c) the Executive's death;

                  (d) a determination that the Executive is eligible for long-term disability benefits under the Association's long-term disability insurance program or, if there is no such program, under the federal Social Security Act; or

                  (e) the Executive's termination of employment for any reason at or after attainment of mandatory retirement age under the Association's mandatory retirement policy for executive officers in effect as of the date of this Agreement;

         then the Association shall have no further obligations under this Agreement, other than the payment to the Executive (or, in the event of his death, to his estate) of his earned but unpaid compensation as of the date of the termination of his employment, and the provision of such other benefits, if any, to which he is entitled as a former employee under the employee benefit plans and programs and compensation plans and programs maintained by, or covering employees of, the Association.


                  SECTION 11. TERMINATION UPON OR FOLLOWING A CHANGE IN CONTROL.

                  (a) A Change in Control of the Association ("Change in Control") shall be deemed to have occurred upon the happening of any of the following events:

                  (i) approval by the stockholders of the Association of a transaction that would result in the reorganization, merger or consolidation of the Association, respectively, with one or more other persons, other than a transaction following which:

                           (A) at least 51% of the equity ownership interests of
                  the entity resulting from such transaction are beneficially owned (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act of 1934 ("Exchange Act")) in substantially the same relative proportions by persons who, immediately prior to such transaction, beneficially owned (within the meaning of Rule 13d-3 promulgated under the Exchange Act) at least 51% of the outstanding equity ownership interests in the Association; and

                           (B) at least 51% of the  securities  entitled to vote
                  generally in the election of directors of the entity resulting from such transaction are beneficially owned (within the meaning of Rule 13d-3 promulgated under the Exchange Act) in substantially the same relative proportions by persons who, immediately prior to such transaction, beneficially owned (within the meaning of Rule 13d-3 promulgated under the Exchange Act) at least 51% of the securities entitled to vote generally in the election of directors of the Association;

                  (ii) the acquisition of all or substantially all of the assets of the Association or beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 25% or more of the outstanding securities of the Association entitled to vote generally in the election of directors by any person or by any persons acting in concert, or approval by the stockholders of the Association of any transaction which would result in such an acquisition; or

                  (iii)  a   complete   liquidation   or   dissolution   of  the
         Association, or approval by the stockholders of the Association of a plan for such liquidation or dissolution; or

                  (iv) the occurrence of any event if, immediately following such event, at least 50% of the members of the board of directors of the Association do not belong to any of the following groups:

                           (A) individuals who were members of the Board of the Association on the date of this Agreement; or

                           (B) individuals who first became members of the Board
                  of the Association after the date of this Agreement either:

                                    (I) upon  election  to serve as a member  of
                           the Board of directors of the Association by affirmative vote of three-quarters of the members of such board, or of a nominating committee thereof, in office at the time of such first election; or

                                    (II) upon  election by the  stockholders  of
                           the Board to serve as a member of the board of directors of the Board, but only if nominated for election by affirmative vote of three-quarters of the members of the board of directors of the Board, or of a nominating committee thereof, in office at the time of such first nomination;

                  PROVIDED, HOWEVER, that such individual's election or nomination did not result from an actual or threatened election contest (within the meaning of Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents
                  (within the meaning of Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) other than by or on behalf of the Board of the Association;

In no event, however, shall a Change in Control be deemed to have occurred as a result of any acquisition of securities or assets of the Association by any employee benefit plan maintained by the Association. For purposes of this section 11, the term "person" shall have the meaning assigned to it under sections 13(d)(3) or 14(d)(2) of the Exchange Act.

                  (b) In the event of a Change in Control, the Executive shall be entitled to the payments and benefits contemplated by section 9(b) in the event of his termination of employment with the Association under any of the circumstances described in section 9(a) of this Agreement or under any of the following circumstances:

                  (i) resignation, voluntary or otherwise, by the Executive at any time during the Employment Period and within ninety (90) days following his demotion, loss of title, office or significant authority or responsibility, or following any reduction in any element of his package of compensation and benefits;

                  (ii) resignation, voluntary or otherwise, by the Executive at any time during the Employment Period and within ninety (90) days following any relocation of his principal place of employment or any change in working conditions at such principal place of employment which is embarrassing, derogatory or otherwise materially adverse to the Executive;

                  (iii) resignation, voluntary or otherwise, by the Executive at any time during the Employment Period following the failure of any successor to the Association in the Change in Control to include the Executive in any compensation or benefit program maintained by it or covering any of its executive officers, unless the Executive is already covered by a substantially similar plan of the Association which is at least as favorable to him; or

                  (iv) resignation, voluntary or otherwise, for any reason whatsoever following the expiration of a transition period of thirty days beginning on the effective date of the Change in Control (or such longer period, not to exceed ninety (90) days beginning on the effective  date of the Change in  Control,  as the  Association  or its successor may reasonably request) to facilitate a transfer of management responsibilities.


                  SECTION 12.  COVENANT NOT TO COMPETE.

                  The Executive hereby covenants and agrees that, in the event of his termination of employment with the Association prior to the expiration of the Employment Period, for a period of one (1) year following the date of his termination of employment with the Association (or, if less, for the Remaining Unexpired Employment Period), he shall not, without the written consent of the Association, become an officer, employee, consultant, director or trustee with executory, managerial, supervisory or strategic authority or influence at any savings bank, savings and loan association, savings and loan holding company, bank or bank holding company, or any direct or indirect subsidiary or affiliate of any such entity, that entails working within one hundred (100) miles of the headquarters of the Association on the date of the Executive's termination of employment; PROVIDED, HOWEVER, that this section 12 shall not apply if the Executive's employment is terminated by reason of voluntary resignation for the reasons set forth in section 9(a)(i) or by reason of termination by the Association other than for cause as provided in section 10(a) or after attainment of mandatory retirement age pursuant to section 10(e); and provided, further, that if the Executive's employment shall be terminated on account of disability as provided in section 10(d) of this Agreement, this section 12 shall not prevent the Executive from accepting any position or performing any services if (a) he first offers, by written notice, to accept a similar position with, or perform similar services for, the Association on substantially the same terms and conditions and (b) the Association declines to accept such offer within ten
(10) days after such notice is given.

                  SECTION 13.  CONFIDENTIALITY.

                  Unless he obtains the prior written consent of the Association, the Executive shall keep confidential and shall refrain from using for the benefit of himself, or any person or entity other than the Association or any entity which is a subsidiary of the Association or of which the

Association is a subsidiary, any material document or information obtained from the Association, or from its parent or subsidiaries, in the course of his employment with any of them concerning their properties, operations or business (unless such document or information is readily ascertainable from public or published information or trade sources or has otherwise been made available to the public through no fault of his own) until the same ceases to be material (or becomes so ascertainable or available); PROVIDED, HOWEVER, that nothing in this section 13 shall prevent the Executive, with or without the Association's consent, from participating in or disclosing documents or information in connection with any judicial or administrative investigation, inquiry or proceeding to the extent that such participation or disclosure is required under applicable law.


                  SECTION 14.  SOLICITATION.

                  The Executive hereby covenants and agrees that, for a period of one (1) year following his termination of employment with the Association, he shall not, without the written consent of the Association, either directly or indirectly:

                  (a)  solicit,  offer  employment  to, or take any other action intended, or that a reasonable person acting in like circumstances would expect, to have the effect of causing any officer or employee of the Association or any affiliate, as of the date of this Agreement, of either of them to terminate her or his employment and accept employment or become affiliated with, or provide services for compensation in any capacity whatsoever to, any savings bank, savings and loan association, bank, bank holding company, savings and loan holding company, or other institution engaged in the business of accepting deposits and making loans, doing business within one hundred (100) miles of the headquarters of the Association or any affiliate, as of the date of this Agreement, of either of them;

                  (b) provide any  information,  advice or  recommendation  with respect to any such officer or employee of any savings bank, savings and loan association, bank, bank holding company, savings and loan holding company, or other institution engaged in the business of accepting deposits and making loans, doing business within one hundred
         (100) miles of the headquarters of the Association or any affiliate, as of the date of this Agreement, of either of them that is intended, or that a reasonable person acting in like circumstances would expect, to have the effect of causing any officer or employee of the Association or any affiliate, as of the date of this Agreement, of either of them to terminate her or his employment and accept employment or become affiliated with, or provide services for compensation in any capacity whatsoever to, any savings bank, savings and loan association, bank, bank holding company, savings and loan holding company, or other institution engaged in the business of accepting deposits and making loans, doing business within one hundred (100) miles of the headquarters of the Association or any affiliate, as of the date of this Agreement, of either of them;

                  (c) solicit, provide any information, advice or recommendation or take any other action intended, or that a reasonable person acting in like circumstances would expect, to have the effect of causing any customer of the Association to terminate an existing business or commercial relationship with the Association.

                  SECTION 15.  NO EFFECT ON EMPLOYEE BENEFIT PLANS OR PROGRAMS.

                  The termination of the Executive's employment during the term of this Agreement or thereafter, whether by the Association or by the Executive, shall have no effect on the rights and obligations of the parties hereto under the Association's qualified or non-qualified retirement, pension, savings, thrift, profit-sharing or stock bonus plans, group life, health (including hospitalization, medical and major medical), dental, accident and long term disability insurance plans or such other employee benefit plans or programs, or compensation plans or programs, as may be maintained by, or cover employees of, the Association from time to time.


                  SECTION 16.  SUCCESSORS AND ASSIGNS.

                  This Agreement will inure to the benefit of and be binding upon the Executive, his legal representatives and testate or intestate distributees, and the Association and its successors and assigns, including any successor by merger or consolidation or any other person or firm or corporation to which all or substantially all of the assets and business of the Association may be sold or otherwise transferred. Failure of the Association to obtain from any successor its express written assumption of the Association's obligations hereunder at least sixty (60) days in advance of the scheduled effective date of any such succession shall be deemed a material breach of this Agreement unless cured within ten (10) days after notice thereof by the Executive to the Association.


                  SECTION 17.  NOTICES.

                  Any communication required or permitted to be given under this Agreement, including any notice, direction, designation, consent, instruction, objection or waiver, shall be in writing and shall be deemed to have been given at such time as it is delivered personally, or five (5) days after mailing if mailed, postage prepaid, by registered or certified mail, return receipt requested, addressed to such party at the address listed below or at such other address as one such party may by written notice specify to the other party:

                  If to the Executive:

                           Mr. Carlton E. Chappell
                           1204 Jenkins Road
                           Wake Forest, North Carolina  27587

                  If to the Association:

                           Wake Forest Federal Savings & Loan Association 302 South Brooks Street, P.O. 707
                           Wake Forest, North Carolina  27588-0707

                           Attention:  Chairman of the Board

                           WITH A COPY TO:

                           Thacher Proffitt & Wood
                           Two World Trade Center
                           New York, New York 10048

                           Attention: Lisa M. Miller, Esq.


                  SECTION 18.  INDEMNIFICATION FOR ATTORNEYS' FEES.

                  The Association shall indemnify, hold harmless and defend the Executive against reasonable costs, including legal fees, incurred by him in connection with or arising out of any action, suit or proceeding in which he may be involved, as a result of his efforts, in good faith, to defend or enforce the terms of this Agreement; PROVIDED, HOWEVER, that the Executive shall have substantially prevailed on the merits pursuant to a judgment, decree or order of a court of competent jurisdiction or of an arbitrator in an arbitration proceeding. The determination whether the Executive shall have substantially prevailed on the merits and is therefore entitled to such indemnification, shall be made by the court or arbitrator, as applicable. In the event of a settlement pursuant to a settlement agreement, any indemnification payment under this section 18 shall be made only after a determination by the members of the Board (other than the Executive and any other member of the Board to which the Executive is related by blood or marriage) that the Executive has acted in good faith and that such indemnification payment is in the best interests of the Association.

                  SECTION 19.  SEVERABILITY.

                  A determination that any provision of this Agreement is invalid or unenforceable shall not affect the validity or enforceability of any other provision hereof.


                  SECTION 20.  WAIVER.

                  Failure to insist upon strict compliance with any of the terms, covenants or conditions hereof shall not be deemed a waiver of such term, covenant, or condition. A waiver of any provision of this Agreement must be made in writing, designated as a waiver, and signed by the party against whom its enforcement is sought. Any waiver or relinquishment of any right or power hereunder at any one or more times shall not be deemed a waiver or relinquishment of such right or power at any other time or times.


                  SECTION 21.  COUNTERPARTS.

                  This   Agreement   may  be   executed   in  two  (2)  or  more
counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same Agreement.


                  SECTION 22.  GOVERNING LAW.

                  This Agreement shall be governed by and construed and enforced in accordance with the federal laws of the United States and, to the extent that federal law is inapplicable, in accordance with the laws of the State of North Carolina applicable to contracts entered into and to be performed entirely within the State of North Carolina.


                  SECTION 23.  HEADINGS AND CONSTRUCTION.

                  The headings of sections in this Agreement are for convenience of reference only and are not intended to qualify the meaning of any section. Any reference to a section number shall refer to a section of this Agreement, unless otherwise stated.


                  SECTION 24.  ENTIRE AGREEMENT; MODIFICATIONS.

                  This instrument contains the entire agreement of the parties relating to the subject matter hereof, and supersedes in its entirety any and all prior agreements, understandings or representations relating to the subject matter hereof. No modifications of this Agreement shall be valid unless made in writing and signed by the parties hereto.


                  SECTION 25.  REQUIRED REGULATORY PROVISIONS.

                  The  following  provisions  are  included  for the purposes of
complying  with  various  laws,   rules  and   regulations   applicable  to  the
Association:

                  (a) Notwithstanding anything herein contained to the contrary, in no event shall the aggregate amount of compensation payable to the Executive under section 9(b) hereof (exclusive of amounts described in section 9(b)(i) or (ii)) exceed the three times the Executive's average annual compensation (within the meaning of OTS Regulatory Bulletin 27a or any successor thereto) for the last five consecutive calendar years to end prior to his termination of employment with the Association (or for his entire period of employment with the Association if less than five calendar years). The compensation payable to the Executive hereunder shall be further reduced (but not below zero) if such reduction would avoid the assessment of excise taxes on excess parachute payments (within the meaning of section 280G of the Code).

                  (b) Notwithstanding anything herein contained to the contrary, any payments to the Executive by the Association, whether pursuant to this Agreement or otherwise, are subject to and conditioned upon their compliance with section 18(k) of the Federal Deposit Insurance Act ("FDI Act"), 12 U.S.C. ss.1828(k), and any regulations promulgated thereunder.

                  (c) Notwithstanding anything herein contained to the contrary, if the Executive is suspended from office and/or temporarily prohibited from participating in the conduct of the affairs of the Association pursuant to a notice served under section 8(e)(3) or 8(g)(1) of the FDI Act, 12 U.S.C. ss.1818(e)(3) or 1818(g)(1), the Association's obligations under this Agreement shall be suspended as of the date of service of such notice, unless stayed by appropriate proceedings. If the charges in such notice are dismissed, the Association, in its discretion, may (i) pay to the Executive all or part of the compensation withheld while the Association's obligations hereunder were suspended and (ii) reinstate, in whole or in part, any of the obligations which were suspended.

                  (d) Notwithstanding anything herein contained to the contrary, if the Executive is removed and/or permanently prohibited from participating in the conduct of the Association's affairs by an order issued under section 8(e)(4) or 8(g)(1) of the FDI Act, 12 U.S.C. ss.1818(e)(4) or (g)(1), all prospective obligations of the Association under this Agreement shall terminate as of the effective date of the order, but vested rights and obligations of the Association and the Executive shall not be affected.

                  (e) Notwithstanding anything herein contained to the contrary, if the Association is in default (within the meaning of section 3(x)(1) of the FDI Act, 12 U.S.C. ss.1813(x)(1), all prospective obligations of the Association under this Agreement shall terminate as of the date of default, but vested rights and obligations of the Association and the Executive shall not be affected.

                  (f) Notwithstanding anything herein contained to the contrary, all prospective obligations of the Association hereunder shall be terminated, except to the extent that a continuation of this Agreement is necessary for the continued operation of the Association: (i) by the Director of the OTS or his designee or the Federal Deposit Insurance Corporation ("FDIC"), at the time the FDIC enters into an agreement to provide assistance to or on behalf of the Association under the authority contained in section 13(c) of the FDI Act, 12 U.S.C. ss.1823(c); (ii) by the Director of the OTS or his designee at the time such Director or designee approves a supervisory merger to resolve problems related to the operation of the Association or when the Association is determined by such Director to be in an unsafe or unsound condition. The vested rights and obligations of the parties shall not be affected.

If and to the extent that any of the foregoing provisions shall cease to be required or by applicable law, rule or regulation, the same shall become inoperative as though eliminated by formal amendment of this Agreement.



                  IN WITNESS WHEREOF, the Association has caused this Agreement to be executed and the Executive has hereunto set his hand, all as of the day and year first above written.




                                               ---------------------------------
                                                      CARLTON E. CHAPPELL




ATTEST:                                        WAKE FOREST FEDERAL
                                               SAVINGS & LOAN ASSOCIATION

By                                             By
  -------------------------------                -------------------------------
            Secretary                                   Name:
                                                        Title:

[Seal]

STATE OF NORTH CAROLINA )
                        : ss.:
COUNTY OF WAKE          )

                  On this ________ day of February, 1998, before me personally came Carlton E. Chappell, to me known, and known to me to be the individual described in the foregoing instrument, who, being by me duly sworn, did depose and say that he resides at the address set forth in said instrument, and that he signed his name to the foregoing instrument.



                                                   -----------------------------
                                                          Notary Public






STATE OF NORTH CAROLINA )
                        : ss.:
COUNTY OF WAKE          )

                  On this ________ day of February, 1998, before me personally came ___________________, to me known, who, being by me duly sworn, did depose and say that he resides at ______________________________________________, that he is a member of the Board of Directors of WAKE FOREST FEDERAL SAVINGS & LOAN ASSOCIATION, the savings bank described in and which executed the foregoing instrument; that he knows the seal of said mutual savings bank; that the seal affixed to said instrument is such seal; that it was so affixed by order of the Board of Directors of said savings bank; and that he signed his name thereto by like order.



                                                   -----------------------------
                                                          Notary Public

                                                                    EXHIBIT 10.3


                          EMPLOYEE STOCK OWNERSHIP PLAN

                                       OF

                               WAKE FOREST FEDERAL

                           SAVINGS & LOAN ASSOCIATION


















                           ADOPTED ON DECEMBER 6, 1995
                           EFFECTIVE ON APRIL 3, 1996

                                TABLE OF CONTENTS

                                                                                                               Page
                                                                                                               ----
                                                     ARTICLE I

                                                    DEFINITIONS

                  SECTION 1.1 ACCOUNT...........................................................................  1
                  SECTION 1.2 AFFILIATED EMPLOYER...............................................................  1
                  SECTION 1.3 ALLOCATION COMPENSATION...........................................................  1
                  SECTION 1.4 BOARD.............................................................................  2
                  SECTION 1.5 BENEFICIARY.......................................................................  2
                  SECTION 1.6 BREAK IN SERVICE..................................................................  2
                  SECTION 1.7 CHANGE IN CONTROL.................................................................  2
                  SECTION 1.8 CODE..............................................................................  2
                  SECTION 1.9 COMMITTEE.........................................................................  2
                  SECTION 1.10 DISABILITY.......................................................................  2
                  SECTION 1.11 DOMESTIC RELATIONS ORDER.........................................................  2
                  SECTION 1.12 EFFECTIVE DATE...................................................................  3
                  SECTION 1.13 ELIGIBLE EMPLOYEE................................................................  3
                  SECTION 1.14 ELIGIBLE PARTICIPANT.............................................................  3
                  SECTION 1.15 EMPLOYEE.........................................................................  3
                  SECTION 1.16 EMPLOYER.........................................................................  3
                  SECTION 1.17 EMPLOYMENT COMMENCEMENT DATE.....................................................  3
                  SECTION 1.18 ERISA............................................................................  3
                  SECTION 1.19 ESOP CONTRIBUTION................................................................  3
                  SECTION 1.20 FAIR MARKET VALUE................................................................  3
                  SECTION 1.21 FAMILY MEMBER....................................................................  4
                  SECTION 1.22 FINANCED SHARE...................................................................  4
                  SECTION 1.23 FIVE PERCENT OWNER...............................................................  4
                  SECTION 1.24 FORFEITURES......................................................................  4
                  SECTION 1.25 FORMER PARTICIPANT...............................................................  4
                  SECTION 1.26 GENERAL INVESTMENT ACCOUNT.......................................................  4
                  SECTION 1.27 HIGHLY COMPENSATED EMPLOYEE......................................................  4
                  SECTION 1.28 HOUR OF SERVICE..................................................................  5
                  SECTION 1.29 INVESTMENT ACCOUNT...............................................................  5
                  SECTION 1.30 INVESTMENT FUND..................................................................  6
                  SECTION 1.31 LOAN REPAYMENT ACCOUNT...........................................................  6
                  SECTION 1.32 LOAN REPAYMENT CONTRIBUTION......................................................  6
                  SECTION 1.33 MATERNITY OR PATERNITY LEAVE.....................................................  6
                  SECTION 1.34 MILITARY SERVICE.................................................................  6
                  SECTION 1.35 NAMED FIDUCIARY..................................................................  6
                  SECTION 1.36 OFFICER..........................................................................  6
                  SECTION 1.37 PARTICIPANT......................................................................  6
                  SECTION 1.38 PERIOD OF SERVICE................................................................  6



                                       (i)

                                                                                                               Page
                                                                                                               ----

                  SECTION 1.39 PERIOD OF SEVERANCE..............................................................  6
                  SECTION 1.40 PLAN.............................................................................  7
                  SECTION 1.41 PLAN ADMINISTRATOR...............................................................  7
                  SECTION 1.42 PLAN YEAR........................................................................  7
                  SECTION 1.43 QUALIFIED DOMESTIC RELATIONS ORDER...............................................  7
                  SECTION 1.44 QUALIFIED PARTICIPANT............................................................  7
                  SECTION 1.45 RETIREMENT.......................................................................  7
                  SECTION 1.46 SHARE............................................................................  7
                  SECTION 1.47 SHARE ACQUISITION LOAN...........................................................  8
                  SECTION 1.48 SHARE INVESTMENT ACCOUNT.........................................................  8
                  SECTION 1.49 TENDER OFFER.....................................................................  8
                  SECTION 1.50 TOTAL COMPENSATION...............................................................  8
                  SECTION 1.51 TRUST............................................................................  9
                  SECTION 1.52 TRUST AGREEMENT..................................................................  9
                  SECTION 1.53 TRUST FUND.......................................................................  9
                  SECTION 1.54 TRUSTEE..........................................................................  9
                  SECTION 1.55 VALUATION DATE...................................................................  9



                                                    ARTICLE II

                                                   PARTICIPATION

                  SECTION 2.1  ELIGIBILITY FOR PARTICIPATION....................................................  9
                  SECTION 2.2 COMMENCEMENT OF PARTICIPATION..................................................... 10
                  SECTION 2.3 TERMINATION OF PARTICIPATION...................................................... 10
                  SECTION 2.4 ADJUSTMENTS TO PERIOD OF SERVICE.................................................. 10


                                                    ARTICLE III

                                                SPECIAL PROVISIONS

                  SECTION 3.1 MILITARY SERVICE.................................................................. 11
                  SECTION 3.2 MATERNITY OR PATERNITY LEAVE...................................................... 11
                  SECTION 3.3 LEAVE OF ABSENCE.................................................................. 12


                                                    ARTICLE IV

                                    CONTRIBUTIONS BY PARTICIPANTS NOT PERMITTED

                  SECTION 4.1 CONTRIBUTIONS BY PARTICIPANTS NOT PERMITTED....................................... 12



                                      (ii)

                                                                                                               Page
                                                                                                               ----
                                                     ARTICLE V


                                           CONTRIBUTIONS BY THE EMPLOYER

                  SECTION 5.1 IN GENERAL........................................................................ 12
                  SECTION 5.2 LOAN REPAYMENT CONTRIBUTIONS...................................................... 12
                  SECTION 5.3 ESOP CONTRIBUTIONS................................................................ 13
                  SECTION 5.4 TIME AND MANNER OF PAYMENT........................................................ 13


                                                    ARTICLE VI

                                              SHARE ACQUISITION LOANS

                  SECTION 6.1 IN GENERAL........................................................................ 14
                  SECTION 6.2 COLLATERAL; LIABILITY FOR REPAYMENT............................................... 14
                  SECTION 6.3 LOAN REPAYMENT ACCOUNT............................................................ 15
                  SECTION 6.4 RELEASE OF FINANCED SHARES........................................................ 15
                  SECTION 6.5 RESTRICTIONS ON FINANCED SHARES................................................... 16


                                                    ARTICLE VII

                                            ALLOCATION OF CONTRIBUTIONS

                  SECTION 7.1 ALLOCATION AMONG ELIGIBLE PARTICIPANTS............................................ 17
                  SECTION 7.2 ALLOCATION OF RELEASED SHARES OR OTHER PROPERTY................................... 17
                  SECTION 7.3 ALLOCATION OF ESOP CONTRIBUTIONS.................................................. 17


                                                   ARTICLE VIII

                                            LIMITATIONS ON ALLOCATIONS

                  SECTION 8.1 OPTIONAL LIMITATIONS ON ALLOCATIONS OF ESOP CONTRIBUTIONS......................... 17
                  SECTION 8.2 GENERAL LIMITATIONS ON CONTRIBUTIONS.............................................. 18


                                                    ARTICLE IX

                                                      VESTING



                                      (iii)

                                                                                                               Page
                                                                                                               ----
                  SECTION 9.1 VESTING........................................................................... 22
                  SECTION 9.2 VESTING ON DEATH, DISABILITY, RETIREMENT OR CHANGE IN CONTROL..................... 22
                  SECTION 9.3 FORFEITURES ON TERMINATION OF EMPLOYMENT.......................................... 22
                  SECTION 9.4 AMOUNTS CREDITED UPON RE-EMPLOYMENT............................................... 22
                  SECTION 9.5 ALLOCATION OF FORFEITURES......................................................... 23
                  SECTION 9.6 ACCELERATED VESTING UPON CHANGE IN CONTROL........................................ 23


                                                     ARTICLE X

                                                  THE TRUST FUND

                  SECTION 10.1  THE TRUST FUND.................................................................. 25
                  SECTION 10.2  INVESTMENTS..................................................................... 25
                  SECTION 10.3 DISTRIBUTIONS FOR DIVERSIFICATION OF INVESTMENTS................................. 26
                  SECTION 10.4 USE OF COMMINGLED TRUST FUNDS.................................................... 27
                  SECTION 10.5  MANAGEMENT AND CONTROL OF ASSETS................................................ 27


                                                    ARTICLE XI

                                     VALUATION OF INTERESTS IN THE TRUST FUND

                  SECTION 11.1 ESTABLISHMENT OF INVESTMENT ACCOUNTS............................................. 27
                  SECTION 11.2 SHARE INVESTMENT ACCOUNTS........................................................ 28
                  SECTION 11.3 GENERAL INVESTMENT ACCOUNTS...................................................... 28
                  SECTION 11.4 VALUATION OF INVESTMENT ACCOUNTS................................................. 28
                  SECTION 11.5 ANNUAL STATEMENTS................................................................ 29


                                                    ARTICLE XII

                                                      SHARES

                  SECTION 12.1 SPECIFIC ALLOCATION OF SHARES.................................................... 29
                  SECTION 12.2 DIVIDENDS........................................................................ 29
                  SECTION 12.3 VOTING RIGHTS.................................................................... 29
                  SECTION 12.4 TENDER OFFERS.................................................................... 32


                                                   ARTICLE XIII

                                                PAYMENT OF BENEFITS

                                      (iv)

                                                                                                               Page
                                                                                                               ----
                  SECTION 13.1 IN GENERAL....................................................................... 34
                  SECTION 13.2 DESIGNATION OF BENEFICIARIES..................................................... 34
                  SECTION 13.3 DISTRIBUTIONS TO PARTICIPANTS AND FORMER PARTICIPANTS............................ 35
                  SECTION 13.4 MANNER OF PAYMENT................................................................ 38
                  SECTION 13.5 MINIMUM REQUIRED DISTRIBUTIONS................................................... 38
                  SECTION 13.6 DIRECT ROLLOVER OF ELIGIBLE ROLLOVER DISTRIBUTIONS............................... 40
                  SECTION 13.7 VALUATION OF SHARES UPON DISTRIBUTION TO A PARTICIPANT........................... 41
                  SECTION 13.8 PUT OPTIONS...................................................................... 41
                  SECTION 13.9 RIGHT OF FIRST REFUSAL........................................................... 42


                                                    ARTICLE XIV

                                                  ADMINISTRATION

                  SECTION 14.1 NAMED FIDUCIARIES................................................................ 43
                  SECTION 14.2 PLAN ADMINISTRATOR............................................................... 43
                  SECTION 14.3 COMMITTEE RESPONSIBILITIES....................................................... 45
                  SECTION 14.4 CLAIMS PROCEDURE................................................................. 46
                  SECTION 14.5 CLAIMS REVIEW PROCEDURE.......................................................... 46
                  SECTION 14.8 ALLOCATION OF FIDUCIARY RESPONSIBILITIES AND EMPLOYMENT OF ADVISORS.............. 47
                  SECTION 14.9 OTHER ADMINISTRATIVE PROVISIONS.................................................. 47


                                                    ARTICLE XV

                                   AMENDMENT, TERMINATION AND TAX QUALIFICATION

                  SECTION 15.1 AMENDMENT AND TERMINATION BY WAKE FOREST FEDERAL SAVINGS & LOAN ASSOCIATION...... 48
                  SECTION 15.2 AMENDMENT OR TERMINATION OTHER THAN BY WAKE FOREST FEDERAL
                                SAVINGS & LOAN ASSOCIATION...................................................... 48
                  SECTION 15.3 CONFORMITY TO INTERNAL REVENUE CODE.............................................. 49
                  SECTION 15.4 CONTINGENT NATURE OF CONTRIBUTIONS............................................... 49


                                                    ARTICLE XVI

                                      SPECIAL RULES FOR TOP HEAVY PLAN YEARS

                  SECTION 16.1 IN GENERAL....................................................................... 50
                  SECTION 16.2 DEFINITION OF TOP HEAVY PLAN..................................................... 50



                                       (v)

                                                                                                               Page
                                                                                                               ----
                  SECTION 16.3 DETERMINATION DATE............................................................... 51
                  SECTION 16.4 CUMULATIVE ACCRUED BENEFITS...................................................... 51
                  SECTION 16.5 KEY EMPLOYEES.................................................................... 51
                  SECTION 16.6 REQUIRED AGGREGATION GROUP....................................................... 52
                  SECTION 16.7 PERMISSIBLE AGGREGATION GROUP.................................................... 53
                  SECTION 16.8 SPECIAL REQUIREMENTS DURING TOP HEAVY PLAN YEARS................................. 53


                                                   ARTICLE XVII

                                             MISCELLANEOUS PROVISIONS

                  SECTION 17.1 GOVERNING LAW.................................................................... 54
                  SECTION 17.2 NO RIGHT TO CONTINUED EMPLOYMENT................................................. 54
                  SECTION 17.3 CONSTRUCTION OF LANGUAGE......................................................... 54
                  SECTION 17.4 HEADINGS......................................................................... 54
                  SECTION 17.5 MERGER WITH OTHER PLANS.......................................................... 54
                  SECTION 17.6 NON-ALIENATION OF BENEFITS....................................................... 55
                  SECTION 17.7 PROCEDURES INVOLVING DOMESTIC RELATIONS ORDERS................................... 55
                  SECTION 17.8 LEASED EMPLOYEES................................................................. 55
                  SECTION 17.9 STATUS AS AN EMPLOYEE STOCK OWNERSHIP PLAN....................................... 56


                                      (vi)

                          EMPLOYEE STOCK OWNERSHIP PLAN

                                       OF

                 WAKE FOREST FEDERAL SAVINGS & LOAN ASSOCIATION




                                    ARTICLE I

                                   DEFINITIONS


                  The following definitions shall apply for the purposes of the Plan, unless a different meaning is clearly indicated by the context:

                  SECTION 1.1 ACCOUNT means an account established for each Participant to which is allocated such Participant's share, if any, of all Financed Shares and other property that are released from the Loan Repayment Account in accordance with section 6.4, together with his share, if any, of any ESOP Contributions that may be made by the Employer.

                  SECTION 1.2 AFFILIATED EMPLOYER means any corporation which is a member of a controlled group of corporations (as defined in section 414(b) of the Code) that includes the Employer; any trade or business (whether or not incorporated) that is under common control (as defined in section 414(c) of the
Code) with the Employer; any organization (whether or not incorporated) that is a member of an affiliated service group (as defined in section 414(m) of the Code) that includes the Employer; any leasing organization (as defined in section 414(n) of the Code) to the extent that any of its employees are required pursuant to section 414(n) of the Code to be treated as employees of the Employer; and any other entity that is required to be aggregated with the Employer pursuant to regulations under section 414(o) of the Code.

                  SECTION 1.3 ALLOCATION COMPENSATION during any period means the compensation taken into account in determining the allocation of benefits and contributions among Participants and consists of the aggregate compensation received by an Employee from the Employer with respect to such period as reported to the Internal Revenue Service as wages for such period pursuant to section 6041(a) of the Code, plus the amount by which such Employee's compensation with respect to such period has been reduced pursuant to a compensation reduction agreement under the terms of any of the following plans which may be maintained by the Employer:

                  (a) a qualified  cash or  deferred  arrangement  described  in section 401(k) of the Code;

                  (b) a salary reduction simplified employee pension plan described in section 408(k) of the Code;

                  (c) a tax deferred annuity plan described in section 403(b) of the Code; or

                  (d) a cafeteria plan described in section 125 of the Code.

In no event, however, shall an Employee's Allocation Compensation for any calendar year include any compensation in excess of $150,000. The $150,000 limitation set forth in the preceding sentence shall be indexed in accordance with regulations prescribed under section 401(a)(17) of the Code. If there are less than twelve (12) months in the Plan Year, the $150,000 limitation (as adjusted) shall be prorated by multiplying such limitation by a fraction, the numerator of which is the number of months in the Plan Year and the denominator of which is twelve (12). For purposes of applying the foregoing limitations to any person who is a Five Percent Owner or who is one of the ten Highly Compensated Employees with the highest Total Compensation (determined prior to the application of this sentence), any Allocation Compensation paid to the spouse of such person or to any lineal descendant of such person who has not attained age 19 on or before the last day of such calendar year shall be deemed to have been paid to such person.

                  SECTION 1.4 BOARD means the Board of Directors of Wake Forest Federal Savings & Loan Association.

                  SECTION 1.5 BENEFICIARY means the person or persons designated by a Participant or Former Participant or other person entitled to a benefit under the Plan, or otherwise determined to be entitled to a benefit under the Plan. If more than one person is designated, each shall have an equal share unless the person making the designation directed otherwise. The word "person" includes an individual, a trust, an estate or any other person that is permitted to be named as a Beneficiary.

                  SECTION 1.6 BREAK IN SERVICE means a Period of Severance of at least 365 consecutive days.

                  SECTION  1.7 CHANGE IN  CONTROL  means an event  described  in section 9.6(b).

                  SECTION 1.8 CODE means the Internal Revenue Code of 1986 (including the corresponding provisions of any succeeding law).

                  SECTION  1.9  COMMITTEE  means  the   Compensation   Committee
described in section 14.3.

                  SECTION 1.10 DISABILITY means a condition of total incapacity, mental or physical, for further performance of duty with the Employer, which the Plan Administrator shall have determined, on the basis of competent medical evidence, is likely to be permanent.

                  SECTION 1.11 DOMESTIC RELATIONS ORDER means a judgment, decree or order (including the approval of a property settlement) that is made pursuant to a state domestic relations or community property law and relates to the provision of child support, alimony payments, or marital property rights to a spouse, child or other dependent of a Participant or Former Participant.

                  SECTION 1.12 EFFECTIVE DATE means April 3, 1996.

                  SECTION 1.13 ELIGIBLE EMPLOYEE means an Employee who is eligible for participation in the Plan in accordance with Article II.

                  SECTION 1.14 ELIGIBLE PARTICIPANT means, for any Plan Year, an Employee who is a Participant during all or any part of such Plan Year.

                  SECTION 1.15 EMPLOYEE means any person, including an officer, who is employed by the Employer.

                  SECTION 1.16 EMPLOYER means Wake Forest Federal Savings & Loan Association, and any successor thereto and any Affiliated Employer which, with the prior written approval of the Board of Directors of Wake Forest Federal Savings & Loan Association and subject to such terms and conditions as may be imposed by the Board of Directors of Wake Forest Federal Savings & Loan Association, shall adopt this Plan.

                  SECTION 1.17 EMPLOYMENT COMMENCEMENT DATE means the date on which a person first performs an Hour of Service, except that if an Employee separates from service with the Employer, incurs a Break in Service and subsequently returns to service with the Employer, his Employment Commencement Date shall be the date on which he first performs an Hour of Service following the Break in Service.

                  SECTION 1.18 ERISA means the Employee Retirement Income Security Act of 1974, as amended from time to time (including the corresponding provisions of any succeeding law).

                  SECTION 1.19 ESOP CONTRIBUTION means Shares or amounts of money contributed to the Plan by the Employer in accordance with section 5.3.

                  SECTION 1.20 FAIR MARKET VALUE on any date means:

                  (a)      with respect to a Share:

                           (i) the final quoted sale price on the date in question (or, if there is no reported sale on such date, on the last preceding date on which any reported sale occurred) as reported in the principal consolidated reporting system with respect to securities listed or admitted to trading on the principal United States securities exchange on which like Shares are listed or admitted to trading; or

                           (ii) if like  Shares  are not listed or  admitted  to
                  trading on any such exchange, the closing bid quotation with respect to a Share on such date on the National Association of Securities Dealers Automated Quotation System, or, if no such quotation is provided, on another similar system, selected by the Committee, then in use; or

                           (iii) if sections 1.20(a)(i) and (ii) are not applicable, the fair market value of a Share as determined by an appraiser independent of the Employer and experienced and expert in the field of corporate appraisal.

                  (b) with respect to property other than Shares, the fair market value determined in the manner determined by the Trustee.

                  SECTION 1.21 FAMILY MEMBER means, with respect to any person, such person's spouse and lineal ascendants or descendants and the spouses of such lineal ascendants or descendants.

                  SECTION 1.22 FINANCED SHARE means: (a) a Share that has been purchased with the proceeds of a Share Acquisition Loan, that has been allocated to the Loan Repayment Account in accordance with section 6.3 and that has not been released in accordance with section 6.4; or (b) a Share that constitutes a dividend paid with respect to a Share described in section 1.22(a), that has been allocated to the Loan Repayment Account in accordance with section 6.3 and that has not been released in accordance with section 6.4.

                  SECTION 1.23 FIVE PERCENT OWNER means, for any Plan Year, a person who, during such Plan Year, owned (or was considered as owning for purposes of section 318 of the Code): (a) more than 5% of the value of all classes of outstanding stock of the Employer; or (b) stock possessing more than 5% of the combined voting power of all classes of outstanding stock of the Employer.

                  SECTION 1.24 FORFEITURES means the amounts forfeited by Participants and Former Participants on termination of employment prior to full vesting, pursuant to section 9.3, less amounts credited because of re-employment, pursuant to section 9.4.

                  SECTION 1.25 FORMER PARTICIPANT means a Participant whose participation in the Plan has terminated pursuant to section 2.3.

                  SECTION 1.26 GENERAL INVESTMENT ACCOUNT means an Investment Account established and maintained in accordance with Article XI.

                  SECTION 1.27 HIGHLY COMPENSATED EMPLOYEE means, for any Plan Year, an Employee who:

                  (a) at any time during such Plan Year or the immediately preceding Plan Year was a Five Percent Owner; or

                  (b) is a member of the group consisting of the 100 Employees and persons employed by any Affiliated Employer who received the greatest Total Compensation for such Plan Year and during such Plan
         Year:

                           (i) received Total Compensation for such Plan Year in
                  excess of $75,000 (or such higher amount as may be permitted under section 414(q) of the Code); or

                           (ii) received Total  Compensation  for such Plan Year
                  that was in excess of both (A) $50,000 (or such higher amount as may be permitted under section 414(q) of the Code) and (B) the Total Compensation for such Plan Year of at least 80% of the Employees and persons employed by any Affiliated Employer for such Plan Year; or

                           (iii) was an Officer of the Employer or any Affiliated Employer and received Total Compensation for such Plan Year in excess of 50% of the amount in effect under section 415(b)(1)(A) of the Code for such Plan Year; or

                  (c) during the immediately preceding Plan Year:

                           (i) received Total Compensation for such Plan Year in
                  excess of $75,000 (or such higher amount as may be permitted under section 414(q) of the Code); or

                           (ii) received Total  Compensation  for such Plan Year
                  that was in excess of both (A) $50,000 (or such higher amount as may be permitted under section 414(q) of the Code) and (B) the Total Compensation for such Plan Year of at least 80% of the Employees and persons employed by an Affiliated Employer for such Plan Year; or

                           (iii) was an Officer of the Employer or any Affiliated Employer and received Total Compensation for such Plan Year in excess of 50% of the amount in effect under section 415(b)(1)(A) of the Code for such Plan Year.

The determination of who is a Highly Compensated Employee will be made in accordance with section 414(q) of the Code and the regulations thereunder. For purposes of applying any provisions of the Plan applicable to Highly Compensated Employees, any person who is a Family Member of a Five Percent Owner or one of the ten Highly Compensated Employees with the highest Total Compensation for a Plan Year shall not be treated as a separate person for such Plan Year, and any Total Compensation or Allocation Compensation paid to such person for such Plan Year, as well as his share of allocations of contributions or Shares under this Plan, shall be attributed to the Five Percent Owner or Highly Compensated Employee.

                  SECTION 1.28 HOUR OF SERVICE means each hour for which a person is paid, or entitled to payment, for the performance of duties for the Employer or any Affiliated Employer.

                  SECTION  1.29  INVESTMENT   ACCOUNT  means  either  a  General
Investment Account or a Share Investment Account.

                  SECTION 1.30 INVESTMENT FUND means any one of the three or more funds as may be established from time to time by the Committee which, together with any and all Shares and other investments held under the Plan, constitute the Trust Fund.

                  SECTION  1.31  LOAN   REPAYMENT   ACCOUNT   means  an  account
established and maintained in accordance with section 6.3.

                  SECTION 1.32 LOAN REPAYMENT CONTRIBUTION means amounts of money contributed to the Plan by the Employer in accordance with section 5.2.

                  SECTION 1.33 MATERNITY OR PATERNITY LEAVE means a person's absence from work for the Employer and all Affiliated Employers: (a) by reason of the pregnancy of such person; (b) by reason of the birth of a child of such person; (c) by reason of the placement of a child with the person in connection with the adoption of such child by such person; or (d) for purposes of caring for a child of such person immediately following the birth of the child or the placement of the child with such person.

                  SECTION 1.34 MILITARY SERVICE means service in the armed forces of the United States. It may also include, if and to the extent that the Board so provides and if all Participants and Former Participants in like circumstances are similarly treated, special service for the government of the United States and other public service.

                  SECTION 1.35 NAMED FIDUCIARY means any person, committee, corporation or organization as described in section 14.1.

                  SECTION 1.36 OFFICER means an employee who is an administrative executive in regular and continued service with the Employer or any Affiliated Employer; provided, however, that at no time shall more than the lesser of (a) 50 employees or (b) the greater of: (i) 3 employees or (ii) 10% of all employees be treated as Officers. The determination of whether an employee is to be considered an Officer shall be made in accordance with section 416(i) of the Code.

                  SECTION 1.37 PARTICIPANT means any person who has satisfied the eligibility requirements set forth in section 2.1, who has become a Participant in accordance with section 2.2, and whose participation has not terminated under section 2.3.

                  SECTION 1.38 PERIOD OF SERVICE means a period of consecutive days commencing on a person's Employment Commencement Date and ending on the date a Period of Severance begins, with any adjustments required under section
2.4.  Whenever  used in the Plan,  a Period of

Service "of year(s)" means the quotient of the Period of Service divided by 365, and any fractional part of a year shall for such purposes be disregarded.

                  SECTION 1.39 PERIOD OF SEVERANCE means a period of consecutive days commencing with the earlier of:

                  (a) the date on which a person terminates service with the Employer and all Affiliated Employers by reason of resignation, retirement, discharge or death; or

                  (b) the first anniversary of the date on which a person terminates service with the Employer and all Affiliated Employers for any other reason including layoff, disability, leave of absence or any other cessation of service not otherwise included as service under the Plan;

and ending on the first date following such separation from service on which such person performs an Hour of Service.

                  SECTION 1.40 PLAN means the Employee Stock Ownership Plan of Wake Forest Federal Savings & Loan Association and Certain Affiliates as amended from time to time. The Plan may be referred to as the "Employee Stock Ownership Plan of Wake Forest Federal Savings & Loan Association and Certain Affiliates."

                  SECTION 1.41 PLAN ADMINISTRATOR means any person, committee, corporation or organization designated in section 14.2, or appointed pursuant to section 14.2, to perform the responsibilities of that office.

                  SECTION 1.42 PLAN YEAR means the period commencing on the Effective Date and ending on December 31, 1995 and each calendar year thereafter.

                  SECTION 1.43 QUALIFIED DOMESTIC RELATIONS ORDER means a Domestic Relations Order that: (a) clearly specifies (i) the name and last known mailing address of the Participant or Former Participant and of each person given rights under such Domestic Relations Order, (ii) the amount or percentages of the Participant's or Former Participant's benefits under this Plan to be paid to each person covered by such Domestic Relations Order, (iii) the number of payments or the period to which such Domestic Relations Order applies, and (iv) the name of this Plan; and (b) does not require the payment of a benefit in a form or amount that is (i) not otherwise provided for under the Plan, or (ii) inconsistent with a previous Qualified Domestic Relations Order.

                  SECTION 1.44 QUALIFIED PARTICIPANT means a Participant who has attained age 55 and who has been a Participant in the Plan for at least 10 years.

                  SECTION 1.45 RETIREMENT means: (a) any termination of participation in the Plan at or after attainment of age 65; and (b) any retirement under an applicable qualified defined benefit plan of the Employer as in effect from time to time with entitlement to a normal or early retirement allowance.

                  SECTION 1.46 SHARE means a share of any class of stock issued by the Employer or any Affiliated Employer; provided that such share is a "qualifying employer security" within the meaning section 409(l) of the Code and section 407(d)(5) of ERISA.

                  SECTION 1.47 SHARE ACQUISITION LOAN means a loan obtained by the Trustee in accordance with Article VI.

                  SECTION 1.48 SHARE INVESTMENT ACCOUNT means an Investment Account established and maintained in accordance with Article XI.

                  SECTION 1.49 TENDER OFFER means a tender offer made to holders of any one or more classes of Shares generally, or any other offer, made to holders of any one or more classes of Shares generally, to purchase, exchange, redeem or otherwise transfer Shares, whether for cash or other consideration.

                  SECTION 1.50 TOTAL COMPENSATION during any period means an employee's aggregate total compensation paid by the Employer and any Affiliated Employer with respect to such period, including earned income, wages, salaries, fees for professional services actually rendered in the course of employment with the Employer and any Affiliated Employer (including, but not limited to, commissions paid to salesmen, compensation for services on the basis of a percentage of profits, commissions on insurance premiums, tips and bonuses) but excluding the following:

                  (a) contributions by the Employer and any Affiliated  Employer
         (i) under a deferred compensation plan to the extent not included in the employee's gross income for the taxable year in which contributed, or (ii) under a simplified employee pension to the extent the contributions are excludable under section 402(h) of the Code (in calendar years beginning after December 31, 1986) or deductible under section 219(b)(2) of the Code (in calendar years beginning before January 1, 1987), or (iii) for the purchase of an annuity contract under section 403(b) of the Code (whether or not made under a salary reduction agreement or excludable from gross income);

                  (b) distributions from a deferred compensation plan, whether or not includible in the employee's gross income; and

                  (c) other amounts that qualify for special tax benefits under the Code, such as premiums for group life insurance to the extent not includible as gross income.

In addition, solely for purposes of identifying those employees who are Highly Compensated Employees, each employee's Total Compensation shall include any amounts by which the employee's compensation paid by the Employer or any Affiliated Employer has been reduced pursuant to a compensation reduction agreement under the terms of any qualified cash or deferred arrangement described in section 401(k) of the Code, any salary reduction simplified employee pension plan described in section 408(k) of the Code, any tax deferred annuity plan described in section 403(b) of the Code, or any cafeteria plan described in section 125 of the Code. In no event, however, shall an employee's Total Compensation include any compensation in excess of $150,000 (or such higher amount as may be permitted under section 401(a)(17) of the Code). For purposes of applying the foregoing limitations to any person who is a Five Percent Owner or who is one of the ten Highly Compensated Employees with the highest Total Compensation (determined prior to the application of this sentence), any Total Compensation paid to the spouse of such person or to any lineal descendant of such person who has not attained age 19 on or before the last day of such calendar year, shall be deemed to have been paid to such person.

                  SECTION 1.51 TRUST means the legal relationship created by the Trust Agreement pursuant to which the Trustee holds the Trust Fund in trust. The Trust may be referred to as the "Employee Stock Ownership Plan Trust of Wake Forest Federal Savings & Loan Association and Certain Affiliates."

                  SECTION 1.52 TRUST AGREEMENT means the agreement between Wake Forest Federal Savings & Loan Association and the Trustee therein named or its successors pursuant to which the Trust Fund shall be held in trust.

                  SECTION 1.53 TRUST FUND means the corpus (consisting of contributions paid over to the Trustee, and investments thereof), and all earnings, appreciations or additions thereof and thereto, held by the Trustee under the Trust Agreement in accordance with the Plan, less any depreciation thereof and any payments made therefrom pursuant to the Plan.

                  SECTION 1.54 TRUSTEE means the Trustee of the Trust Fund from time to time in office. The Trustee shall serve as Trustee until it is removed or resigns from office and is replaced by a successor Trustee appointed in accordance with the terms of the Trust Agreement.

                  SECTION 1.55 VALUATION DATE means the last business day of March, June, September and December.

                                   ARTICLE II

                                  PARTICIPATION


                  SECTION 2.1  ELIGIBILITY FOR PARTICIPATION.

                  (a) Only Eligible Employees may be or become Participants in the Plan. An Employee shall be an Eligible Employee if he is a common-law employee of an Employer and is not excluded under section 2.1(b).

                  (b)      An Employee is not an Eligible Employee if he:

                  (i) is an Employee who has waived any claim to participation in the Plan; or

                  (ii) is an Employee or in a unit of Employees covered by a collective bargaining agreement with the Employer where retirement benefits were the subject of good faith bargaining, unless such agreement expressly provides that Employees such as he be covered under the Plan; or

                  (iii) is a "leased employee" as defined in section 17.8(a).


                  SECTION 2.2 COMMENCEMENT OF PARTICIPATION.

                  Every Employee who is an Eligible Employee on the Effective Date shall automatically become a Participant on the Effective Date. An Employee who becomes an Eligible Employee after the Effective Date shall automatically become a Participant on the first day of the month following the month in which he becomes an Eligible Employee.


                  SECTION 2.3 TERMINATION OF PARTICIPATION.

                  Participation in the Plan shall cease, and a Participant shall become a Former Participant, upon termination of employment with the Employer, death, Disability or Retirement, failure to return to work upon the expiration of a leave of absence granted by the Employer pursuant to section 3.3 or becoming an Employee who is excluded under section 2.1(b).


                  SECTION 2.4 ADJUSTMENTS TO PERIOD OF SERVICE.

                  (a) The Period of Service of an Employee shall include any period during which the Employee is separated from the service of the Employer and all Affiliated Employers if such period is less than 365 consecutive days measured from the date on which such Employee terminates service and ending with the first date following such termination for which the Employer is credited with an Hour of Service.

                  (b) The Period of Service of an Employee who returns to the service of the Employer and all Affiliated Employers following a separation from service shall commence with the first date following such separation from service for which the Employer is credited with an Hour of Service, and he shall be given credit for any Period of Service prior to such separation, except that if such separation includes a Break in Service, such credit shall not be given until he completes a Period of Service of one year following such Break in Service. If an Employee returns to the service of the Employer or any Affiliated Employer following a separation from service from the Employer and any Affiliated Employer of greater than five consecutive years, then such Employee shall forfeit any Period of Service prior to such separation.

                  (c) The Period of Service of an Employee who is absent on Maternity or Paternity Leave shall exclude any period of such absence that occurs after the first anniversary of the commencement of such absence.

                  (d) An Employee's Period of Service shall also be adjusted to the extent required by the Family and Medical Leave Act or any regulations promulgated thereunder.



                                   ARTICLE III

                               SPECIAL PROVISIONS


                  SECTION 3.1 MILITARY SERVICE.

                  In the case of a termination of employment of any Employee to enter directly into Military Service, the entire period of his absence shall be treated, for purposes of vesting and eligibility for participation (but not, except as required by law, for purposes of eligibility to share in allocations of contributions in accordance with Article VII), as if he had worked for the Employer during the period of his absence. In the event of the re-employment of such person by the Employer within a period of not more than six months:

                  (a) after he becomes entitled to release or discharge, if he has entered into the armed forces; or

                  (b) after such service terminates, if he has entered into other service defined as Military Service;

such period, also, shall be deemed to be Military Service.

                  SECTION 3.2 MATERNITY OR PATERNITY LEAVE.

                  (a) Subject to section 3.2(b), in the event of an Employee's absence from work in the service of the Employer and all Affiliated Employers for a period:

                  (i)      that commences on or after October 1, 1985;

                  (ii) for which the person is not paid or entitled to payment by the Employer or any Affiliated Employer;

                  (iii) that constitutes Maternity or Paternity Leave; and

                  (iv)     that exceeds one year;

then solely for purposes of determining when a Break in Service has occurred or when a Period of Severance of five years has occurred for purposes of section 9.4, the period of such an absence commencing on the first anniversary of such absence and ending on the second anniversary of the commencement of such absence (or, if earlier, on the last day of such absence) shall not be treated as a Period of Severance.

                  (b) Notwithstanding anything in the Plan to the contrary, this section 3.2 shall not apply unless the person furnishes to the Plan Administrator such information as the Plan Administrator may reasonably require in order to establish: (i) that the person's absence is one described in section 3.2(a); and (ii) the number of working days during such absence.


                  SECTION 3.3 LEAVE OF ABSENCE.

                  In the event of temporary absence from work in the service of the Employer and all Affiliated Employers for any period of two years or less for which a Participant shall have been granted a leave of absence by the Employer, the entire period of his absence shall be treated for purposes of vesting and eligibility for participation (but not for purposes of eligibility to share in the allocation of contributions in accordance with Article VII), as if he had worked for the Employer during the period of his absence. Absence from work for a period greater than, or failure to return to work upon the expiration of, the period of leave of absence granted by the Employer shall terminate participation in the Plan as of the date on which such period ended. In granting leaves of absence for purposes of the Plan, all Employees in like circumstances shall be similarly treated.

                                   ARTICLE IV

                   CONTRIBUTIONS BY PARTICIPANTS NOT PERMITTED


                  SECTION 4.1 CONTRIBUTIONS BY PARTICIPANTS NOT PERMITTED.

                  Participants  shall  not  be  required,   nor  shall  they  be
permitted, to make contributions to the Plan.



                                    ARTICLE V

                          CONTRIBUTIONS BY THE EMPLOYER


                  SECTION 5.1 IN GENERAL.

                  Subject to the limitations of Article VIII, for each Plan Year, the Employer shall contribute to the Plan the amount, if any, determined by the Board, but in no event less than the amount described in section 5.2(a). The amount contributed for any Plan Year shall be treated as a Loan Repayment Contribution, an ESOP Contribution, or a combination thereof, in accordance with the provisions of this Article V.


                  SECTION 5.2 LOAN REPAYMENT CONTRIBUTIONS.

                  For each Plan Year, a portion of the Employer's contributions, if any, to the Plan for such Plan Year equal to the sum of:

                  (a) the minimum amount required to be added to the Loan Repayment Account in order to provide adequate funds for the payment of the principal and interest then required to be repaid under the terms of any outstanding Share Acquisition Loan obtained by the Trustee; plus

                  (b) the additional amount, if any, designated by the Committee to be applied to the prepayment of principal or interest under the terms of any outstanding Share Acquisition Loan obtained by the Trustee;

shall be treated as a Loan Repayment Contribution for such Plan Year. A Loan Repayment Contribution for a Plan Year shall be allocated to the Loan Repayment Account and shall be applied by the Trustee, in the manner directed by the Committee, to the payment of accrued interest and to the reduction of the principal balance of any Share Acquisition Loan obtained by the Trustee that is outstanding on the date on which the Loan Repayment Contribution is made.

To the extent that a Loan Repayment Contribution for a Plan Year results in a release of Financed Shares in accordance with section 6.4, such Shares shall be allocated among the Accounts of Eligible Participants for such Plan Year in accordance with section 7.2.


                  SECTION 5.3 ESOP CONTRIBUTIONS.

                  In the event that the amount of the Employer's contributions to the Plan for a Plan Year exceeds the amount of the Loan Repayment
Contributions for such Plan Year, such excess shall be treated as an ESOP Contribution and shall be allocated among the Accounts of the Eligible Participants for such Plan Year in accordance with section 7.3.


                  SECTION 5.4 TIME AND MANNER OF PAYMENT.

                  (a) Payment of contributions made pursuant to this Article V shall be made:

                  (i) in cash, in the case of a Loan Repayment Contribution; and

                  (ii) in cash, in Shares or in a combination of cash and Shares, in the case of an ESOP Contribution.

                  (b) Contributions made pursuant to this Article V for a Plan Year shall be paid to the Trust Fund on or before the due date (including any extensions thereof) of the Employer's federal income tax return for its taxable year during which such Plan Year ends. All such contributions shall be allocated to the Accounts of the Eligible Participants, in the case of an ESOP Contribution, or to the Loan Repayment Account, in the case of a Loan Repayment Contribution, as soon as is practicable following the payment thereof to the Trust Fund.

                                   ARTICLE VI

                             SHARE ACQUISITION LOANS


                  SECTION 6.1 IN GENERAL.

                  The Committee may, with the prior approval of the Board, direct the Trustee to obtain a Share Acquisition Loan on behalf of the Plan, the proceeds of which shall be applied on the earliest practicable date:

                  (a) to purchase Shares; or

                  (b)  to  make   payments  of  principal  or  interest,   or  a
         combination of principal and interest, with respect to such Share Acquisition Loan; or

                  (c)  to  make  payments  of  principal  and  interest,   or  a
         combination of principal and interest, with respect to a previously obtained Share Acquisition Loan that is then outstanding.

Any such Share Acquisition Loan shall be obtained on such terms and conditions as the Committee may approve; provided, however, that such terms and conditions shall provide for the payment of interest at no more than a reasonable rate and shall permit such Share Acquisition Loan to satisfy the requirements of section 4975(d)(3) of the Code and section 408(b)(3) of ERISA.


                  SECTION 6.2 COLLATERAL; LIABILITY FOR REPAYMENT.

                  (a) The Committee may direct the Trustee to pledge, at the time a Share Acquisition Loan is obtained, the following assets of the Plan as collateral for such Share Acquisition Loan:

                  (i) any Shares purchased with the proceeds of such Share Acquisition Loan and any earnings attributable thereto;

                  (ii) any Financed Shares then pledged as collateral for a prior Share Acquisition Loan which is repaid with the proceeds of such Share Acquisition Loan and any earnings attributable thereto; and

                  (iii) pending the application thereof to purchase Shares or repay a prior Share Acquisition Loan, the proceeds of such Share Acquisition Loan and any earnings attributable thereto.

Except as specifically provided in this section 6.2(a), no assets of the Plan shall be pledged as collateral for the repayment of any Share Acquisition Loan.

                  (b) No person entitled to payment under a Share Acquisition Loan shall have any right to the assets of the Plan except for:

                  (i) Financed Shares that have been pledged as collateral for such Share Acquisition Loan pursuant to section 6.2(a);

                  (ii) Loan Repayment Contributions made pursuant to section 5.2; and

                  (iii) earnings  attributable to Financed  Shares  described in section  6.2(b)(i)  and to Loan  Repayment  Contributions  described in section 6.2(b)(ii).

Except in the event of a default or a refinancing pursuant to which an existing Share Acquisition Loan is repaid, the aggregate amount of all payments of principal and interest made by the Trustee with respect to all Share Acquisition Loans obtained on behalf of the Plan shall at no time exceed the aggregate amount of all Loan Repayment Contributions theretofore made plus the aggregate amount of all earnings (other than dividends paid in the form of Shares) attributable to Financed Shares and to such Loan Repayment Contributions.

                  (c) Any Share Acquisition Loan shall be without recourse against the Plan and Trust.


                  SECTION 6.3 LOAN REPAYMENT ACCOUNT.

                  In the event that one or more Share Acquisition Loans shall be obtained, a Loan Repayment Account shall be established under the Plan. The Loan Repayment Account shall be credited with all Shares acquired with the proceeds of a Share Acquisition Loan, all Loan Repayment Contributions and all earnings (including dividends paid in the form of Shares) or appreciation attributable to such Shares and Loan Repayment Contributions. The Loan Repayment Account shall be charged with all payments of principal and interest made by the Trustee with respect to any Share Acquisition Loan, all Shares released in accordance with section 6.4 and all losses, depreciation or expenses attributable to Shares or to other property credited thereto. The Financed Shares, as well as any earnings thereon, shall be allocated to such Loan Repayment Account and shall be accounted for separately from all other amounts contributed under the Plan.


                  SECTION 6.4 RELEASE OF FINANCED SHARES.

                  As of the last day of each Plan Year during which a Share Acquisition Loan is outstanding, a portion of the Financed Shares purchased with the proceeds of such Share Acquisition Loan and allocated to the Loan Repayment Account shall be released. The number of Financed Shares released in any such Plan Year shall be equal to the amount determined according to one of the following methods:

                  (a) by computing the product of: (i) the number of Financed Shares purchased with the proceeds of such Share Acquisition Loan and allocated to the Loan Repayment Account immediately before the release is effected; multiplied by (ii) a fraction, the numerator of which is the aggregate amount of the principal and interest payments (other than payments made upon the refinancing of a Share Acquisition Loan as contemplated by section 6.1(c)) made with respect to such Share Acquisition Loan during such Plan Year, and the denominator of which is the aggregate amount of all principal and interest remaining to be paid with respect to such Share Acquisition Loan as of the first day of such Plan Year; or

                  (b) by computing the product of: (i) the number of Financed Shares purchased with the proceeds of such Share Acquisition Loan and allocated to the

         Loan Repayment Account immediately before the release is effected; multiplied by (ii) a fraction, the numerator of which is the aggregate amount of the principal payments (other than payments made upon the refinancing of a Share Acquisition Loan as contemplated by section 6.1(c)) made with respect to such Share Acquisition Loan during such Plan Year, and the denominator of which is the aggregate amount of all of principal remaining to be paid with respect to such Share Acquisition Loan as of the first day of such Plan Year; provided, however, that the method described in this section 6.4(b) may be used only if the Share Acquisition Loan does not extend for a period in excess of 10 years after the date of origination and only to the extent that principal payments on such Share Acquisition Loan are made at least as rapidly as under a loan of like principal amount with a like interest rate and term requiring level amortization of principal and interest.

The method to be used shall be specified in the documents governing the Share Acquisition Loan or, if not specified therein, prescribed by the Committee, in its discretion. In the event that property other than, or in addition to, Financed Shares shall be held in the Loan Repayment Account and pledged as collateral for a Share Acquisition Loan, then the property to be released pursuant to this section 6.4 shall be property having a Fair Market Value determined by applying the method to be used to the Fair Market Value of all property pledged as collateral for such Share Acquisition Loan; provided, however, that no property other than Financed Shares shall be released pursuant to this section 6.4 unless all Financed Shares have previously been released.


                  SECTION 6.5 RESTRICTIONS ON FINANCED SHARES.

                  Except to the extent required under any applicable law, rule or regulation, no Shares purchased with the proceeds of a Share Acquisition Loan shall be subject to a put, call or other option, or to any buy-sell or similar arrangement, while held by the Trustee or when distributed from the Plan. The provisions of this section 6.5 shall continue to apply in the event that this Plan shall cease to be an employee stock ownership plan, within the meaning of section 4975(e)(7) of the Code.



                                   ARTICLE VII

                           ALLOCATION OF CONTRIBUTIONS


                  SECTION 7.1 ALLOCATION AMONG ELIGIBLE PARTICIPANTS.

                  Subject to the limitations of Article VIII, ESOP Contributions for a Plan Year made in accordance with section 5.3 and Financed Shares and other property that are released from the Loan Repayment Account for a Plan Year in accordance with section 6.4 shall be allocated among the Eligible Participants for such Plan Year, in the manner provided in this Article VII.

                  SECTION 7.2 ALLOCATION OF RELEASED SHARES OR OTHER PROPERTY.

                  Subject to the limitations of Article VIII, in the event that Financed Shares or other property are released from the Loan Repayment Account for a Plan Year in accordance with section 6.4, such released Shares or other property shall be allocated among the Accounts of the Eligible Participants for the Plan Year in the proportion that each such Eligible Participant's Allocation Compensation for the portion of the Plan Year during which he was a Participant bears to the aggregate Allocation Compensation of all Eligible Participants for the portion of the Plan Year during which they were Participants.


                  SECTION 7.3 ALLOCATION OF ESOP CONTRIBUTIONS.

                  Subject to the limitations of Article VIII, in the event that the Employer makes an ESOP Contribution for a Plan Year, such ESOP Contribution shall be allocated among the Accounts of the Eligible Participants for such Plan Year in the proportion that each such Eligible Participant's Allocation Compensation for the portion of the Plan Year during which he was a Participant bears to the aggregate Allocation Compensation of all Eligible Participants for the portion of such Plan Year during which they were Eligible Participants.



                                  ARTICLE VIII

                           LIMITATIONS ON ALLOCATIONS


                  SECTION 8.1 OPTIONAL LIMITATIONS ON ALLOCATIONS OF ESOP CONTRIBUTIONS.

                  If, for any Plan Year, the application of sections 7.2 and 7.3 would result in more than one-third of the number of Shares or of the amount of money or property to be allocated thereunder being allocated to the Accounts of Eligible Participants for such Plan Year who are also Highly Compensated Employees for such Plan Year, then the Committee may, but shall not be required to, direct that this section 8.1 shall apply in lieu of sections 7.2 and 7.3. If the Committee gives such a direction, then the Committee shall impose a maximum dollar limitation on the amount of Allocation Compensation that may be taken into account for each Eligible Participant. The dollar limitation which shall be imposed shall be the limitation which produces the result that the aggregate Allocation Compensation taken into account for Eligible Participants who are Highly Compensated Employees, constitutes exactly one-third of the aggregate Allocation Compensation taken into account for all Eligible Participants. In determining whether more than one-third of the number of Shares or of the amount of money or property to be allocated under the Plan for a Plan Year would be allocated to the Highly Compensated Employees, any allocation to be made to the Account of a Family Member of a Highly Compensated Employee who is either a Five Percent Owner or one of the ten Highly Compensated Employees with the highest Total Compensation, shall be treated as an allocation to such Highly Compensated Employee.

                  SECTION 8.2 GENERAL LIMITATIONS ON CONTRIBUTIONS.

                  (a) No amount shall be allocated to a Participant's Account under this Plan for any Limitation Year, to the extent that such an allocation would result in an Annual Addition of an amount greater than the lesser of (i) $30,000 (or such other amount as is permissible under section 415(c)(1)(A) of the Code, or (ii) 25% of the Participant's Total Compensation for such Limitation Year.

                  (b) In the case of a Participant who may be entitled to benefits under any qualified defined benefit plan (whether or not terminated) now in effect or ever maintained by the Employer, such Participant's Annual Additions under this Plan shall, in addition to the limitations provided under section 8.2(a), be further limited so that the sum of the Participant's Defined Contribution Plan Fraction plus his Defined Benefit Plan Fraction does not exceed 1.0 for any Limitation Year; provided, however, that for any Limitation Year ending prior to January 1, 1983, the sum of his Defined Contribution Plan Fraction plus his Defined Benefit Plan Fraction shall not exceed 1.4; and provided further, that this limitation shall only apply if and to the extent that the benefits under the Employer's Retirement Plan are not limited so that such sum is not exceeded.

                  (c) For purposes of this section 8.2, the following special definitions shall apply:

                  (i) Annual Addition means the sum of the following amounts allocated on behalf of a Participant for a Limitation Year:

                         (A)  all  contributions  by  the  Employer   (including
                    contributions made under a salary reduction agreement pursuant to sections 401(k), 408(k) or 403(b) of the Code) under any qualified defined contribution plan (other than this Plan) maintained by the Employer, as well as the Participant's allocable share, if any, of any forfeitures under such plans; plus

                         (B) (I) for Limitation Years that began prior to January 1, 1987, the lesser of (1) 50% of the Participant's voluntary nondeductible contributions to all qualified defined contribution plans maintained by the Employer, or
                    (2) the amount by which the Participant's nondeductible voluntary contributions to such plans exceeds 6% of his Total Compensation; and (II) for Limitation Years that begin after December 31, 1986, all of the Participant's voluntary nondeductible contributions to such plans; plus

                         (C) all ESOP Contributions under this Plan; plus

                         (D) except as hereinafter provided in this section 8.2(c)(i), a portion of the Employer's Loan Repayment Contributions to the Plan for such Limitation Year which bears the same proportion to the total amount of the Employer's Loan Repayment Contributions for the Limitation Year that the number of Shares (or the Fair Market Value of property other than Shares) allocated to the Participant's Account pursuant to section 7.2 or 8.1, whichever is applicable, bears to the aggregate number of Shares (or Fair Market Value of property other than Shares) so allocated to all Participants for such Limitation Year.

         Notwithstanding section 8.2(c)(i)(D), if, for any Limitation Year, the aggregate amount of ESOP Contributions allocated to the Accounts of the individuals who are Highly Compensated Employees for such Limitation Year, when added to such Highly Compensated Employees' allocable share of any Loan Repayment Contributions for such Limitation Year, does not exceed one-third of the total of all ESOP Contributions and Loan Repayment Contributions for such Limitation Year, then that portion, if any, of the Loan Repayment Contributions for such Limitation Year that is applied to the payment of interest on a Share Acquisition Loan shall not be included as an Annual Addition. In determining whether more than one-third of the number of Shares or of the amount of money or property to be allocated under the Plan for a Plan Year would be allocated to the Highly Compensated Employees, any allocation to be made to the Account of a Family Member of a Highly Compensated Employee who is either a Five Percent Owner or one of the ten Highly Compensated Employees with the highest Total Compensation, shall be treated as an allocation to such Highly Compensated Employee.


               (ii) Employer means Wake Forest Federal Savings & Loan Association, and all members of a controlled group of corporations, as defined in section 414(b) of the Code, as modified by section 415(h) of the Code, all commonly controlled trades or businesses, as defined in section 414(c) of the Code, as modified by section 415(h) of the Code, all affiliated service groups, as defined in section 414(m) of the Code, of which Wake Forest Federal Savings & Loan Association is a member, as well as any leasing organization, as defined in section 17.8, that employs any person who is considered an employee under section 17.8 and any other entity that is required to be aggregated with the Employer pursuant to regulations under section 414(o) of the Code.

               (iii) Defined Benefit Plan Fraction means, for any Participant for any Limitation Year, a fraction, the numerator of which is the Projected Annual Benefit (determined as of the end of such Limitation
          Year) of the Participant under any qualified defined benefit plans (whether or not terminated) maintained by the Employer for the current and all prior Limitation Years, and the denominator of which is as follows: (A) for Limitation Years ending prior to January 1, 1983, the lesser of (I) the dollar limitation in effect under section 415(b)(1)
          (A) of the Code for such Limitation Year, or (II) the amount which may be taken into account under section 415(b)(1)(B) of the Code with respect to such Participant for such Limitation Year; and (B) in all other cases, the lesser of (I) (except as provided in section 16.8(b) for a Top Heavy Plan Year) the product of 1.25 multiplied by the dollar limitation in effect under section 415(b)(1)(A) of the Code for such Limitation Year, or (II) the product of 1.4 multiplied by the amount which may be taken into account under section 415(b)(1)(B) of the Code with respect to such Participant for such Limitation Year.

               (iv)  Defined   Contribution   Plan  Fraction   means,   for  any
          Participant for any Limitation Year, a fraction (A) the numerator of which is the sum of such Participant's Annual Additions (determined as of the end of such Limitation Year) under this Plan and any other qualified defined contribution plans (whether or not terminated) maintained by the Employer for the current and all prior Limitation Years, and (B) the denominator of which is as follows: (I) for Limitation Years ending prior to January 1, 1983, the sum of the lesser of the following amounts for such Limitation Year and for each prior Limitation Year during which such Participant was employed by the Employer: (1) the Maximum Permissible Amount for such Limitation Year (without regard to section 415(c)(6) of the Code), or (2) the amount which may be taken into account under section 415(c)(1)(B) of the Code with respect to such Participant for such Limitation Year; and (II) in all other cases, the sum of the lesser of the following amounts for such Limitation Year and for each prior Limitation during which such Participant was employed by the Employer: (1) (except as provided in section 16.8(b) for a Top Heavy Plan Year) the product of
          1.25 multiplied by the Maximum Permissible Amount for such Limitation Year (determined without regard to section 415(c)(6) of the Code), or
          (2) the product of 1.4 multiplied by the amount which may be taken into account under section 415(c)(1)(B) of the Code (or section 415(c)(7) of the Code, if applicable) with respect to such Participant for such Limitation Year; provided, however, that the Plan Administrator may, at his election, adopt the transition rule set forth in section 415(e)(6) of the Code in making the computation set forth in this section 8.2(c)(iv). If the sum of a Participant's Defined Benefit Plan Fraction and Defined Contribution Plan Fraction exceeded 1.0 as of September 30, 1983, then such Participant's Defined Contribution Plan Fraction shall be determined under regulations to be prescribed by the Secretary of the Treasury so that the sum of the fractions does not exceed 1.0.

               (v) Limitation Year means the Plan Year; provided, however, that if the Employer changes the Limitation Year, the new Limitation Year shall begin on a date within the Limitation Year in which the amendment is made.

               (vi) Maximum Permissible Amount means (A) $25,000 (or such higher amount as may be permitted under section 415(d) of the Code because of cost of living increases) for Limitation Years beginning prior to January 1, 1983, and (B) the greater of (I) $30,000, or (II) 25% of the dollar limitation in effect under section 415(b)(1)(A) of the Code for Limitation Years beginning on or after January 1, 1983.

               (vii) Projected Annual Benefit means a Participant's annual retirement benefit (adjusted to the actuarial equivalent of a straight life annuity if expressed in a form other than a straight life or qualified joint and survivor annuity) under any qualified defined benefit plan maintained by the Employer, whether or not terminated, assuming that the Participant will continue employment until the later of current age or normal retirement age under such plan, and that the Participant's Total Compensation for the Limitation Year and all other relevant factors used to determine benefits under such plan will remain constant for all future Limitation Years.

                  (d) When a Participant's Annual Addition to this Plan must be reduced to satisfy the limitations of section 8.2(a) or (b), such reduction shall be applied first to ESOP Contributions; and second, if necessary, to Shares allocated as a result of a Loan Repayment Contribution which are included as an Annual Addition. The amount by which any Participant's Annual Addition to this Plan is reduced shall be allocated in accordance with Articles V and VII as a contribution by the Employer in the next succeeding Limitation Year.

                  (e) Prior to determining a Participant's actual Total Compensation for a Limitation Year, the Employer may determine the limitations under this section 8.2 for a Participant on the basis of a reasonable estimation of the Participant's Total Compensation for the Limitation Year that is uniformly determined for all Participants who are similarly situated. As soon as it is administratively feasible after the end of the Limitation Year, the limitations of this section 8.2 shall be determined on the basis of the Participant's actual Total Compensation for the Limitation Year.



                                   ARTICLE IX

                                     VESTING


                  SECTION 9.1 VESTING.

                  Subject to the provisions of section 9.6(a), the balance credited to each Employee's Account shall become vested in accordance with the following schedule:

                           Period of Service                    Vested
                               In Years                       Percentage

                           less than 3                                0%

                          3 or more                                100%


   SECTION 9.2 VESTING ON DEATH, DISABILITY, RETIREMENT OR CHANGE IN CONTROL.

                  Any previously unvested portion of the remainder of the balance credited to the Account of a Participant or of a person who is a Former Participant solely because he is excluded from participation under section 2.1(b) shall become fully vested in him immediately upon attainment of age 65, or, if earlier, upon the termination of his participation by reason of death, Disability, Retirement or upon the occurrence of a Change in Control of the Employer.


                  SECTION 9.3 FORFEITURES ON TERMINATION OF EMPLOYMENT.

                  Upon the termination of employment of a Participant or Former Participant for any reason other than death, Disability, Retirement, that portion of the balance credited to his Account which is not vested at the date of such termination shall be forfeited as of the last Valuation Date for the Plan Year in which such termination of employment occurs. The proceeds of such forfeitures, less amounts, if any, required to be credited because of re-employment pursuant to section 9.4, shall be treated as Forfeitures and shall be disposed of as provided in section 9.5.


                  SECTION 9.4 AMOUNTS CREDITED UPON RE-EMPLOYMENT.

                  If an Employee forfeited any amount of the balance credited to his Account upon his termination of employment with the Employer, and is re-employed prior to the occurrence of a Period of Severance of five years, then:

               (i) an amount equal to the Fair Market Value of the Shares forfeited, determined as of the date of forfeiture; and

               (ii) the amount credited to his General Investment Account that was forfeited, determined as of the date of forfeiture;

shall be credited back to his Account from the proceeds of forfeitures which are redeemed pursuant to section 9.3 during the Plan Year in which he is re-employed, unless such proceeds are insufficient, in which case the Employer shall make an additional contribution in the amount of such deficiency.


                  SECTION 9.5 ALLOCATION OF FORFEITURES.

                  Any Forfeitures that occur during a Plan Year shall be used to reduce the contributions required of the Employer under the Plan and shall be treated as Loan Repayment

Contributions and ESOP Contributions in the proportions designated by the Committee in accordance with Article V.


                  SECTION 9.6 ACCELERATED VESTING UPON CHANGE IN CONTROL

                  (a) The balance credited to each Participant's Account shall become 100% vested upon the occurrence of a Change in Control of the Employer.

                  (b) A Change in Control of the Employer shall be deemed to have occurred upon the happening of any of the following events:

                  (i) approval by the stockholders of Wake Forest Federal Savings & Loan Association of a transaction that would result in the reorganization, merger or consolidation of Wake Forest Federal Savings & Loan Association with one or more other persons, other than a transaction following which:

                           (A) at least 51% of the equity ownership interests of
                  the entity resulting from such transaction are beneficially owned (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act of 1934 "Exchange Act") in substantially the same relative proportions by persons who, immediately prior to such transaction, beneficially owned (within the meaning of Rule 13d-3 promulgated under the Exchange Act) at least 51% of the outstanding equity ownership interests in Wake Forest Federal Savings & Loan Association; and

                           (B) at least 51% of the  securities  entitled to vote
                  generally in the election of directors of the entity resulting from such transaction are beneficially owned (within the meaning of Rule 13d-3 promulgated under the Exchange Act) in substantially the same relative proportions by persons who, immediately prior to such transaction, beneficially owned (within the meaning of Rule 13d-3 promulgated under the Exchange Act) at least 51% of the securities entitled to vote generally in the election of directors of Wake Forest Federal Savings & Loan Association

                  (ii) the acquisition of all or substantially all of the assets of Wake Forest Federal Savings & Loan Association or beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of the outstanding securities of Wake Forest Federal Savings & Loan Association entitled to vote generally in the election of directors by any person or by any persons acting in concert, or approval by the stockholders of Wake Forest Federal Savings & Loan Association of any transaction which would result in such an acquisition;

                  (iii) a complete liquidation or dissolution of Wake Forest Federal Savings & Loan Association, or approval by its stockholders of a plan for such liquidation or dissolution;

                  (iv) the occurrence of any event if, immediately following such event, at least 50% of the members of the Board of Wake Forest Federal Savings & Loan Association do not belong to any of the following groups;

                           (A) individuals who were members of the Board of Wake
                  Forest Federal Savings & Loan Association on the Effective Date of this Plan; or

                           (B) individuals who first became members of the Board
                  of Wake Forest Federal Savings & Loan Association after the Effective Date of this Plan either:

                                    (I) upon  election  to serve as a member  of
                           such Board by affirmative vote of three-quarters of the members of such Board, or of a nominating committee thereof, in office at the time of such first election; or

                                    (II) upon  election by the  stockholders  of
                           Wake Forest Federal Savings & Loan Association to serve as a member of the Board of Wake Forest Federal Savings & Loan Association, but only if nominated for election by affirmative vote of three-quarters of the members of the Board, or of a nominating committee thereof, in office at the time of such first nomination;

                  PROVIDED, HOWEVER, that such individual's election or nomination did not result from an actual or threatened election contest (within the meaning of Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents
                  (within the meaning of Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) other than by or on behalf of the Board of Wake Forest Federal Savings & Loan Association.

In no event, however, shall a Change in Control be deemed to have occurred as a result of any acquisition of securities or assets of Wake Forest Federal Savings & Loan Association, an Affiliated Employer, or a subsidiary of either of them, by Wake Forest Federal Savings & Loan Association, an Affiliated Employer, or a subsidiary of either of them, or by any employee benefit plan maintained by any of them. For purposes of this section 9.6(b), the term "person" shall have the meaning assigned to it under sections 13(d)(3) or 14(d)(2) of the Exchange Act.



                                    ARTICLE X

                                 THE TRUST FUND


                  SECTION 10.1  THE TRUST FUND.

                  The Trust Fund shall be held and invested under the Trust Agreement with the Trustee. The provisions of the Trust Agreement shall vest such powers in the Trustee as to investment, control and disbursement of the Trust Fund, and such other provisions not inconsistent with the Plan, including provision for the appointment of one or more "investment managers" within the meaning of section 3(38) of ERISA to manage and control (including acquiring and disposing of) all or any of the assets of the Trust Fund, as the Board may from time to time authorize. Except as required by ERISA, no bond or other security shall be required of any Trustee at any time in office.


                  SECTION 10.2  INVESTMENTS.

                  (a) Except to the extent provided to the contrary in section 10.3, the Trust Fund shall be invested in:

                    (i) Shares;

                    (ii) units of  interest in such  Investment  Funds as may be established from time to time by the Committee; and

                    (iii) such other  investments as may be permitted  under the
               Trust Agreement;

in such proportions as shall be determined by the Committee or, if so provided under the Trust Agreement, as directed by one or more investment managers or by the Trustee, in its discretion; provided, however, that the investments of the Trust Fund shall consist primarily of Shares. Notwithstanding the immediately preceding sentence, the Trustee may temporarily invest the Trust Fund in short-term obligations of, or guaranteed by, the United States Government or an agency thereof, or may retain uninvested, or sell investments to provide, amounts of cash required for purposes of the Plan.

                  (b) Initially, the value of each unit in each Investment Fund shall be $1, and one unit in any such Investment Fund shall be credited to each Participant or Former Participant, or the Beneficiary of a deceased Participant or Former Participant, for each $1 applicable to the purchase for him of units in such Investment Fund. Thereafter, the Plan Administrator shall determine the value of units in each such Investment Fund as of each Valuation Date by dividing the fair market value of all property in each such Investment Fund as of such Valuation Date (after deducting any expenses or other amounts then properly chargeable against the particular Investment Fund) by the number of units then outstanding in each such Investment Fund, and making such other adjustments as shall be necessary to properly reflect transactions occurring subsequent to the immediately preceding Valuation Date. For the purposes of this
Article X, fractions of units computed to three decimal places, as well as whole units, in any of the Investment Funds may be redeemed or purchased for the credit of Employees, Participants or Former Participants or their Beneficiaries.


                  SECTION 10.3 DISTRIBUTIONS FOR DIVERSIFICATION OF INVESTMENTS.

                    (a) Notwithstanding section 10.2, each Qualified Participant may:

                    (i) during the first 90 days of each of the first four Plan Years to begin after the Plan Year in which he first becomes a Qualified Participant, elect that such percentage of the balance credited to his Account as he may specify, but in no event more than 25% of the balance credited to his Account, be distributed to him pursuant to this section; and

                    (ii) during the first 90 days of the fifth Plan Year to begin after the Plan Year in which he first becomes a Qualified Participant or of any Plan Year thereafter, elect that such percentage of the balance credited to his Account as he may specify, but in no event more than 50% of the balance credited to his Account, be distributed to him pursuant to this section.

For purposes of an election under this section 10.3, the balance credited to a Participant's Account shall be the balance credited to his Account determined as of the last Valuation Date to occur in the Plan Year immediately preceding the Plan Year in which such election is made.

                  (b) An election made under section 10.3(a) shall be made in writing, in the form and manner prescribed by the Plan Administrator, and shall be filed with the Plan Administrator during the election period specified in section 10.3(a). As soon as is practicable, and in no case later than 90 days, following the end of the election period during which such election is made, the Plan Administrator shall take such actions as are necessary to cause the specified percentage of the balance credited to the Account of the Qualified Participant making the election to be distributed to such Qualified Participant.

                  (c) An election made under section 10.3(a) may be changed or revoked at any time during the election period described in section 10.3(a) during which it is initially made. In no event, however, shall any election under this section 10.3 result in more than 25% of the balance credited to the Participant's Account being distributed to the Participant, if such election is made during a Plan Year to which section 10.3(a)(i) applies, or result in more than 50% of the balance distributed to the Participant, if such election is made during the Plan Year to which section 10.3(a)(ii) applies or thereafter.

                  SECTION 10.4 USE OF COMMINGLED TRUST FUNDS.

                  Subject to the provisions of the Trust Agreement, amounts held in the Trust Fund may be invested in:

                  (a) any commingled or group trust fund described in section 401(a) of the Code and exempt under section 501(a) of the Code; or

                  (b) any common trust fund exempt under section 584 of the Code maintained exclusively for the collective investment of the assets of trusts that are exempt under section 501(a) of the Code;

provided that the trustee of such commingled, group or common trust fund is a bank or trust company.


                  SECTION 10.5  MANAGEMENT AND CONTROL OF ASSETS.

                  All assets of the Plan shall be held by the Trustee in trust for the exclusive benefit of Participants, Former Participants and their Beneficiaries. No part of the corpus or income of the Trust Fund shall be used for, or diverted to, purposes other than for the exclusive benefit of Participants, Former Participants and their Beneficiaries, and for defraying reasonable administrative expenses of the Plan and Trust Fund. No person shall have any interest in or right to any part of the earnings of the Trust Fund, or any rights in, to or under the Trust Fund or any part of its assets, except to the extent expressly provided in the Plan.



                                   ARTICLE XI

                    VALUATION OF INTERESTS IN THE TRUST FUND


                  SECTION 11.1 ESTABLISHMENT OF INVESTMENT ACCOUNTS.

                  The Plan Administrator shall establish, or cause to be established, for each person for whom an Account is maintained a Share Investment Account and a General Investment Account. Such Share Investment Accounts and General Investment Accounts shall be maintained in accordance with this Article XI.


                  SECTION 11.2 SHARE INVESTMENT ACCOUNTS.

                  The Share Investment Account established for a person in accordance with section 11.1 shall be credited with: (a) all Shares allocated to such person's Account; (b) all Shares purchased with amounts of money or property allocated to such person's Account; (c) all dividends paid in the form of Shares with respect to Shares credited to his Account; and (d) all Shares purchased with amounts credited to such person's General Investment Account. Such Share Investment Account shall be charged with all Shares that are sold or exchanged to acquire other investments or to provide cash and with all Shares that are distributed in kind.


                  SECTION 11.3 GENERAL INVESTMENT ACCOUNTS.

                  The General Investment Account that is established for a person in accordance with section 11.1 shall be credited with: (a) all amounts, other than Shares, allocated to such person's Account; (b) all dividends paid in a form other than Shares with respect to Shares credited to such person's Share Investment Account; (c) the proceeds of any sale of Shares credited to such person's Share Investment Account; and (d) any earnings attributable to amounts credited to such person's General Investment Account. Such General Investment Account shall be charged with all amounts credited thereto that are applied to the purchase of Shares, any losses or depreciation attributable to amounts credited thereto, any expenses allocable thereto and any distributions of amounts credited thereto.


                  SECTION 11.4 VALUATION OF INVESTMENT ACCOUNTS.

                  (a) The Plan Administrator shall determine, or cause to be determined, the aggregate value of each person's Share Investment Account as of each Valuation Date by multiplying the number of Shares credited to such Share Investment Account on such Valuation Date by the Fair Market Value of a Share on such Valuation Date.

                  (b) The Plan Administrator shall determine, or cause to be determined, the aggregate value of each person's General Investment Account as of each Valuation Date as follows:

                  (i) To the extent that all or a portion of such person's General Investment Account is invested in one or more of the Investment Funds, the Plan Administrator shall multiply the number of units in each Investment Fund credited to such person as of the immediately preceding Valuation Date by the value of a unit in such Investment Fund as of the current Valuation Date.

                  (ii) To the extent that all or a portion of such person's General Investment Account is invested in investments other than the Investment Funds, the Plan Administrator shall adjust the balance in such manner as it shall deem appropriate to reflect earnings, losses, expenses, benefit payments and other transactions properly chargeable to such Account.

                  SECTION 11.5 ANNUAL STATEMENTS.

                  There shall be furnished, by mail or otherwise, at least once in each Plan Year to each person who would then be entitled to receive all or part of the balance credited to any Account if the Plan were then terminated, a statement of his interest in the Plan as of such date as shall be selected by the Plan Administrator, which statement shall be deemed to have been accepted as correct and be binding on such person unless the Plan Administrator receives written notice to the contrary within 30 days after the statement is mailed or furnished to such person.


                                   ARTICLE XII

                                     SHARES


                  SECTION 12.1 SPECIFIC ALLOCATION OF SHARES.

                  All Shares purchased under the Plan shall be specifically allocated to the Share Investment Accounts of Participants, Former Participants and their Beneficiaries in accordance with section 11.2, with the exception of Financed Shares, which shall be allocated to the Loan Repayment Account.


                  SECTION 12.2 DIVIDENDS.

                  (a) Dividends paid with respect to Shares held under the Plan shall be credited to the Loan Repayment Account, if paid with respect to Financed Shares. Such dividends shall be: (i) applied to the payment of principal and accrued interest with respect to any Share Acquisition Loan, if paid in cash; or (ii) held in the Loan Repayment Account as Financed Shares for release in accordance with section 6.4, if paid in the form of Shares.

                  (b) Dividends paid with respect to Shares allocated to a person's Share Investment Account shall be credited to such person's Share Investment Account. Cash dividends credited to a person's General Investment Account shall be, at the direction of the Board, either: (i) held in such General Investment Account and invested in accordance with sections 10.2 and 11.2; (ii) distributed immediately to such person; (iii) distributed to such person within 90 days of the close of the Plan Year in which such dividends were paid; or (iv) used to make payments of principal or interest on a Share
Acquisition Loan; PROVIDED, HOWEVER, that the Fair Market Value of Financed Shares released from the Loan Repayment Account equals or exceeds the amount of the dividend.


                  SECTION 12.3 VOTING RIGHTS.

                  (a) Each person shall direct the manner in which all voting rights appurtenant to Shares allocated to his Share Investment Account will be exercised, provided that such Shares were allocated to his Share Investment Account as of the applicable record date. Such person shall, for such purpose, be deemed a "named fiduciary" within the meaning of section 402(a)(2) of ERISA. Such a direction shall be given by completing and filing with the inspector of elections, the Trustee or such other person who shall be independent of the Employer as the Committee shall designate, at least 10 days prior to the date of the meeting of holders of Shares at which such voting rights will be exercised, a written direction in the form and manner prescribed by the Committee. The inspector of elections, the Trustee or such other person designated by the Committee shall tabulate the directions given on a strictly confidential basis, and shall provide the Committee with only the final results of the tabulation. The final results of the tabulation shall be followed by the Committee in directing the Trustee as to the manner in which such voting rights shall be exercised. The Plan Administrator shall make a reasonable effort to furnish, or cause to be furnished, to each person for whom a Share Investment Account is maintained all annual reports, proxy materials and other information known by the Plan Administrator to have been furnished by the issuer of the Shares, or by any solicitor of proxies, to the holders of Shares.

                  (b) To the extent that any person shall fail to give instructions with respect to the exercise of voting rights appurtenant to Shares allocated to his Share Investment Account:

                  (i) the Trustee shall, with respect to each matter to be voted upon: (A) cast a number of affirmative votes equal to the product of
         (I) the number of allocated Shares for which no written instructions have been given, multiplied by (II) a fraction, the numerator of which is the number of allocated Shares for which affirmative votes will be cast in accordance with written instructions given as provided in section 12.3(a) and the denominator of which is the aggregate number of affirmative and negative votes which will be cast in accordance with written instructions given as aforesaid, and (B) cast a number of negative votes equal to the excess (if any) of (I) the number of allocated Shares for which no written instructions have been given over
         (II) the number of affirmative votes being cast with respect to such allocated Shares pursuant to section 12.3(b)(i)(A); or

                  (ii) if the Trustee shall determine that it may not, consistent with its fiduciary duties, vote the allocated Shares for which no written instructions have been given in the manner described in section 12.3(b)(i), it shall vote such Shares in such manner as it, in its discretion, may determine to be in the best interests of the persons to whose Share Investment Accounts such Shares have been allocated.

                  (c) (i) The voting rights appurtenant to Financed Shares shall be exercised as follows with respect to each matter as to which holders of Shares may vote:

                  (A) a number of votes equal to the product of (I) the total number of votes appurtenant to Financed Shares allocated to the Loan Repayment Account on the applicable record date; multiplied by (II) a fraction, the numerator of which is the total number of affirmative votes cast by Participants, Former Participants and the Beneficiaries of deceased Former Participants with respect to such matter pursuant to section 12.3(a) and the denominator of which is the total number of affirmative and negative votes cast by Participants, Former Participants and the Beneficiaries of deceased Former Participants, shall be cast in the affirmative; and


               (B) a number of votes equal to the excess of (I) the total number of votes appurtenant to Financed Shares allocated to the Loan Repayment Account on the applicable record date, over (II) the number of affirmative votes cast pursuant to section 12.3(c)(i)(A) shall be cast in the negative.

To the extent that the Financed Shares consist of more than one class of Shares, this section 12.3(c)(i) shall be applied separately with respect to each class of Shares.

                  (ii) If voting rights are to be exercised with respect to Financed Shares as provided in section 12.3(c)(i)(A) and (B) at a time when there are no Shares allocated to the Share Investment Accounts of Participants, Former Participants and the Beneficiaries of deceased Former Participants, then the voting rights appurtenant to Financed Shares shall be exercised as follows with respect to each matter as to which holders of Shares may vote:

                  (A) Each person who is a Participant on the applicable record date and who was a Participant on the last day of the Plan Year ending on or immediately prior to such record date will be granted a number of votes equal to the quotient, rounded to the nearest integral number, of
         (I) such Participant's Allocation Compensation for the Plan Year ending on or immediately prior to such record date (or for the portion of such Plan Year during which he was a Participant); divided by (II) $1,000.00; and

                  (B) a number of votes equal to the product of (I) the total number of Financed Shares allocated to the Loan Repayment Account on the applicable record date; multiplied by (II) a fraction, the numerator of which is the total number of votes that are cast in the affirmative with respect to such matter pursuant to section 12.3(c)(ii)(A) and the denominator of which is the total number of votes that are cast either in the affirmative or in the negative with respect to such matter pursuant to section 12.3(c)(ii)(A), shall be cast in the affirmative; and

                  (C) a number of votes equal to the excess of (I) the total number of Financed Shares allocated to the Loan Repayment Account on the applicable record date, over (II) the number of affirmative votes cast with respect to such matter pursuant to section 12.3(c)(ii)(B), shall be cast in the negative.

To the extent that the Financed Shares consist of more than one class of Shares, this section 12.3(c)(ii) shall be applied separately with respect to each class of Shares.

                  SECTION 12.4 TENDER OFFERS.

                   (a) Each person shall direct whether Shares allocated to his Share Investment Account will be delivered in response to any Tender Offer. Such person shall, for such purpose, be deemed a "named fiduciary" within the meaning of section 402(a)(2) of ERISA. Such a direction shall be given by completing and filing with the Trustee or such other person who shall be independent of the Employer as the Committee shall designate, at least 10 days prior to the latest date for exercising a right to deliver Shares pursuant to such Tender Offer, a written direction in the form and manner prescribed by the Committee. The
Trustee or other person designated by the Committee shall tabulate the directions given on a strictly confidential basis, and shall provide the Committee with only the final results of the tabulation. The final results of the tabulation shall be followed by the Committee in directing the number of Shares to be delivered. The Plan Administrator shall make a reasonable effort to furnish, or cause to be furnished, to each person for whom a Share Investment Account is maintained, all information known by the Plan Administrator to have been furnished by the issuer or by or on behalf of any person making such Tender Offer, to the holders of Shares in connection with such Tender Offer.

                   (b) To the extent that any person shall fail to give instructions with respect to Shares allocated to his Share Investment Account:

               (i) the Trustee shall (A) tender or otherwise offer for purchase, exchange or redemption a number of such Shares equal to the product of
          (I) the number of allocated Shares for which no written instructions have been given, multiplied by (II) a fraction, the numerator of which is the number of allocated Shares tendered or otherwise offered for purchase, exchange or redemption in accordance with written instructions given as provided in section 12.4(a) and the denominator of which is the aggregate number of allocated Shares for which written instructions have been given as aforesaid, and (B) withhold a number of Shares equal to the excess (if any) of (I) the number of allocated Shares for which no written instructions have been given over (II) the number of Shares being tendered or otherwise offered pursuant to section 12.4(b)(i)(A); or

               (ii) if the Trustee shall determine that it may not, consistent with its fiduciary duties, exercise the tender or other rights appurtenant to allocated Shares for which no written instructions have been given in the manner described in section 12.4(b)(i), it shall tender, or otherwise offer, or withhold such Shares in such manner as it, in its discretion, may determine to be in the best interests of the persons to whose Share Investment Accounts such Shares have been allocated.

                  (c) In the case of any Tender Offer, any Financed Shares held in the Loan Repayment Account shall be dealt with as follows:

               (i) If such Tender Offer occurs at a time when there are no Shares allocated to the Share Investment Accounts of Participants,
          Former   Participants and
          the Beneficiaries of deceased Former Participants, then the disposition of the Financed Shares shall be determined as follows:

                         (A) each person who is a Participant  on the applicable
                    record date and who was a Participant on the last day of the Plan Year ending on or immediately prior to such record date will be granted a number of tender rights equal to the quotient, rounded to the nearest integral number, of (I) such Participant's Allocation Compensation for the Plan Year ending on or immediately prior to such record date (or for the portion of such Plan Year during which he was a Participant), divided by (II) $1,000.00; and

                         (B) on the last day for delivering  Shares or otherwise
                    responding to such Tender Offer, a number of Shares equal to the product of (I) the total number of Financed Shares allocated to the Loan Repayment Account on the last day of the effective period of such Tender Offer; multiplied by
                    (II) a fraction, the numerator of which is the total number of tender rights exercised in favor of the delivery of Shares in response to the Tender Offer pursuant to section 12.4(c)(i)(A) and the denominator of which is the total number of tender rights that are exercisable in response to the Tender Offer pursuant to section 12.4(c)(i)(A), shall be delivered in response to the Tender Offer; and

                         (C) a number of Shares  equal to the  excess of (I) the
                    total number of Financed Shares allocated to the Loan Repayment Account on the last day of the effective period of such Tender Offer; over (II) the number of Shares to be delivered in response to the Tender Offer pursuant to section 12.4(c)(i)(B), shall be withheld from delivery.

                  (ii) If such Tender Offer occurs at a time when the voting rights appurtenant to such Financed Shares are to be exercised in accordance with section 12.3(c)(i), then:

                         (A) on the last day for delivering  Shares or otherwise
                    responding to such Tender Offer, a number of Financed Shares equal to the product of (I) the total number of Financed Shares allocated to the Loan Repayment Account on the last day of the effective period of such Tender Offer; multiplied by (II) a fraction, the numerator of which is the total number of Shares delivered from the Share Investment Accounts of Participants, Former Participants and the Beneficiaries of deceased Former Participants in response to such Tender Offer pursuant to section 12.4(a), and the denominator of which is the total number of Shares allocated to the Share Investment Accounts of Participants, Former Participants and Beneficiaries of deceased Former Participants immediately prior to the last day for delivering Shares or otherwise responding to such Tender Offer, shall be delivered; and

                         (B) a number of Financed  Shares equal to the excess of
                    (I) the total number of Financed Shares allocated to the Loan Repayment Account on the last day for delivering Shares or otherwise responding to such Tender Offer; over (II) the number of Financed Shares to be delivered pursuant to section 12.4(c)(ii)(A), shall be withheld from delivery.

To the extent that the Financed Shares consist of more than one class of Shares, this section 12.4(c) shall be applied separately with respect to each class of Shares.



                                  ARTICLE XIII

                               PAYMENT OF BENEFITS


                  SECTION 13.1  IN GENERAL.

                  The   balance   credited   to  a   Participant's   or   Former
Participant's Account under the Plan shall be paid only at the times, to the extent, in the manner and to the persons provided in this Article XIII.


                  SECTION 13.2 DESIGNATION OF BENEFICIARIES.

                  (a) Subject to section 13.2(b), any person entitled to a benefit under the Plan may designate a Beneficiary to receive any amount to which he is entitled that remains undistributed on the date of his death. Such person shall designate his Beneficiary (and may change or revoke any such designation) in writing in the form and manner prescribed by the Plan Administrator. Such designation, and any change or revocation thereof, shall be effective only if received by the Plan Administrator prior to such person's death and shall become irrevocable upon such person's death.

                     (b) A Participant or Former Participant who is married shall automatically be deemed to have designated his spouse as his Beneficiary, unless, prior to the time such designation would, under section 13.2(a), become irrevocable:

                    (i) the  Participant  or Former  Participant  designates  an additional or a different  Beneficiary  in  accordance  with this section 13.2; and

                    (ii) (A) the spouse of such Participant or Former Participant consents to such designation in a writing that acknowledges the effect of such consent and is witnessed by a Plan representative or a notary public; or (B) the spouse of such Participant or Former Participant has previously consented to such designation by signing a written waiver of any right to consent to any designation made by the

          Participant or Former Participant, and such waiver acknowledged the effect of the waiver and was witnessed by a Plan representative or a notary public; or (C) it is established to the satisfaction of a Plan representative that the consent required under section 13.2(b)(ii)(A) may not be obtained because such spouse cannot be located or because of other circumstances permitted under regulations issued by the Secretary of the Treasury.

                  (c) In the event that a Beneficiary entitled to payments hereunder shall die after the death of the person who designated him but prior to receiving payment of his entire interest in the Account of the person who designated him, then such Beneficiary's interest in the Account of such person, or any unpaid balance thereof, shall be paid as provided in section 13.3 to the Beneficiary who has been designated by the deceased Beneficiary, or if there is none, to the executor or administrator of the estate of such deceased Beneficiary, or if no such executor or administrator is appointed within such time as the Plan Administrator, in his sole discretion, shall deem reasonable, to such one or more of the spouse and descendants and blood relatives of such deceased Beneficiary as the Plan Administrator may select. If a person entitled to a benefit under the Plan and any of the Beneficiaries designated by him shall die in such circumstances that there shall be substantial doubt as to which of them shall have been the first to die, for all purposes of the Plan, the person who made the Beneficiary designation shall be deemed to have survived such Beneficiary.

                  (d) If no Beneficiary survives the person entitled to the benefit under the Plan or if no Beneficiary has been designated by such person, such benefit shall be paid to the executor or administrator of the estate of such person, or if no such executor or administrator is appointed within such time as the Plan Administrator, in his sole discretion, shall deem reasonable, to such one or more of the spouse and descendants and blood relatives of such deceased person as the Plan Administrator may select.


                    SECTION 13.3 DISTRIBUTIONS TO PARTICIPANTS AND FORMER PARTICIPANTS.

                   (a)(i) Subject to the provisions of section 13.5 with respect to required minimum distributions, the vested portion of the balance credited to a Participant's or a Former Participant's Account shall be distributed to him commencing as of the last Valuation Date to occur in the Plan Year in which the Participant or Former Participant terminates employment with the Employer or attains age 65, whichever is later; unless the Participant or Former Participant elects otherwise pursuant to section 13.3(a)(ii), and the payment, or first in a series of payments, is actually made within three months following such Valuation Date.

                  (ii) A Participant or Former Participant may, upon request on a form provided by the Plan Administrator and filed with the Plan Administrator not later than 15 days prior to the date on which his employment with the Employer terminates, elect that his vested interest in his Account be paid commencing as of any earlier or later Valuation Date after his termination of employment, but in no event later than the last Valuation Date to occur in the calendar year in which the Participant or Former Participant attains age 70 1/2, in which case the payment, or first in a series of payments, shall be made within three months following such Valuation Date.

                  (b)(i) Subject to section 13.3(b)(ii), the vested portion of the balance credited to the Account of a Participant or Former Participant will be paid to him, commencing as of the Valuation Date determined under section 13.3(a), in substantially equal annual installments over a fixed period equal to the greater of:

                    (A) five years; or

                    (B) if the vested  portion of the  balance  credited  to the
               Account of the Participant or Former Participant, determined as of the Valuation Date determined under section 13.3(a), is greater than $500,000 (or such larger amount as may be prescribed by the Secretary of the Treasury pursuant to section 409(o) of the Code), the sum of five years plus the lesser of (I) five additional years, or (II) one additional year for each $100,000 (or fraction thereof) by which the vested portion of the balance credited to the Participant's or Former Participant's Account exceeds $500,000 (or such larger amount as may be prescribed by the Secretary of the Treasury pursuant to section 409(o) of the
               Code).

                   (ii) A Participant or Former Participant may, upon request on a form provided by the Plan Administrator and filed with the Plan Administrator not later than 15 days prior to the date on which his employment terminates, elect that the vested portion of the balance credited to his Account be paid, commencing as of the Valuation Date determined under section 13.3(a):

                    (A) in substantially  equal annual installments over a fixed period not to exceed the lesser of (I) 10 years, or (II) the life expectancy of the Participant or Former Participant, or, if his Beneficiary is a natural person, the joint life and last survivor expectancy of the Participant or Former Participant and his Beneficiary; or

                    (B) subject to section 13.4, in a lump sum payment.

                    (c) If any person  entitled to a benefit under the Plan dies before his entire benefit has been distributed to him, then the remainder of such benefit shall be paid to the Beneficiary designated by him under section 13.2 either:

                    (i) in a lump sum distribution as of the Valuation Date next following the date of his death, and the amount thereof shall be based upon the vested portion of the balance credited to his Account as of such Valuation Date; or

                    (ii) if,  prior to the  death of the  Participant  or Former
               Participant whose vested Account is being distributed, an election pursuant to section 13.3(b)(ii)(B) is in effect for him, in a lump sum distribution as of the Valuation Date specified in such election, or, if earlier, as of the latest Valuation Date that would permit payment to be made within five years after the Participant's or Former Participant's death, and the amount thereof shall be based upon the vested portion of the balance credited to his Account as of such Valuation Date; or

               (iii) if, prior to the death of the Participant or Former Participant whose vested Account is being distributed, an election pursuant to section 13.3(b)(ii)(A) is in effect for him:

                         (A) over the  period and at the times set forth in such
                    election,   if   distribution   has   begun   prior  to  the
                    Participant's or Former Participant's death; or

                         (B) commencing at the time set forth in such election and over the period set forth in such election (or, if less, over a period equal to the life expectancy of the Beneficiary of the deceased Participant or Former
                    Participant), if the deceased Participant's or Former Participant's spouse is his Beneficiary and distribution has not begun prior to the deceased Participant's or Former Participant's death; or

                         (C) commencing on the date specified in such election (or, if earlier, the last Valuation Date that will permit payment to begin within one year after the deceased Participant's or Former Participant's death) and over the period set forth in such election (or, if less, over a period equal to the life expectancy of the Beneficiary of the deceased Participant or Former Participant), if the deceased Participant's or Former Participant's Beneficiary is a natural person other than his spouse and distribution has not begun prior to the deceased Participant's or Former Participant's death;

         and the amount thereof shall be based upon the vested portion of the balance credited to his Account as of the Valuation Dates as of which payments are determined; or

                  (iv) upon written application of the Beneficiary made in such form and manner as the Plan Administrator may prescribe, at another time or in another manner permitted under section 13.3(a) or (b), subject to the following limitations:

                           (A)(I) If such  Beneficiary is a natural person other
                  than the spouse of the deceased Participant or Former Participant whose vested Account is being distributed, a distribution that commences within one year after such deceased Participant's or Former Participant's death shall be made over a fixed period that does not exceed the life expectancy of such Beneficiary when distribution commences.

                           (II) If such Beneficiary is the spouse of the deceased Participant or Former Participant whose vested Account is being distributed, a distribution that commences no later than the later of: (1) the date on which the deceased Participant or Former Participant would have attained age 70 1/2 had he lived; or
                    (2) the first anniversary of the death of such deceased Participant or Former Participant; shall be made over a fixed period that does not exceed the life expectancy of such Beneficiary when distribution commences.

                         (III) In all other cases where the spouse of the deceased Participant or Former Participant whose vested Account is being distributed is not the Beneficiary, payment must be completed within five years after the death of such deceased Participant or Former Participant.

                         (B) In cases where  distribution has commenced prior to
                    the death of the deceased Participant or Former Participant whose vested Account is being distributed, distribution must be completed as least as rapidly as under the method in effect prior to such deceased Participant's or Former Participant's death.


                  SECTION 13.4 MANNER OF PAYMENT.

                  (a) Subject to section 13.4(b), payments of distributions made pursuant to section 13.3 or section 13.5 shall be paid, in accordance with the written direction of the person requesting the payment, in whole Shares, in cash, or in a combination of cash and whole Shares. Such written direction shall be given in such form and manner as the Plan Administrator may prescribe. If no such direction is given, then payment shall be made in the maximum number of whole Shares that may be acquired with the amount of the payment, plus, if necessary, an amount of money equal to any remaining amount of the payment that is less than the Fair Market Value of a whole Share.

                  (b) No distribution of a lump sum payment shall be made in cash to the extent that the making of such distribution, when combined with all other distributions to be made in cash as of the same Valuation Date, would require the sale of Shares constituting 1% or more of all outstanding Shares; provided, however, that this section 13.4(b) shall not apply to or in respect of a Participant or Former Participant:

                    (i) following  such  Participant's  or Former  Participant's termination of employment with the Employer on account of his Retirement or Disability; or

                    (ii) following such  Participant's  or Former  Participant's
               65th birthday; or

                    (iii) following the death of such Participant or Former Participant.

                  SECTION 13.5 MINIMUM REQUIRED DISTRIBUTIONS.

                  (a) Required minimum distributions of a Participant's or Former Participant's Account shall commence no later than:

                    (i) if the Participant or Former Participant attained age 70
               1/2 prior to January 1, 1988 and was not a Five Percent Owner at any time during the Plan Year ending in the calendar year in which he attained age 70 1/2, during any of the four preceding Plan Years or during any subsequent years, the later of (A) the calendar year in which he attains or attained age 70 1/2 or (B) the calendar year in which he terminates employment with the Employer; or

                    (ii) if the Participant or Former  Participant  attained age
               70 1/2 prior to January 1, 1988 and is or was a Five Percent Owner at any time during the Plan Year ending in the calendar year in which he attained age 70 1/2, or during any of the four preceding Plan Years or during any subsequent years, the later of
               (A) the calendar year in which he attains age 70 1/2 or (B) the calendar year in which he first becomes a Five Percent Owner; or

                    (iii) in all other  cases,  the  calendar  year in which the
               Participant or Former Participant attains age 70 1/2.

                  (b) The required minimum distributions contemplated by section 13.5(a) shall be made as follows:

                    (i) The  minimum  required  distribution  to be made for the calendar year for which the first minimum distribution is required shall be no later than April 1st of the immediately following calendar year and shall be equal to the quotient obtained by dividing (A) the vested balance credited to the Participant's or Former Participant's Account as of the last Valuation Date to occur in the calendar year immediately preceding the calendar year in which the first minimum distribution is required (adjusted to account for any additions thereto or subtractions therefrom after such Valuation Date but on or before December 31st of such calendar year); by (B) the Participant's or Former Participant's life expectancy (or, if his Beneficiary is a natural person, the joint life and last survivor expectancy of him and his Beneficiary); and

                    (ii) the minimum  required  distribution to be made for each calendar year following the calendar year for which the first minimum distribution is required shall be made no later than December 31st of the calendar year for which the distribution is required and shall be equal to the quotient obtained by dividing
               (A) the vested balance credited to the Participant's or Former Participant's Account as of the last Valuation Date to occur in the calendar year prior to the calendar year for which the distribution is required (adjusted to account for any additions thereto or subtractions therefrom after such Valuation Date but on or before December

                    31st of such calendar year and, in the case of the distribution for the calendar year immediately following the calendar year for which the first minimum distribution is required, reduced by any distribution for the prior calendar year that is made in the current calendar year); by (B) the Participant's or Former Participant's life expectancy (or, if his Beneficiary is a natural person, the joint life and last survivor expectancy of him and his Beneficiary).

For purposes of this section 13.5, the life expectancy of a Participant or Former Participant (or the joint life and last survivor expectancy of a Participant or Former Participant and his designated Beneficiary) for the calendar year in which the Participant or Former Participant attains age 70 1/2 shall be determined on the basis of Tables V and VI, as applicable, of section 1.72-9 of the Income Tax Regulations as of the Participant's or Former Participant's and Beneficiary's birthday in such year. Such life expectancy or joint life and last survivor expectancy for any subsequent year shall be equal to the excess of (1) the life expectancy or joint life and last survivor expectancy for the year in which the Participant or Former Participant attains age 70 1/2, over (2) the number of whole years that have elapsed since the Participant or Former Participant attained age 70 1/2.

                  (c) Payment of the distributions required to be made to a Participant or Former Participant under this section 13.5 shall be made in accordance with section 13.4.


                  SECTION   13.6   DIRECT   ROLLOVER   OF   ELIGIBLE    ROLLOVER
                                   DISTRIBUTIONS.

                  (a) A Distributee may elect, at the time and in the manner prescribed by the Plan Administer, to have any portion of an Eligible Rollover Distribution paid directly to an Eligible Retirement Plan specified by the Distributee in a Direct Rollover.

                  (b) The following rules shall apply with respect to Direct Rollovers made pursuant to this section 13.6:

                  (i) A Participant may only elect to make a Direct Rollover of an Eligible Rollover Distribution if such Eligible Rollover Distribution (when combined with other Eligible Rollover Distributions made or to be made in the same calendar year) is reasonably expected to be at least $200;

                  (ii) If a Participant elects a Direct Rollover of a portion of an Eligible Rollover Distribution, that portion must be equal to at least $500; and

                  (iii) A Participant may not divide his or her Eligible Rollover Distribution into separate distributions to be transferred to two or more Eligible Retirement Plans.

                  (c) For purposes of this section 13.6 and any other applicable section of the Plan, the following definitions shall have the following meanings:

                  (i) "Direct Rollover" means a payment by the Plan to the Eligible Retirement Plan specified by the Distributee.

                  (ii) "Distributee" means an Employee or former Employee. In addition, the Employee's or former Employee's surviving spouse and the Employee's spouse or former spouse who is the alternate payee under a Qualified Domestic Relations Order are considered Distributees with regard to the interest of the spouse or former spouse.

                  (iii) "Eligible Retirement Plan" means an individual retirement account described in section 408(a) of the Code, an individual retirement annuity described in section 408(b) or the Code, an annuity plan described in section 403(a) of the Code, or a qualified trust described in section 401(a) of the Code that accepts the Distributee's Eligible Rollover Distribution. However, in the case of an Eligible Rollover Distribution to the current or former spouse who is the alternative payee under a Qualified Domestic Relations Order or to a surviving spouse, an Eligible Retirement Plan is an individual retirement account or individual retirement annuity.

                  (iv) "Eligible Rollover Distribution" means any distribution of all or any portion of the balance to the credit of the Distributee, except that an Eligible Rollover Distribution does not include: any distribution that is one of a series of substantially equal periodic payments (not less frequently than annually) made for the life (or life expectancy) of the Distributee or the joint lives (or joint life expectancies) of the Distributee's designated Beneficiary, or for a specified period of ten (10) years or more; any distribution to the extent such distribution is required under section 401(a)(9) of the Code; and the portion of any distribution that is not includible in gross income (determined without regard to the exclusion for net unrealized appreciation with respect to employer securities).


                  SECTION 13.7 VALUATION OF SHARES UPON DISTRIBUTION TO A PARTICIPANT.

                  Notwithstanding any contrary provision in this Article XIII, in the event that all or a portion of a payment of a distribution to a Participant is to be made in cash, such Participant shall only be entitled to receive the proceeds of the Shares allocated to his Account that are sold in connection with such distribution and which are valued as of the date of such sale.

                  SECTION 13.8 PUT OPTIONS.

                  (a) Subject to section 13.8(c) and except as provided otherwise in section 13.8(b), each Participant or Former Participant to whom Shares are distributed under the Plan, each Beneficiary of a deceased
Participant or Former Participant, including the estate of a deceased Participant or Former Participant, to whom Shares are distributed under the Plan, and each person to whom such a Participant, Former Participant or Beneficiary gives Shares that have been distributed under the Plan shall have the right to require the Employer to purchase from him all or any portion of such Shares. A person shall exercise such right by delivering to the Employer a written notice, in such form and manner as the Employer may by written notice to such person prescribe, setting forth the number of Shares to be purchased by the Employer, the number of the stock certificate evidencing such person's ownership of such Shares, and the effective date of the purchase. Such notice shall be given at least 30 days in advance of the effective date of purchase, and the effective date of purchase specified therein shall be, either within the 60 day period that begins on the date on which the Shares to be purchased by the Employer were distributed from the Plan or within the 60 day period that begins on the first day of the Plan Year immediately following the Plan Year in which the Shares to be purchased by the Employer are distributed from the Plan. As soon as practicable following its receipt of such a notice, the Employer shall take such actions as are necessary to purchase the Shares specified in such notice at a price per Share equal to the Fair Market Value of a Share determined as of the Valuation Date coincident with or immediately preceding the effective date of the purchase.

                  (b) The Employer shall have no obligation to purchase any Share (i) pursuant to a notice that is not timely given, or on an effective date of purchase that is not within the periods prescribed in section 13.8(a) or (ii) following the earliest date on which Shares are publicly traded on an established market.

                  (c) This section 13.8 shall not apply so long as the Employer is prohibited by law from redeeming or purchasing its own securities


                  SECTION 13.9 RIGHT OF FIRST REFUSAL.

                  (a) Subject to section 13.9(d), for any period during which Shares are not publicly traded in any established market, no person who owns Shares that were distributed from the Plan, other than a person to whom such Shares were sold in compliance with this section 13.9, shall sell such Shares to any person other than the Employer without first offering to sell such Shares to the Employer in accordance with this section 13.9.

                  (b) In the event that a person to whom this section 13.9 applies shall receive and desire to accept from a person other than the Employer an offer to purchase Shares to which this section 13.9 applies, he shall furnish to the Employer a written notice which shall:

                    (i) include a copy of such offer to purchase;

                    (ii) offer to sell to the  Employer  the  Shares  subject to such offer to purchase at a price per Share that is equal to the greater of:

                         (A) the  price  per Share  specified  in such  offer to
                    purchase; or

                         (B) the Fair Market Value of a Share as of the Valuation Date coincident with or immediately preceding the date of such notice;

                    and otherwise upon the same terms and conditions as those specified in such offer to purchase; and

                    (iii) include an indication of his intention to accept such offer to purchase if the Employer does not accept his offer to sell.

Such person shall refrain from accepting such offer to purchase for a period of fourteen days following the date on which such notice is given.

                  (c) Subject to section 13.9(d), the Employer shall have the right to purchase the Shares covered by the offer to sell contained in a notice given pursuant to section 13.9(b), on the terms and conditions specified in such notice, by written notice given to the party making the offer to sell not later than the fourteenth day after the notice described in section 13.9(b) is given. If the Employer does not give such a notice during the prescribed fourteen day period, then the person owning such Shares may accept the offer to purchase described in the notice.

                  (d) This section 13.9 shall not apply so long as the Employer is prohibited by law from redeeming or purchasing its own securities



                                   ARTICLE XIV

                                 ADMINISTRATION


                  SECTION 14.1 NAMED FIDUCIARIES.

                  The term "Named Fiduciary" shall mean (but only to the extent of the responsibilities of each of them) the Plan Administrator, the Committee, the Board and the Trustee. This Article XIV is intended to allocate to each Named Fiduciary the responsibility for the prudent execution of the functions assigned to him or it, and none of such responsibilities or any other responsibility shall be shared by two or more of such Named Fiduciaries. Whenever one Named Fiduciary is required by the Plan or Trust Agreement to follow the directions of another Named Fiduciary, the two Named Fiduciaries shall not be deemed to have been assigned a shared responsibility, but the responsibility of the Named Fiduciary giving the directions shall be deemed his sole responsibility, and the responsibility of the Named Fiduciary receiving those directions shall be to follow them insofar as such instructions are on their face proper under applicable law.


                  SECTION 14.2 PLAN ADMINISTRATOR.

                  There shall be a Plan Administrator, who shall be the Senior Human Resources Officer of the Employer, or such Employee or officer as may be designated by the Committee, as hereinafter provided, and who shall, subject to the responsibilities of the Committee and the

Board, have the responsibility for the day-to-day control, management, operation and administration of the Plan (except trust duties). The Plan Administrator shall have the following responsibilities:

               (a)  To  maintain  records   necessary  or  appropriate  for  the
          administration of the Plan;

               (b) To give and receive such instructions, notices, information, materials, reports and certifications to the Trustee as may be necessary or appropriate in the administration of the Plan;

               (c) To prescribe forms and make rules and regulations consistent with the terms of the Plan and with the interpretations and other actions of the Committee;

               (d) To require such proof of age or evidence of good health of an Employee, Participant or Former Participant or the spouse of either, or of a Beneficiary as may be necessary or appropriate in the administration of the Plan;

               (e) To prepare and file, distribute or furnish all reports, plan descriptions, and other information concerning the Plan, including, without limitation, filings with the Secretary of Labor and communications with Participants, Former Participants and other persons, as shall be required of the Plan Administrator under ERISA;

               (f) To determine any question arising in connection with the Plan, and the Plan Administrator's decision or action in respect thereof shall be final and conclusive and binding upon the Employer, the Trustee, Participants, Former Participants, Beneficiaries and any other person having an interest under the Plan; provided, however, that any question relating to inconsistency or omission in the Plan, or interpretation of the provisions of the Plan, shall be referred to the Committee by the Plan Administrator and the decision of the Committee in respect thereof shall be final;

               (g) Subject to the provisions of section 14.5, to review and dispose of claims under the Plan filed pursuant to section 14.4;

               (h) If the Plan Administrator shall determine that by reason of illness, senility, insanity, or for any other reason, it is undesirable to make any payment to a Participant, Former Participant, Beneficiary or any other person entitled thereto, to direct the application of any amount so payable to the use or benefit of such person in any manner that he may deem advisable or to direct in his discretion the withholding of any payment under the Plan due to any person under legal disability until a representative competent to receive such payment in his behalf shall be appointed pursuant to law;

                  (i) To discharge such other responsibilities or follow such directions as may be assigned or given by the Committee or the Board; and

                  (j) To perform any duty or take any action which is allocated to the Plan Administrator under the Plan.

The Plan Administrator shall have the power and authority necessary or appropriate to carry out his responsibilities. The Plan Administrator may resign only by giving at least 30 days' prior written notice of resignation to the Committee, and such resignation shall be effective on the date specified in such notice.


                  SECTION 14.3  COMMITTEE RESPONSIBILITIES.

                  The Committee shall, subject to the responsibilities of the Board, have the following responsibilities:

                    (a) To review the performance of the Plan Administrator;

                    (b) To hear  and  decide  appeals,  pursuant  to the  claims procedure contained in section 14.5 of the Plan, taken from the decisions of the Plan Administrator;

                    (c) To hear and decide questions,  including  interpretation of the Plan, as may be referred to the Committee by the Plan Administrator;

                    (d) To  review  the  performance  of the  Trustee  and  such investment managers as may be appointed in or pursuant to the Trust Agreement in investing, managing and controlling the assets of the Plan;

                    (e) To the extent  required by ERISA, to establish a funding policy and method consistent with the objectives of the Plan and the requirements of ERISA, and to review such policy and method at least annually;

                    (f) To report and make recommendations to the Board regarding changes in the Plan, including changes in the operation and management of the Plan and removal and replacement of the Trustee and such investment managers as may be appointed in or pursuant to the Trust Agreement;

                    (g) To designate an Alternate Plan Administrator to serve in the event that the Plan Administrator is absent or otherwise unable to discharge his responsibilities;

                    (h)  To  remove  and  replace  the  Plan   Administrator  or
               Alternate, or both of them, and to fill a vacancy in either office;

                    (i) To the extent provided under and subject to the provisions of the Trust Agreement, to appoint "investment managers" as defined in section 3(38) of ERISA to manage and control (including acquiring and disposing of) all or any of the assets of the Plan;

                    (j) With the prior  approval  of the  Board,  to direct  the
               Trustee to obtain one or more Share Acquisition Loans;

                    (k) To develop and provide procedures and forms necessary to enable Participants to give voting and tendering directions on a confidential basis;

                    (l) To discharge such other  responsibilities or follow such directions as may be assigned or given by the Board; and

                    (m) To  perform  any  duty  or  take  any  action  which  is allocated to the Committee under the Plan.

The Committee shall have the power and authority necessary or appropriate to carry out its responsibilities.


                  SECTION 14.4  CLAIMS PROCEDURE.

                  Any claim relating to benefits under the Plan shall be filed with the Plan Administrator on a form prescribed by him. If a claim is denied in whole or in part, the Plan Administrator shall give the claimant written notice of such denial, which notice shall specifically set forth:

                    (a) The reasons for the denial;

                    (b) The  pertinent  Plan  provisions on which the denial was based;

                    (c) Any additional material or information necessary for the claimant to perfect his claim and an explanation of why such material or information is needed; and

                    (d) An explanation of the Plan's procedure for review of the denial of the claim.

In the event that the claim is not granted and notice of denial of a claim is not furnished by the 30th day after such claim was filed, the claim shall be deemed to have been denied on that day for the purpose of permitting the claimant to request review of the claim.


                  SECTION 14.5 CLAIMS REVIEW PROCEDURE.

                  Any person whose claim filed pursuant to section 14.5 has been denied in whole or in part by the Plan Administrator may request review of the claim by the Committee, upon a form prescribed by the Plan Administrator. The claimant shall file such form (including a statement of his position) with the Committee no later than 60 days after the mailing or delivery of the written notice of denial provided for in section 14.5, or, if such notice is not provided, within 60 days after such claim is deemed denied pursuant to section
14.5. The claimant shall be permitted to review pertinent documents. A decision shall be rendered by the Committee and communicated to the claimant not later than 30 days after receipt of the claimant's written request for review. However, if the Committee finds it necessary, due to special circumstances (for example, the need to hold a hearing), to extend this period and so notifies the claimant in writing, the decision shall be rendered as soon as practicable, but in no event later than 120 days after the claimant's request for review. The Committee's decision shall be in writing and shall specifically set forth:

                    (a) The reasons for the decision; and

                    (b) The pertinent  Plan  provisions on which the decision is based.

Any such decision of the Committee shall be binding upon the claimant and the Employer, and the Plan Administrator shall take appropriate action to carry out such decision.


                     SECTION 14.8 ALLOCATION OF FIDUCIARY  RESPONSIBILITIES  AND
                                  EMPLOYMENT OF ADVISORS.

                  Any Named Fiduciary may:

                  (a) Allocate any of his or its responsibilities (other than trustee responsibilities) under the Plan to such other person or persons as he or it may designate, provided that such allocation and designation shall be in writing and filed with the Plan Administrator;

                  (b) Employ one or more persons to render advice to him or it with regard to any of his or its responsibilities under the Plan; and

                  (c) Consult with counsel, who may be counsel to the Employer.


                  SECTION 14.9 OTHER ADMINISTRATIVE PROVISIONS.

                  (a) Any person whose claim has been denied in whole or in part must exhaust the administrative review procedures provided in section 14.5 prior to initiating any claim for judicial review.

                  (b) No bond or other security shall be required of a member of the Committee, the Plan Administrator, or any officer or Employee of the Employer to whom fiduciary responsibilities are allocated by a Named Fiduciary, except as may be required by ERISA.

                  (c)  Subject  to any  limitation  on the  application  of this section 14.9(c) pursuant to ERISA, neither the Plan Administrator, nor a member of the Committee, nor any officer or Employee of the Employer to whom fiduciary responsibilities are allocated by a Named Fiduciary, shall be liable for any act of omission or commission by himself or by another person, except for his own individual willful and intentional malfeasance.

                  (d) The Plan Administrator or the Committee may, except with respect to actions under section 14.5, shorten, extend or waive the time (but not beyond 60 days) required by the Plan for filing any notice or other form with the Plan Administrator or the Committee, or taking any other action under the Plan.

                  (e) The Plan Administrator or the Committee may direct that the costs of services provided pursuant to section 14.6, and such other reasonable expenses as may be incurred in the administration of the Plan, shall be paid out of the funds of the Plan unless the Employer shall pay them.

                  (f) Any person, group of persons, committee, corporation or organization may serve in more than one fiduciary capacity with respect to the Plan.

                  (g) Any action taken or omitted by any fiduciary with respect to the Plan, including any decision, interpretation, claim denial or review on appeal, shall be conclusive and binding on all interested parties and shall be subject to judicial modification or reversal only to the extent it is determined by a court of competent jurisdiction that such action or omission was arbitrary and capricious and contrary to the terms of the Plan.



                                   ARTICLE XV

                  AMENDMENT, TERMINATION AND TAX QUALIFICATION


                  SECTION 15.1 AMENDMENT AND TERMINATION BY WAKE FOREST FEDERAL SAVINGS & LOAN ASSOCIATION.

                  The Employer expects to continue the Plan indefinitely, but specifically reserves the right, in its sole discretion, at any time, by appropriate action of the Board, to amend, in whole or in part, any or all of the provisions of the Plan and to terminate the Plan at any time. Subject to the provisions of section 15.2, no such amendment or termination shall permit any part of the Trust Fund to be used for or diverted to purposes other than for the exclusive benefit of Participants, Former Participants, Beneficiaries or other persons entitled to benefits, and no such amendment or termination shall reduce the accrued benefit of any Participant, Former Participant, Beneficiary or other person who may be entitled to benefits, without his consent. In the event of a termination or partial termination of the Plan, or in the event of a complete discontinuance of the Employer's contributions to the Plan, the Accounts of each affected person shall forthwith become nonforfeitable and shall be payable in accordance with the provisions of
Article XIII.


                  SECTION 15.2 AMENDMENT OR TERMINATION OTHER THAN BY WAKE FOREST FEDERAL SAVINGS & LOAN ASSOCIATION

                  In the event that a corporation or trade or business other than Wake Forest Federal Savings & Loan Association shall adopt this Plan, such corporation or trade or business shall, by adopting the Plan, empower Wake Forest Federal Savings & Loan Association to amend or terminate the Plan, insofar as it shall cover employees of such corporation or trade or business, upon the terms and conditions set forth in section 15.1; provided, however, that any such corporation or trade or business may, by action of its board of directors or other governing body, amend or terminate the Plan, insofar as it shall cover employees of such corporation or trade or business, at different times and in a different manner. In the event of any such amendment or termination by action of the board of directors or other governing body of such a corporation or trade or business, a separate plan shall be deemed to have been established for the employees of such corporation or trade or business, and the assets of such plan shall be segregated from the assets of this Plan at the earliest practicable date and shall be dealt with in accordance with the documents governing such separate plan.


                  SECTION 15.3 CONFORMITY TO INTERNAL REVENUE CODE.

                  The Employer has established the Plan with the intent that the Plan and Trust will at all times be qualified under section 401(a) and exempt under section 501(a) of the Code and with the intent that contributions under the Plan will be allowed as deductions in computing the net income of the Employer for federal income tax purposes, and the provisions of the Plan and Trust Agreement shall be construed to effectuate such intentions. Accordingly, notwith-

standing anything to the contrary hereinbefore provided, the Plan and the Trust Agreement may be amended at any time without prior notice to Participants, Former Participants, Beneficiaries or any other persons entitled to benefits, if such amendment is deemed by the Board to be necessary or appropriate to effectuate such intent.


                  SECTION 15.4 CONTINGENT NATURE OF CONTRIBUTIONS.

                  (a) All ESOP Contributions to the Plan are conditioned upon the issuance by the Internal Revenue Service of a determination that the Plan and Trust are qualified under section 401(a) of the Code and exempt under section 501(a) of the Code. If the Employer applies to the Internal Revenue Service for such a determination within 90 days after the date on which it files its federal income tax return for its taxable year that includes the last day of the Plan Year in which the Plan is adopted, and if the Internal Revenue Service issues a determination that the Plan and Trust are not so qualified or exempt, all ESOP Contributions made by the Employer prior to the date of receipt of such a determination may, at the election of the Employer, be returned to the Employer within one year after the date of such determination.

                  (b) All ESOP Contributions and Loan Repayment Contributions to the Plan are made upon the condition that such ESOP Contributions and Loan Repayment Contributions will be allowed as a deduction in computing the net income of the Employer for federal income tax purposes. To the extent that any such deduction is disallowed, the amount disallowed may, at the election of the Employer, be returned to the Employer within one year after the deduction is disallowed.

                  (c) Any contribution to the Plan made by the Employer as a result of a mistake of fact may, at the election of the Employer, be returned to the Employer within one year after such contribution is made.



                                   ARTICLE XVI

                     SPECIAL RULES FOR TOP HEAVY PLAN YEARS


                  SECTION 16.1 IN GENERAL.

                  As of the Determination Date for each Plan Year, the Plan Administrator shall determine whether the Plan is a Top Heavy Plan in accordance with the provisions of this Article XVI. If, as of such Determination Date, the Plan is a Top Heavy Plan, then the Plan Year immediately following such Determination Date shall be a Top Heavy Plan Year and the special provisions of this Article XVI shall be in effect; provided, however, that if, as of the Determination Date for the Plan Year in which the Effective Date occurs, the Plan is a Top Heavy Plan, such Plan Year shall be a Top Heavy Plan Year, and the provisions of this Article XVI shall be given retroactive effect for such Plan Year.


                  SECTION 16.2 DEFINITION OF TOP HEAVY PLAN.

                  (a) Subject to section 16.2(c), the Plan is a Top Heavy Plan if, as of a Determination Date: (i) it is not a member of a Required Aggregation Group, and (ii)(A) the sum of the Cumulative Accrued Benefits of all Key Employees exceeds 60% of (B) the sum of the Cumulative Accrued Benefits of all Employees (excluding former Key Employees), former Employees (excluding former Key Employees and other former Employees who have not performed any services for the Employer or any Affiliated Employer during the immediately preceding five Plan Years), and their Beneficiaries.

                  (b) Subject to section 16.2(c), the Plan is a Top Heavy Plan if, as of a Determination Date: (i) the Plan is a member of a Required Aggregation Group, and (ii)(A) the sum of the Cumulative Accrued Benefits of all Key Employees under all plans that are members of the Required Aggregation Group exceeds 60% of (B) the sum of the Cumulative Accrued Benefits of all Employees (excluding former Key Employees), former Employees (excluding former Key Employees and other former Employees who have not performed any services for the Employer or any Affiliated Employer during the immediately preceding five Plan Years), and their Beneficiaries under all plans that are members of the Required Aggregation Group.

                  (c) Notwithstanding sections 16.2(a) and 16.2(b), the Plan is not a Top Heavy Plan if, as of a Determination Date: (i) the Plan is a member of a Permissible Aggregation Group, and (ii)(A) the sum of the Cumulative Accrued Benefits of all Key Employees under all plans that are members of the Permissible Aggregation Group does not exceed 60% of (B) the sum of the Cumulative Accrued Benefits of all Employees (excluding former Key Employees), former Employees (excluding former Key Employees and other former Employees who have not performed any services for the Employer or any Affiliated Employer during the immediately preceding five Plan Years), and their Beneficiaries under all plans that are members of the Permissible Aggregation Group.


                  SECTION 16.3 DETERMINATION DATE.

                  The Determination Date for the Plan Year in which the Effective Date occurs shall be the last day of such Plan Year, and the Determination Date for each Plan Year beginning after the Plan Year in which the Effective Date occurs shall be the last day of the preceding Plan Year. The Determination Date for any other qualified plan maintained by the Employer for a plan year shall be the last day of the preceding plan year of each such plan, except that in the case of the first plan year of such plan, it shall be the last day of such first plan year.


                  SECTION 16.4 CUMULATIVE ACCRUED BENEFITS.

                  (a) An individual's Cumulative Accrued Benefits under this Plan as of a Determination Date are equal to the sum of:

                  (i) the balance  credited to such  individual's  Account under
         this  Plan  as  of  the  most  recent   Valuation  Date  preceding  the
         Determination Date;

                  (ii) the amount of any ESOP Contributions or Loan Repayment Contributions made after such Valuation Date but on or before the Determination Date; and

                  (iii) the amount of any distributions of such individual's Cumulative Accrued Benefits under the Plan during the five year period ending on the Determination Date.

For purposes of this section 16.4(a), the computation of an individual's Cumulative Accrued Benefits, and the extent to which distributions, rollovers and transfers are taken into account, will be made in accordance with section 416 of the Code and the regulations thereunder.

                  (b) For purposes of this Plan, the term "Cumulative Accrued Benefits" with respect to any other qualified plan, shall mean the cumulative accrued benefits determined for purposes of section 416 of the Code under the provisions of such plans.

                  (c) For purposes of determining the top heavy status of a Required Aggregation Group or a Permissible Aggregation Group, the Cumulative Accrued Benefits under this Plan and the Cumulative Accrued Benefits under any other plan shall be determined as of the Determination Date that falls within the same calendar year as the Determination Dates for all other members of such Required Aggregation Group or Permissible Aggregation Group.


                  SECTION 16.5 KEY EMPLOYEES.

                  (a) For purposes of the Plan, the term Key Employee means any employee or former employee of the Employer or any Affiliated Employer who is at any time during the current Plan Year or was at any time during the immediately preceding four Plan Years:

                  (i)      a Five Percent Owner;

                  (ii) a person who would be described in section 1.23 if the number "1%" were substituted for the number "5%" in section 1.23 and who has an annual Total Compensation from the Employer and any Affiliated Employer of more than $150,000;

                  (iii) an Officer of the Employer or any Affiliated Employer who has an annual Total Compensation greater than 50% of the amount in effect under section 415(b)(1)(A) of the Code for any such Plan Year; or

                  (iv) one of the ten persons owning the largest interests in the Employer and having an annual Total Compensation from the Employer or any Affiliated Employer in excess of the dollar limitation in effect under section 415(c)(1)(A) of the Code for such Plan Year.

                  (b)      For purposes of section 16.5(a):

                    (i) for purposes of section 16.5(a)(iii), in the event the Employer or any Affiliated Employer has more officers than are considered Officers, the term Key Employee shall mean those officers, up to the maximum number, with the highest annual compensation in any one of the five consecutive Plan Years ending on the Determination Date; and

               (ii) for purposes of section 16.5(a)(iv), if two or more persons have equal ownership interests in the Employer, each such person shall be considered as having a larger ownership interest than any such person with a lower annual compensation from the Employer or any Affiliated Employer.

               (c) For purposes of section 16.5(a): (i) a person's compensation from Affiliated Employers shall be aggregated, but his ownership interests in Affiliated Employers shall not be aggregated; (ii) an employee shall only be deemed to be an officer if he has the power and responsibility of a person who is an officer within the meaning of section 416 of the Code; and (iii) the term Key Employee shall also include the Beneficiary of a deceased Key Employee.


                  SECTION 16.6 REQUIRED AGGREGATION GROUP.

                  For purposes of this Article XVI, a Required Aggregation Group shall consist of (a) this Plan; (b) any other qualified plans maintained by the Employer and any Affiliated Employers that cover Key Employees; and (c) any other qualified plans that are required to be aggregated for purposes of satisfying the requirements of sections 401(a)(4) or 410(b) of the Code.


                  SECTION 16.7 PERMISSIBLE AGGREGATION GROUP.

                  For purposes of this Article XVI, a Permissible Aggregation Group shall consist of (a) the Required Aggregation Group and (b) any other qualified plans maintained by the Employer and any Affiliated Employers; provided, however, that the Permissible Aggregation Group must satisfy the requirements of sections 401(a)(4) and 410(b) of the Code.


                  SECTION 16.8 SPECIAL REQUIREMENTS DURING TOP HEAVY PLAN YEARS.

                  (a) Notwithstanding any other provision of the Plan to the contrary, for each Top Heavy Plan Year, in the case of a Participant (other than a Key Employee) on the last day of such Top Heavy Plan Year who is not also a participant in another qualified plan which satisfies the minimum contribution and benefit requirements of section 416 of the Code with respect to such Participant, the sum of the ESOP Contributions and Loan Repayment Contributions made with respect to such Participant, when expressed as a percentage of his Total Compensation for such Top Heavy Plan Year, shall not be less than 3% of such Participant's Total Compensation for such Top Heavy Plan Year or, if less, the highest combined rate, expressed as a percentage of Total Compensation at which ESOP Contributions and Loan Repayment Contributions were made on behalf of a Key Employee for such Top Heavy Plan Year. The Employer shall make an additional contribution to the Account of each Participant to the extent necessary to satisfy the foregoing requirement.

                  (b) For any Top Heavy Plan Year, the number "1.0" shall be substituted for the number "1.25" in sections 8.2(c)(iii) and 8.2(c)(iv), except that:

                  (i) this section 16.8(b) shall not apply to any individual for a Top Heavy Plan Year that is not a Super Top Heavy Plan Year if the requirements of section 16.8(a) would be satisfied for such Super Top Heavy Plan Year if the number "4%" were substituted for the number 3% in section 16.8(a); and

                  (ii) this section 16.8(b) shall not apply to an individual for a Top Heavy Plan Year if, during such Top Heavy Plan Year, there are no ESOP Contributions or Loan Repayment Contributions allocated to such individual under this Plan, there are no contributions under any other qualified defined contribution plan maintained by the Employer, and there are no accruals for such individual under any qualified defined benefit plan maintained by the Employer.

For purposes of this section 16.8(b), the term Super Top Heavy Plan Year means a Top Heavy Plan Year in which the Plan would meet the definitional requirements of sections 16.2(a) or 16.2(b) if the term "90%" were substituted for the term "60%" in sections 16.2(a), 16.2(b) and 16.2(c).



                                  ARTICLE XVII

                            MISCELLANEOUS PROVISIONS


                  SECTION 17.1 GOVERNING LAW.

                  The Plan shall be construed, administered and enforced according to the laws of the State of North Carolina without giving effect to the conflict of laws principles thereof, except to the extent that such laws are preempted by federal law.


                  SECTION 17.2 NO RIGHT TO CONTINUED EMPLOYMENT.

                  Neither the establishment of the Plan, nor any provisions of the Plan or of the Trust Agreement establishing the Trust Fund nor any action of the Plan Administrator, the Committee or the Trustee, shall be held or construed to confer upon any Employee any right to a continuation of employment by the Employer. The Employer reserves the right to dismiss any Employee or otherwise deal with any Employee to the same extent as though the Plan had not been adopted.


                  SECTION 17.3 CONSTRUCTION OF LANGUAGE.

                  Wherever appropriate in the Plan, words used in the singular may be read in the plural, words used in the plural may be read in the singular, and words importing the masculine gender may be read as referring equally to the feminine and the neuter. Any reference to an

Article or section number shall refer to an Article or section of the Plan, unless otherwise indicated.


                  SECTION 17.4 HEADINGS.

                  The headings of Articles and sections are included solely for convenience of reference. If there is any conflict between such headings and the text of the Plan, the text shall control.


                  SECTION 17.5 MERGER WITH OTHER PLANS.

                  The Plan shall not be merged or consolidated with, nor transfer its assets or liabilities to, any other plan unless each Participant, Former Participant, Beneficiary and other person entitled to benefits, would (if that plan then terminated) receive a benefit immediately after the merger, consolidation or transfer which is equal to or greater than the benefit he would have been entitled to receive if the Plan had terminated immediately before the merger, consolidation or transfer.


                  SECTION 17.6 NON-ALIENATION OF BENEFITS.

                  (a) Except as provided in section 17.6(b), the right to receive a benefit under the Plan shall not be subject in any manner to anticipation, alienation or assignment, nor shall such right be liable for or subject to debts, contracts, liabilities or torts. Should any Participant, Former Participant or other person attempt to anticipate, alienate or assign his interest in or right to a benefit, or should any person claiming against him seek to subject such interest or right to legal or equitable process, all the interest or right of such Participant or Former Participant or other person entitled to benefits in the Plan shall cease, and in that event such interest or right shall be held or applied, at the direction of the Plan Administrator, for or to the benefit of such Participant or Former Participant, or other person or his spouse, children or other dependents in such manner and in such proportions as the Plan Administrator may deem proper.

                  (b)  This   section   17.6   shall  not   prohibit   the  Plan
Administrator from recognizing a Domestic Relations Order that is determined to be a Qualified Domestic Relations Order in accordance with section 17.7.


                  SECTION 17.7 PROCEDURES INVOLVING DOMESTIC RELATIONS ORDERS.

                  Upon   receiving  a  Domestic   Relations   Order,   the  Plan
Administrator shall segregate in a separate account or in an escrow account or separately account for the amounts payable to any person pursuant to such Domestic Relations Order, pending a determination whether such Domestic Relations Order constitutes a Qualified Domestic Relations Order, and shall give notice of the receipt of the Domestic Relations Order to the Participant or Former Participant and each other person affected thereby. If, within 18 months after receipt of such Domestic Relations Order, the Plan Administrator, a court of competent jurisdiction or another appropriate authority determines that such Domestic Relations Order constitutes a Qualified Domestic Relations Order, the Plan Administrator shall direct the Trustee to pay the segregated amounts (plus any interest thereon) to the person or persons entitled thereto under the Qualified Domestic Relations Order. If it is determined that the Domestic Relations Order is not a Qualified Domestic Relations Order or if no determination is made within the prescribed 18-month period, the segregated amounts shall be distributed as though the Domestic Relations Order had not been received, and any later determination that such Domestic Relations Order constitutes a Qualified Domestic Relations Order shall be applied only with respect to benefits that remain undistributed on the date of such determination. The Plan Administrator shall be authorized to establish such reasonable administrative procedures as he deems necessary or appropriate to administer this section 17.7. This section 17.7 shall be construed and administered so as to comply with the requirements of section 401(a)(13) of the Code.


                  SECTION 17.8 LEASED EMPLOYEES.

                  (a) Subject to section 17.8(b), a leased employee shall be treated as an Employee for purposes of the Plan. For purposes of this section 17.8, the term "leased employee" means any person (i) who would not, but for the application of this section 17.8, be an Employee and (ii) who pursuant to an agreement between the Employer and any other person ("leasing organization") has performed for the Employer (or for the Employer and related persons determined in accordance with section 414(n)(6) of the Code), on a substantially full-time basis for a period of at least one year, services of a type historically performed by employees in the business field of the Employer.

                  (b)      For purposes of the Plan:

                  (i)  contributions or benefits provided to the leased employee by the leasing organization which are attributable to services performed for the Employer shall be treated as provided by the Employer; and

                  (ii) section 17.8(a) shall not apply to a leased employee if:

                           (A) the number of leased employees performing services for the Employer does not exceed 20% of the number of the Employer's Employees who are not Highly Compensated Employees; and

                           (B) such leased employee is covered by a money purchase pension plan providing (I) a nonintegrated contribution rate of at least 10% of the leased employee's compensation; (II) immediate participation; (III) full and immediate vesting; and (IV) coverage for all of the employees of the leasing organization (other than employees who perform substantially all of their services for the leasing organization).


                  SECTION 17.9 STATUS AS AN EMPLOYEE STOCK OWNERSHIP PLAN.

                  It is intended that the Plan constitute an "employee stock ownership plan," as defined in section 4975(e)(7) of the Code and section 407(d)(6) of ERISA. The Plan shall be construed and administered to give effect to such intent.

                                                                      EXHIBIT 13
                                TABLE OF CONTENTS

                               1998 ANNUAL REPORT

                                                                                        PAGE
                                                                                        ----
Selected Financial Data                                                                     1

Report to Stockholders                                                                      2

Management's Discussion and Analysis                                                   3 - 13

Independent Auditor's Report                                                               14

Financial Statements:

Statements of financial condition at September 30, 1998 and 1997                           15

Statements of income for years ended September 30, 1998 and 1997                           16

Statements of stockholders' equity for the years ended September 30, 1998 and 1997    17 - 18

Statements of cash flows for the years ended September 30, 1998 and 1997              19 - 20

Notes to financial statements                                                         21 - 41

Corporate Information                                                                 42 - 43


This annual report to stockholders contains certain forward-looking statements consisting of estimates with respect to the financial condition, results of operations and other business of the Association that are subject to various factors which could cause actual results to differ materially from those estimates. Factors which could influence the estimates include changes in general and local market conditions, legislative and regulatory conditions, and an adverse interest rate environment.

                 WAKE FOREST FEDERAL SAVINGS & LOAN ASSOCIATION
                             SELECTED FINANCIAL DATA


                                                                  SEPTEMBER 30,
                                            -----------------------------------------------------------
                                               1998        1997        1996        1995        1994
                                            -----------------------------------------------------------

                                                                 (In Thousands)

Financial Condition Data:
Total assets                                $ 74,360    $ 63,453      $ 61,812    $ 55,136    $ 47,822

Investments (1)                               17,528       8,671        12,742       8,140       5,857

Loans receivable, net                         55,363      53,673        47,821      45,377      40,895

Deposits                                      60,038      50,056        48,956      48,090      41,630

Stockholders' equity (2)                      13,167      12,121        11,721       6,893       6,016


                                                              YEARS ENDED SEPTEMBER 30,
                                            -----------------------------------------------------------
                                               1998        1997        1996        1995        1994
                                            -----------------------------------------------------------
                                                      (in Thousands, Except Per Share Data)

Operating Data:
Interest and dividend income                $  5,983       5,183      $  4,859    $  4,122    $  3,468

Interest expense                               3,072       2,590         2,730       2,187       1,609
                                            -----------------------------------------------------------
Net interest income                            2,911       2,593         2,129       1,935       1,859

Provision for loan losses                                                              180          18

Noninterest income                                34          56            37          62          66

Noninterest expense                            1,264       1,195         1,291         665         738
                                            -----------------------------------------------------------
Income before income taxes                     1,681       1,454           875       1,152       1,169

Income tax expense                               620         543           322         431         448
                                            -----------------------------------------------------------
Net income                                  $  1,061         911      $    553    $    721    $    721
                                            ===========================================================


Basic earnings per share (2)                $     0.91  $     0.79  $     0.15  $      --   $      --

Diluted earnings per share (2)                    0.89        0.78        0.15         --          --

Dividends per share (2)                           0.46        0.35        0.14         --          --

Selected Other Data:

Return on average assets                         1.28%       1.47%        .92%       1.43%       1.53%

Return on average equity                         7.26%       7.55%       5.78%      11.00%      12.62%

Interest rate spread                             3.40%       3.32%       2.83%       3.28%       3.60%

Net interest margin                              4.26%       4.32%       3.69%       3.92%       4.02%

Allowance for loan losses to
nonperforming loans (3)                        196.79%     134.43%     124.64%     189.21%      89.25%

Nonperforming loans to total loans                .24%        .36%        .40%        .27%        .20%


-----------

(1)   Includes interest earning deposits and investment securities

(2) On April 3, 1996, Wake Forest Federal Savings & Loan Association reorganized from a federal chartered mutual savings association to a federal chartered stock savings association. Earnings per share for 1996 is based on earnings from April 3, 1996 to September 30, 1996 divided by the weighted average number of shares outstanding during the same period.

(3)   Nonperforming loans include mortgage loans delinquent more than 90 days.

(4)   Average balances are derived from month-end balances.

                             REPORT TO STOCKHOLDERS


On April 3, 1996, Wake Forest Federal reorganized from a mutual to stock form of ownership. In connection with the reorganization, Wake Forest Bancorp, M. H. C., a mutual holding company was formed. The Board of Directors and Management of Wake Forest Bancorp, M.H.C. committed themselves during this conversion of Wake Forest Federal Savings & Loan Association to maximize shareholder value by continuing to build a strong and profitable institution. This report demonstrates that a combination of growth and quarterly cash dividends contributed to a significant increase in shareholder value during 1998. The Board of Directors declared regular dividends of $ .10 per share during the first quarter, and $ .12 per share during the second, third and fourth quarters.

Total assets of Wake Forest Federal Savings & Loan Association at September 30, 1998 were $74.4 million compared to $63.5 million at September 30, 1997, an increase of approximately $10.9 million or 17.2%. This increase was principally due to an increase in interest bearing deposits of approximately $9.1 million. Earnings for the year ended September 30, 1998 were $1.1 million, a 20.7% increase above 1997 earnings of $911,400. 1998 earnings were improved over the prior year as a a result of a higher average balance of loans outstanding and an increased yield received on the loan portfolio. Wake Forest Federal continues to experience solid growth in all aspects of it's operations.

Loan demand remains very strong in our primary lending area of Wake, Franklin and Granville counties and management of your Association is committed to continue growing the Association's loan portfolio in a prudent manner. We also intend to remain competitive with our savings products to ensure continued growth and profitabilty. We, the management, directors and employees look forward to continue serving our local market as a community-oriented financial institution. We thank each stockholder for investing in Wake Forest Federal and pledge our efforts to enhance the value of your investment through the safe and sound operations of your Association. We seek your support and suggestions on how we can provide the highest quality service to both our customers and our stockholders.


                                             Respectfully,

                                             /s/ Anna O. Sumerlin
                                             ----------------------------------
                                             Anna O. Sumerlin
                                             President & Chief Executive Officer

                                     GENERAL

Wake Forest Federal Savings & Loan Association (the "Association" or "Wake Forest Federal") was reorganized from a federally chartered mutual savings association to a federally chartered stock association on April 3, 1996. As a part of the reorganization, the Association formed a mutual holding company, Wake Forest Bancorp, M.H.C. (the "MHC"), which was issued a controlling interest in the Association's common stock. The MHC consist of depositors and certain borrowers of the Association. The MHC's Board of Directors, which is currently the same as the Association's Board of Directors, will generally be able to control the outcome of most matters presented to the stockholders of the Association for resolution by vote except for certain matters related to stock compensation plans, a vote regarding conversion of the mutual holding company to stock form, or other matters which require a vote only by the minority stockholders. The MHC is registered as a savings and loan holding company and is subject to regulation, examination, and supervision by the Office of Thrift Supervision (the "OTS").

The principal business of the Association is accepting deposits from the general public and using those deposits and other sources of funds primarily to make loans secured by real estate and to a lesser extent, other forms of collateral located in the Association's primary market area of Wake, Franklin and Granville counties in North Carolina.

Wake Forest Federal's results of operations depend primarily on its net interest income, which is the difference between interest income from interest-earning assets and interest expense on interest-bearing liabilities. The Association's operations are also affected by noninterest income, such as miscellaneous income from loans, customer deposit account service charges, and other sources of revenue. The Association's principal operating expenses, aside from interest expense, consist of compensation and related benefits, federal deposit insurance premiums, office occupancy costs, and other general and administrative expenses.

The  following  discussion  and  analysis  is  intended  to  assist  readers  in understanding the results of operations in 1998 and 1997 and changes in financial position for the years ended September 30, 1998 and 1997, respectively.

                               FINANCIAL CONDITION

Total assets increased by $10.9 million during 1998, from $63.5 million at September 30, 1997 to $74.4 million at September 30, 1998. The increase resulted primarily due to an increase in interest-bearing deposits of $9.1 million and net growth in the loan portfolio of $1.7 million. The increase in assets was funded by an increase of $10 million in deposits. Total investments, including short term interest-earning deposits and U.S. Treasury obligations increased by $8.9 million, primarily as a result of the net growth of the interest bearing deposits. The investment securities portfolio, which amounted to $3.1 million at September 30, 1998, contains available for sale securities with an unrealized gain of $769,450. The gain reflects an increase of approximately $229,300 over the net unrealized gain on available for sale securities at September 30, 1997, primarily as a result of gains in the equity markets during 1998.

                 WAKE FOREST FEDERAL SAVINGS & LOAN ASSOCIATION

                      MANAGEMENT'S DISCUSSION AND ANALYSIS

                         FINANCIAL CONDITION (CONTINUED)

Loans receivable increased by approximately $1.7 million during 1998 to $55.4 million at September 30, 1998. Loan demand in the Association's primary lending markets continues to be strong. The economic base in the Association's primary lending areas has increased over the last several years, mostly due to the continuing growth in the Research Triangle/Wake County area and the expansion of it's population base into surrounding communities such as Wake Forest. Savings deposits increased by approximately $10 million during 1998 and totaled $60 million at September 30, 1998. This was a planned increase and less expensive way to increase liquidity without utilizing borrowed funds. The Association had no outstanding borrowings during 1998 or 1997, other than the loan by the Employee Stock Ownership Plan of the Association (the "ESOP") to purchase shares of stock in the Association, which is shown as a liability of Wake Forest Federal. The Association has borrowing capacity through the Federal Home Loan Bank of Atlanta.

The Association's return on average assets was 1.28% and 1.47% and its return on average equity was 7.26% and 7.55% for 1998 and 1997, respectively. The decrease in return on average assets is primarily due to an increase the Association's interest-bearing deposits held at the Federal Home Loan Bank and the difference in yield between those deposits and loans.

The Association is required to meet certain capital requirements as established by the OTS. At September 30, 1998, the Association's capital was significantly in excess of regulatory capital requirements (See Note 11 to the financial statements).

                              RESULTS OF OPERATING

NET INCOME

Wake Forest Federal's net income for the years ended September 30, 1998 and 1997 was $1,060,900 and $911,400 respectively. Net income in 1998 was higher than the earnings reported in 1997 primarily due to a change in the mix of loan portfolio to shorter term higher yield loans. Net interest income in 1998 was higher than 1997 by $318,750. Additionally, noninterest expenses increased by $68,900. These net increases in earnings were partially offset by an increase in income taxes of $77,500.

                 WAKE FOREST FEDERAL SAVINGS & LOAN ASSOCIATION

                      MANAGEMENT'S DISCUSSION AND ANALYSIS



NET INTEREST INCOME

Net interest income represents the difference between income derived from interest-earning assets and interest expense incurred on interest-bearing liabilities. Net interest income is affected by both (i) the difference between the rates of interest earned on interest-earning assets and the rates paid on interest-bearing liabilities ("interest rate spread") and (ii) the relative amounts of interest-earning assets and interest-bearing liabilities outstanding during the period.

Net interest income increased by $318,750 or 12% to $2,911,300 for the year ended September 30, 1998 from $2,592,550 reported in 1997. The increase in net interest income during 1998 was attributable primarily to an increase in the Association's shorter term higher yield loans which were funded primarily from lower yield interest-bearing deposits. The Association's net interest rate spread increased from 3.32% in 1997 to 3.40% in 1998.

                 WAKE FOREST FEDERAL SAVINGS & LOAN ASSOCIATION

                      MANAGEMENT'S DISCUSSION AND ANALYSIS

INTEREST INCOME

Total interest income increased to $5,983,250 for 1998 from $5,182,800 in 1997, an increase of $800,450 or 15%. In addition to an increase in the average balance of higher yield loans, the average balance of total interest earning assets increased by approximately $8.3 million from the previous year. These increases were the primary factors for the increase in the Association's interest income. The Association's overall yield on interest earning assets was 8.75% in 1998 as compared with 8.63% in 1997.

INTEREST EXPENSE

Total interest expense increased to $3,071,950 in 1998 from $2,590,250 in 1997, a increase of $481,700 or 18.6%. During 1998, the Association's average balance of outstanding deposits increased by approximately $8.6 million from 1997. In addition, during 1998, the Association's cost of funds increased to 5.36%, up from 5.31% in 1997. The increase in the average balance of deposits was a contributing factor in the increase in interest expense during 1998.

PROVISION FOR LOAN LOSSES

There were no provisions for loan losses during 1998 or 1997. The Association's management determined that its loan loss allowances were adequate and, accordingly, no additional provisions were provided. There were no loans charged off against the allowances during either year.

The  provision,  which is charged to  operations,  and the  resulting  loan loss allowances are amounts Wake Forest Federal's management believes will be adequate to absorb losses on existing loans that may become uncollectible. Loans are charged off against the allowance when management believes that collectibility is unlikely. An evaluation to increase the provision and resulting allowances is based on factors, such as changes in the nature and volume of the loan portfolio, overall portfolio quality, and current economic conditions. Wake Forest Federal has adopted policies which it believes provides for prudent and adequate levels of loan loss allowances.

The Association's level of nonperforming loans, defined as loans past due 90 days or more, are relatively insignificant as percentage of total loans outstanding and amounted to .24% and .36% at September 30, 1998

                 WAKE FOREST FEDERAL SAVINGS & LOAN ASSOCIATION

                      MANAGEMENT'S DISCUSSION AND ANALYSIS


and  1997,   respectively.   Management   believes  such  loans  are  adequately
collateralized and should foreclosure be necessary, no losses are expected.

NONINTEREST INCOME

Noninterest income amounted to $33,600 and $56,450 in 1998 and 1997, respectively. Noninterest income consists primarily of service charges and fees associated with the Association's loan and savings accounts as well as income from real estate owned. The Association's level of noninterest income decreased during 1998 primarily due to gains on the sale of real estate acquired in settlement of loans in 1997.

                 WAKE FOREST FEDERAL SAVINGS & LOAN ASSOCIATION

                      MANAGEMENT'S DISCUSSION AND ANALYSIS


NONINTEREST EXPENSE

Noninterest expense consists primarily of operating expenses for compensation and related benefits, occupancy, federal insurance premiums and operating assessments, and data processing charges as well as expenses associated with real estate owned. Noninterest expenses amounted to $1,264,150 and $1,195,250 in 1998 and 1997, respectively.

Compensation and related benefits increased from $667,650 in 1997 to $781,500 in 1998. The primary causes for the increase were an increase in base salaries and related bonuses and expenses associated with the ESOP and RRP plans.

Occupancy expense and data processing and outside service expense changed nominally from 1997 to 1998. Other operating expense decreased from $339,150 during 1997 to 281,750 during 1998, a decrease of $57,400. The decrease in other operating expense was a continuation of expenses associated with the Conversion in 1996 which carried forward to 1997.

INCOME TAXES

The Association's effective income tax rate was 36.9% and 37.3% in 1998 and 1997 respectively. The differences in rates were due to changes in the components of permanent tax differences.

                         CAPITAL RESOURCES AND LIQUIDITY

During 1998 Wake Forest Federal declared dividends of $.10 per share for the first quarter, $.12 per share for the for each of its last three quarters of operations. Although the Association anticipates that it will continue to declare cash dividends on a regular basis, the Board of Directors will continue to review its policy on the payment of dividends on an ongoing basis, and such payment will be subject to future earnings, cash flows, capital needs, and regulatory restrictions.

The objective of the Association's liquidity management is to ensure the availability of sufficient cash flows to meet all financial commitments and to capitalize on opportunities to enhance stockholders' value. More specifically, liquidity ensures that adequate funds are available to meet deposit withdrawals, fund loan and capital expenditure commitments, maintain reserve requirements, pay operating expenses, and provide funds

                 WAKE FOREST FEDERAL SAVINGS & LOAN ASSOCIATION

                      MANAGEMENT'S DISCUSSION AND ANALYSIS



for debt service, dividends to stockholders, and other institutional commitments. Funds are primarily provided through financial resources from operating activities, expansion of the deposit base, repayments received on loans, borrowings, the sale or maturity of investments, or the ability to raise equity capital. During the year ended September 30, 1998, cash, a significant source of liquidity, increased to approximately $15.3 million. Cash flow resulting from internal operating activities provided increases of $1,262,700 in cash during the year ended September 30, 1998. Also, financing activities have provided Wake Forest Federal with sources of funds for asset growth and liquidity. For the year ended September 30, 1998, deposits grew by approximately $10 million. Such funds were used primarily to fund investment and loan growth. The Association's ability to generate deposits has historically been sufficient to fund its loan demand and provide for adequate liquidity without the need to access other forms of credit availability. In addition, the Association has a readily available source of credit through its borrowing capacity at the Federal Home Loan Bank of Atlanta. Cash provided by operating and financing activities is used by Wake Forest Federal to originate new loans to customers, to maintain the Association's liquid investment portfolios, and to meet short term liquidity requirements. During 1998 and 1997, loans outstanding increased by $1.7 million and $5.9 million, respectively. The Association purchased approximately $500,000 in investment securities during 1998 and 1997, respectively. There were maturities of $1.0 million in investment securities during 1998, none in 1997.

          Regulations of the OTS require a savings institution to maintain a specified liquidity ratio (presently 4.0%) of cash, accrued interest receivable on unpledged assets that qualify as liquid assets and specified unpledged securities to net withdrawable deposit accounts and borrowings due in one year or less. The Association's liquidity ratio at September 30, 1998, as computed under OTS regulations, was considerably in excess of such requirements. Given its excess liquidity and its ability to borrow from the Federal Home Loan Bank, the Association believes that it will have sufficient funds available to meet anticipated future loan commitments, unexpected deposit withdrawals, and other cash requirements.

                     IMPACT OF INFLATION AND CHANGING PRICES

The financial statements and accompanying footnotes have been prepared in accordance with generally accepted accounting principles (GAAP), which require the measurement of financial position and operating results in terms of historical dollars without consideration for changes in the relative purchasing power of money over time due to inflation. The assets and liabilities of the Association are primarily monetary in nature and changes in interest rates have a greater impact on the Association's performance than do the effects of inflation.

                 WAKE FOREST FEDERAL SAVINGS & LOAN ASSOCIATION

                      MANAGEMENT'S DISCUSSION AND ANALYSIS


                          FUTURE REPORTING REQUIREMENTS

The Financial Accounting Standards Board has issued Statement of Financial Accounting Standard (SFAS) No. 130, Reporting Comprehensive Income, which the Association will be required to adopt beginning in the fiscal year ended of September 30, 1999.

SFAS No. 130, Reporting Comprehensive Income, establishes standards for reporting and display of comprehensive income and its components (revenues, expenses, gains and losses) in a full set of general-purpose financial statements. The Statement requires that all items that are required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. The Statement does not require a specific format for that financial statement but requires the display of an amount representing total comprehensive income for the period in that financial statement. The Statement requires (a) classification of items of other comprehensive income by their nature in a financial statement and (b) display the accumulated balance of other comprehensive income separately from retained earnings and additional paid-in capital in the equity section of a statement of financial position. Adoption of SFAS No. 130 will have no effect on the Association 's net income, but will require that net income be combined with unrealized gains or losses on available for sale securities to report comprehensive income.

                 WAKE FOREST FEDERAL SAVINGS & LOAN ASSOCIATION

                      MANAGEMENT'S DISCUSSION AND ANALYSIS



                           ASSET/LIABILITY MANAGEMENT

Wake Forest Federal's asset/liability management, or interest rate risk management, is focused primarily on evaluating and managing the Bank's net interest income given various risk criteria. Factors beyond Wake Forest Federal's control, such as the effects of changes in market interest rates and competition, may also have an impact on the management of interest rate risk.

In the absence of other factors, Wake Forest Federal's overall yield on interest-earning assets will increase as will its cost of funds on its interest-bearing liabilities when market rates increase over an extended period of time. Inversely, Wake Forest Federal's yields and cost of funds will decrease when market rates decline. Wake Forest Federal is able to manage these swings to some extent by attempting to control the maturities or rate adjustments of its interest-earning assets and interest-bearing liabilities over given periods of time. Wake Forest Federal's "gap" is typically described as the difference between the amounts of such assets and liabilities which reprice within a period of time. In a declining interest rate environment a negative gap, or a situation where Wake Forest Federal's interest-bearing liabilities subject to repricing exceed the level of interest-earning assets which will mature or reprice, has a favorable impact on Wake Forest Federal's net interest income. Conversely, an increase in general market rates will tend to adversely affect Wake Forest Federal's net interest income.

In order to minimize the  potential  effects of adverse  material and  prolonged increases or decreases in market interest rates on Wake Forest Federal's operations, management has implemented an asset/liability program designed to improve Wake Forest Federal's interest rate gap. The program primarily emphasizes the origination of adjustable rate mortgage loans which are held for investment purposes, the origination of loans which meet secondary market requirements and can therefore be sold if and when management deems such sales advisable, the investment of excess cash in short or intermediate term interest-earning assets, and the solicitation of checking or transaction deposit accounts which are less sensitive to changes in interest rates and can be repriced rapidly.

The following Market Risk Analysis table reflects maturities of interest rate sensitive assets and liabilities over the next five years.

                 WAKE FOREST FEDERAL SAVINGS & LOAN ASSOCIATION

                      MANAGEMENT'S DISCUSSION AND ANALYSIS


                              Market Risk Analysis


                                                                  Expected Maturity Date
                         ----------------------------------------------------------------------------------------------------------
                                                                  Year Ended December 31,
                         ----------------------------------------------------------------------------------------------------------
                                1999             2000             2001            2002             2003             Thereafter
                         ---------------- ----------------- --------------- -------------- ------------------ ---------------------
Assets:
  Loans-fixed:
   Balance .............     $ 27,629,150      $ 66,850        $ 513,900       $ 155,050        $ 65,400           $ 6,956,300
  Interest rate ........             9.24%         6.67%            9.50%           9.32%           9.41%                 9.35%
  Loans-variable(1):
   Balance .............        6,992,100     8,787,150       11,872,000       2,268,450         688,550               393,950
  Interest rate ........             8.18%         8.66%            8.87%           8.77%           8.62%                 8.13%
  Investments(2):
   Balance .............       16,258,800       499,650            --              --               --                    --
  Interest rate ........             5.44%         5.50%           --              --               --                    --

Liabilities:
  Deposits(3)
   Balance .............      12,310,800          --               --              --               --                    --
  Interest rate ........            2.60%         --               --              --               --                    --
  Deposits-certificates:
   Balance .............      32,404,600      8,389,650        3,374,700      1,448,350        2,058,150                  --
  Interest rate ........            5.78%          6.12%            5.90%          6.24%            5.93%                 --




                                          Expected Maturity Date
                         ------------------------------------------------------
                                         Year Ended December 31,
                         ------------------------------------------------------
                                   Total                      Fair Value
                         ------------------------   ---------------------------
Assets:
  Loans-fixed:
   Balance .............        35,386,650                   $35,382,600
  Interest rate ........              9.27%                       --
  Loans-variable(1):
   Balance .............        31,002,200                    31,002,200
  Interest rate ........              8.64%                       --
  Investments(2):
   Balance .............        16,758,450                    17,527,900
  Interest rate ........              5.44%                       --

Liabilities:
  Deposits(3)
   Balance .............        12,310,800                    12,310,800
  Interest rate ........              2.60%                       --
  Deposits-certificates:
   Balance .............        47,675,450                    47,951,450
  Interest rate ........              5.87%                       --



(1) Maturities of variable rate loans based on contractual maturity except equity line mortgages and lines of credit, which are based on next repricing date
(2) Includes interest bearing deposits and investment securities at carrying value
(3)  Includes passbook accounts and money market accounts

                 WAKE FOREST FEDERAL SAVINGS & LOAN ASSOCIATION

                      MANAGEMENT'S DISCUSSION AND ANALYSIS

                              Rate/Volume Analysis

The following table analyzes the dollar amount of changes in interest income and interest expense for major components of the Association's interest earning assets and interest bearing liabilities The table distinguishes between (i) changes in net interest income attributable to volume (changes in volume multiplied by the prior period's interest rate), (ii) changes in net interest income attributable to rate (changes in interest rates multiplied by the prior period's volume), and (iii) mixed changes in volume multiplied by changes in rates).

                                                      Year ended September 30,
                                                            1998 vs. 1997
                                  --------------------------------------------------------------
                                                 Increase (Decrease) Attributable to
                                  --------------------------------------------------------------

                                       Volume          Rate        Rate/Volume         Net
                                  --------------------------------------------------------------
                                                          (In Thousands)
Assets:
 Interest-earning assets:
 Interest-bearing deposits             $ 252          $ 14           $  9             $275
 Investment securities                    19           (11)            (2)               6
 Loans receivable                        304           201             14              519
                                       -----          -----          -----            -----
       Total                             575           204             21              800
                                       -----          -----          -----            -----
Liabilities:
 Interest-bearing liabilities:
 ESOP Debt                                (5)           --             --               (5)
 Passbook savings                         10            --             --               10
 NOW and MMDA Accounts                    (5)           (7)            --              (12)
 Certificates of deposit                 492            (3)            (1)             488
                                       -----          -----          -----            -----
       Total                             492           (10)            (1)             481
                                       -----          -----          -----            -----
       Net interest incom              $  83          $214           $ 22             $319
                                       =====          =====          =====            =====

                                                                     Year ended September 30,
                                                                          1998 vs. 1997
                                     ---------------------------------------------------------------------------
                                                               Increase (Decrease) Attributable to
                                      ---------------------------------------------------------------------------

                                           Volume              Rate           Rate/Volume            Net
                                      ------------------ --------------------------------------------------------
                                                                     In Thousands)
Assets:
 Interest-earning assets:
 Interest-bearing deposits                 $(146)             $(10)             $  2                 $(154)
 Investment securities                       124               (12)              (18)                   94
 Loans receivable                            265               112                 7                   384
                                            -----             -----             -----                -----
       Total                                 243                90                (9)                  324
                                            -----             -----             -----                -----
Liabilities:
 Interest-bearing liabilities:
 ESOP Debt                                     6                 1                --                     7
 Passbook savings                              9                --                (1)                    8
 NOW and MMDA Accounts                        11               (13)               (1)                   (3)
 Certificates of deposit                     (54)             (101)                3                  (152)
                                            -----             -----             -----                -----
       Total                                 (28)             (113)                1                  (140)
                                            -----             -----             -----                -----
       Net interest incom                  $ 271              $203             $ (10)                $ 464
                                            =====             =====             =====                =====

                 WAKE FOREST FEDERAL SAVINGS & LOAN ASSOCIATION

                      MANAGEMENT'S DISCUSSION AND ANALYSIS

                  Average Balances, Interest, Yields and Costs

The following table sets forth certain information relating to he Association's average balance sheets and reflects the average yield on assets and average cost of liabilities at and for the periods indicated. Such yields and costs are derived by dividing income or expense by the average balance of assets or liabilities, respectively, for the periods presented. Average balances are derived from month-end balances. Management does not believe that the use of month-end balances instead of daily average balances has caused a material difference in the information presented.

                                                                                               Year Ended September 30,
                                                                                -------------------------------------------------

                                                 At September 30, 1998                               1998
                                         ----------------------------------------------------------------------------------------

                                                                  Average         Average Balance     Interest         Average
                                           Actual Balance        Yield/Cost                                          Yield/Cost
                                         ----------------------------------------------------------------------------------------
                                                                        (Dollars in Thousands)
Assets:
Interest earning assets:


   Interest-bearing deposits                $   14,379              5.75%          $   12,588       $     699           5.55%
   Investment securities                         3,149              4.65%               3,500             181           5.17%
   Loans receivable(1)                          55,363              8.96%              52,257           5,103           9.77%
                                            ----------                             ----------       ---------
   Total interest-earning assets                72,891              8.14%              68,345       $   5,983           8.75%
                                                                                                    ---------
   Non-interest-earning assets                  1,469                                  3,109
                                            ---------                              ---------
       Total                                $  74,360                             $   71,454
                                            ==========                             ==========

Liabilities and retained earnings:
Interest-bearing liabilities:
   ESOP Debt                                $     265               8.50%         $      294        $     26            8.50%
   Passbook accounts                            3,599               3.07%              3,338             100            3.00%
   NOW and MMDA accounts                        8,378               2.50%              8,289             303            3.66%
   Certificates of deposit                     47,675               5.89%             45,423           2,643            5.82%
                                            ----------                             ----------       ---------
Total interest-bearing liabilities             59,917               5.17%             57,344       $   3,072            5.36%
                                                                                                    ---------
Non-interest-bearing liabilities                1,276                                  1,552
Stockholders' Equity                           13,167                                 12,558
                                            ----------                             ----------
       Total                                $  74,360                             $   71,454
                                            ==========                             ==========
Net interest income and interest rate
   spread(2)                                                         2.97%                         $   2,911            3.40%
                                                                                                    =========
Net yield on interest-earing
   assets(3)                                                         3.99%                                              4.26%
Ratio of interest-earning assets to
   interest-bearing liabilities                                    121.65%                                            119.18%



                                                           Year Ended September 30,
                                         ----------------------------------------------------------

                                                                     1997
                                         ----------------------------------------------------------

                                            Average Balance        Interest            Average
                                                                                      Yield/Cost
                                         ----------------------------------------------------------
                                                            (Dollars in Thousands)
Assets:
Interest earning assets:
   Interest-bearing deposits                  $    7,896         $     424               5.37%
   Investment securities                           3,162               175               5.53%
   Loans receivable(1)                            49,004             4,584               9.35%
                                              ----------         ---------
   Total interest-earning assets                  60,062         $   5,183               8.63%
                                                                 ---------
   Non-interest-earning assets                     1,913
                                              ----------
       Total                                  $   61,975
                                              ==========

Liabilities and retained earnings:
Interest-bearing liabilities:
   ESOP Debt                                  $      353         $      30               8.50%
   Passbook accounts                               3,019                90               2.98%
   NOW and MMDA accounts                           8,432               315               3.74%
   Certificates of deposit                        36,979             2,155               5.83%
                                              ----------         ---------
Total interest-bearing liabilities                48,783         $   2,590               5.31%
                                                                 ---------
Non-interest-bearing liabilities                   1,116
Stockholders' Equity                              12,076
                                              ----------
       Total                                  $   61,975
                                              ==========
Net interest income and interest rate
   spread(2)                                                     $   2,593               3.32%
                                                                 =========
Net yield on interest-earing
   assets(3)                                                                             4.32%
Ratio of interest-earning assets to
   interest-bearing liabilities                                                        123.12%


(1) Balance is net of deferred loan fees and loans in process. Non-accrual loans are included in the balances.

(2)  Interest rate spread represents the difference between the average yield on
     interest-earning   assets  and  the   average   cost  of   interest-bearing
     liabilities.

(3) Net yield on interest-earning assets represents net interest income dividend by average interest-earning assets.



                                 YEAR 2000 ISSUE


The "Year 2000 Problem" centers on the inability of computer systems to recognize the Year 2000. Many existing computer programs and systems were originally programmed with six digit dates that provided only two digits to identify the calendar year in the date field, without considering the upcoming change in the century. With the impending millennium, these programs and computers will recognize "00" as the year 1900 rather than the year 2000. Like most financial service providers, the Association and its operations may be significantly affected by the Year 2000 Problem due to the nature of financial information. Software, hardware, and equipment both within and outside the Association's direct control and with whom the Association electronically or operationally interfaces (e.g. third party vendors providing data processing, information system management, maintenance of computer systems, and credit bureau information) are likely to be affected. Furthermore, if computer systems are not adequately changed to identify the Year 2000, many computer applications could fail or create erroneous results. As a result, many calculations which rely on the date field information, such as interest payment or due dates and other operating functions, will generate results which could be significantly misstated, and the Association could experience a temporary inability to process transactions, send invoices or engage in similar normal business activities.

                 WAKE FOREST FEDERAL SAVINGS & LOAN ASSOCIATION

                      MANAGEMENT'S DISCUSSION AND ANALYSIS



In addition, non-information technology systems, such as equipment like telephones and copiers may also contain embedded technology which controls its operation and which may be effected by the Year 2000 Problem. When the Year 2000 arrives, systems, including some of those with embedded chips, may not work properly because of the way they store date information. They may not be able to deal with the date 01/01/00, and may not be able to deal with operational "cycles" such as "do X every 100 days". Thus, even non-information technology systems may affect the normal operations of the Association upon the arrival of the Year 2000.

Under certain circumstances, failure to adequately address the Year 2000 Problem could adversely affect the viability of the Association's suppliers and creditors and the creditworthiness of its borrowers. Thus, if not adequately addressed, the Year 2000 Problem could result in a significant adverse impact on the Association's products, services and competitive condition.

In order to address the Year 2000 Issue and to minimize its potential adverse impact, management has begun a process to identify areas that will be affected by the Year 2000 Problem, assess its potential impact on the operations of the Association, monitor the progress of third party software vendors in addressing the matter, test changes provided by these vendors, and develop contingency plans for any critical systems which are not effectively reprogrammed. A committee of senior officers of the Association has been formed to evaluate the effects that the upcoming Year 2000 could have on computer programs utilized by the Association. The Association's plan is divided into the five phases:

     (1) Awareness. Define the problem, obtain executive level support and develop an overall strategy. This phase was completed in April 1998.

     (2) Assessment. Identify all systems and the criticality of the systems. This phase was completed in June 1998.

     (3) Renovation. Program enhancements, hardware and software upgrades, system replacements, and vendor certifications. This phase is in process and with a scheduled completion date of December 1998.

     (4) Validation. Test and verify system changes and coordinate with outside parties. This phase is in process with a scheduled completion date of April 1999.

     (5) Implementation. Components certified as Year 2000 compliant and moved to production. This phase is in process with a scheduled completion date of July 1999.

                 WAKE FOREST FEDERAL SAVINGS & LOAN ASSOCIATION

                      MANAGEMENT'S DISCUSSION AND ANALYSIS


Third party vendors provide the majority of software used by the Association. All of the Association's vendors are aware of the Year 2000 situation, and each has assured the Association that it is currently working to have its software compliant by July 1999, and testing for the critical applications began in April 1998. This will enable the Association to devote substantial time to the testing to the upgraded systems prior to the arrival of the millennium. The Association utilizes the service of a third party vendor to provide the software which is used to process and maintain most mortgage and deposit customer-related accounts. This vendor has provided the Company with a software version which has been certified to be Year 2000 compliant. Testing by the Association is underway to verify compliance for its application and usage. The Association presently believes that with modifications to existing software and conversions to new software, the Year 2000 Problem will be mitigated without causing a material adverse impact on the operations of the Association. However, if such modifications and conversions are not made, or are not completed timely, the Year 2000 Problem could have an impact on the operations of the Association.

In addition, monitoring and managing the Year 2000 project will result in additional direct and indirect costs to the Association. Direct costs include potential charges by third party software vendors for product enhancements, costs involved in testing software products for Year 2000 compliance, and any resulting costs for developing and implementing contingency plans for critical software products which are not enhances. Indirect costs will principally consist of the time devoted by existing employees in monitoring software vendor progress, testing enhanced software products and implementing any necessary contingency plans. The Association has spent approximately $32,000 on Year 2000 related costs to date and estimates that it will spend an additional $35,000 for Year 2000 compliance. Both direct and indirect costs of addressing the Year 2000 Problem will be charged to earnings as incurred. The Association does not believe that such costs will have a material effect on results of operations. However, there can be no guarantee that the systems of other companies on which the Association's systems rely will be timely converted, or that a failure to convert by another company or a conversion that is incompatible with the Association's systems, would not have material adverse effect on the Association.

The costs of the project and the date on which the Association plans to complete the Year 2000 modifications are based on management's best estimates, which were derived utilizing numerous assumptions of future events including the continued availability of certain resources, third party modification plans and other factors. However, there can be no guarantee that these estimates will be achieved and actual results could differ materially from those plans. Specific factors that might cause such material differences include, but are not limited to, the availability and cost of personnel trained in this area, the ability to locate and correct all relevant computer codes, and similar uncertainties.

                          INDEPENDENT AUDITOR'S REPORT


To the Board of Directors
Wake Forest Federal  Savings & Loan  Association
Wake Forest, North Carolina

We have audited the accompanying statements of financial condition of Wake Forest Federal Savings & Loan Association as of September 30, 1998 and 1997 and the related statements of income, stockholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Association's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Wake Forest Federal Savings & Loan Association as of September 30, 1998 and 1997 and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.


                                           /s/ McGladrey & Pullen, LLP


Raleigh, North Carolina
October 30, 1998, except for Note
15, as to which the date is
November 16, 1998.

WAKE FOREST FEDERAL SAVINGS & LOAN ASSOCIATION

STATEMENTS OF FINANCIAL CONDITION
SEPTEMBER 30, 1998 AND 1997

ASSETS                                                         1998            1997
------------------------------------------------------------------------------------------
Cash:
Interest-bearing deposits                                  $  14,378,700   $    5,262,400

Noninterest-bearing deposits                                     932,650          542,250
                                                           -------------------------------
                                                              15,311,350        5,804,650
                                                           -------------------------------
Investment securities (Note 2):
Available for sale, at market value                            2,785,100        3,044,650

FHLB stock                                                       364,100          364,100

Loans receivable, net (Note 3)                                55,363,450       53,672,500
Accrued interest receivable, investments                          25,550           35,400
Property and equipment, net (Note 4)                             459,550          492,150
Prepaid expenses and other assets                                 51,350           39,950
                                                           -------------------------------
Total assets                                               $  74,360,450   $   63,453,400
                                                           ===============================

LIABILITIES AND EQUITY
Liabilities:
Savings accounts (Note 5)                                  $  60,037,950   $   50,055,750

Accounts payable and accrued expenses                            303,200          309,650

Dividends payable                                                145,900          119,100

Note payable - ESOP (Note 9)                                     264,850          323,700

Deferred income taxes (Note 10)                                  170,600          106,100

Redeemable common stock held by the ESOP, net of

unearned ESOP shares (Note 9)                                    270,750          417,900
                                                           -------------------------------
Total liabilities                                             61,193,250       51,332,200
                                                           -------------------------------
Commitments and contingencies (Note 12)
Stockholders' Equity (Note 11):
Preferred stock, authorized 1,000,000 shares, none issued           --              --

Common stock, $.01 par value, authorized 5,000,000 shares;
issued and outstanding 1,215,862 in 1998 and 1,191,200
in 1997                                                           12,000           11,900

Additional paid-in-capital                                     4,772,950        4,592,750

Net unrealized gain on available for sale securities, net
of tax (Note 2)                                                  477,100          334,950

Retained  earnings, substantially restricted (Note 11)         7,905,150        7,181,600
                                                           -------------------------------
Total stockholders' equity                                    13,167,200       12,121,200
                                                           -------------------------------
                                                           $  74,360,450   $   63,453,400
                                                           ===============================


See Notes to Financial Statements.

WAKE FOREST FEDERAL SAVINGS & LOAN ASSOCIATION

STATEMENTS OF INCOME
YEARS ENDED SEPTEMBER 30, 1998 AND 1997

                                                                 1998            1997
-------------------------------------------------------------------------------------------
Interest and dividend income:
Loans                                                      $    5,103,450   $    4,583,850

Investment securities                                             180,950          175,150

Interest-bearing deposits                                         698,850          423,800
                                                           --------------------------------
                                                                5,983,250        5,182,800
                                                           --------------------------------
Interest expense:
Savings accounts (Note 5)                                       3,046,000        2,559,700

Borrowings                                                         25,950           30,550
                                                           --------------------------------
                                                                3,071,950        2,590,250
                                                           --------------------------------
NET INTEREST INCOME                                             2,911,300        2,592,550
                                                           --------------------------------
Noninterest income:                                                33,600           56,450
                                                           --------------------------------
Noninterest expense:
Compensation and benefits (Notes 6,7, 8, and 9)                   781,500          667,650

Occupancy                                                          44,950           37,550

Federal insurance premiums
and operating assessments                                          55,300           66,000

Data processing and outside service fees                          100,650           84,900

Other operating expense                                           281,750          339,150
                                                           --------------------------------
                                                                1,264,150        1,195,250
                                                           --------------------------------

INCOME BEFORE INCOME TAXES                                      1,680,750        1,453,750
                                                           --------------------------------
Income taxes (Note 10):
Current                                                           642,500          456,550

Deferred                                                          (22,650)          85,800
                                                           --------------------------------
                                                                  619,850          542,350
                                                           --------------------------------
NET INCOME                                                 $    1,060,900   $      911,400
                                                           ================================

Basic earnings per share                                   $         0.91   $         0.79
                                                           ================================
Diluted earnings per share                                 $         0.89   $         0.78
                                                           ================================
Dividends paid per share                                   $         0.46   $         0.35
                                                           ================================


See Notes to Financial Statements.

WAKE FOREST FEDERAL SAVINGS & LOAN ASSOCIATION

STATEMENTS OF STOCKHOLDERS' EQUITY
YEARS ENDED SEPTEMBER 30, 1998 AND 1997

                                                                    UNREALIZED
                                                     RETAINED        ADDITIONAL       UNREALIZED
                                                      COMMON          PAID IN           GAIN ON      RETAINED
                                                      STOCK           CAPITAL         SECURITIES     EARNINGS         TOTAL
---------------------------------------------------------------------------------  ----------------------------------------------
Balance at September 30, 1996                     $     11,900    $    4,565,900    $  229,700     $ 6,913,750       $ 11,721,250
                                                                                                       911,400            911,400
Net income for 1997                                        --                --          --                                26,850

Contributions to ESOP (Note 9)                             --             26,850         --           (226,650)          (226,650)
                                                           --                --          --           (416,900)          (416,900)
Market value adjustment for redeemable
common stock eld by ESOP                                   --                --       105,250           --               105,250
                                                  ------------    --------------    ----------       ---------       ------------
Cash dividends ($0.35 per share)

Net unrealized gain on securities
Balance at September 30, 1997                           11,900         4,592,750       334,950       7,181,600         12,121,200

Net income for 1998                                        --                --          --          1,060,900          1,060,900

Contributions to ESOP (Note 9)                             --             55,000         --             --                 55,000

Market value adjustment for redeemable
 common stock  held by ESOP                                --                --          --            206,050            206,050

Issuance of stock to the RRP
(Note 7)                                                   200           283,400         --             --                283,600

Deferral of RRP shares issued but not
earned (Note 7)                                           (150)         (222,050)        --             --               (222,200)

Amortization of earned RRP shares (Note 7)                 --             33,100         --             --                 33,100

Stock options exercised (2,414 shares)                      50            30,750         --             --                 30,800

Cash dividends ($0.46 per share)                           --                --          --           (543,400)          (543,400)

Net unrealized gain on securities                          --                --         142,150         --                142,150
                                                  -------------------------------  ----------------------------------------------
Balance at September 30, 1998                     $     12,000    $    4,772,950   $   477,100   $   7,905,150       $ 13,167,200
                                                  ===============================  ==============================================




See Notes to Financial Statements.

WAKE FOREST FEDERAL SAVINGS & LOAN ASSOCIATION

STATEMENTS OF CASH FLOWS
YEARS ENDED SEPTEMBER 30, 1998 AND 1997

                                                                 1998             1997
--------------------------------------------------------------------------------------------
Cash Flows From Operating Activities
Net income                                                 $    1,060,900   $     911,400

Adjustments to reconcile net income to net cash provided by operations:

Depreciation                                                       35,700          44,500

Gain on disposal of real estate acquired
in settlement of loans                                               --           (17,000)

Amortization of discounts on investments                          (11,650)        (14,050)

Amortization of unearned RRP shares                                56,750            --

ESOP compensation expense credited to
paid-in-capital                                                    55,000          26,850

Deferred income taxes                                             (22,650)         85,800

Changes in assets and liabilities:

(Increase) decrease in:

   Accrued interest receivable                                      9,850          (2,850)

   Prepaid expenses and other assets                               (6,400)         25,000

   Income tax refund receivable                                    (4,950)         25,500

Increase (decrease) in:

   Accounts payable and accrued expenses                           31,300        (227,300)
                                                             -------------------------------
NET CASH PROVIDED BY OPERATING ACTIVITIES                       1,203,850         857,850
                                                             -------------------------------
Cash Flows From Investing Activities

Principal collected on  loans                                  31,343,900      22,073,850

Mortgage loans purchased                                          (90,000)       (155,000)

Loans originated                                              (32,944,850)    (28,108,000)

Purchase of investment securities                                (499,500)       (510,200)

Proceeds from maturing investment securities                    1,000,000            --

Purchases of property and equipment                                (3,100)         (4,250)

Proceeds from sale of real estate acquired
 in settlement of  loans                                             --          390,200
                                                             -------------------------------
NET CASH USED IN INVESTING ACTIVITIES                          (1,193,550)       (6,313,400)

                                                                 1997             1996
--------------------------------------------------------------------------------------------

Cash Flows From Financing Activities


Cash dividends paid                                              (516,600)         (381,200)

Payments received on excercised options                            30,800             --

Net increase in savings accounts                                9,982,200         1,100,250
                                                              -------------------------------
NET CASH PROVIDED BY FINANCING ACTIVITIES                       9,496,400           719,050
                                                              -------------------------------
NET INCREASE (DECREASE) IN CASH                                 9,506,700        (4,736,500)

Cash:
Beginning                                                       5,804,650        10,541,150
                                                              -------------------------------
Ending                                                      $  15,311,350     $   5,804,650
                                                            =================================
Supplemental Disclosures of Cash Flow Information
Cash payments for:

Interest                                                    $  3,083,600      $   2,575,950
                                                            =================================
Income taxes                                                $    649,950      $     414,800
                                                            =================================
Supplemental Schedule of Noncash Investing
 and Financing Activities:

Net RRP shares issued                                       $     94,500      $        --
                                                            =================================
Fair value of ESOP shares in excess of
unearned ESOP shares charged to retained earnings           $    206,050      $    (226,650)
                                                            =================================
Dividends accrued                                           $    145,900      $     119,100
                                                            =================================
Change in unrealized gain (loss) on available for sale
securities, net of tax effect                               $    142,150      $     105,250
                                                            =================================
Transfers from loans to real estate
acquired in settlement of loans                             $      --         $     337,650
                                                            =================================


See Notes to Financial Statements.

             NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES

Nature of business: The Association is a federally chartered stock savings and loan association, and its principal activities consist of obtaining savings deposits and providing mortgage credit to customers in its primary market area, the counties of northern Wake and southern Franklin and Granville, North Carolina. The Association's primary regulator is the Office of Thrift Supervision (OTS) and its deposits are insured by the Savings Association Insurance Fund (SAIF) of the Federal Deposit Insurance Corporation (FDIC). The majority of the Association's common stock (approximately 52%) is owned by Wake Forest Bancorp M.H.C., a mutual holding company. Members of the mutual holding company consist of depositors and certain borrowers of the Association, who have the sole authority to elect the board of directors of the mutual holding company. The mutual holding company is registered as a savings and loan holding company and is subject to regulation, examination, and supervision by the OTS.

A summary of the Association's significant accounting policies follows:

Use of estimates in preparation of financial statements: The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts or revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash: For purposes of reporting cash flows, the Association considers all interest-bearing deposits with maturities of less than three months at acquisition, noninterest-bearing deposits, and cash on hand to be cash. At times, the Association maintains deposits in correspondent banks in amounts that may be in excess of the FDIC insurance limit.

Investment securities: The Association carries its investments at fair market value or amortized cost depending on its classification of such securities.

Classification of securities and the Association's accounting policies are as follows:

         Securities held to maturity: Securities classified as held to maturity are those debt securities the Association has both the intent and ability to hold to maturity regardless of changes in market conditions, liquidity needs or changes in general economic conditions. These securities are carried at cost adjusted for amortization of premiums or accretion of discounts, computed by a method which approximates the interest method, over their contractual lives. The Association currently has no securities which are classified as held to maturity.

         Securities available for sale: Securities classified as available for sale are those debt securities that the Association intends to hold for an indefinite period of time but not necessarily to maturity and equity securities not classified as held for trading. Any decision to sell a security classified as available for sale would be based on various factors, including significant movements in interest rates, changes in the maturity mix of its securities, liquidity needs and other significant factors. Securities available for sale are carried at fair value. Unrealized gains and losses are reported as a separate component of equity, net of related tax effects. Realized gains and losses are included in earnings.

WAKE FOREST FEDERAL SAVINGS & LOAN ASSOCIATION

NOTES TO FINANCIAL STATEMENTS


NOTE 1.   NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Investment securities (continued):

         Securities held for trading: Trading securities are held in anticipation of short-term market gains. Such securities are carried at fair value with realized and unrealized gains and losses included in earnings. The Association currently has no securities which are classified as trading.

Loans receivable: Loans receivable are stated at unpaid principal balances, less the allowance for loan losses and net deferred loan origination fees. The Association's loan portfolio consists principally of mortgage loans collateralized by first trust deeds on single family residences, other residential property, commercial property and land.

Loan fees: The Association receives fees for originating mortgage loans. The Association defers all loan fees less certain direct costs as an adjustment to yield with subsequent amortization into income over the life of the related loan.

Allowance for loan losses: A provision for loan losses is charged to operations based on the Association's evaluation of the potential and inherent risk of losses in its loan portfolio. Such evaluation includes a review of loans for which full collectibility appears doubtful and other factors, including the nature and volume of the portfolio, overall loan quality, and current economic conditions, which in the Association's judgment deserve recognition in estimating such potential losses. Provisions not specifically identified are based on the Association's experience and other factors. While management uses the best information available to make evaluations, future adjustments may be necessary, if economic or other conditions differ substantially from the assumptions used.

The Association establishes specific loan loss allowances for impaired loans if it is doubtful that all principal and interest due according to the loan terms will be collected. An allowance is recorded if the present value of the loan's future cash flows, discounted using the loan's effective interest rate, is less than the carrying value of the loan. An impaired loan can also be valued at its fair value in the market place or on the basis of its underlying collateral if the loan is primarily collateral dependent. If foreclosure is imminent, and the loan is collateral dependent, the loan is valued based upon the fair value of the underlying collateral.

The Association had no loans outstanding during the years ended September 30, 1998 and 1997 which it considers to be impaired. Therefore, there is no specific allowance for impaired loans at September 30, 1998 and 1997.

WAKE FOREST FEDERAL SAVINGS & LOAN ASSOCIATION

NOTES TO FINANCIAL STATEMENTS

Interest income: The Association does not record interest on loans delinquent 90 days or more unless in the opinion of management, collectibility is assured. If collectibility is not certain, the Association establishes a reserve for uncollected interest. Interest collected while the loan is in such status is credited to income in the period received. If the loan is brought to a status in which it is no longer delinquent 90 days, the reserve for uncollected interest is reversed and interest income is recognized. The Association anticipates that it will account for interest on impaired loans in a similar fashion in the future if and when it has impaired loans. Such interest when ultimately collected is credited to income in the period received.

WAKE FOREST FEDERAL SAVINGS & LOAN ASSOCIATION

NOTES TO FINANCIAL STATEMENTS


NOTE 1.   NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Property, equipment and depreciation: Property and equipment are stated at cost less accumulated depreciation. The Association computes depreciation primarily by use of the straight-line method.

Real estate acquired in settlement of loans: Real estate acquired through, or in lieu of, loan foreclosure is initially recorded at fair value at the date of foreclosure establishing a new cost basis. After foreclosure, valuations are periodically performed by management and the real estate is carried at the lower of cost or fair value minus costs to sell. Revenue and expenses from holding the properties and additions or recoveries to the valuation allowance are included in operations.

Income taxes: Deferred income taxes are provided on a liability method whereby deferred tax assets are recognized for deductible temporary differences and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by valuation allowances if in the opinion of management it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

Earnings per share: The Association adopted Statement of Financial Accounting Standard (SFAS) No. 128 during 1998. This statement requires dual presentation of basic and diluted earnings per share (EPS) with a reconciliation of the numerator and denominator of the EPS computations. Basic earnings per share amounts are based on the weighted average shares of common stock outstanding. Diluted earnings per share assume the conversion, exercise or issuance of all potential common stock instruments such as options, warrants and convertible securities, unless the effect is to reduce a loss or increase earnings per share. Shares owned by the Association's ESOP that have not been committed to be released are not considered to be outstanding for the purposes of computing earnings per share. Accordingly, this presentation has been adopted for both periods presented. There were no adjustments required to net income for all periods presented in the computation of diluted earnings per share. The basic and diluted weighted average shares outstanding for 1998 and 1997 are as follows:

WAKE FOREST FEDERAL SAVINGS & LOAN ASSOCIATION

NOTES TO FINANCIAL STATEMENTS

                                                                                DILUTED
                                                                           1998            1997
                                                                      -----------------------------
WEIGHTED AVERAGE OUTSTANDING SHARES USED FOR BASIC EPS                  1,169,464        1,158,014

Plus incremental shares from assumed issuances pursuant to
stock options and stock award plans                                        24,178            6,405
                                                                      -----------------------------
Weighted average outstanding shares used for diluted EPS                1,193,642        1,164,419
                                                                      =============================


Off-balance-sheet risk and credit risk: The Association is a party to financial instruments with off-balance-sheet risk such as commitments to extend credit. Management assesses the risk related to these instruments for potential loss. The Association lends primarily on one-to-four family residential loans throughout its primary lending area, Wake, Franklin and Granville counties of North Carolina.

WAKE FOREST FEDERAL SAVINGS & LOAN ASSOCIATION

NOTES TO FINANCIAL STATEMENTS

NOTE 1.   NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Fair value of financial instruments: Estimated fair values have been determined by the Association using available market information and appropriate valuation methodologies. However, considerable judgment is required to develop the estimates of fair value. Accordingly, the estimates for the fair value of the Association's financial instruments are not necessarily indicative of the amounts the Association could realize in a current market exchange. The use of different market assumptions or estimation methodologies may have a material effect on the estimated fair value amounts. The fair value estimates are based on pertinent information available to management as of September 30, 1998. Although management is not aware of any factors that would significantly affect the estimated fair value amounts, such amounts have not been comprehensively revalued for purposes of these financial statements since that date, and therefore, current estimates of fair value may differ significantly from the amounts presented herein. The following methods and assumptions were used by the Association in estimating its fair value disclosures for financial instruments:

   Cash and accrued interest receivable: The carrying amounts reported in the statement of financial condition approximate those assets' fair values.

   Investment securities: The fair values of investment securities are determined based on quoted market values. For the Association's investment in Federal Home Loan Bank stock, no ready market exists and it has no quoted market value. For disclosure purposes, such stock is assumed to have a fair value which is equal to its cost.

   Loans receivable: The fair value for all loans, except short-term construction loans, has been estimated by discounting projected future cash flows using the current rate at which loans with similar maturities would be made to borrowers with similar credit ratings. Certain prepayment assumptions were made to the Association's portfolio of long-term fixed rate mortgage loans. The fair value of construction loans is assumed to be equal to their recorded amounts because such loans have relatively short terms and fluctuate with prime.

   Deposits: The fair value of deposits with no stated maturities is estimated to be equal to the amount payable on demand at September 30, 1998. The fair value of certificates of deposit is based upon the discounted value of future contractual cash flows. The discount rate is estimated using rates offered on September 30, 1998 for deposits of similar remaining maturities.

WAKE FOREST FEDERAL SAVINGS & LOAN ASSOCIATION

NOTES TO FINANCIAL STATEMENTS


   ESOP note payable: The fair value of the ESOP note is assumed to be equal to its recorded amount because the terms of the note are similar to the terms the Association could currently obtain for comparable debt instruments.

Off-balance-sheet commitments: Because the Association's commitments, which consist entirely of loan commitments, are either short-term in nature or subject to immediate repricing, no fair value has been assigned to these off-balance-sheet items.

Future Reporting Requirements: The Financial Accounting Standards Board has issued SFAS No. 130, Reporting Comprehensive Income which the Association will be required to adopt subsequent to September 30, 1998.

WAKE FOREST FEDERAL SAVINGS & LOAN ASSOCIATION

NOTES TO FINANCIAL STATEMENTS



NOTE 1.   NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Future Reporting Requirements (continued):

SFAS No. 130, Reporting Comprehensive Income, establishes standards for reporting and display of comprehensive income and its components (revenues, expenses, gains and losses) in a full set of general-purpose financial statements. The Statement requires that all items that are required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. The Statement does not require a specific format for that financial statement but requires the display of an amount representing total comprehensive income for the period in that financial statement. The Statement requires (a) classification of items of other comprehensive income by their nature in a financial statement and (b) display of the accumulated balance of other comprehensive income separately from retained earnings and additional paid-in capital in the equity section of a statement of financial position. Adoption of SFAS No. 130 will have no effect on the Association 's net income, but will require that net income be combined with unrealized gains or losses on available for sale securities to report comprehensive income.

         INVESTMENT SECURITIES

The amortized cost, estimated market value and gross unrealized gains and losses of the Association's investment securities at September 30, 1998 and 1997 are as follows:

                                                                1998
                                       -------------------------------------------------------
                                                       GROSS         GROSS      ESTIMATED
                                       AMORTIZED     UNREALIZED    UNREALIZED    MARKET
                                         COST          GAINS         LOSSES      VALUE
                                       -------------------------------------------------------
Available for sale securities:

Marketable equity securities:

FHLMC stock                            $   15,200   $  752,250     $    --        $   767,450

WAKE FOREST FEDERAL SAVINGS & LOAN ASSOCIATION

NOTES TO FINANCIAL STATEMENTS



Debt securities:

U.S. Treasury obligations                  2,000,450       17,200        --          2,017,650
                                          ------------------------------------------------------
                                           2,015,650      769,450        --          2,785,100
                                          ------------------------------------------------------
Nonmarketable equity securities:

Federal Home Loan Bank stock                 364,100           --        --            364,100
                                          ------------------------------------------------------
                                          $2,379,750   $  769,450    $   --       $  3,149,200
                                          ======================================================

WAKE FOREST FEDERAL SAVINGS & LOAN ASSOCIATION

NOTES TO FINANCIAL STATEMENTS


NOTE 2.         INVESTMENT SECURITIES (CONTINUED)

                                                                           1997
                                                  -------------------------------------------------------
                                                                   GROSS         GROSS        ESTIMATED
                                                    AMORTIZED     UNREALIZED    UNREALIZED     MARKET
                                                      COST          GAINS         LOSSES       VALUE
                                                  -------------------------------------------------------
Available for sale securities:
Marketable equity securities:

FHLMC stock                                       $    15,200      $  531,350   $    --       $   546,550

Debt securities:

U.S. Treasury obligations                           2,489,250           8,850        --         2,498,100
                                                  -------------------------------------------------------
                                                    2,504,450         540,200        --         3,044,650
                                                  -------------------------------------------------------
Nonmarketable equity securities:

Federal Home Loan Bank stock                          364,100            --          --           364,100
                                                  -------------------------------------------------------
                                                  $ 2,868,550      $  540,200   $    --      $  3,408,750
                                                  =======================================================

The amortized cost and estimated market values of available for sale debt securities at September 30, 1998 by contractual maturity are shown below:

                                                    SEPTEMBER 30, 1998
                                            -----------------------------
                                                              ESTIMATED
                                              AMORTIZED         MARKET
                                                 COST           VALUE
                                            ----------------------------
Due in one year or less                     $  1,500,800    $  1,511,100
Due in one year through five years               499,650         506,550
                                            ----------------------------
                                            $  2,000,450    $  2,017,650
                                            ============================


WAKE FOREST FEDERAL SAVINGS & LOAN ASSOCIATION

NOTES TO FINANCIAL STATEMENTS

There were no sales of investment securities during the years ended September 30, 1998 and 1997.

The change during 1998 and 1997 in net unrealized gains and losses associated with available for sale securities is as follows:

                                                          1998             1997
                                                      ----------------------------
Balance in equity component, beginning of year         $  334,950    $   229,700

Change in unrealized gains                                229,250        169,700

Change in related deferred income taxes                   (87,100)       (64,450)
                                                      ----------------------------
Balance in equity component, end of year              $   477,100    $   334,950
                                                      ============================



NOTE 2.         INVESTMENT SECURITIES (CONTINUED)

The Association, as a member of the Federal Home Loan Bank system, is required to maintain an investment in capital stock of the Federal Home Loan Bank in an amount equal to the greater of 1% of its outstanding home loans or one-twentieth of its outstanding advances. No ready market exists for the bank stock and it has no quoted market value. For disclosure purposes, such stock is assumed to have a market value which is equal to cost.


         LOANS RECEIVABLE

Loans receivable consist of the following:
                                                 1998             1997
                                             --------------------------------

First mortgage loans:
Single family, one-to-four units             $  25,479,350    $   28,234,000

WAKE FOREST FEDERAL SAVINGS & LOAN ASSOCIATION

NOTES TO FINANCIAL STATEMENTS



Multifamily, residential                            289,400         379,000

Commercial real estate                            5,830,600       6,791,000

Land                                              4,840,200       4,611,000

Residential construction                         25,339,700      18,082,000

Commercial construction                           2,246,850       3,261,000

Lines of credit                                     865,950          --
                                                 ----------------------------
                                                 64,892,050      61,358,000
Equity line mortgages                             1,295,800          --
Loans on savings accounts                           201,000         283,900
                                                 ----------------------------
                                                 66,388,850      61,641,900
                                                 ----------------------------
Less:

Undisbursed portion of loans in process          10,602,600       7,518,300

Allowance for loan losses                           263,000         263,000

Deferred loan fees                                  159,800         188,100
                                                 ----------------------------
                                                 11,025,400       7,969,400
                                                 ----------------------------
                                              $  55,363,450   $  53,672,500
                                                 ============================
Weighted average yield on loans receivable             8.96%           8.86%
                                                 ============================

At September 30, 1998 and 1997, the Association's level of general valuation allowances for loan losses amounted to $263,000. There were no provisions for loan losses made or charge-offs of any loans during the years ended September 30, 1998 and 1997.

WAKE FOREST FEDERAL SAVINGS & LOAN ASSOCIATION

NOTES TO FINANCIAL STATEMENTS


NOTE 3.         LOANS RECEIVABLE (CONTINUED)

The Association does not accrue interest on loans past due 90 days or more if, in the opinion of management, collectibility is in doubt. Such interest is removed from income through the establishment of a reserve for uncollected interest. At September 30, 1998 and 1997, a reserve for uncollected interest on loans delinquent more than 90 days was not established because management expects that all such interest is fully collectible. The balance of accruing loans past due more than 90 days was approximately $133,650 and $195,600 at September 30, 1998 and 1997, respectively.

There were no transactions in the Association's allowance for losses on real estate acquired in settlement of loans during 1998 and 1997.

Shareholders of the Association and officers and directors, including their families and companies of which they are principal owners, are considered to be related parties. These related parties were loan customers of, and had other transactions with the Association in the ordinary course of business. In management's opinion, these loans and transactions were on the same terms as those for comparable loans and transactions with nonrelated parties during the years ended September 30, 1998 and 1997

Aggregate loan transactions with related parties during the years ended September 30, 1998 and 1997 were as follows:


                                                                                1998               1997
                                                                        -----------------------------------
Beginning balance                                                       $    8,247,800    $        85,500

New loans                                                                      101,250            175,000
Reductions                                                                      (7,400)           (12,700)
                                                                        -----------------------------------
Ending balance                                                          $    8,341,650    $       247,800

                                                                        -----------------------------------

Maximum balance during the year                                         $      349,050    $       251,950
                                                                        ===================================



         PROPERTY AND EQUIPMENT

Property and equipment at September 30, 1998 and 1997 are summarized as follows:

WAKE FOREST FEDERAL SAVINGS & LOAN ASSOCIATION

NOTES TO FINANCIAL STATEMENTS



                                                     1998             1997
                                               -------------------------------
Land                                           $     20,950    $      20,950

Office buildings and improvements                   584,300          584,300


Furniture and fixtures                              172,900          169,800
                                               -------------------------------

                                                    778,150          775,050
Less accumulated depreciation                      (318,600)        (282,900)
                                               -------------------------------
                                               $    459,550    $     492,150
                                               ===============================




         SAVINGS ACCOUNTS

Savings accounts at September 30, 1998 and 1997 consist of the following:


                                                                   1998           1997
                                                            -------------------------------
Passbook accounts, weighted average rate of  3.07%
(3.07% in 1997)                                             $   3,599,150   $    3,240,700

MMDA accounts, weighted average rate of 2.50%
(3.75% in 1997)                                                 7,100,300        7,118,700

NOW accounts, weighted average rate of  2.51%
(3.00% in 1997)                                                 1,277,400        1,111,400

Noninterest-bearing accounts                                      333,950          259,400
                                                            -------------------------------
                                                               12,310,800       11,730,200
                                                            -------------------------------
Certificate of deposit accounts:

3.00% to 4.99%                                                    599,600         278,100

5.00% to 6.99%                                                 46,862,300      37,789,250

7.00% to 8.00%                                                    213,550         194,800
                                                            -------------------------------
                                                               47,675,450      38,262,150
                                                            -------------------------------


WAKE FOREST FEDERAL SAVINGS & LOAN ASSOCIATION

NOTES TO FINANCIAL STATEMENTS



Accrued interest on savings                        51,700           63,350
                                            -------------------------------
                                            $  60,037,950   $   50,055,700
                                            ===============================
Weighted average cost of savings                     5.15%            5.27%
                                            ===============================



Certificates of deposit by range of rate and maturity at September 30, 1998 are summarized as follows:



                                                            AMOUNTS MATURING DURING
                          -----------------------------------------------------------------------------
Rate Range                     1999            2000            2001        Thereafter        Total
-------------------------------------------------------------------------------------------------------

3.00% to 5.00%            $     599,600    $    --         $   --         $   --          $   599,600

5.01% to 7.00%               31,805,000      8,176,100       3,374,700      3,506,500      46,862,300

7.01% to 8.00%                   --            213,550         --             --              213,550
                          -----------------------------------------------------------------------------
                          $  32,404,600    $ 8,389,650     $ 3,374,700    $ 3,506,500     $47,675,450
                          =============================================================================


The aggregate amount of certificates of deposit with a minimum denomination of $100,000 included in the table above is as follows:

                                                              SEPTEMBER 30,
MATURITY PERIOD:                                                  1998
                                                            ----------------
Within three months                                         $    2,018,200

After three months but within six months                         1,922,800

After six months but within twelve months                        2,835,800

After twelve months but within twenty four months                2,007,500

After twenty four months                                         1,648,400
                                                            ----------------
                                                            $   10,432,700
                                                            ================

WAKE FOREST FEDERAL SAVINGS & LOAN ASSOCIATION

NOTES TO FINANCIAL STATEMENTS


NOTE 5.    SAVINGS ACCOUNTS (CONTINUED)

Interest expense on savings accounts for the years ended September 30, 1998 and 1997 is summarized as follows:

                                                    1998            1997
                                               --------------- ----------------
Passbook accounts                              $    100,050    $      89,750

MMDA and NOW accounts                               302,750          314,550

Certificate of deposit accounts                   2,662,100        2,165,600
                                               --------------- ----------------
                                                  3,064,900        2,569,900
Forfeitures                                         (18,900)         (10,200)
                                               --------------- ----------------
                                               $  3,046,000    $   2,559,700
                                               =============== ================

Eligible  savings  deposits  are insured to $100,000 by the Savings  Association
Insurance Fund (SAIF) which is administered by the FDIC.

EMPLOYEES AND DIRECTORS BENEFIT PLANS

The Association has a noncontributory 401k plan for substantially all employees. The Association has no obligation to make contributions to the plan, but pays administrative costs of the Plan. There were no costs associated with the Plan during 1998 and 1997.

The Association adopted a nonqualified noncontributory retirement plan covering its directors during 1996. Retirement plan expense is computed based on the discounted present value of expected future payments over the expected service years for the directors. Under the plan, directors will receive upon retirement, monthly payments for ten years in amounts not to exceed $5,000 annually. Other stipulations and limitations based on years of service, death and disability, change of control, and early termination apply. Expense associated with the plan amounted to $39,250 and $65,750 for 1998 and 1997, respectively.

The Association has also entered into employment agreements with its two key executives. The agreements provide for a three year term, but upon each anniversary, the agreements automatically extend so that the terms shall always be three years, unless either party gives notice that the agreement will not be renewed. Performance reviews by a committee of the Board will be conducted annually and the agreements can be terminated by the Association at anytime for cause as defined in the agreements. The agreements provide for a base salary plus performance bonus to be determined annually. In the event of termination other than for cause, the employees are entitled to a lump sum cash payment in an amount equal to the present value of the base salary, bonus payments, and other benefits described in the agreements through the remainder of the term.

WAKE FOREST FEDERAL SAVINGS & LOAN ASSOCIATION

NOTES TO FINANCIAL STATEMENTS

         RECOGNITION AND RETENTION PLAN


During 1997, the Association's shareholders approved the Wake Forest Federal Savings and Loan Association 1997 Recognition and Retention Plan (the "RRP") whereby 22,248 shares of common stock would be awarded to employees. The RRP shares vest over a five year period, beginning one year from date of stockholder approval. Accelerated vesting may occur in certain circumstances as disclosed in the plan documents. In January, 1998, the Association issued shares of common stock from authorized but unissued shares to fund the plan and transferred 4,450 shares or 20% to participants. The remaining shares were transferred into a trust account to be issued to participants at the annual vesting date. Expense associated with the plan for years ended September 30, 1998 and 1997 was $56,750 and $37,800, respectively.

         STOCK OPTION PLAN

During 1997, the Association's shareholders approved a Stock Option Plan providing for the grant of incentive stock options to officers, directors, and key employees providing services to the Association.

A summary of the status of the Stock Option Plan at September 30, 1998 is as follows:


                                                                        WEIGHTED
                                                                        AVERAGE
OPTIONS                                                SHARES        EXERCISE PRICE
-------------------------------------------------------------------------------------
Outstanding at September 30, 1996                        --         $         --
Granted                                                54,000                12.75

Exercised                                                --                   --

Forfeited                                                --                   --
                                                     --------------------------------
Outstanding at September 30, 1997                      54,000                12.75

Granted                                                  --                   --

Exercised                                              (2,414)               12.75

Forfeited                                                --                   --

                                                     --------------------------------
Outstanding at September 30, 1998                      51,586       $        12.75
                                                     ================================



The options were granted on January 22, 1997 and become exercisable at the rate of 20% annually for five years during such periods of services as an employee, officer, or director, expiring after ten years. Accelerated vesting may occur in certain circumstances as disclosed in the plan documents.

WAKE FOREST FEDERAL SAVINGS & LOAN ASSOCIATION

NOTES TO FINANCIAL STATEMENTS


Grants of options under the plan are accounted for following Accounting Principles Board (APB) Opinion No. 25 and related interpretations. Accordingly, no compensation cost has been recorded. In 1995, the Financial Accounting Standards Board issued Standard No. 123, which requires disclosures concerning the fair value of options and encourages accounting recognition for options using the fair value method. The Association has elected to apply the disclosure-only provisions of the Statement. However, had compensation cost been recorded based on the fair value of awards at the grant date ($8.38 per share), the pro forma impact on the Association's net income and net income per common share would have been approximately $60,000 and $0.05 per basic and dilutive share for 1998 and 1997.

WAKE FOREST FEDERAL SAVINGS & LOAN ASSOCIATION

NOTES TO FINANCIAL STATEMENTS

NOTE 8.   STOCK OPTION PLAN (CONTINUED)

The fair value of each grant is estimated at the grant date using the Black-Scholes option-pricing model with the following assumptions for 1997: dividend rate of 1.56%; risk-free interest rates of 5.88%; expected lives of 7 years; and price volatility of 29.94%.

         EMPLOYEE STOCK OWNERSHIP PLAN (ESOP)

The Association has an ESOP to benefit substantially all employees. In 1996, the ESOP purchased 41,200 shares of common stock with the proceeds from a loan from a third party financial institution. The note requires quarterly principal payments of $14,714 plus interest at the lending institution's prime rate (8.50% at September 30, 1998) until March, 2003. The Association is expected to make quarterly contributions to the ESOP in amounts sufficient to allow the ESOP to make its scheduled principal and interest payments on the note. The ESOP shares are pledged as collateral for the debt. As the debt is repaid, shares are released from collateral and allocated to active employees, based on the proportion of debt service paid in the year. The debt of the ESOP is recorded as debt in the Association's accompanying balance sheet.

At September 30, 1998, future principal payments are due as follows:


     1999                  $      58,856
     2000                         58,856
     2001                         58,856
     2002                         58,856
     2003                         29,426
                            ---------------
                           $     264,850
                            ===============


As shares are released from collateral, the Association reports compensation expense equal to the current market price of the shares, and the shares become outstanding for EPS computations.

The Association makes cash contributions to the ESOP sufficient to amortize the debt, but records expense based upon the fair value of the shares allocated to plan participants each year. The difference between the cash contributions and the amount expensed is credited or charged to additional paid-in capital. ESOP compensation expense was $116,650 and $85,700 for the years ended September 30, 1998 and 1997, respectively.

WAKE FOREST FEDERAL SAVINGS & LOAN ASSOCIATION

NOTES TO FINANCIAL STATEMENTS


NOTE 9.   EMPLOYEE STOCK OWNERSHIP PLAN (ESOP) (CONTINUED)

The ESOP has a put option which requires that the Association repurchase its common stock from participants in the ESOP who are eligible to receive benefits under the terms of the plan and elect to receive cash in exchange for their common stock. The Association is required to reflect as a liability the maximum possible cash obligation to redeem the shares, which is the fair value of such shares, whether allocated or unallocated. The initial purchase of common stock by the ESOP is treated as a reduction in stockholder's equity and as a liability for the put option. The liability for the put option has been reduced to the extent of the unearned ESOP shares at September 30, 1998. The liability for the put option at September 30, 1998, based upon the fair value of the ESOP shares at that time of $13.00, was $270,750. The liability for the put option will fluctuate based upon the fair value of the shares with the resulting increase or decrease reflected as change to retained earnings.

Shares of the Association held by the ESOP at September 30, 1998 and 1997 are as follows:

                                                  1998             1997
                                              --------------------------------
Shares held by the ESOP                          41,200           41,200

Shares released for allocation                  (14,710)          (8,826)
                                              --------------------------------
Unreleased (unearned) shares                     26,490           32,374
                                              ================================

Fair value of unreleased (unearned) shares    $ 344,370       $  582,750
                                              ================================

NOTE 10. INCOME TAXES

At September 30, 1998 and 1997, retained earnings contain certain additions to bad debt reserves for income tax purposes of approximately $1,434,000, the balance at September 30, 1998, for which no deferred taxes have been provided because the Association does not intend to use these reserves for purposes other than to absorb losses. The amount of deferred taxes on such tax bad debt reserves which is unrecorded amounted to approximately $545,000 at September 30, 1998 and 1997. If amounts which qualified as bad debt deductions are used for purposes other than to absorb losses or adjustments arising from the carryback of net operating losses, income taxes may be imposed at the then existing rates.



         INCOME TAXES (CONTINUED)

Deferred income taxes consist of the following components as of September 30, 1998 and 1997:

                                                  1998             1997
                                              --------------------------------
Deferred tax assets:

Loan loss allowances                          $  99,950       $   99,950

Deferred loan fees                               22,950           36,150

WAKE FOREST FEDERAL SAVINGS & LOAN ASSOCIATION

NOTES TO FINANCIAL STATEMENTS



Health insurance accrual                          15,850           15,900

MRP expense accrual                               14,400

Retirement plan accrual                           64,600           44,100
                                             -------------------------------
                                                 217,750          196,100
                                             -------------------------------

Deferred tax liabilities:

Tax bad debt reserves                             71,850          71,850

Excess accumulated tax depreciation               24,100          25,100

Unrealized net appreciation, investments         292,400         205,250
                                             -------------------------------
                                                 388,350         302,200
                                             -------------------------------
                                             $  (170,600)   $   (106,100)
                                             ===============================

Income tax expense differs from the federal statutory rate of 34% as follows:



                                                                      1998             1997
                                                               -------------------------------
Statutory federal income tax rate                                     34.00%           34.00%

Increase (decrease) in income taxes resulting from:

Nontaxable income, net                                                (0.10)           (0.10)

State income taxes, net of federal benefit                             2.68             3.29

Other, net                                                             0.30             0.12
                                                               -------------------------------
                                                                      36.88%           37.31%
                                                               ===============================



         CAPITAL

Concurrent with the reorganization in 1996, the Association has established a liquidation account in an amount equal to its net worth as reflected in its latest statement of financial condition used in its final offering circular. The liquidation account will be maintained for the benefit of eligible deposit account holders and supplemental eligible deposit account holders who continue to maintain their deposit accounts in the Association after the reorganization. Only in the event of a complete liquidation will eligible deposit account holders and supplemental eligible deposit account holders be entitled to receive a liquidation distribution from the liquidation account adjusted for transactions since the reorganization. Dividends paid by the Association subsequent to the reorganization cannot be paid from this liquidation account.

The Association may not declare or pay a cash dividend on its common stock if its net worth would thereby be reduced below either the aggregate amount then required for the liquidation account or the minimum regulatory capital requirements imposed by federal regulations.

WAKE FOREST FEDERAL SAVINGS & LOAN ASSOCIATION

NOTES TO FINANCIAL STATEMENTS


NOTE 11.   CAPITAL (CONTINUED)

The Association is subject to the capital requirements established by the Office of Thrift Supervision (OTS). The OTS requires that the Association meet three separate capital standards; tangible capital of at least 1.5% of total assets, core capital of at least 4% of total assets, and risk-based capital of at least 8% of risk-weighted assets. At September 30, 1998, the Association met and exceeded all of the capital requirements described above as shown in the table below:

                                                                            SEPTEMBER 30, 1998
                                                           ------------------------------------------------
                                                             TANGIBLE           CORE          RISK-BASED
                                                              CAPITAL          CAPITAL         CAPITAL
                                                             REQUIREMENT      REQUIREMENT     REQUIREMENT
                                                           ------------------------------------------------
Equity (GAAP)                                              $   13,167,200   $  13,167,200   $  13,167,200

Net unrealized gain on investment securities                     (477,100)       (477,100)       (477,100)

Supplemental capital items:

General valuation allowances                                         --             --            263,000
                                                           ------------------------------------------------
Regulatory capital                                             12,690,100      12,690,100      12,953,100

Minimum capital requirement                                     1,104,100       2,944,350       3,745,100
                                                           ------------------------------------------------
Excess regulatory capital                                  $   11,586,000   $   9,745,750   $   9,208,000
                                                           ================================================




                                                                            SEPTEMBER 30, 1998
                                                           ------------------------------------------------
                                                             TANGIBLE           CORE          RISK-BASED
                                                              CAPITAL          CAPITAL         CAPITAL
                                                              REQUIREMENT    REQUIREMENT      REQUIREMENT
                                                           ------------------------------------------------

Total assets at September 30, 1998 less fair
market value adjustment of securities                      $   73,608,200    $  73,608,200          --

Risk-weighted assets at September 30, 1998                          --             --        $  46,813,800





Capital as a percentage of assets:

Actual                                                              17.07%           17.07%          27.67%

Required                                                             1.50             4.00            8.00
                                                           ------------------------------------------------
Excess                                                              15.57%           13.07%          19.67%
                                                           ================================================




Under the OTS prompt corrective action regulations, a savings association is considered to be well capitalized if its ratio of total capital to risk-weighted assets is at least 10%, its ratio of core capital to risk-weighted assets is at least 6.0%, and its ratio of core capital to total average assets is at least 5.0%. The Association meets all of the above requirements and is considered to be well capitalized under the prompt corrective action regulations.

WAKE FOREST FEDERAL SAVINGS & LOAN ASSOCIATION

NOTES TO FINANCIAL STATEMENTS

         CONCENTRATION OF CREDIT RISK AND OFF-BALANCE-SHEET RISK


The Association is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and the undisbursed portion of construction loans. Those instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amounts recognized in the balance sheet. The contract or notional amounts of those instruments reflect the extent of involvement the Association has in particular classes of financial instruments.

The Association's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit is represented by the contractual notional amount of those instruments. The Association uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments. At September 30, 1998 the Association had outstanding loan commitments amounting to $2,358,300. The undisbursed portion of construction loans amounted to $10,602,600 and unused lines of credit amounted to $986,300 at September 30, 1998.

The Association evaluates each customer's credit worthiness on a case-by-case basis. Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The amount of collateral obtained, if deemed necessary by the Association upon extension of credit, is based on management's credit evaluation of the customer. Collateral held is the underlying real estate.

WAKE FOREST FEDERAL SAVINGS & LOAN ASSOCIATION

NOTES TO FINANCIAL STATEMENTS

         FAIR VALUE OF FINANCIAL INSTRUMENTS

The following table presents the carrying amounts and estimated fair values of the Association's financial instruments at September 30, 1998. See Note 1 for a description of the Association's accounting policies and the limitations of its disclosures in reporting on the fair value of its financial instruments.

                                                                     SEPTEMBER 30
                                                           1998                         1997
                                               ----------------------------------------------------------
                                                 CARRYING         FAIR         CARRYING         FAIR
                                                  AMOUNT          VALUE         AMOUNT         VALUE
                                               ----------------------------------------------------------
Financial assets:
Cash                                           $ 15,311,350    $ 15,311,350   $ 5,804,650    $ 5,804,650

Investment securities:

Available for sale                                2,785,100       2,785,100     3,044,650      3,044,650

FHLB stock                                          364,100         364,100       364,100        364,100

Loans receivable                                 55,363,450      55,359,400    53,672,500     53,652,450

Accrued interest receivable                          25,550          25,550        35,400         35,400

Financial liabilities:

Savings accounts                                 60,037,950      60,262,250    50,055,750     50,137,300

Note payable - ESOP                                 264,850         264,850       323,700        323,700


         MUTUAL HOLDING COMPANY DATA

The following is a summary of the condensed financial statements of Wake Forest Bancorp, M.H.C. as of and for the periods indicated:

WAKE FOREST FEDERAL SAVINGS & LOAN ASSOCIATION

NOTES TO FINANCIAL STATEMENTS

                                          CONDENSED BALANCE SHEETS

                                         SEPTEMBER 30, 1998 AND 1997

                                                                      1998             1997
                                                                ---------------------------------
Assets:

Cash and cash equivalents                                       $     526,900         299,400

Accrued dividends receivable, Wake Forest Federal                      76,200          63,500

Income tax refund receivable                                             --             7,800

Investment in Wake Forest Federal                                   5,007,700       4,442,150
                                                                ---------------------------------
                                                                $   5,610,800   $   4,812,850
                                                                =================================
Liabilities and Equity:

Liabilities:

Accounts payable and accrued expenses                           $      10,500   $      10,500
                                                                ---------------------------------
Equity:

Capitalization by Wake Forest Federal                                 106,350         106,350

Equity in Wake Forest Federal                                       3,854,700       3,854,750

Retained earnings                                                   1,639,250         841,250
                                                                ---------------------------------
                                                                    5,600,300       4,802,350
                                                                ---------------------------------
                                                                $   5,610,800   $   4,812,850
                                                                =================================


WAKE FOREST FEDERAL SAVINGS & LOAN ASSOCIATION

NOTES TO FINANCIAL STATEMENTS



                         CONDENSED STATEMENTS OF INCOME
                 FOR THE YEARS ENDED SEPTEMBER 30, 1998 AND 1997


                                                           1998             1997
                                                    ---------------------------------
Interest income                                     $      19,650     $       8,700

Dividend income, Wake Forest Federal                      292,100           222,250

Equity in earnings of Wake Forest Federal                 565,550           485,850

Accounting and tax expense                                (12,700)          (22,700)

Attorney Fees                                             (21,100)          (14,150)

Director's fees                                           (43,500)          (13,200)

Exam Expense                                               (1,450)             --

Franchise Tax                                                (550)             --
                                                    ---------------------------------
                                                          798,000           666,750
                                                    ---------------------------------



WAKE FOREST FEDERAL SAVINGS & LOAN ASSOCIATION

NOTES TO FINANCIAL STATEMENTS


NOTE 14.     MUTUAL HOLDING COMPANY DATA (CONTINUED)

                       CONDENSED STATEMENTS OF CASH FLOWS
                 FOR THE YEARS ENDED SEPTEMBER 30, 1998 AND 1997

                                                                     1998             1997
                                                               --------------------------------
Cash Flows from Operating Activities:

Net income                                                     $     798,000    $     666,750

Noncash income items:

Equity in earnings of Wake Forest Federal                           (565,600)        (485,850)

Change in assets and liabilities:

(Increase) in accrued dividends receivable                           (12,700)         (19,050)

Decrease/(Increase) in income tax refund receivable                    7,800           (7,800)

Increase in accounts payable                                                            9,400
                                                               --------------------------------
Net cash provided by operating activities                            227,500          163,450

Cash - beginning                                                     299,400          135,950
                                                               --------------------------------
Cash - ending                                                  $     526,900    $     299,400
                                                               ================================


WAKE FOREST FEDERAL SAVINGS & LOAN ASSOCIATION

NOTES TO FINANCIAL STATEMENTS

NOTE 15. SUBSEQUENT EVENT

On November 16, 1998, the Board of Directors approved an Agreement and Plan of Reorganization (the Plan of Reorganization). The Plan of Reorganization provides for the establishment of Wake Forest Bancshares, Inc. (the Stock Holding Company) as a stock holding company parent of the Association, which stock holding company will be majority owned by Wake Forest Bancorp, MHC (the MHC), the Association's mutual holding company. The reorganization into the "two-tier" mutual holding company structure (the Reorganization) under the Plan of Reorganization is also subject to approval by stockholders of the Association and by regulatory authorities.

In the Reorganization, each outstanding share of Association Common Stock will be converted into one share of common stock, par value $.01 per share, of the Stock Holding Company (Holding Company Common Stock) and the holders of Association Common Stock will become the holders of all of the outstanding Holding Company Common Stock. Accordingly, as a result of the Reorganization, the Association's minority shareholders will become minority shareholders of the Stock Holding Company. The Stock Holding Company was incorporated solely for the purpose of becoming a savings and loan holding company and has no prior operating history. The Reorganization will have no impact on the operations of the Association or the MHC. The Association will continue its operations at the same locations, with the same management, and subject to all the rights, obligations and liabilities of the Association existing immediately prior to the Reorganization.

The Board of Directors of the Association presently intends to capitalize the Stock Holding Company with up to $100,000. Future capitalization of the Stock Holding Company will depend upon dividends declared by the Association based on future earnings, or the raising of additional capital by the Stock Holding Company through a future issuance of securities, debt or by other means. The Board of Directors of the Stock Holding Company has no present plans or intentions with respect to any future issuance of securities or debt at this time. Furthermore, as long as it is in existence, the MHC must own at least a majority of the Stock Holding Company's outstanding voting stock.

WAKE FOREST FEDERAL SAVINGS & LOAN ASSOCIATION

NOTES TO FINANCIAL STATEMENTS

NOTE 15. SUBSEQUENT EVENT (CONTINUED)

The Reorganization will be treated similar to a pooling of interests for accounting purposes. Therefore, the consolidated capitalization, assets, liabilities, income and financial statements of the Stock Holding Company immediately following the Reorganization will be substantially the same as those of the Association immediately prior to consummation of the Reorganization, all of which will be shown on the Stock Holding Company's books at their historical recorded values.

                            COMMON STOCK INFORMATION

The Association's stock began trading on April 3, 1996. There are 1,215,862 shares of common stock outstanding of which approximately 44% were held by 252 stockholders of record on September 30, 1998. The MHC, ESOP and RRP Trust hold approximately 56%. There is no established market for the stock, excluding occasional quotations, although the stock is quoted on the OTC Electronic Bulletin Board under the symbol "WAKE." The table below reflects the stock trading and dividend payment frequency of the Association for the years ended September 30, 1998 and 1997, based upon information provided to management of the Association by certain securities firms effecting transactions in the Association's stock on an agency basis.

                                                      STOCK PRICE
                                           ---------------------------------
                            DIVIDENDS           HIGH              LOW
                          ---------------  ---------------   ---------------
1998:

First Quarter           $           0.10  $        23 1/2  $         19 1/4

Second Quarter                      0.12           23 1/2            20 5/8

Third Quarter                       0.12           23 1/4            18

Fourth Quarter                      0.12           21 1/2            13



1997:

First Quarter           $           0.07  $        14      $         12 1/2

Second Quarter                      0.08           14 1/4            12 3/4

Third Quarter                       0.10           15                13 1/2

Fourth Quarter                      0.10           20                14 3/8

                              CORPORATE INFORMATION

                               EXECUTIVE OFFICERS
   Anna O. Sumerlin                                               Carlton Chappell
  President and CEO                                          Vice President/Secretary -
                                                                     Treasurer
                                    DIRECTORS

     Howard Brown               R. W. Wilkinson III                 John D. Lyon
Chairman of the Board        Vice Chairman of the Board

  Rodney M. Privette              Anna O. Sumerlin              Harold R. Washington

    Paul Brixhoff                Leelan A. Woodlief              William S. Wooten




 STOCK TRANSFER AGENT                       ANNUAL MEETING

 ChaseMellon Shareholder Services           The 1998 annual meeting of stockholders of
 450 W. 33rd St.  15th Floor                Wake Forest Federal Savings & Loan Association
 New York, NY  10001                        will  be held at  2:00  pm on  February  23,  1999 at
                                            the Wake Forest Police and Justice Center at
 SPECIAL LEGAL COUNSEL                      401 Elm Ave, Wake Forest, NC.

 Thacher, Proffitt & Wood                   FORM 10-K
 1500 K Street N.W.                         A copy of Form 10-KSB as filed with the Office
 Washington, DC 20005                       of Thrift Supervision  will be furnished without
 INDEPENDENT AUDITORS                       charge to stockholders upon written request to
                                            Wake Forest Federal  Savings & Loan Association
 McGladrey & Pullen, LLP                    PO Box 1167, Wake Forest, N.C. 27588
 2418 Blue Ridge Road
 PO Box 10366                               CORPORATE OFFICE:
 Raleigh, N.C. 27605
                                            302 S. Brooks St.
                                            Wake Forest, N.C.,  27587

                                       55

                                PROXY STATEMENT
                                 EXHIBIT 99 TO
                                  EXHIBIT 99.1


                                                                January 21, 1999

Dear Shareholder:

         You are cordially invited to attend the 1999 Annual Meeting of Shareholders (the "Annual Meeting") of Wake Forest Federal Savings & Loan Association (the "Association"), which will be held on February 23, 1999 at 2:00 p.m., local time, at the Wake Forest Police and Justice Center, 401 Elm Avenue, Wake Forest, North Carolina.

         The attached Notice of the 1999 Annual Meeting of Shareholders and Proxy Statement describe the formal business to be transacted at the Annual Meeting. Directors and officers of the Association, as well as a representative of McGladrey & Pullen, LLP, the accounting firm appointed by the Board of Directors to be the Association's independent auditors for the fiscal year ending September 30, 1999, will be present at the Annual Meeting to respond to appropriate questions.

         The Board of Directors of the Association has determined that an affirmative vote on each matter to be considered at the Annual Meeting is in the best interests of the Association and its shareholders and unanimously recommends a vote "FOR" each of these matters.

         Please complete, sign and return the enclosed proxy card promptly whether or not you plan to attend the Annual Meeting. YOUR VOTE IS IMPORTANT REGARDLESS OF THE NUMBER OF SHARES YOU OWN. VOTING BY PROXY WILL NOT PREVENT YOU FROM VOTING IN PERSON AT THE ANNUAL MEETING, BUT WILL ASSURE THAT YOUR VOTE IS COUNTED IF YOU ARE UNABLE TO ATTEND. IF YOU ARE A SHAREHOLDER WHOSE SHARES ARE NOT REGISTERED IN YOUR OWN NAME, YOU WILL NEED ADDITIONAL DOCUMENTATION FROM YOUR RECORD HOLDER TO ATTEND AND TO VOTE PERSONALLY AT THE ANNUAL MEETING. EXAMPLES OF SUCH DOCUMENTATION INCLUDE A BROKER'S STATEMENT, LETTER OR OTHER DOCUMENT CONFIRMING YOUR OWNERSHIP OF SHARES OF THE ASSOCIATION.

         On behalf of the Board of Directors and the employees of Wake Forest Federal Savings & Loan Association, we thank you for your continued support.

                                           Sincerely yours,




                                           Anna O. Sumerlin
                                           PRESIDENT AND CHIEF EXECUTIVE OFFICER

                 WAKE FOREST FEDERAL SAVINGS & LOAN ASSOCIATION
                       302 S. BROOKS STREET, P.O. BOX 707

                     WAKE FOREST, NORTH CAROLINA 27588-0707

                                 (919) 556-5146

                NOTICE OF THE 1999 ANNUAL MEETING OF SHAREHOLDERS

                         TO BE HELD ON FEBRUARY 23, 1999

         NOTICE IS HEREBY GIVEN that the 1999 Annual Meeting of Shareholders of Wake Forest Federal Savings & Loan Association (the "Association") will be held at the Wake Forest Police and Justice Center, 401 Elm Avenue, Wake Forest, North Carolina, on February 23, 1999 at 2:00 p.m., local time, to consider and vote upon the:

          1.   Election of two directors for terms of three years each;

          2. Approval of the Agreement and Plan of Reorganization (the "Plan of Reorganization") providing for the establishment of Wake Forest Bancshares, Inc. (the "Stock Holding Company") as a stock holding company parent of the Association which stock holding company will be majority owned by Wake Forest Bancorp, M.H.C. (the "MHC"), the Association's mutual holding company. Pursuant to the Plan of Reorganization: (i) the Association will become a wholly owned subsidiary of the Stock Holding Company which will become a majority owned subsidiary of the MHC, and (ii) each outstanding share of common stock, par value $.01 per share, of the Association will be converted into one share of common stock, par value $.01 per share, of the Stock Holding Company;

          3. Ratification of the appointment of McGladrey & Pullen, LLP as independent auditors for the fiscal year ending September 30, 1999; and

          4. Authorization of the Board of Directors, in its discretion, to direct the vote of proxies upon such matters as may properly come before the Annual Meeting, and any adjournment or postponement thereof, including, without limitation, a motion to adjourn the Annual Meeting. Please note that the Association is not aware of any such business.

         The Board of Directors has fixed December 29, 1998 as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting and any adjournment or postponement thereof. Only shareholders of record at the close of business on that date will be entitled to notice of and to vote at the Annual Meeting and any adjournment or postponement thereof.

                                             By Order of the Board of Directors,

                                             Carlton E. Chappell
Wake Forest, North Carolina                  VICE PRESIDENT, SECRETARY
January 21, 1999                               AND TREASURER


--------------------------------------------------------------------------------

         YOU ARE CORDIALLY INVITED TO ATTEND THE ANNUAL MEETING. IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED REGARDLESS OF THE NUMBER OF SHARES YOU OWN. THE BOARD OF DIRECTORS URGES YOU TO SIGN, DATE AND MARK THE ENCLOSED PROXY CARD PROMPTLY AND RETURN IT IN THE ENCLOSED ENVELOPE. RETURNING THE PROXY CARD WILL NOT PREVENT YOU FROM VOTING IN PERSON IF YOU ATTEND THE ANNUAL MEETING.

--------------------------------------------------------------------------------

                                TABLE OF CONTENTS

                                                                                                       PAGE


GENERAL INFORMATION......................................................................................1
         General.........................................................................................1
         Summary of Proposals............................................................................1
         Record Date and Voting Rights...................................................................3
         Vote Required...................................................................................4
         Vote by MHC.....................................................................................4
         Revocability of Proxies.........................................................................4
         Solicitation of Proxies.........................................................................4

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT...........................................5
         Principal Shareholders of the Association.......................................................5
         Security Ownership of Management................................................................6

MARKET FOR THE COMMON STOCK..............................................................................7

DIVIDEND POLICY..........................................................................................7

PROPOSAL 1 - ELECTION OF DIRECTORS.......................................................................8
         General.........................................................................................8
         Vote Required...................................................................................8
         Information as to Nominees and Continuing Directors.............................................8
         Nominees for Election as Director...............................................................9
         Continuing Directors............................................................................9
         Meetings and Committees of the Board of Directors of the Association...........................10
         Executive Officers.............................................................................11

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS........................................................12
         Directors' Compensation........................................................................12
         Executive Compensation.........................................................................13
         Employment Agreements..........................................................................13
         Benefits.......................................................................................14
         Stock Options .................................................................................16
         Transactions with Certain Related Persons......................................................17
         Section 16(a) Beneficial Ownership Reporting Compliance........................................17

PROPOSAL 2 - AGREEMENT AND PLAN OF REORGANIZATION.......................................................18
         General........................................................................................18
         Reasons for and Risks of the Reorganization....................................................18
         OTS Approval Process...........................................................................20
         Plan of Reorganization.........................................................................20
         Effective Date.................................................................................22
         Optional Exchange of Stock Certificates........................................................22
         Rights of Dissenting Shareholders..............................................................22
         Tax Consequences...............................................................................23



Consequences Under Federal Securities Laws.....................................................24
Conditions to the Reorganization...............................................................24
Amendment, Termination or Waiver...............................................................24
Business of the Association....................................................................25
Business of the Stock Holding Company..........................................................25
Management of the Stock Holding Company........................................................26
Comparison of Shareholder Rights and Certain Anti-Takeover Provisions..........................27
Regulation of the Stock Holding Company........................................................30
Description of Capital Stock of The Stock Holding Company......................................32
Common Stock...................................................................................32
Preferred Stock................................................................................33
Accounting Treatment...........................................................................33
Vote Required..................................................................................33
Recommendation.................................................................................34

PROPOSAL 3 - RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS...............................35
         General...............................................................................35
         Vote Required.........................................................................35

PROPOSAL 4 - AUTHORIZATION OF THE BOARD OF DIRECTORS TO DIRECT THE VOTE  UPON
         OTHER MATTERS.........................................................................36
         General...............................................................................36
         Vote Required.........................................................................36

ADDITIONAL INFORMATION.........................................................................37
         Notice of Business to be Conducted at Annual Meeting..................................37
         Date for Submission of Shareholder Proposals..........................................37

AVAILABLE INFORMATION..........................................................................37

FINANCIAL INFORMATION..........................................................................38

LEGAL MATTERS..................................................................................38

OTHER MATTERS..................................................................................38

EXHIBITS

A.       Agreement and Plan of Reorganization
B.       Charter of Wake Forest Bancshares, Inc.
C.       Bylaws of Wake Forest Bancshares, Inc.
D.       Section 552.14 of OTS Regulations

                 WAKE FOREST FEDERAL SAVINGS & LOAN ASSOCIATION

                             PROXY STATEMENT FOR THE
                       1999 ANNUAL MEETING OF SHAREHOLDERS

                         TO BE HELD ON FEBRUARY 23, 1999

                               GENERAL INFORMATION

GENERAL

         This Proxy Statement/Prospectus and accompanying proxy card are being furnished to the shareholders of Wake Forest Federal Savings & Loan Association (the "Association") in connection with the solicitation of proxies by the Board of Directors of the Association from holders of the shares of the Association's issued and outstanding common stock, par value $.01 per share (the "Common Stock"), as of the close of business on December 29, 1998 (the "Record Date"), for use at the 1999 Annual Meeting of Shareholders of the Association (the "Annual Meeting") to be held on February 23, 1999 at the Wake Forest Police and Justice Center, 401 Elm Avenue, Wake Forest, North Carolina, at 2:00 p.m., local time and at any adjournment or postponement thereof. This Proxy Statement/Prospectus, together with the enclosed proxy card, is first being mailed to shareholders on or about January 21, 1999.

         On April 3, 1996, the Association completed its reorganization into the mutual holding company form (the "MHC Reorganization") and offering of shares of its Common Stock (the "Offering"). As a result of the MHC Reorganization, the Association became a stock savings and loan association and Wake Forest Bancorp, M.H.C. (the "MHC") was issued 635,000 shares of Common Stock which as of the Record Date constituted approximately 52% of the total issued and outstanding shares of the Association.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION, THE OFFICE OF THRIFT SUPERVISION, NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR DETERMINED IF THIS PROXY STATEMENT/PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THE SHARES OF COMMON STOCK OFFERED HEREBY ARE NOT SAVINGS ACCOUNTS, DEPOSITS, OR OTHER OBLIGATIONS OF A BANK OR SAVINGS ASSOCIATION AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENT AGENCY. THESE SHARES ARE SUBJECT TO INVESTMENT RISKS, INCLUDING POSSIBLE LOSS OF INVESTMENT.

SUMMARY OF PROPOSALS

         At the Annual Meeting, in addition to the election of directors, shareholders of the Association are being asked to approve the Agreement and Plan of Reorganization providing for the establishment of an interim stock holding company and to ratify the appointment of McGladrey and Pullen, LLP as independent auditors for the fiscal year ending September 30, 1999. These proposals and the potential effects on the shareholders of the Association are summarized below.

         APPROVAL OF AGREEMENT AND PLAN OF REORGANIZATION. The reorganization into the two-tier mutual holding company structure (the "Reorganization") will be accomplished under the Plan of Reorganization, which was unanimously approved by the Board of Directors on November 16, 1998. Pursuant to the Plan of Reorganization, the Association will become a wholly owned subsidiary of Wake Forest Bancshares, Inc. (the "Stock Holding Company"), a newly formed stock corporation which will be majority owned by the MHC. In the Reorganization, each outstanding share of the Association's Common Stock will be converted into one share of common stock, par value $.01 per share, of the Stock Holding Company ("Holding Company Common Stock") and the holders of the Association's Common Stock will become the holders of all of the outstanding Holding Company Common Stock. Accordingly, as a result of the Reorganization, the Association's Minority Shareholders (as defined below) will become minority shareholders of the Stock Holding Company and the balance of the issued and outstanding shares of the Stock Holding Company will be owned by the MHC. The Stock Holding Company will be incorporated solely for the purpose of becoming a savings and loan holding company and has no prior operating history. The Reorganization will have no impact on the operations of the Association or the MHC. The Association will continue its operations at the same locations, with the same management, and subject to all the rights, obligations and liabilities of the Association existing immediately prior to the Reorganization.

         The Board of Directors of the Association believes that the formation of the Stock Holding Company as a subsidiary of the MHC will be in the best interests of shareholders and will offer greater operating flexibility than is currently available to the Association in its existing mutual holding company structure. More specifically, the Board of Directors of the Association believes that the formation of the Stock Holding Company will provide the Association with an enhanced ability to invest in other financial institutions or business enterprises, facilitate mergers and acquisitions and provide the ability to engage in stock repurchases. See "Proposal 2 - Agreement and Plan of Reorganization - Reasons for and Risks of the Reorganization."

         As a result of the Reorganization, holders of the Association's Common Stock, whose rights are presently governed by federal law and the OTS's Rules and Regulations as well as by the Charter and Bylaws of the Association, will become shareholders of the Stock Holding Company, a federally chartered corporation. Accordingly, their rights will also be governed by federal law and the OTS's Rules and Regulations, as well as by the Charter and Bylaws of the Stock Holding Company, and any conditions set forth in the OTS order approving the Reorganization. See "Proposal 2 - Agreement and Plan of Reorganization - OTS Policy and the Notice of Proposed Rulemaking." Management believes that the Stock Holding Company will generally be subject to the same corporate governance regulations as those to which the Association is subject.

         A number of provisions in the Charter and Bylaws of the Association and the Stock Holding Company deal with matters of corporate governance and certain rights of shareholders. Provisions in the Stock Holding Company's Charter and Bylaws relating to the calling of a special meeting of shareholders, nomination of directors and new business provisions, removal of directors, cumulative voting for the election of directors, staggered directors' terms, the amendment of the Stock Holding Company's Charter and Bylaws, and certain statutory provisions relating to stock ownership and transfer, may make it difficult for shareholders to influence the Stock Holding Company or the Association or replace all of incumbent management even if the MHC is no longer in existence. In addition, certain provisions of the Charter and Bylaws of the Association and the Stock Holding Company that are not identical and certain other statutory and regulatory provisions might be deemed to have potential antitakeover effects. A vote in favor of the Agreement and Plan of Reorganization also includes a vote in favor of the Charter and Bylaws of the Stock

Holding Company which include certain anti-takeover provisions. For a summary of these provisions and their potential effects on shareholders, see "Proposal 2 - Agreement and Plan of Reorganization - Comparison of Shareholder Rights and Certain Anti-Takeover Provisions."

         RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS. The Board of Directors has appointed the firm of McGladrey & Pullen, LLP to act as independent auditors for the Association for the fiscal year ending September 30, 1999, subject to ratification by the Association's shareholders. A representative of McGladrey & Pullen, LLP is expected to be present at the Annual Meeting and will be given an opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions. No determination has been made as to what action the Board of Directors would take if the shareholders do not ratify the appointment. See "Proposal 3 - Ratification of Appointment of Independent Auditors."

         AUTHORIZATION OF THE BOARD OF DIRECTORS, IN ITS DISCRETION, TO DIRECT THE VOTE UPON OTHER MATTERS. The Board of Directors is not aware of any other business that may properly come before the Annual Meeting. The Board seeks the authorization of the shareholders of the Association, in the event matters properly come before the meeting, including, but not limited to, the consideration of whether to adjourn the Annual Meeting once called to order and to direct the manner in which those shares represented at the Annual Meeting by proxies solicited pursuant to this Proxy Statement/Prospectus shall be voted. A vote in favor of proposal 4 is a vote to allow the directors of the Association to adjourn the Annual Meeting in order to solicit additional shareholder votes in favor of these proposals, or for other reasons. As to all such matters, the Board intends that it would direct the voting of such shares in the manner determined by the Board, in its discretion, and in the exercise of its duties and responsibilities, to be in the best interests of the Association and its shareholders, taken as a whole.

RECORD DATE AND VOTING RIGHTS

         The Board of Directors of the Association has fixed the close of business on December 29, 1998 as the record date for the determination of the Association's shareholders entitled to notice of and to vote at the Annual Meeting. Accordingly, only holders of record of shares of Common Stock at the close of business on such date will be entitled to vote at the Annual Meeting. On the Record Date, there were 1,215,862 shares of Common Stock issued and outstanding, of which 580,862 shares of Common Stock were held by persons other than the MHC (the "Minority Shareholders"). The presence, in person or by proxy, of the holders of at least a majority of the total number of outstanding shares of Common Stock entitled to vote at the Annual Meeting is necessary to constitute a quorum thereat.

         Each holder of shares of Common Stock outstanding on the Record Date will be entitled to one vote for each share held of record (other than Excess Shares as defined below) at the Annual Meeting and at any adjournment or postponement thereof. As provided in the Association's Federal Stock Charter, record holders of Common Stock who beneficially own in excess of 10% of the outstanding shares of Common Stock ("Excess Shares") shall not be entitled to vote Excess Shares. A person or entity is deemed to beneficially own shares owned by an affiliate or associate as well as by persons acting in concert with such person or entity.

         All properly executed proxies received by the Association will be voted in accordance with the instructions indicated thereon. IF NO INSTRUCTIONS ARE GIVEN, EXECUTED PROXIES WILL BE VOTED FOR ELECTION OF EACH OF THE TWO NOMINEES FOR DIRECTOR, AND FOR EACH OTHER PROPOSAL IDENTIFIED IN THE NOTICE OF THE 1999 ANNUAL MEETING OF SHAREHOLDERS. Management is not aware of any matters other than those set forth in the Notice of the 1999 Annual Meeting of Shareholders that may be brought before the Annual Meeting. If any other matters properly come before the Annual Meeting, the persons named in the accompanying proxy card will vote the shares represented by all properly executed proxies on such matters in such manner as shall be determined by a majority of the Board of Directors of the Association.

         IF YOU ARE A SHAREHOLDER WHOSE SHARES ARE NOT REGISTERED IN YOUR OWN NAME, YOU WILL NEED APPROPRIATE DOCUMENTATION FROM YOUR SHAREHOLDER OF RECORD TO VOTE PERSONALLY AT THE ANNUAL MEETING. Examples of such documentation would include a broker's statement, letter or other document that will confirm your ownership of shares of the Association.

VOTE REQUIRED

         Directors are elected by a plurality of the votes cast with a quorum present. The affirmative vote of the holders of a majority of the total outstanding shares of Common Stock is required for the approval of the Agreement and Plan of Reorganization providing for the establishment of Wake Forest Bancshares, Inc. as a stock holding company parent of the Association ("Plan of Reorganization"). The affirmative vote of the holders of a majority of the total votes present in person or by proxy at the Annual Meeting is required to ratify the appointment of the independent auditors. See "--Voted Required" set forth in the discussion of each proposal.

VOTE BY MHC

         As indicated above and under "Security Ownership of Certain Beneficial Owners and Management," the MHC owns approximately 52% of the shares of Common Stock entitled to vote at the Annual Meeting. The MHC has indicated to the Association that it intends to vote such shares of Common Stock FOR the election of the Association's nominees for director, FOR the approval of the Plan of Reorganization and FOR the ratification of the appointment of the independent auditors thereby ensuring a quorum at the Annual Meeting, and the likelihood of the election of such nominees, the approval of the Plan of Reorganization and the ratification of the appointment of the independent auditors.

REVOCABILITY OF PROXIES

         A proxy may be revoked at any time before it is voted by filing a written revocation of the proxy with the Secretary of the Association or by submitting a duly executed proxy bearing a later date. A proxy also may be revoked by attending and voting at the Annual Meeting or any adjournment or postponement thereof, if a written revocation is filed with the Secretary of the Annual Meeting prior to the voting of such proxy.

SOLICITATION OF PROXIES

         The Association will bear the costs of soliciting proxies from its shareholders. In addition to the use of mail, proxies may be solicited by officers, directors or employees of the Association, by telephone or through other forms of communication. The Association will also request persons, firms and corporations holding shares in their names or in the name of their nominees, which are beneficially owned by others, to send proxy materials to and obtain proxies from such beneficial owners, and will reimburse such holders for reasonable expenses incurred in connection therewith.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

PRINCIPAL SHAREHOLDERS OF THE ASSOCIATION

         The following table sets forth, as of December 29, 1998, the record date ("Record Date") certain information as to Common Stock beneficially owned by persons owning in excess of 5% of the outstanding shares of Common Stock of the Association. Management knows of no person, except as listed below, who beneficially owned more than 5% of the Association's outstanding shares of Common Stock as of the Record Date. Except as otherwise indicated, the information provided in the following table was obtained from filings with the Office of Thrift Supervision (the "OTS") and with the Association pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Addresses provided are those listed in the filings as the address of the person authorized to receive notices and communications. For purposes of the table below and the table set forth under "Security Ownership of Management," in accordance with Rule 13d-3 under the Exchange Act, a person is deemed to be the beneficial owner, for purposes of this table, of any shares of Common Stock (1) over which he has or shares, directly or indirectly, voting or investment power, or (2) of which he has the right to acquire beneficial ownership at any time within 60 days after the Record Date. As used herein, "voting power" is the power to vote or direct the voting of shares and "investment power" includes the power to dispose or direct the disposition of such shares.

                NAME AND ADDRESS OF                          AMOUNT AND NATURE OF
                  BENEFICIAL OWNER                           BENEFICIAL OWNERSHIP                      PERCENT
                --------------------                         --------------------                --------------------
Wake Forest Bancorp, M.H.C.                                         635,000                             52.2%
302 S. Brooks Street, P.O. Box 707
Wake Forest, North Carolina 27588-0707


SECURITY OWNERSHIP OF MANAGEMENT

         The following table sets forth information with respect to the shares of Common Stock beneficially owned by each director of the Association, by each named executive officer of the Association identified in the Summary Compensation Table included elsewhere herein, and all directors and executive officers of the Association as a group as of the Record Date. Except as otherwise indicated, each person and each group shown in the table has sole voting and investment power with respect to the shares of Common Stock indicated.

                                                                         AMOUNT AND NATURE               PERCENT OF
                                        POSITION WITH                      OF BENEFICIAL                COMMON STOCK
            NAME                       THE ASSOCIATION                    OWNERSHIP(1)(2)                OUTSTANDING
      ---------------                  ---------------                    ---------------              ---------------
Anna O. Sumerlin               Director, President and Chief                 23,034(3)                       1.89%
                               Executive Officer
Paul K. Brixhoff               Director                                       6,308(4)                         *
John D. Lyon                   Director                                      15,103(5)                       1.24%
Harold R. Washington           Director                                       2,808(6                          *
R.W. Wilkinson, III            Director and Vice-Chairman                     5,808(7)                         *
William S. Wooten              Director                                       1,325                            *
Howard L. Brown                Director, Chairman of                          6,308(8)                         *
                               the Board

Leelan A. Woodlief             Director                                       4,308(9)                         *
Rodney M. Privette             Director                                         100                            *
All directors and executive officers as a group (10) persons                 91,592                          7.53%

---------------------
* Less than one percent.

(1) See "Principal Shareholders of the Association" for a definition of "beneficial ownership." All persons shown in the above table have sole voting and investment power, except as otherwise indicated.

(2) The figures shown for Ms. Sumerlin do not include 26,490 shares held in trust pursuant to the Employee Stock Ownership Plan of Wake Forest Federal Savings & Loan Association ("ESOP") that have not been allocated to any individual's account and as to which Ms. Sumerlin shares voting power with other ESOP participants and the Association's Compensation Committee (consisting of Messrs. Woodlief, Brown and Wilkinson (the "ESOP Committee"). The figure shown for all directors and executive officers as a group includes such 26,490 shares as to which the members of the ESOP Committee may be deemed to have sole investment power, except in limited circumstances, thereby causing each Committee member to be deemed a beneficial owner of such shares. Each of the members of the ESOP Committee disclaims beneficial ownership of such shares and, accordingly, such shares are not attributed to the members of the ESOP Committee individually. See "Compensation of Directors and Executive Officers-- Benefits-- Employee Stock Ownership Plan and Trust." (3) Includes 8,495 shares as to which Ms. Sumerlin may be deemed to share voting and investment power; includes options to purchase 5,400 shares of Common Stock at $12.75 per share option plan granted under the Wake Forest Savings & Loan Association 1997 Stock Option Plan ("Option Plan"); includes 2,226 shares of Common Stock granted under the Wake Forest Savings & Loan Association 1997 Recognition and Retention Plan ("RRP"); includes 4,782 shares of Common Stock allocated to Ms. Sumerlin under the ESOP as to which she has voting power, but no investment power except in limited circumstances; includes 2,181 shares of Common Stock held in Ms. Sumerlin's IRA account.

(4) Includes options to purchase 926 shares of Common Stock at $12.75 per share option plan granted under the Wake Forest Savings & Loan Association 1997 Stock Option Plan ("Option Plan") and 382 shares of Common Stock granted under the RRP.

                                         (footnotes continued on following page)

(5) Includes 7,095 shares as to which Mr. Lyon may be deemed to share voting and investment power; includes options to purchase 926 shares of Common Stock at $12.75 per share granted under the Option Plan and 382 shares of Common Stock granted under the RRP.

(6) Includes options to purchase 926 shares of Common Stock at $12.75 per share granted under the Option Plan and 382 shares of Common Stock granted under the RRP. (7) Includes 900 shares as to which Mr. Wilkinson may be deemed to share voting and investment power; includes options to purchase 926 shares of Common Stock at $12.75 per share granted under the Option Plan and 382 shares of Common Stock granted under the RRP.

(8) Includes options to purchase 926 shares of Common Stock at $12.75 per share granted under the Option Plan and 382 shares of Common Stock granted under the RRP. (9) Includes options to purchase 926 shares of Common Stock at $12.75 per share granted under the Option Plan and 382 shares of Common Stock granted under the RRP.


                           MARKET FOR THE COMMON STOCK

The Association had 1,215,862 shares of common stock outstanding at the Record Date, of which 539,662 shares were held by 252 holders of record. The MHC and ESOP hold the remaining 676,200 shares There is no established market for the Association's common stock, excluding occasional quotations, although the Association's common stock is quoted on the OTC Electronic Bulletin Board under the symbol "WAKE." The table below reflects the stock trading and dividend payment frequency of the Association for the years ended September 30, 1998 and 1997. Stock prices reflect bid prices between broker-dealers, prior to any markups, markdowns or commissions, is based upon information provided to management of the Association by certain securities firms effecting transactions in the Association's stock on an ongoing basis, and may not necessarily represent actual transactions.

                                                                                STOCK PRICE

                                                           ---------------------------------------------

            QUARTER ENDED                   DIVIDENDS              HIGH                      LOW

--------------------------------------------------------------------------------------------------------

September 30, 1998...................         $0.12              $21 1/2                     $13
June 30, 1998........................          0.12               23 1/4                      18
March 31, 1998.......................          0.12               23 1/2                      20 5/8
December 31, 1997....................          0.10               23 1/2                      19 1/4
September 30, 1997...................          0.10               20                          14 3/8
June 30, 1997........................          0.10               15                          13 1/2
March 31, 1997.......................          0.08               14 1/4                      12 3/4
December 31, 1996....................          0.07               14                          12 1/2


                                 DIVIDEND POLICY

The Association has paid quarterly cash dividends every quarter since the completion of the MHC Reorganization and minority stock offering in April 1996. It is the intention of the Stock Holding Company to continue to pay cash dividends. Dividends paid by the Stock Holding Company will be determined by the Stock Holding Company's Board of Directors and will be based upon its consolidated financial condition, results of operations, tax considerations, economic conditions, regulatory restrictions which affect the payment of dividends by the Association to the Stock Holding Company, and other factors. There can be no assurance that dividends will be paid on the Common Stock or that, if paid, such dividends will not be reduced or eliminated in the future. See "Proposal 2 -- Approval of the Agreement and Plan of Reorganization -- Comparison of Shareholder Rights and Certain Anti-Takeover Provisions -- Payment of

Dividends"   for   information   regarding   regulatory   restrictions   on  the
Association's ability to pay dividends or make cash contributions to the Stock Holding Company.

     The MHC may elect to waive the right to receive all dividends paid by the Association, OTS regulations require the MHC to notify the OTS of any proposed waiver of the right to receive dividends, and the right to waive any such dividend is subject to non-objection by the OTS. The MHC has not waived the right to receive any dividends paid by the Association thus far, although it determines whether to do so on a quarterly basis and may elect to waive dividends in the future.

                     --------------------------------------

                                   PROPOSAL 1

                              ELECTION OF DIRECTORS

                     --------------------------------------

GENERAL

         The Federal Stock Charter and Bylaws of the Association provide for the election of directors by the shareholders. For this purpose, the Board of Directors of the Association is divided into three classes, as nearly equal in number as possible. The terms of office of the members of one class expire, and a successor class is to be elected, at each annual meeting of shareholders. There are currently nine directors of the Association.

         The terms of two directors expire at the Annual Meeting. Each of the two incumbent directors, R. W. Wilkinson, III and Howard L. Brown has been nominated by the Nominating Committee of the Board of Directors to be re-elected at the Annual Meeting for a three-year term expiring at the annual meeting of shareholders to be held in 2002, or when their successors are otherwise duly elected and qualified. The terms of the remaining two classes of directors expire at the annual meetings of shareholders to be held in 2000 and 2001, respectively, or when their successors are otherwise duly elected and qualified. Each nominee has consented to being named in this Proxy Statement and to serve if elected.

         In the event that any nominee for election as a director at the Annual Meeting is unable or declines to serve, which the Board of Directors has no reason to expect, the persons named in the Proxy Card will vote with respect to a substitute nominee designated by the present Board of Directors.

VOTE REQUIRED

         Directors are elected by a plurality of the votes cast in person or by proxy at the Annual Meeting. The holders of Common Stock may not vote their shares cumulatively for the election of directors. Shares underlying broker non-votes will not be counted as having been voted in person or by proxy and will have no effect on the election of directors. The MHC intends to vote for the election of the Association's nominees for director thereby ensuring a quorum and the likelihood of the election of such nominees.

INFORMATION AS TO NOMINEES AND CONTINUING DIRECTORS

         The following table sets forth certain information with respect to each nominee for election as a director and each director whose term does not expire at the Annual Meeting ("Continuing Director"). There are no arrangements or understandings between the Association and any director or nominee pursuant to which such person was elected or nominated to be a director of the Association. For information with respect to security ownership of directors, see "Security Ownership of Certain Beneficial Owners and Management -- Security Ownership of Management."

                                                         DIRECTOR           TERM                 POSITION(S) HELD WITH THE
NOMINEES                                 AGE(1)           SINCE            EXPIRES                      ASSOCIATION
--------                              -----------      -----------       -----------                    -----------
Howard L. Brown...............            71               1986              1999                   Director and Chairman
                                                                                                    of the Board
R.W. Wilkinson, III...........            70               1992              1999                   Director and Vice-
                                                                                                     Chairman

CONTINUING DIRECTORS
--------------------
Anna O. Sumerlin..............            52               1993              2000                   Director, President and
                                                                                                    Chief Executive Officer
Paul K. Brixhoff..............            77               1970              2000                   Director
Harold R. Washington..........            73               1969              2000                   Director
Leelan A. Woodlief............            72               1988              2001                   Director
John D. Lyon..................            61               1988              2001                   Director
William S. Wooten.............            41               1997              2001                   Director
Rodney M. Privette............            43               1997              2001                   Director


---------------------
(1)      As of the Record Date.

         The principal occupation and business experience of each nominee for election as director and each Continuing Director are set forth below. Unless otherwise indicated, each of the following persons has held his present position for the last five years.

NOMINEES FOR ELECTION AS DIRECTOR

         HOWARD L. BROWN has served as Chairman of the Board of Directors since 1996 and as a Director of the Association since 1986. He served as Vice Chairman of the Board of Directors from 1992 to 1996. Mr. Brown is the former owner of an oil distribution company and has been retired since 1988.

         R.W. WILKINSON, III has served as a Director of the Association since 1992. From 1979 to 1988, he served as Managing Officer, Executive Vice President and Corporate Secretary-Treasurer and from 1963 to 1979, Mr. Wilkinson served as Assistant Manager of the Association. Mr. Wilkinson was elected Vice-Chairman of the Board of Directors of the Association in 1997.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS
VOTE "FOR" THE NOMINEES FOR ELECTION AS DIRECTORS.

CONTINUING DIRECTORS

         ANNA O. SUMERLIN has served as the Association's President and Chief Executive Officer since 1995. Prior to that, Ms. Sumerlin served as the Managing Officer, Executive Vice President, Corporate Secretary and Treasurer from 1988 to 1995 and as the Assistant Manager and Assistant Secretary-Treasurer beginning in 1979. She was elected to the Board of Directors in 1993.

         PAUL K. BRIXHOFF has served as a Director of the Association since 1970. He retired from the automotive parts supply business in 1982.

         HAROLD R. WASHINGTON has served as a Director of the Association since 1969. He is the former owner of an automobile distributorship and retired in 1980.

         JOHN D. LYON has served as a Director of the Association since 1988. He has owned an independent, state-certified appraisal company for the past four years and has owned and managed a real estate portfolio for over 26 years. Mr. Lyon also has close to 31 years of retail management experience.

         WILLIAM S. WOOTEN has served as a director of the Association since 1997. He has operated a successful dental practice in Wake Forest, North Carolina since 1982. Mr. Wooten is a life-long resident of Wake Forest, North Carolina.

         RODNEY M. PRIVETTE is President and a general agent of Privette Insurance Company in Rolesville, North Carolina. Mr. Privette specializes in life insurance, retirement planning and property and casualty insurance and has over 22 years experience in this field. Mr. Privette has served on the Rolesville Fire Department since 1975 and as Fire Chief since 1992.

         LEELAN A. WOODLIEF has served as a Director of the Association since 1988. He is in retail management and is semi-retired from Woodlief Supply Company, a farming supply store, and has over 48 years experience in the agriculture and insurance businesses.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS OF THE ASSOCIATION

         The Board of Directors meets on a monthly basis and may have additional special meetings upon the request of the Chairman of the Board. During the fiscal year ended September 30, 1998 the Board of Directors met 12 times. No current director attended fewer than 75% of the total number of Board meetings and committee meetings of which such director was a member.

         The Board of Directors of the Association has established the following committees:

         The Nominating Committee for fiscal year 1998 was chaired by Director Wilkinson, with Directors Washington and Sumerlin as members. Membership changes annually. This committee nominates candidates for Board membership. The
Nominating Committee met once in fiscal 1998. In accordance with the Association's Bylaws, no nominations for election as director, except those made by the Nominating Committee, shall be voted upon at the Annual Meeting unless properly made by a shareholder in accordance with the procedures set forth below under "Additional Information -- Notice of Business to be Conducted at Annual Meeting."

         The Compensation Committee is chaired by Director Woodlief, with Directors Brown and Wilkinson as members. This committee establishes the compensation of the Chief Executive Officer, approves the compensation of other officers and determines compensation and benefits to be paid to employees of the Association. It also sets directors' fees and bonuses. The committee met seven times in 1998 as requested by the Board of Directors. The Compensation Committee met twice in fiscal 1998. The Compensation Committee also acts as the ESOP Committee, and meets to review the Association's ESOP. The Compensation Committee is currently acting as the Option Plan Committee and the RRP Committee. Each member of the Compensation Committee is a "Disinterested Director" within the meaning of Section 162(m) of the Internal Revenue Code of 1986 (the "Code") and Rule 16b-3 promulgated under the Exchange Act.

EXECUTIVE OFFICERS

         The following individuals are executive officers of the Association and hold the offices set forth below opposite their names.


                                                          POSITION HELD WITH THE
NAME                                        AGE               ASSOCIATION
----                                       -----              -----------
Anna O. Sumerlin                             52              President and Chief
                                                             Executive Officer

Carlton E. Chappell                          67              Vice President, Secretary
                                                             and Treasurer

Robert C. White                              42              Chief Financial Officer,
                                                             Vice President


         The executive officers of the Association are elected annually and hold office until their respective successors have been elected and qualified or until death, resignation, or removal by the Board of Directors. The Association has entered into Employment Agreements with certain of its executive officers which set forth the terms of their employment. See "Compensation of Directors and Executive Officers -- Employment Agreements."

         Biographical information of the executive officers of the Association who are not directors is set forth below.

         CARLTON E. CHAPPELL has served as the Association's Vice President, Secretary and Treasurer since 1996 and as the Association's Senior Vice President since 1988. Prior to 1988, Mr. Chappell served as a Director of the Association for 15 years. Mr. Chappell has over 36 years of business sales experience.

         ROBERT C. WHITE began employment with the Association on December 1, 1998 as Chief Financial Officer and Vice President. Prior to joining the Association, Mr. White served as CFO and Senior Vice President of United Federal Savings Bank in Rocky Mount, N.C. from April, 1997 to September, 1998. In September of 1998, United Federal was acquired in a merger transaction. Prior to his employment with United Federal, Mr. White was a partner in the CPA firm of McGladrey & Pullen, LLP in Raleigh, N.C. He was with the CPA firm for nineteen years and was in charge of the local office's financial institutions practice.

                COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

DIRECTORS' COMPENSATION

         FEE ARRANGEMENTS. Currently, each non-employee director of the Association receives a fee of $500 per meeting attended except for the Chairman who receives $600 per meeting attended. Directors are not compensated for attending committee meetings. In addition, each non-employee director who has attended a minimum of 75% of the aggregate number of Association Board meetings and meetings of Association Board committees of which he is a member called during the respective calendar year, will receive an annual retainer fee of $2,500, payable in December. The aggregate amount of fees paid to such directors by the Association for the year ended September 30, 1998, was approximately
$43,540. Directors are also covered by the Option Plan and RRP. See "-- Benefits--Stock Option Plan," and "-- Recognition and Retention Plan."

         DIRECTORS' RETIREMENT PLAN. The Association has adopted a nonqualified Retirement Plan for Board Members of the Association (the "Directors' Retirement Plan"), which will provide benefits to each eligible outside director commencing on his termination of Board service at or after age 65. Each outside director who serves or has agreed to serve as an outside director automatically becomes a participant in the Directors' Retirement Plan. An eligible outside director retiring at or after age 65 will be paid an annual retirement benefit equal to the lesser of the amount of the aggregate compensation for services as a director (excluding stock compensation) paid to him for the 12-month period immediately prior to his termination of Board service or $5,000, multiplied by a fraction, the numerator of which is the number of his years of service as an outside director (including service as a director or trustee of the Association or any predecessor) and the denominator of which is 10. An individual who terminates Board service after having served as an outside director for 10 years may elect to begin collecting benefits under the Directors' Retirement Plan at or after attainment of age 50, but the annual retirement benefits payable to him will be reduced pursuant to the Directors' Retirement Plan's early retirement reduction formula to reflect the commencement of benefit payments prior to age
65. Benefits are paid for a fixed period of 10 years. Upon a change in control, participants will receive an immediate lump sum distribution of their benefit.

         OTHER ARRANGEMENTS. Mr. Lyon's state-certified independent appraisal company is one of the appraisers designated by the Association to perform appraisals. A fee of $300 per appraisal is charged to the borrower. In fiscal year 1998, Mr. Lyon's appraisal company received $26,850 in appraisal fees.

EXECUTIVE COMPENSATION

         CASH COMPENSATION. The following table sets forth the cash compensation paid by the Association for services rendered in all capacities during the fiscal years ended September 30, 1998, 1997 and 1996, to the President and Chief Executive Officer of the Association. No other executive officer of the Association had salary and bonus during the fiscal year ended September 30, 1998 aggregating in excess of $100,000.

                           SUMMARY COMPENSATION TABLE

                                                                                                         LONG TERM COMPENSATION
                                                                                                         ----------------------

                                                   ANNUAL COMPENSATION(1)                           AWARDS             PAYOUTS
                                                   ----------------------                           ------             -------
                                                                       OTHER       RESTRICTED
                                                                       ANNUAL        STOCK                  LTIP        ALL OTHER
                                                SALARY              COMPENSATION     AWARDS     OPTIONS     PAYOUTS    COMPENSATION
 NAME AND PRINCIPAL POSITIONS            YEAR   ($)(1)    BONUS($)     ($)(2)        ($)(3)       (#)         ($)         ($)(4)
---------------------------------        ----   ------   --------   ------------     -------    -------     -------    ------------

Anna O. Sumerlin, President and Chief    1998   85,000     50,000     --              --          --         --          21,072
 Executive Officer                       1997   79,000     40,000     --            70,915      13,500       --          34,535
                                         1996   75,000     30,000     --              --          --         --          18,341


-------------

(1) Includes amounts, if any, deferred pursuant to Section 401(k) of the Code under the Association's 401(k) Plan.

(2) For 1998, 1997 and 1996, there were no: (a) perquisites with an aggregate value for any named individual in excess of the lesser of $50,000 or 10% of the total of the individual's salary and bonus for the year; (b) payments of above-market preferential earnings on deferred compensation; (c) payments of earnings with respect to long-term incentive plans prior to settlement or maturation; (d) tax payment reimbursements; or (e) preferential discounts on stock.

(3) Pursuant to the RRP, Ms. Sumerlin was awarded 5,562 shares of restricted stock effective as of January 22, 1997, which vests in five annual installments commencing January 22, 1998. Dividends attributable to such shares will be distributed with such shares when they become vested. The dollar amount shown in the table for 1997 is based on the fair market value of the shares on January 22, 1997. No additional grants of restricted stock were made to Ms. Sumerlin during the fiscal year ended September 30, 1998.

(4) Includes (i) the dollar value of premiums, if any, paid by the Association with respect to term life insurance (other than group term insurance coverage under a plan available to substantially all salaried employees) for the benefit of the executive officer and (ii) the fair market value of 1,756, 1,716 and 1,310 shares allocated to the executive officer under the ESOP on December 31, 1998, 1997 and 1996, respectively, based on a closing price of $12.00, $20.125 and $14.00, on December 31, 1998, 1997, and 1996,
     respectively. See "--Benefits--Employee Stock Ownership Plan and Trust."

         EMPLOYMENT AGREEMENTS

          The Association is a party to an Employment Agreement with each of Ms. Sumerlin and Mr. Chappell ("Senior Executive(s)"). These Employment Agreements establish the respective duties and compensation of the Senior Executives and are intended to ensure that the Association will be able to maintain a stable and competent management base. The continued success of the Association depends to a significant degree on the skills and competence of the Senior Executives.

          The Employment Agreements provide for three-year terms. The Employment Agreements provide that, commencing on the first anniversary date and continuing each anniversary date thereafter, the Board of Directors may, with the Senior Executive's concurrence, extend the Employment Agreements for an additional year, so that the remaining terms shall be three years, after conducting a performance evaluation of the Senior Executive. The Employment Agreements provide that the Senior Executive's base salary will be reviewed annually. It is anticipated that this review will be performed by the Compensation Committee of the Board and the Senior Executive's base salary may be increased on the basis of her or his job performance and the overall performance of the Association. The base salaries for Ms. Sumerlin and Mr. Chappell, as of September 30, 1998 were $85,000 and $59,000, respectively. Each Senior Executive may receive a bonus based upon achievement of prescribed performance criteria. In addition to base salary, the Employment Agreements provide for, among other things, entitlement to participation in stock, retirement and welfare benefit plans and eligibility for fringe benefits applicable to executive personnel such as fees for club and organization memberships deemed appropriate by the Association and the Senior Executive. The Employment Agreements provide for termination by the Association at any time for cause as defined in the Employment Agreements. In the event the Association chooses to terminate the Senior Executive's employment for reasons other than for cause, or in the event of the Senior Executive's resignation from the Association upon: (i) failure to re-appoint, elect or re-elect the Senior Executive to her or his current offices; (ii) a material change in the Senior Executive's functions, duties or responsibilities; (iii) a relocation of the Senior Executive's principal place of employment outside Wake County without the Senior Executive's consent; (iv) liquidation or dissolution of the Association; (v) a change of control; or (vi) a breach of the Employment Agreement by the Association, the Senior Executive or, in the event of death, her or his beneficiary is entitled to a lump sum cash payment in an amount equal to the base salary and bonus payments, and the additional contributions or benefits under any employee benefit plans of the Association or the MHC that the Senior Executive would have earned during the remaining terms of the Employment Agreements. The Association would also continue the Senior Executive's life, health and disability insurance coverage for the remaining terms of the Employment Agreements.

         The Association's Employment Agreements restrict the dollar amount of compensation and benefits payable to a Senior Executive in the event of termination following a "change in control" to three times the Senior Executive's average annual compensation for the previous five calendar years. In general, for purposes of the Employment Agreements and the plans maintained by the Association, a "change in control" will generally be deemed to occur when a person or group of persons acting in concert acquires beneficial ownership of 25% or more of any class of equity security, such as Common Stock of the Association, or in the event of a tender offer, exchange offer, merger or other form of business combination, sale of assets or contested election of directors which results in a change in control of the majority of the Board of Directors of the Association. The Senior Executives are entitled to reimbursement of certain costs incurred in negotiating, interpreting or enforcing the Employment Agreements. Each Employment Agreement also provides for the Association to indemnify the Senior Executive to the fullest extent allowable under federal law.

         Cash and benefits paid to a Senior Executive under the Employment Agreements together with payments under other benefit plans following a "change in control" of the Association may constitute an "excess parachute" payment under Section 280G of the Code, resulting in the imposition of a 20% excise tax on the recipient and the denial of the deduction for such excess amounts to the Association.

BENEFITS

         EMPLOYEE STOCK OWNERSHIP PLAN AND TRUST. The Association has established and adopted, for the benefit of eligible employees, an ESOP and related trust. All salaried employees of the Association are eligible to become participants in the ESOP. The ESOP purchased 41,200 shares of Common Stock issued in connection with the Reorganization and Offering. In order to fund the ESOP's purchase of such Common Stock, the ESOP borrowed funds from an unaffiliated lender equal to the balance of the aggregate purchase price of the Common Stock. Although contributions to the ESOP are discretionary, the Association intends to make annual contributions to the ESOP in an aggregate amount at least equal to the principal and interest requirement on the debt. This loan is for a term of seven years, bears interest at the prime rate, and calls for level annual payments of principal plus accrued interest designed to amortize the loan over its term. Prepayments are also permitted. The loan due from the ESOP is reflected on the Company's balance sheet.

         Shares purchased by the ESOP were pledged as collateral for the loan, and are held in a suspense account until released for allocation among participants in the ESOP as the loan is repaid. The pledged shares will be released annually from the suspense account in an amount proportional to the repayment of the ESOP loan for each plan year. The released shares will be allocated among the accounts of participants on the basis of the participant's compensation for the year of allocation. Benefits generally become 100% vested after three years of service; prior to such time, benefits are 0% vested. Participants also become immediately vested upon termination of employment due to death, retirement at age 65, permanent disability or upon the occurrence of a change in control. Forfeitures will be reallocated among remaining participating employees, in the same proportion as contributions. Vested benefits may be paid in a single sum or installment payments and are payable upon death, retirement at age 65, disability or separation from service.

         The ESOP Committee, which is currently comprised of members of the Compensation Committee, may instruct the trustee regarding investment of funds contributed to the ESOP. The ESOP trustee, subject to its fiduciary duty, must vote all allocated shares held in the ESOP in accordance with the instructions of the participating employees. Under the ESOP, unallocated shares will be voted in a manner calculated to most accurately reflect the instructions it has received from participants regarding the allocated stock as long as such vote is in accordance with the provisions of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). The ESOP may purchase additional shares of Common Stock in the future.

         STOCK OPTION PLAN. The Wake Forest Federal Savings & Loan Association 1997 Stock Option Plan ("Option Plan") was adopted by the Association and approved by its shareholders at the 1997 Annual Meeting. The Association reserved 54,000 shares of Common Stock ("Option Shares") for issuance upon the exercise of options and, as of the Record Date, options have been granted to eligible executives and directors with respect to such Option Shares. Option Shares may be authorized and unissued shares or shares previously issued and reacquired by the Association. Any Option Shares subject to grants under the Option Plan which expire or are terminated, forfeited or canceled without having been exercised or vested in full, shall again be available for purposes of the Option Plan.

         Any employee of the Association or any affiliate approved by the Board who is selected by the Option Committee is eligible to participate in the Option Plan as an "Eligible Individual." As of the Record Date, there were nine Eligible Individuals. Members of the Board of Directors of the Association or any affiliate approved by the Board who are not employees or officers of the Association or such affiliate are eligible to participate as an "Eligible Director." As of the Record Date, there were eight Eligible Directors.

         The Option Plan provides for the grant of options which qualify for favorable federal income tax treatment as "incentive stock options" ("ISOs"), and non-qualified stock options which do not so qualify ("NQSOs"). ISOs are subject to certain restrictions under the Code. In general, options granted under the Plan will be exercisable for a period of ten years after the date of grant (or for a shorter period ending three months after the option holder's termination of employment for reasons other than death, disability or retirement or discharge for cause, one year after termination of service due to death, disability or retirement, or immediately upon termination for cause). In no event may an option be granted with an exercise price per share that is less than fair market value of a share of Common Stock when the option is granted. The Option Plan provides for an option holder's right to exercise his option grant to be suspended during any period when the option holder is the subject of a pending proceeding to terminate his or her employment for cause. If an option expires during such suspension, the Association will, upon the employee's reinstatement, pay damages equal to the value of the expired Options less the exercise price.

         Upon the exercise of an option, the exercise price must be paid in full. Payment may be made in cash or in such other consideration as the Option Committee deems appropriate, including, but not limited to, Common Stock already owned by the option holder or Option Shares to be acquired by the option holder upon exercise of the option.

STOCK OPTIONS

         The following table provides certain information with respect to the number of shares of Common Stock represented by outstanding options held by the Named Executive Officers as of September 30, 1998. Also reported are the values for "in-the-money" options which represent the positive spread between the exercise price of any such existing stock options and the year-end price of the Common Stock, which was $13.00 per share.


                                         FISCAL YEAR END OPTION/SAR VALUES

                                                           NUMBER OF SECURITIES
                                                          UNDERLYING UNEXERCISED    VALUE OF UNEXERCISED IN-THE-MONEY
                                                               OPTIONS/SARS             OPTIONS/SARS AT FISCAL
                                                          AT FISCAL YEAR END (#)            YEAR END ($)(1)
                                                         ------------------------          ----------------
                      SHARES ACQUIRED      VALUE
                      ON EXERCISE         REALIZED
      NAME                 (#)              ($)           EXERCISABLE/UNEXERCISABLE         EXERCISABLE/UNEXERCISABLE
 ----------------------------------------------------------------------------------------------------------------------
Anna O. Sumerlin            --              --                2,700/10,800                    675/2,700


---------------
(1) Ms. Sumerlin has 13,500 options exercisable at $12.75 per share. As of September 30, 1998, the closing price of the Common Stock as reported on the OTC Bulletin Board was $13.00. Ms. Sumerlin did not exercise any of her options during the fiscal year ended September 30, 1998.

         RECOGNITION AND RETENTION PLAN. The Wake Forest Federal Savings & Loan Association 1997 Recognition and Retention Plan was adopted by the Association and approved by its shareholders at the 1997 Annual Meeting. The Association has established a trust ("Trust") to purchase up to 22,248 shares of the Association's Common Stock which may be used for awards granted under the RRP.

         Any employee of the Association or any affiliate approved by the Board who is selected by the RRP Committee is eligible to participate in the RRP as an "Eligible Individual." As of the Record Date, there were nine Eligible
Individuals. Members of the Board of Directors of the Association or any affiliate approved by the Board who are not employees or officers of the Association or such affiliate are eligible to participate as an "Eligible Director." As of the Record Date, there were eight Eligible Directors. As of the Record Date, awards have been granted with respect to all of the share awards under the Plan.

         Stock subject to awards is held in trust pursuant to the RRP until vested. An individual to whom an award is granted is credited with cash dividends with respect to stock subject to Awards granted to him whether or not vested. Awards generally vest at a rate of 20% over a five-year period. However, any shares covered by the award will become 100% vested as of the date of the recipient's death or disability. If an individual covered by an award ceases to be a director, an advisory director or director emeritus for reasons other than death or disability, the individual forfeits all rights to his unvested shares remaining in the RRP trust. Individuals may designate a beneficiary to receive distributions on account of death. The RRP Committee will exercise voting rights with respect to shares in the Trust in a manner that reflects the votes or responses of all other shareholders and will respond to any tender offer, exchange offer or other offer made to shareholders.

TRANSACTIONS WITH CERTAIN RELATED PERSONS

         The  Association's   authority  to  engage  in  transactions  with  its
"affiliates" is limited by OTS regulations and by Sections 23A and 23B of the Federal Reserve Act (the "FRA"). This authority is derived from 12 U.S.C. ss.1468 of the Home Owners Loan Act ("HOLA"). Section 23A of the FRA limits the aggregate amount of transactions with any individual affiliate to 10% of the capital and surplus of the savings association and limits the aggregate amount of transactions with all affiliates to 20% of the savings association's capital and surplus.

         The Association's authority to extend credit to its directors, executive officers, and 10% shareholders, as well as to entities controlled by such persons, is currently governed by the requirements of Sections 22(g) and 22(h) of the FRB and Regulation O of the FRB thereunder. Among other things, these provisions require that extensions of credit to insiders (a) be made on terms that are substantially the same as, and follow credit underwriting procedures that are not less stringent than, those prevailing for comparable transactions with unaffiliated persons and that do not involve more than the normal risk of repayment or present other unfavorable features and (b) do not exceed certain limitations on the amount of credit extended to such persons, individually and in the aggregate, which limits are based, in part, on the amount of the Association's capital. The Association intends that any transactions in the future between the Association and its executive officers, directors, holders of 10% or more of the shares of any class of its common stock and affiliates thereof, will contain terms no less favorable to the Association than could have been obtained by it in arm's-length negotiations with unaffiliated persons and will be approved by a majority of independent outside directors of the Association not having any interest in the transaction.

         The Association has made loans or extended credit to its executive officers and directors and also to certain persons related to executive officers and directors. All such loans were made by the Association in the ordinary course of business and were not made more favorable terms, nor did they involve more than the normal risk of collectibility or present unfavorable features. The outstanding principal balance of such loans to directors, executive officers and their associates totaled $341,650, or 2.59%, of the Association's total equity at September 30, 1998.

         The appraisal firm owned by a director of the Association conducts certain appraisals for the Association and receives fees therefor and another director of the Association is compensated for performing construction inspections. See "-- Directors' Compensation -- Other Arrangements."

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Section 16(a) of the Exchange Act requires the Association's executive officers and directors, and persons who own more than 10% of Common Stock to file with the OTS reports of ownership and changes of ownership. Officers, directors and greater than 10% shareholders are required by the regulations of the OTS and the Securities Exchange Commission ("SEC") to furnish the Association with copies of all Section 16(a) forms they file. The Association knows of no other person other than the MHC who owns 10% or more of the Association's Common Stock.

         Mr. Lyon failed to file a Form 4 in a timely manner reporting the purchase of 175 shares of Common Stock of the Association. This transaction has been reported on Form 5 and Mr. Lyon is now current in his Section 16(a) filings.

         Based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons, the Association believes that all other filing requirements applicable to its executive officers, directors and greater than 10% beneficial owners were complied with, as of September 30, 1998.

       ------------------------------------------------------------------

                                   PROPOSAL 2

                      AGREEMENT AND PLAN OF REORGANIZATION

       ------------------------------------------------------------------

GENERAL

         The reorganization into the "two-tier" mutual holding company structure (the "Reorganization") will be accomplished under the Plan of Reorganization, which was unanimously approved by the Board of Directors on November 16, 1998. Pursuant to the Plan of Reorganization, the Association will become a wholly owned subsidiary of Wake Forest Bancshares, Inc. (the "Stock Holding Company"), a newly formed stock corporation which will be majority owned by Wake Forest Bancorp, M.H.C. (the "MHC"). In the Reorganization, each outstanding share of Association Common Stock will be converted into one share of common stock, par value $.01 per share, of the Stock Holding Company ("Holding Company Common Stock") and the holders of Association Common Stock will become the holders of all of the outstanding Holding Company Common Stock. Accordingly, as a result of the Reorganization, the Association's Minority Shareholders will become minority shareholders of the Stock Holding Company. The Stock Holding Company was incorporated solely for the purpose of becoming a savings and loan holding company and has no prior operating history. The Reorganization will have no impact on the operations of the Association or the MHC. The Association will continue its operations at the same locations, with the same management, and subject to all the rights, obligations and liabilities of the Association existing immediately prior to the Reorganization. ALTHOUGH THE REORGANIZATION IS SUBJECT TO THE APPROVAL OF THE OTS, OTS APPROVAL, AS WELL AS ANY OTHER REGULATORY APPROVALS, DOES NOT CONSTITUTE A RECOMMENDATION OR ENDORSEMENT OF THE REORGANIZATION BY THE OTS, OR OTHER REGULATORY AGENCIES.

REASONS FOR AND RISKS OF THE REORGANIZATION

         REASONS FOR THE STOCK HOLDING COMPANY REORGANIZATION. The Board of Directors of the Association believes that the formation of the Stock Holding Company as a subsidiary of the MHC will be in the best interests of shareholders and will offer greater operating flexibility than is currently available to the Association in its existing mutual holding company structure. The MHC does not operate as a traditional holding company at the present time because it is a mutual organization and represents only the mutual ownership interest in the Association. Establishing the Stock Holding Company as a subsidiary of the MHC will permit the Stock Holding Company to conduct activities and make investments for the benefit of all shareholders. Management believes that it will also provide enhanced ability to invest through the Stock Holding Company, facilitate mergers, acquisitions and stock repurchases, all as described below.

         ENHANCED ABILITY TO INVEST THROUGH THE STOCK HOLDING COMPANY. Under the existing mutual holding company structure the MHC cannot make investments in other financial institutions or business enterprises for the benefit of all shareholders of the Association, and the Association itself is limited by law or regulation in its permissible investment activities. For example, if the MHC invests in 5% of the common stock of another bank or thrift holding company, any gain on such investment would accrue only to the MHC. The

Reorganization will permit the entity that issues stock (i.e., the Stock Holding Company) to make investments, diversify business activities, or acquire other financial institutions for the benefit of all shareholders. No specific investments, new business activities or acquisitions by the Stock Holding Company are planned at the present time.

         FACILITATE MERGERS AND ACQUISITIONS. The Reorganization will also facilitate the approval and completion of mergers and acquisitions since the Stock Holding Company, acting as the sole shareholder of the Association, will be able to approve mergers and acquisitions involving the Association. This is consistent with the way other stock holding companies are able to approve mergers of their bank or savings institution subsidiaries. Moreover, the Reorganization will enable the Stock Holding Company to acquire other financial institutions and to operate them as separate subsidiaries for the benefit of all shareholders of the Stock Holding Company.

         STOCK REPURCHASES. The Reorganization will enable the Stock Holding Company to repurchase Holding Company Common Stock. In recent years, the repurchase of stock has been an important, if not essential, means for banks and savings institutions to enhance shareholder value and invest capital resources. Historically, the Association has used the bad debt reserve method of accounting for bad debts for tax purposes. Under recent changes in the federal tax law, the Association is required to recapture (I.E., take into income) a portion of its tax bad debt reserves accumulated for tax purposes subsequent to September 30, 1988, but is not required to recapture its tax bad debt reserves for earlier periods (the "base year reserves"). However, certain distributions and redemptions, such as stock repurchases, by a thrift institution would result in an additional recapture of a portion of the institutions's bad debt reserves, including the base year reserves. Thus, if the Association were to repurchase any of its outstanding common stock, it would be required to recapture all or part of its tax bad debt reserves, including its base year reserves. The Stock Holding Company, however, will be permitted to repurchase Holding Company Common Stock without causing a recapture of the Association's tax bad debt reserves. Dividends paid by the Association to the Stock Holding Company will also result in a recapture of the Association's tax bad debt reserves to the extent such dividends exceed the Association's current and accumulated earning and profits, as computed for federal income tax purposes. The Association does not intend to pay dividends to the Stock Holding Company in excess of such earnings and profits, and the Stock Holding Company has no current plan to commence a repurchase program immediately after the conclusion of the Reorganization. The Stock Holding Company, however, may implement a stock repurchase program in the future as another alternative to enhancing shareholder value and investing capital resources.

         STOCK HOLDING COMPANY POWERS. The Association may engage only in those activities that are permissible for federal savings associations under the Home Owners' Loan Act ("HOLA") and applicable regulations thereunder. Pursuant to the OTS policy, the Stock Holding Company will be subject to the same restrictions, including, but not limited, to activity limitations applicable to the MHC under
Section 10(o)5 of the HOLA and the regulations promulgated thereunder. The Stock Holding Company will be permitted to engage in activities that are not permissible for the Association, such as making investments in up to 5% of the common stock of another financial institution. The Stock Holding Company generally would be permitted to engage in the activities that are permissible for bank holding companies under the Bank Holding Company Act (i.e., activities that are closely related to banking) and activities permitted for service corporations of a federally-chartered savings association. See "Stock Holding Company Regulation" herein.

         RISKS OF THE REORGANIZATION. Management believes that there are substantial benefits that will be achieved through the Reorganization, as discussed above. In addition, because the federal charter pursuant to which the Stock Holding Company is to be incorporated was only recently created by the OTS, there are no judicial interpretations with respect to corporate governance matters with respect to such charter. The OTS has stated that the corporate governance of the Stock Holding Company would be governed by corporate governance matters that are precedents applicable to a federal savings association. However, there can be no assurance that any such court would apply such law or as to what other sources of precedent a court may look to.

OTS APPROVAL PROCESS

         Based on recent OTS approvals of similar transactions, the Association believes that OTS approval of the Reorganization will be subject to certain conditions that may include, among others, the following: prior to consummation of the Reorganization, the Stock Holding Company must obtain a federal charter from the OTS and submit bylaws acceptable to the OTS; the Stock Holding Company is subject to the provisions of OTS regulations pertaining to minority stock issuances as if it were a former mutual savings association that reorganized into a mutual holding company structure; the Stock Holding Company is subject to the same restrictions (including, but not limited to, the activities limitations) to which the MHC is subject under federal law and OTS regulations; the Stock Holding Company must hold all of the issued and outstanding common stock of the Association, and the Association may not issue any other class of equity security; the Stock Holding Company and the Association must obtain approval from the OTS prior to issuing any securities; the Stock Holding Company must comply with OTS procedures applicable to federal stock associations regarding any proposed amendments to its charter and bylaws; the Stock Holding Company shall cease any activity, reverse any action, or amend any provision of its charter or bylaws, to which the OTS objects as being contrary to the OTS regulations in effect at the time of OTS approval of the Reorganization, or as subsequently amended; and if the MHC undertakes a mutual-to-stock conversion, OTS policies regarding purchases of stock in the conversion will apply to shareholders of the Stock Holding Company. ALTHOUGH THE REORGANIZATION IS SUBJECT TO THE APPROVAL OF THE OTS, OTS APPROVAL, AS WELL AS ANY OTHER REGULATORY APPROVALS, DOES NOT CONSTITUTE A RECOMMENDATION OR ENDORSEMENT OF THE REORGANIZATION BY THE OTS, OR OTHER REGULATORY AGENCIES.

PLAN OF REORGANIZATION

         The Reorganization will be accomplished under the Plan of Reorganization, which is attached as Exhibit C hereto. The following discussion is qualified in its entirety by reference to the Plan of Reorganization. The Plan of Reorganization was unanimously approved by the Board of Directors on November 16, 1998.

         The Stock Holding Company is a newly organized federally chartered corporation which was formed by the Association solely for the purpose of effecting the Reorganization. Therefore, the Stock Holding Company has no prior operating history. The Plan of Reorganization is by and among the Stock Holding Company, the Association, and Interim, a to-be-formed interim federal stock savings association.

         The Reorganization and the establishment of the Stock Holding Company will be accomplished as follows: (i) the Association will organize the Stock Holding Company as a wholly owned subsidiary (ii) the Stock Holding Company will organize an interim federal stock savings association ("Interim") as a wholly owned subsidiary; (iii) Interim will merge into the Association, with the Association as the surviving corporation; (iv) in connection with the merger in step (iii) above, all of the issued and outstanding shares of Holding Company Common Stock held by the Association will be canceled, all of the issued and outstanding shares of Association Common Stock will be converted by operation of law into an equal number of shares of Holding Company Common Stock, and the issued and outstanding shares of Interim, all of which are held by the Stock Holding Company, will automatically be converted by operation of law into common stock of the Association. As a result of steps (ii) and (iii) above, the Association will become the wholly owned subsidiary of the Stock Holding Company, the Stock Holding Company will become the majority owned subsidiary of the MHC, and Minority Shareholders will become minority shareholders of the Stock Holding Company.

         The following diagram sets forth the Association's current mutual holding company structure: [GRAPHIC OMITTED]

         The following diagram sets forth the Association's proposed mutual holding company structure following completion of the Reorganization:















                               [GRAPHIC OMITTED]

         The Board of Directors of the Association presently intends to capitalize the Stock Holding Company with up to $100,000, subject to the approval of the OTS. Future capitalization of the Stock Holding Company will depend upon dividends declared by the Association based on future earnings, or the raising of additional capital by the Stock Holding Company through a future issuance of securities, debt or by other means. The Board of Directors of the Stock Holding Company has no present plans or intentions with respect to any future issuance of securities or debt at this time. Furthermore, as long as it is in existence, the MHC must own at least a majority of the Stock Holding Company's outstanding voting stock.

         After the Reorganization, the Association will continue its existing business and operations as a wholly-owned subsidiary of the Stock Holding Company and the consolidated capitalization, assets, liabilities, and form of financial statements of the Stock Holding Company immediately following the Reorganization will be substantially the same as those of the Association immediately prior to consummation of the Reorganization. The Federal Stock Charter and the Bylaws of the Association will continue in effect, and will not be affected in any manner by the Reorganization. The name "Wake Forest Federal Savings & Loan Association" will continue to be utilized. The corporate existence of the Association will continue unaffected and unimpaired by the Reorganization.

EFFECTIVE DATE

         The "Effective Date" of the Reorganization will be the date upon which the Articles of Combination are filed with and endorsed by the OTS. Although management of the Association does not anticipate any significant delays in obtaining the OTS's endorsement of the Articles, the effects of any such delays on holders of Association Common Stock cannot be determined at this time. ALTHOUGH THE REORGANIZATION IS SUBJECT TO THE APPROVAL OF THE OTS, OTS APPROVAL, AS WELL AS ANY OTHER REGULATORY APPROVALS, DOES NOT CONSTITUTE A RECOMMENDATION OR ENDORSEMENT OF THE REORGANIZATION BY THE OTS, OR OTHER REGULATORY AGENCIES.

OPTIONAL EXCHANGE OF STOCK CERTIFICATES

         After the Effective Date stock certificates evidencing shares of Association Common Stock will represent, by operation of law, the same number of shares of Holding Company Common Stock. Former holders of Association Common Stock will not be required to exchange their Association Common Stock certificates for Holding Company Common Stock certificates, but will have the option to do so. DO NOT SEND YOUR STOCK CERTIFICATES TO THE ASSOCIATION AT THIS TIME. Any shareholder desiring more information about such exchange may request additional information from the Association by writing the Secretary of the Association at the address given above.

RIGHTS OF DISSENTING SHAREHOLDERS

         Pursuant to Section 552.14 of the OTS Regulations (the "Dissent Regulations"), a shareholder of a federally chartered savings association that engages in a merger transaction shall have the right to demand from the savings association the payment of the fair or appraised value of his or her stock in the savings association, subject to the satisfaction of specified procedural requirements. For purposes of these OTS rules, the Reorganization will be a "merger transaction." Therefore, each holder of Association Common Stock as of the Record Date who objects to the Reorganization and who does not vote in favor of the Plan of Reorganization is entitled to the rights and remedies of dissenting shareholders provided in the Dissent Regulation which is set forth in Exhibit D hereto, and the following summary of such rights and remedies is qualified in its entirety by reference to such Exhibit.

         The dissenting shareholder shall deliver to the Association, before voting on the Plan of Reorganization at the Annual Meeting on February 23, 1999, a written demand identifying himself or herself and stating his or her intention to demand appraisal of and payment for the fair cash value of the shares owned by such shareholder. Such demand must be in addition to and separate from any proxy or vote against the Plan of Reorganization by the shareholder. Thereafter, the shareholder shall comply with the procedural requirements set forth in the dissent regulation, or, generally, lose all rights under such regulation. The Stock Holding Company will provide written notice of the effective date of the Reorganization as required by 12 C.F.R. ss. 552.14(c)(3)(i). Within ten days after the effective date of the Reorganization, the Stock Holding Company will make a written offer to the dissenting shareholder to pay for his or her shares at a price deemed to be fair by the Stock Holding Company. The fair value for a share shall be determined as of the effective date of the Reorganization and in computing fair value, any appreciation or depreciation in market value resulting from the proposal shall be excluded.

         If within sixty days of the effective date of the Reorganization the Holding Company and the dissenting shareholder do not agree as to the fair value, then such shareholder may file a petition with the OTS, for a determination of the fair market value. Failure to file such petition shall be deemed an acceptance of the terms offered under the Plan of Reorganization.
Within sixty days of the effective date of Reorganization, each shareholder demanding appraisal and payment under the Dissent Regulation shall submit to the transfer agent his or her certificates of stock for notation thereon. Any shareholder who fails to submit his or her stock certificates for such notation shall no longer be entitled to appraisal rights and shall be deemed to have accepted the terms offered under the Plan of Reorganization.

         HOLDERS OF ASSOCIATION COMMON STOCK SHOULD BE AWARE THAT THEIR FAILURE TO PROCEED IN ACCORDANCE WITH THE PROVISIONS OF SECTION 552.14 OF THE OTS REGULATIONS WILL RESULT IN THE LOSS OF ALL DISSENTERS' RIGHTS AND RESULT IN THEIR BEING BOUND BY THE REORGANIZATION. The shares held by an Association shareholder who has lost his or her dissenters' rights by failing to comply with the regulatory procedures will be converted into shares of the Stock Holding Company as though such shareholder had assented to the Plan of Reorganization.

TAX CONSEQUENCES

         The Association will receive an opinion (the "Tax Opinion") of its special counsel, Thacher Proffitt & Wood, Washington, D.C., as to certain federal income tax consequences of the Reorganization. This opinion of counsel, which is not binding upon the Internal Revenue Service (the "Service"), provides substantially as follows: (i) the merger of Interim with and into the Association will constitute a reorganization under Section 368 of the Code, and the Stock Holding Company, the Association and Interim will each be a "party to a reorganization" within the meaning of Section 368(b) of the Code, provided that the merger of Interim with and into the Association qualifies as a statutory merger under applicable law, and provided further that after the transaction the Association will hold substantially all of the assets of Interim and Association shareholders exchange solely for Stock Holding Company voting stock at least 80 percent of the combined voting power of all classes of Association stock entitled to vote and at least 80 percent of all other classes of Association stock; (ii) no gain or loss will be recognized by Association shareholders on the exchange of Association Common Stock solely for the Holding Company Common Stock; (iii) no gain or loss will be recognized by the Stock
Holding Company on the receipt by it of Association Common Stock solely in exchange for Holding Company Common Stock; (iv) the tax basis of the Holding Company Common Stock received by the Association's shareholders will be the same as the basis of the Association Common Stock surrendered in exchange therefor;
(v) the holding period of the Holding Company Common Stock to be received by Association shareholders will include the holding period of the Association Common Stock surrendered in exchange therefor, provided the Association Common Stock was held as a capital asset on the date of the exchange; and (vi) no gain or loss will be recognized by Association shareholders as a result of conversion of their option to purchase Common Stock into options to purchase Holding Company Common Stock.

         The Tax Opinion will not be binding on the Service, and there can be no assurance that the Service will not contest the conclusions expressed therein. The Tax Opinion may be based in part upon certain factual assumptions and upon certain representations made, and certificates delivered, by the Association, the Association Holding Company and certain of the Association shareholders, officers and other persons, which representations and certificates Thacher Proffitt & Wood will assume to be true, correct and complete. If such representations or certificates are inaccurate, the Tax Opinion could be adversely affected.

         Each Association shareholder should consult his own tax counsel as to specific federal, state and local tax consequences of the Reorganization, if any, to such shareholder.

CONSEQUENCES UNDER FEDERAL SECURITIES LAWS

         The Association Common Stock is registered under Section 12 of the Exchange Act of 1934, as amended, as administered by the OTS. Upon consummation of the Reorganization, the Stock Holding Company will register the Common Stock under the Section 12 of the Exchange Act as administered by the SEC. The Exchange Act will apply to the Stock Holding Company to the same degree that it currently applies to the Association, except that the powers, functions and duties to administer and enforce the Exchange Act requirements regarding periodic and other reports, proxies, tender offers, and short swing profits, and certain other requirements of the Exchange Act that are vested in the OTS as regards securities of insured savings associations such as the Association, are vested in the SEC as regards securities of corporations such as the Stock Holding Company.

         The issuance of the Common Stock in connection with the Reorganization is exempt from registration under section 3(a)(12) of the Securities Act of 1933, as amended.

CONDITIONS TO THE REORGANIZATION

         The Plan of Reorganization sets forth a number of conditions to the completion of the Reorganization, including: (i) approval of the Plan of Reorganization by the holders of a majority of the outstanding shares of Association Common Stock; (ii) receipt of an opinion of counsel that the Reorganization will be treated as a non-taxable transaction for federal income tax purposes; and (iii) receipt of all required approvals.

         The MHC, which owns a majority of the outstanding shares of Association Common Stock, intends to vote its shares in favor of the Plan of Reorganization. The Association has received an opinion of special counsel that the Reorganization will be treated as a non-taxable transaction for federal income tax purposes.

AMENDMENT, TERMINATION OR WAIVER

         The Board of Directors of the Association may cause the Plan of Reorganization to be amended or terminated if the Board determines for any reason that such amendment or termination would be advisable. Such amendment or termination may occur at any time prior to the filing of Articles of Combination with the OTS, provided that no such amendment may be made to the Plan of Reorganization after shareholder approval if such amendment is deemed to be materially adverse to the shareholders of the Association. Additionally, any of the terms or conditions of the Plan of Reorganization may be waived by the party which is entitled to the benefit thereof. In addition, material changes, if any, necessary to obtain such approval may require a resolicitation of shareholder approval.

BUSINESS OF THE ASSOCIATION

         The Association is a federally chartered savings association headquartered in Wake Forest, North Carolina. The Association's deposits are insured by the Federal Deposit Insurance Corporation ("FDIC"). The Association is a member of the Federal Home Loan Bank System. At September 30, 1998, the Association had total assets of $74.4 million, total deposits of $60.0 million, and shareholders' equity of $13.2 million.

         The principal business of the Association is accepting deposits from the general public and using those deposits and other sources of funds primarily to make loans secured by real estate and to a lesser extent, other forms of collateral located in the Association's primary market area of Wake, Franklin and Granville counties in North Carolina.

         The Association's results of operations depend primarily on its net interest income, which is the difference between interest income from interest-earning assets and interest expense on interest-bearing liabilities. The Association's operations are also affected by noninterest income, such as miscellaneous income from loans, customer deposit account service charges, and other sources of revenue. The Association's principal operating expenses, aside from interest expense, consist of compensation and related benefits, office occupancy costs, and other general and administrative expenses.

         The Association's principal executive office is located at 302 South Brooks Street, P.O. Box 707, Wake Forest, North Carolina 27588-0707 and its telephone number at that address is (919) 556-5146.

BUSINESS OF THE STOCK HOLDING COMPANY

         GENERAL. The Stock Holding Company will be formed upon completion of the Reorganization and currently has no business activities. Upon the completion of the Reorganization, the Association will become a wholly owned subsidiary of the Stock Holding Company and each shareholder of the Association will become a shareholder of the Stock Holding Company with the same ownership interest therein as such shareholder's ownership interest in the Association immediately prior to the Reorganization.

         Immediately upon consummation of the Reorganization, it is expected that the Stock Holding Company will not engage in any business activity other than to hold all of the voting stock of the Association. The Stock Holding Company does not presently have any arrangements or understandings regarding any acquisition or merger opportunities. It is anticipated, however, that in the future that the Stock Holding Company may pursue other investment opportunities, including possible diversification through acquisitions and mergers.

         PROPERTY. The Stock Holding Company is not expected initially to own or lease real or personal property. Instead, it intends to utilize the premises, equipment and furniture of the Association without the direct payment of any rental fees to the Association.

         LEGAL PROCEEDINGS. The Stock Holding Company is not a party to any legal proceeding.

         EMPLOYEES. At the present time, the Stock Holding Company does not intend to employ any persons other than its management. It will utilize the support staff of the Association from time to time. If the Stock

Holding Company acquires other savings institutions or pursues other lines of business, it may hire additional employees at such time.

         COMPETITION. It is expected that immediately following the Reorganization, the primary business of the Stock Holding Company will be the ownership of the Association Common Stock. Therefore, until such time as the Stock Holding Company pursues other investment opportunities, the competitive conditions to be faced by the Stock Holding Company will be the same as those faced by the Association.

MANAGEMENT OF THE STOCK HOLDING COMPANY

         DIRECTORS. The directors of the Stock Holding Company are, and upon completion of the Reorganization will continue to be, the same persons who are at present the directors of the Association. The three-year terms of the directors are staggered to provide for the election of approximately one-third of the board members each year.

         EXECUTIVE OFFICERS. The executive officers of the Stock Holding Company are, and upon completion of the Reorganization will be the same persons who are at present the executive officers of the Association.

         REMUNERATION. Since the formation of the Stock Holding Company, none of its executive officers or directors has received any remuneration from the Stock Holding Company. It is expected that unless and until the Stock Holding Company becomes actively involved in additional businesses, no compensation will be paid to its directors and officers in addition to compensation paid to them by the Association. However, the Stock Holding Company may determine that separate and additional compensation is appropriate in the future.

         EMPLOYEE BENEFIT PLANS. As the directors, officers and employees of the Stock Holding Company will not initially be compensated by the Stock Holding Company but will continue to serve and be compensated by the Association, no separate benefit plans for directors, officers and employees of the Stock Holding Company are anticipated at this time. The Stock Holding Company will assume the ESOP, the Option Plan and the RRP, which will continue to cover directors, officers and employees of the Association pursuant to the same terms as in effect under the plans as maintained by the Association. The Association will continue to maintain its other benefit programs. See "Proposal 1 -- Election of Directors -- Benefits."

         INDEMNIFICATION OF OFFICERS AND DIRECTORS AND LIMITATION OF LIABILITY. OTS regulations require the Association to indemnify its directors, officers and employees against legal and other expenses incurred in defending lawsuits brought or threatened against them by reason of the performance as a director, officer, or employee. Indemnification may be made to such person only if final judgment on the merits is in his favor or in case of (i) settlement, (ii) final judgment against him, or (iii) final judgment in his favor, other than on the merits, if a majority of the disinterested directors of the Association determine that he was acting in good faith within the scope of his employment or authority as he could reasonably have perceived it under the circumstances and for a purpose he could have reasonably believed under the circumstances was in the best interests of the Association or its shareholders. If a majority of the disinterested directors of the Association concludes that in connection with an action any person ultimately may become entitled to indemnification, the directors may authorize payment of reasonable costs and expenses arising from defense or settlement of such action. The Association is required to give the OTS at least 60 days' notice of its intention to make indemnification and no indemnification shall be made if the OTS objects to the Association in writing. The Association currently has insurance coverage for its directors and officers, and the Association's management anticipates that the Stock Holding Company will be able to obtain such coverage for its directors and officers.

         OTS regulations require that the Stock Holding Company will be subject to the same regulations described above, to which the Association is subject. The Bylaws of both the Association and the Stock Holding Company reflect the OTS regulations on indemnification.

         Under the Bylaws of both the Association and the Stock Holding Company, an indemnified person may be reimbursed for any amount for which that person becomes liable under a judgment in such action and for all reasonable costs and expenses, including attorneys' fees, actually paid or incurred by that person in defending or settling such action, or in enforcing his or her rights under the Bylaws of the Association or the Stock Holding Company if he or she attains a favorable judgment in such enforcement action.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Stock Holding Company, the Stock Holding Company has been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In addition, federal banking regulations restrict the Association or the Stock Holding Company from indemnifying officers and directors for civil monetary penalties or judgments resulting from administrative or civil actions instituted by any federal banking agency, or any other liability or legal expense with regard to any administrative proceeding or civil action instituted by any federal banking agency, which results in a final order or settlement pursuant to which such person is assessed a civil money penalty, removed from office or prohibited from participating in the conduct of the affairs of an insured depository institution, or required to cease and desist from or take certain actions.

COMPARISON OF SHAREHOLDER RIGHTS AND CERTAIN ANTI-TAKEOVER PROVISIONS

         INTRODUCTION. As a result of the Reorganization, holders of Association Common Stock, whose rights are presently governed by federal law and the OTS's Rules and Regulations, as well as the Charter and Bylaws of the Association, will become shareholders of the Stock Holding Company, a federally chartered corporation. Accordingly, their rights will be also be governed by federal law and the OTS's Rules and Regulations as well as by the Charter and Bylaws of the Stock Holding Company, as well as any conditions set forth in the OTS order approving the Reorganization. Management believes that the Stock Holding Company will generally be subject to the same corporate governance regulations as those to which the Association is subject.

         A number of provisions in the Charter and Bylaws of the Association and the Stock Holding Company deal with matters of corporate governance and certain rights of shareholders. Provisions in the Stock Holding Company's Charter and Bylaws relating to the calling of a special meeting of shareholders, nomination of directors and new business provisions, removal of directors, cumulative voting for the election of directors, staggered directors' terms, the amendment of the Stock Holding Company's Charter and Bylaws, and certain statutory provisions relating to stock ownership and transfer, may make it difficult for shareholders to influence the Stock Holding Company or the Association or replace all of incumbent management even if the MHC is no longer in existence. The following discussion is a general summary and comparison of certain provisions of the Charter and Bylaws of the Association and the Stock Holding Company that are not identical and certain other statutory and regulatory provisions some of which might be deemed to have potential antitakeover effects. The Charter and Bylaws of the Stock Holding Company are attached hereto as Exhibits B and C, respectively, and should be reviewed for more detailed information. It may be necessary for the Stock Holding Company to amend the Charter and Bylaws in order to obtain regulatory approval. Material changes, if any, may require a resolicitation of shareholder approval.

         PAYMENT OF DIVIDENDS. OTS regulations currently impose limitations upon capital distributions by savings associations, such as cash dividends, payments to repurchase or otherwise acquire its shares, payments to shareholders of another institution in a cash-out merger, and other distributions charged against capital. At least 30-days prior written notice must be given to the OTS of a proposed capital distribution by a savings association, and capital distributions in excess of specified earnings or by certain institutions are subject to approval by the OTS. An association that has capital in excess of all fully phased-in regulatory capital requirements before and after a proposed capital distribution and that is not otherwise restricted in making capital distributions, could, after the prior notice but without the approval of the OTS, make capital distributions during a calendar year equal to the greater of
(a) 100% of its net earnings to date during the calendar year plus the amount that would reduce by one-half its "surplus capital ratio" (capital in excess of an association's fully phased-in capital requirements) at the beginning of the calendar year, or (b) 75% of its net earnings for the previous four quarters. Any additional capital distribution would require prior OTS approval. In addition, the OTS can prohibit a proposed capital distribution, otherwise permissible under the regulation, if the OTS has determined that the association is in need of more than normal supervision or if it determines that a proposed distribution by an association would constitute an unsafe or unsound practice. Furthermore, under the OTS prompt corrective action regulations, the Association would be prohibited from making any capital distribution if, after the distribution, the Association failed to meet its minimum capital requirements, as described above. The Association is a Tier 1 institution under the OTS capital distribution regulation.

         In order to make distributions under these safe harbors, a Tier I institution must submit 30 days' written notice to the OTS prior to making the distribution. The OTS may object to the distribution during that 30-day period based on safety and soundness concerns. In addition, a Tier 1 Institution deemed to be in need of more than normal supervision by the OTS MAY have additional limitations imposed by the OTS on its ability to make a capital distribution.

         The ability of the Association to pay dividends on Association Common Stock is restricted by tax considerations related to thrift institutions and by federal regulations applicable to savings associations. Income appropriated to bad debt reserves and deducted for federal income tax purposes may not be used to pay cash dividends without the payment of federal income taxes by the Association on the amount of such income removed from reserves for such purpose at the then current income tax rate. Additionally, the Association is precluded from paying dividends on its Association Common Stock if its regulatory capital would thereby be reduced below the regulatory capital requirements prescribed for savings associations. The Association currently satisfies its applicable regulatory capital requirements.

         After the Reorganization, the Stock Holding Company's principal source of income will initially consist of its equity in the earnings, if any, of the Association. Although the Stock Holding Company will not be subject to the above dividend restrictions regarding dividend payments to its shareholders, the restrictions on the Association's ability to pay dividends to the Stock Holding Company will continue in effect.

         The payment of future cash dividends by the Association, and thus by the Stock Holding Company, will continue to depend upon the 's earnings, financial condition and capital requirements, as well as the tax and regulatory considerations discussed herein. The Association's Board of Directors considers many factors including the 's profitability, maintenance of adequate capital, the Association's current and anticipated future income, outstanding loan commitments, adequacy of loan loss reserves, cash flow requirements and economic conditions prior to declaring a dividend. Moreover, before declaring a dividend, the Board of Directors must determine that the Association will exceed its regulatory capital requirements after the payment of the dividend. The MHC may elect to waive the right to receive all dividends paid by the Association. OTS regulations require the MHC to notify the OTS of any proposed waiver of the right to receive dividends, and the right to waive any such dividend is subject to non-objection by the OTS. The MHC has not waived the right to receive any dividends paid by the Association thus far, although it determines whether to do so on a quarterly basis and may elect to waive dividends in the future.

         SPECIAL MEETINGS OF SHAREHOLDERS. For a period of five years following completion of the MHC Reorganization on April 3, 1996, special meetings of the Association's shareholders relating to a change in control of the Association or an amendment to the Charter of the Association may be called only by the Association's Board of Directors. Special meetings of the Association's shareholders for other purposes may be called by the chairman of the board, the president or a majority of the Board of Directors. The Charter of the Stock Holding Company contains a similar provision that is not limited to a five year period, but provides that special meetings of the shareholders of the Stock Holding Company relating to change in control of the Stock Holding Company or amendments to its Charter shall be called only upon direction of the Board of Directors of the Stock Holding Company.

         CUMULATIVE VOTING. Cumulative voting entitles each shareholder to cast a number of votes in the election of directors equal to the number of such shareholder's shares of common stock multiplied by the number of directors to be elected, and to distribute such votes among one or more of the nominees to be elected. Both the Charter of the Stock Holding Company and the Charter of the Association state that cumulative voting for the election of directors is not permitted although the Association's provision is applicable only for a period of five years following completion of MHC Reorganization. The absence of cumulative voting rights means that the holders of a majority of the shares voted at a meeting of shareholders may elect all directors of the Association and the Stock Holding Company thereby precluding minority shareholder representation on the Association's and Stock Holding Company's Boards of Directors. Because the MHC owns a majority of the Association Common Stock, and will own a majority of the Common Stock, the MHC is able to elect all of the directors of the Association's Board of Directors, and after the Reorganization will be able to elect all of the members of Stock Holding Company's Board of Directors.

         RIGHTS OF SHAREHOLDERS TO DISSENT. Shareholders of the Association have dissenters' appraisal rights in connection with certain combinations of the Association if such shareholder has not voted in favor of the combination and complies with the procedural requirements of federal regulations. A shareholder of the Association does not have dissenters' rights of appraisal if, generally, such shareholder receives cash and/or securities listed on a national securities exchange in exchange for Association securities in the combination, and the Association's stock is listed on a national securities exchange or shareholder approval of the combination is not required. Management believes that the OTS may require that the Stock Holding Company provide similar dissenters' appraisal rights, although the Stock Holding Company will not provide such rights if the OTS does not require it to do so. Shareholders of the Association who do not vote in favor of the Plan of Reorganization will be entitled to dissenters' rights. See "-- Rights of Dissenting Shareholders."

         RESTRICTIONS IN THE STOCK HOLDING COMPANY'S CHARTER AND BYLAWS. A number of provisions of the Stock Holding Company's Charter and Bylaws deal with matters of corporate governance and certain rights of shareholders. The following discussion is a general summary of certain provisions of the Stock Holding Company's Charter and Bylaws and certain other statutory and regulatory provisions relating to stock ownership and transfers, and business combinations, which might be deemed to have potential anti-takeover effects. These provisions may have the effect of discouraging a future takeover attempt or change of control which is not approved by the Board of Directors but which a majority of individual Stock Holding Company shareholders may deem to be in their best interests or in which shareholders may receive a substantial premium for their shares over then current market prices. As a result, shareholders who desire to participate in such a transaction may not have an opportunity to do so. Such provisions will also render the removal of the current Board of Directors or management of the Stock Holding Company more difficult. The following description of the material provisions of the Charter and Bylaws of the Stock Holding Company is necessarily general and reference should be made in each case to such Charter and Bylaws, which are attached hereto as Exhibits B and C, respectively.

         MUTUAL HOLDING COMPANY OWNERSHIP. So long as the MHC is in existence, the MHC must own at least a majority of the outstanding voting stock of the Association, and following the Reorganization, of the Stock Holding Company. The MHC currently is able to elect the Association's directors and direct the affairs and business operations of the Association, and after the Reorganization, will be able to elect the Stock Holding Company's directors and direct the affairs and business operations of the Stock Holding Company.

         LIMITATION ON VOTING RIGHTS. The Charters of both the Association and the Stock Holding Company provide that, for a period of five years from the effective date of the Association's mutual holding company reorganization, no person (other than the MHC) may directly or indirectly offer to acquire or acquire the beneficial ownership of more than 10% of any class of equity security of the Association or the Stock Holding Company, respectively. Each share beneficially owned in violation of the foregoing percentage limitation will not be counted as shares entitled to vote, will not be voted by any person or counted as voting shares in connection with any matter submitted to shareholders for a vote. The limitation does not apply to: a transaction in which either the Association or the Stock Holding Company forms a holding company without change in the respective beneficial ownership interest of each of its shareholders, respectively; the purchase of shares by underwriters in connection with a public offering; or the purchase of shares by a tax-qualified employee stock benefit plan.

REGULATION OF THE STOCK HOLDING COMPANY

         The Stock Holding Company will be registered with and be subject to OTS examination and supervision as well as certain reporting requirements. In addition, the operations of the Stock Holding Company are subject to regulations promulgated by the OTS from time to time. As an FDIC-insured subsidiary of a savings and loan holding company, the Association will be subject to certain restrictions in dealing with the Stock Holding Company and with other persons affiliated with the Stock Holding Company, and will continue to be subject to examination and supervision by the OTS and the FDIC. The Stock Holding Company will be regulated as a mutual holding company within the meaning of the HOLA. The activities of a mutual holding company are generally limited to those permitted for multiple savings and loan holding companies. In addition, the Stock Holding Company has certain broader powers than its parent mutual holding company, including the ability establishing a service corporation. The powers and restrictions to which the Stock Holding Company will be subject are discussed in detail below.

         Pursuant to Section 10(o) of the HOLA, a mutual holding company (including the Stock Holding Company) may engage only in the following activities: (i) investing in the stock of a savings institution; (ii) acquiring a mutual association through the merger of such association into a savings institution subsidiary of such holding company or an interim savings institution subsidiary of such holding company; (iii) merging with or acquiring another holding company, one of whose subsidiaries is a savings institution; (iv) investing in a corporation the capital stock of which is available for purchase by a savings institution under federal law or under the law of any state where the subsidiary savings institution or associations have their home offices; (v) furnishing or performing management services for a savings institution subsidiary of such holding company; (vi) holding, managing, or liquidating assets owned or acquired from a savings institution subsidiary of such company;
(vii) holding or managing properties used or occupied by a savings institution subsidiary of such company; (viii) acting as trustee under a deed of trust; (ix) any other activity (a) that the FRB, by regulation, has determined to be permissible for bank holding companies under Section 4(c) of the BHC Act, unless the Director of the OTS, by regulation, prohibits or limits any such activity for savings and loan holding companies, or (b) in which multiple savings and loan holding companies were authorized by regulation to directly engage on March 5, 1987; and (x) purchasing, holding, or disposing of stock acquired in connection with a qualified stock issuance if the purchase of such stock by such holding company is approved by the Director of the OTS. If a mutual holding company acquires or merges with another holding company, the holding company acquired or the holding company resulting from such merger or acquisition may only invest in assets and engage in activities listed above, and it has a period of two years to cease any non-conforming activities and divest any non-conforming investments.

         In addition to the activities set forth above, the Stock Holding Company may utilize its authority under section 10(o)(5) of HOLA and 12 C.F.R. 575.10(a)(6) to acquire subsidiaries engaged in (i) any activity authorized under 12 C.F.R. Part 559, i.e. a service corporation or (ii) activities approved for service corporations of state-chartered savings associations where the Stock Holding Company's subsidiary has its home office.

         The HOLA prohibits a savings and loan holding company, directly or indirectly, from (i) acquiring control (as defined under HOLA) of another insured institution (or holding company thereof) without prior OTS approval;
(ii) acquiring more than 5% of the voting shares of another insured institution (or holding company thereof) which is not a subsidiary, subject to certain exceptions; (iii) acquiring through merger, consolidation or the purchase of assets, another savings institution or holding company thereof, or acquiring all or substantially all of the assets of such institution (or holding company thereof) without prior OTS approval; or (iv) acquiring control of any depository institution not insured by FDIC except through a merger with and into the holding company's savings institution subsidiary that is approved by the OTS. A savings and loan holding company may acquire up to 15% of the voting shares of an undercapitalized savings institution. A savings and loan holding company may not acquire as a separate subsidiary an insured institution that has its principal office outside of the state where the principal office of its subsidiary institution is located, except (i) in the case of certain emergency acquisitions approved by the FDIC, (ii) if the holding company controlled (as defined) such insured institution as of March 5, 1987, or (iii) if the laws of the state in which the insured institution to be acquired is located specifically authorize a savings institution chartered by that state to be acquired by a savings institution chartered by the state where the acquiring savings institution or savings and loan holding company is located, or by a holding company that controls such a state chartered institution. No director or officer of a savings and loan holding company or person owning or controlling more than 25% of such holding company's voting shares may, except with the prior approval of the OTS, acquire control of any savings association that is not a subsidiary of such holding company. If the OTS approves such an acquisition, any holding company controlled by such officer, director or person shall be subject to the activities limitations that apply to multiple savings and loan holding companies, unless certain supervisory exceptions apply.

         The mid-tier stock holding company will 'stand in the shoes' of the parent mutual holding company, or in certain circumstances, the subsidiary savings association. Thus, the mid-tier stock holding company would generally be subject to the same restrictions and limitations that are currently applicable to the mutual holding company and its savings association subsidiary. These regulations include the following provisions:

         (i) The mid-tier stock holding company will be subject to the same restrictions as the mutual holding company on pledges of stock of the savings association subsidiary, and the proceeds of any loan secured by the savings association's stock must be infused into the savings association.

         (ii) The mid-tier stock holding company will be subject to the same dividend waiver restrictions as those imposed on the savings association. Accordingly, in waiving any dividend paid by the mid-tier stock holding company, the mutual holding company will be required to follow the same procedures it currently follows in waiving dividends paid by the savings association.

         (iii) The mid-tier stock holding company will be subject to the same restrictions on indemnification and employment contracts as those imposed on the mutual holding company.

         (iv) The mid-tier stock holding company must be federally chartered. The requirements for the federal charter which will be modeled after the charter and bylaws of federal stock savings associations. See "Comparison of Shareholder Rights and Certain Anti-Takeover Provisions."

         (v) The mid-tier stock holding company will be subject to the current restrictions on the issuances of securities by savings association subsidiaries. Generally, the mid-tier stock holding company may not issue stock to the public, whether by way of a merger or otherwise, without affording the mutual members a priority subscription right to purchase the stock.

         (vi) All stock offerings by the mid-tier stock holding company must receive prior OTS approval.

         (vii) The mid-tier stock holding company must own 100% of the stock of the subsidiary savings association.

         (viii) The mid-tier stock holding company will be permitted to engage in stock repurchase programs provided the mid-tier stock holding company complies with OTS regulations relating to repurchases by subsidiary savings associations. Absent unusual circumstances, for purposes of the three year restriction on repurchases, the OTS will generally permit the mid-tier stock holding company to 'tack on' or include the period that the shares initially issued by the savings association were outstanding.

         (ix) In the event of a mutual to stock conversion of the mutual holding company, minority shareholders of the mid-tier stock holding company would be able to exchange their shares for shares of the converted mutual holding company in the same manner that minority shareholders of a subsidiary savings association currently are able. The OTS will continue to use the "fair and reasonable" standard in evaluating the terms of such exchange.

DESCRIPTION OF CAPITAL STOCK OF THE STOCK HOLDING COMPANY

         The Stock Holding Company is authorized to issue 5,000,000 shares of Common Stock having a par value of $.01 per share and 1,000,000 shares of serial preferred stock, no par value per share (the "Preferred Stock"). The Stock Holding Company currently will issue a number of shares Common Stock equal to the number of shares of Association Common Stock outstanding immediately prior to the Reorganization, and will issue no shares of Preferred Stock in the Reorganization. Each share of the Common Stock will have the same relative rights as, and will be identical in all respects with, each other share of Common Stock.

         THE  COMMON  STOCK  OF  THE  STOCK  HOLDING   COMPANY  WILL   REPRESENT
NONWITHDRAWABLE CAPITAL, WILL NOT BE AN ACCOUNT OF AN INSURABLE TYPE, AND WILL NOT BE INSURED BY THE FDIC OR ANY GOVERNMENT AGENCY.

COMMON STOCK

         DIVIDENDS. The payment of dividends by the Stock Holding Company is subject to limitations which are imposed by law and applicable regulation. The holders of Common Stock of the Stock Holding Company will be entitled to receive and share equally in such dividends as may be declared by the Board of Directors of the Stock Holding Company out of funds legally available therefor. If the Stock Holding Company issues Preferred Stock, the holders thereof may have a priority over the holders of the Common Stock with respect to dividends.

         VOTING RIGHTS. The holders of Holding Company Common Stock will possess exclusive voting rights in the Stock Holding Company. They will elect the Stock Holding Company's Board of Directors and act on such other matters as are required to be presented to them under OTS Rules and Regulations or as are otherwise presented to them by the Board of Directors. If the Stock Holding Company issues Preferred Stock, holders of the Preferred Stock may also possess voting rights.

         LIQUIDATION. In the event of any liquidation, dissolution or winding up of the Association, the Stock Holding Company, as holder of the Association's capital stock, would be entitled to receive, after payment or provision for payment of all debts and liabilities of the Association (including all deposit accounts and accrued interest thereon) and after distribution of the balance in the special liquidation account established in connection with the Association's MHC Reorganization, all assets of the Association available for distribution. In the event of liquidation, dissolution or winding up of the Stock Holding Company, the holders of its Common Stock would be entitled to receive, after payment or provision for payment of all its debts and liabilities, all of the assets of the Stock Holding Company available for distribution. If Preferred Stock is issued, the holders thereof may have a priority over the holders of the Common Stock in the event of liquidation or dissolution.

         PREEMPTIVE RIGHTS. Holders of the Holding Company Common Stock will not be entitled to preemptive rights with respect to any shares which may be issued. The Holding Company Common Stock is not subject to redemption.

PREFERRED STOCK

         None of the shares of the Stock Holding Company's authorized Preferred Stock will be issued in the Reorganization. Such stock may be issued with such preferences and designations as the Board of Directors may from time to time determine. The Board of Directors can, without shareholder approval, issue Preferred Stock with voting, dividend, liquidation and conversion rights which could dilute the voting strength of the holders of the Common Stock and may assist management in impeding an unfriendly takeover or attempted change in control.

ACCOUNTING TREATMENT

         The Reorganization will be treated similar to a pooling of interests for accounting purposes. Therefore, the consolidated capitalization, assets, liabilities, income and financial statements of the Stock Holding Company immediately following the Reorganization will be substantially the same as those of the Association immediately prior to consummation of the Reorganization, all of which will be shown on the Stock Holding Company's books at their historical recorded values. Since the Reorganization will not result in a change in such financial statements, this document does not include financial statements of the Association or the Stock Holding Company.

VOTE REQUIRED

         Approval of the Plan of Reorganization requires the affirmative vote of the holders of a majority of total outstanding shares of Association Common Stock. Any such shareholder approval, if obtained, will be valid for eleven months subsequent to the Annual Meeting. If regulatory approval is not obtained prior to such time, the Association will be required to resolicit shareholder approval.

         Failure to vote or a vote to abstain is equivalent to voting against the Plan of Reorganization. The Board of Directors recommends a vote "FOR" the approval of the Plan of Reorganization.

         Shares as to which the "ABSTAIN" box has been selected on the Proxy Card will be counted as present and entitled to vote and, accordingly, will have the effect of a vote against Proposal 2. Shares underlying broker non-votes will not be counted as having been voted in person or by proxy and will have the same effect as a vote against Proposal 2.

         The MHC intends to vote for the proposal to approve and adopt the Plan of Reorganization, thereby insuring a quorum and the likelihood of approval of the Plan of Reorganization.

         THIS DESCRIPTION OF THE PROPOSED STOCK HOLDING COMPANY FOR THE ASSOCIATION DOES NOT PURPORT TO BE COMPLETE, BUT IS QUALIFIED IN ITS ENTIRETY BY THE PLAN OF REORGANIZATION AND CHARTER AND BYLAWS OF THE STOCK HOLDING COMPANY ATTACHED AS EXHIBITS A, B AND C, RESPECTIVELY, TO THIS PROXY STATEMENT/PROSPECTUS.

RECOMMENDATION

         The Board of Directors of the Association believes that the Reorganization will enhance the ability of the Association and the Stock Holding Company to undertake mergers and acquisitions, enable the Stock Holding Company to repurchase Holding Company Common Stock as market conditions permit, and provide the Stock Holding Company greater flexibility to diversify its business activities. THE BOARD OF DIRECTORS OF THE ASSOCIATION HAS UNANIMOUSLY APPROVED THE REORGANIZATION AND RECOMMENDS THAT THE SHAREHOLDERS VOTE "FOR" THE PLAN OF REORGANIZATION.

       ------------------------------------------------------------------

                                   PROPOSAL 3

               RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

       ------------------------------------------------------------------

GENERAL

         The Board of Directors has appointed the firm of McGladrey & Pullen, LLP to act as independent auditors for the Association for the fiscal year ending September 30, 1999, subject to ratification of such appointment by the Association's shareholders. A representative of McGladrey & Pullen, LLP is expected to be present at the Annual Meeting and will be given an opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions. No determination has been made as to what action the Board of Directors would take if the shareholders do not ratify the appointment.

VOTE REQUIRED

         The ratification of the appointment of the Board of Directors of McGladrey & Pullen, LLP, independent auditors ("Proposal 2") requires the affirmative vote of the holders of a majority of the outstanding shares of Common Stock represented in person or by proxy at the Annual Meeting and entitled to vote thereon. Accordingly, shares as to which the "ABSTAIN" box has been selected on the Proxy Card will be counted as present and entitled to vote and will have the effect of a vote against Proposal 3. Shares underlying broker non-votes will not be counted as having been voted in person or by proxy and will have no effect on the vote for Proposal 3. The MHC intends to vote for the ratification of the appointment of McGladrey & Pullen, LLP thereby ensuring a quorum and the likelihood of the ratification of the appointment of the independent auditors.

         THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" APPROVAL OF THE RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS.

--------------------------------------------------------------------------------

                                   PROPOSAL 4

         AUTHORIZATION OF THE BOARD OF DIRECTORS, IN ITS DISCRETION, TO
          DIRECT THE VOTE OF THE PROXIES UPON SUCH OTHER MATTERS AS MAY
        PROPERLY COME BEFORE THE ANNUAL MEETING, AND ANY ADJOURNMENT OR
              POSTPONEMENT THEREOF, INCLUDING, WITHOUT LIMITATION,
                     A MOTION TO ADJOURN THE ANNUAL MEETING

--------------------------------------------------------------------------------

GENERAL

         The Board of Directors is not aware of any other business that may properly come before the Annual Meeting. The Board seeks the authorization of the shareholders of the Association, in the event matters properly come before the meeting, including, but not limited to, the consideration of whether to adjourn the Annual Meeting once called to order and to direct the manner in which those shares represented at the Annual Meeting by proxies solicited pursuant to this Proxy Statement shall be voted. As to all such matters, the Board intends that it would direct the voting of such shares in the manner determined by the Board, in its discretion, and in the exercise of its duties and responsibilities, to be in the best interests of the Association and its shareholders, taken as a whole.

VOTE REQUIRED

         The authorization of the Board of Directors, in its discretion, to vote upon such other business as may properly come before the Annual Meeting ("Proposal 3") requires the affirmative vote of the holders of a majority of the outstanding shares of Common Stock represented in person or by proxy at the Annual Meeting and entitled to vote thereon. Accordingly, shares as to which the "ABSTAIN" box has been selected on the Proxy Card will be counted as present and entitled to vote and will have the effect of a vote against Proposal 4. Shares underlying broker non-votes will not be counted as having been voted in person or by proxy and will have no effect on the vote for Proposal 4. The MHC intends to vote for the authorization of the Board of Directors to vote upon such other business as may properly come before the Annual Meeting thereby ensuring a quorum and the likelihood of the approval of Proposal 4.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" AUTHORIZATION OF THE BOARD OF DIRECTORS, IN ITS DISCRETION, TO DIRECT THE VOTE OF THE PROXIES UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING, AND ANY ADJOURNMENT OR POSTPONEMENT THEREOF, INCLUDING, WITHOUT LIMITATION, A MOTION TO ADJOURN THE ANNUAL MEETING.

                             ADDITIONAL INFORMATION

NOTICE OF BUSINESS TO BE CONDUCTED AT ANNUAL MEETING

         The Bylaws of the Association provide an advance notice procedure for a shareholder to properly bring business before an annual meeting or to nominate any person for election to the Board of Directors. The shareholder must be a shareholder of record and have given timely notice thereof in writing to the Secretary of the Association. To be timely, a shareholder's notice must be delivered to or received by the Secretary not later than five days prior to the date of the annual meeting. A shareholder's notice to the Secretary shall set forth such information as required by the Bylaws of the Association. Nothing in this paragraph shall be deemed to require the Association to include in its proxy statement and proxy card relating to an annual meeting any shareholder proposal or nomination which does not meet all of the requirements for inclusion established by the SEC in effect at the time such proposal or nomination is received. See "--Date For Submission of Shareholder Proposals."

DATE FOR SUBMISSION OF SHAREHOLDER PROPOSALS

         Any shareholder proposal intended for inclusion in the Association's proxy statement and proxy card relating to the Association's 2000 Annual Meeting of Shareholders must be received by the Association by September 5, 1999, pursuant to the proxy soliciting regulations of the SEC. Nothing in this paragraph shall be deemed to require the Association to include in its proxy statement and proxy card for such meeting any shareholder proposal which does not meet the requirements of the SEC in effect at the time. Any such proposal will be subject to 17 C.F.R. ss.240.14a-8 of the Rules and Regulations promulgated by the SEC under the Exchange Act.

                              AVAILABLE INFORMATION

         This proxy statement is also a prospectus of the Stock Holding Company delivered in compliance with the Securities Act of 1933, as amended ("Securities Act"). The Association has filed with the OTS an application to form a mid-tier holding company on Form H-(e)1 (the "Application"). This Proxy
Statement/Prospectus does not contain all the information set forth in the Application, certain parts of which are omitted in accordance with the rules and regulations of the OTS. The Application may be inspected at the offices of the OTS without charge at the principal office of the OTS, 1700 G Street, NW, Washington, DC 20552 and at the office of the Regional Director of the Southeast Region of the OTS located at 1475 Peachtree Street, NE, Atlanta, Georgia 30348-5217. Copies of all or any part of the Application may be obtained upon payment of a fee prescribed by the OTS. For further information pertaining to the Stock Holding Company and the securities offered hereby, reference is made to the Application, including the exhibits filed as a part thereof. The summaries or descriptions of documents, statutes or regulations in this Proxy Statement/Prospectus do not purport to be complete. Reference is made to the copies of such documents attached to this Proxy Statement/Prospectus or otherwise filed as part of the Application and to such statutes or regulations for a full and complete statement of their provisions, and such summaries and descriptions are qualified in their entirety by such reference.

         The Proxy Statement/Prospectus has been filed by Association with the OTS, under the Exchange Act. The Association Company has also filed reports and other information with the OTS under the Exchange Act. Such information can be inspected and copied at the OTS.

                              FINANCIAL INFORMATION

         No financial statement disclosure is included herein because, in accordance with the rules of the Commission: (i) the only parties to the Reorganization (other than the Association) are the Stock Holding Company and its wholly-owned subsidiary, Wake Forest Interim Savings Bank neither of which has any significant assets or liabilities; (ii) the Stock Holding Company's only substantial asset if the Reorganization is effected will be cash and its investment in the Association; and (iii) the consolidated financial statements of the Stock Holding Company immediately after the Reorganization will be substantially identical to the financial statements of the immediately before the Reorganization. The Reorganization will be characterized and accounted for at historical cost in a manner similar to a "pooling of interest" for financial reporting and related purpose.

                                  LEGAL MATTERS

         The validity of the Stock Holding Company Common Stock to be issued pursuant to the Reorganization will be passed upon for the Stock Holding Company by Thacher Proffitt & Wood, Washington, D.C.

                                  OTHER MATTERS

         As of the date of this Proxy Statement/Prospectus, the Board of Directors of the Association does not know of any other matters to be brought before the shareholders at the 1999 Annual Meeting. See "Proposal 4 -- Authorization of the Board of Directors, in its discretion, to Direct the Vote of the Proxies upon such Other Matters Incident to the Conduct of the Annual Meeting as may Properly Come Before the Annual Meeting, and any Adjournment or Postponement Thereof, including, without limitation, a Motion to Adjourn the Annual Meeting."

         A copy of the 1998 Annual Report to Shareholders, including the financial statements prepared in conformity with generally accepted accounting principles, for the fiscal year ended September 30, 1998 accompanies this Proxy Statement. The financial statements have been audited by McGladrey & Pullen, LLP, whose report appears in the Annual Report. SHAREHOLDERS MAY OBTAIN, FREE OF CHARGE, A COPY OF THE ANNUAL REPORT ON FORM 10-KSB FILED WITH THE OTS (WITHOUT EXHIBITS) BY WRITING TO CARLTON E. CHAPPELL, WAKE FOREST FEDERAL SAVINGS & LOAN ASSOCIATION, 302 SOUTH BROOKS STREET, P.O. BOX 707, WAKE FOREST, NORTH CAROLINA 27588-0707 OR BY CALLING (919) 556-5146.

                                         By Order of the Board of Directors,


                                         Carlton E. Chappell
                                         VICE PRESIDENT, SECRETARY AND TREASURER

Wake Forest, North Carolina
January 21, 1999

        TO ASSURE THAT YOUR SHARES ARE REPRESENTED AT THE ANNUAL MEETING
                 PLEASE COMPLETE, SIGN, DATE AND PROMPTLY RETURN
                       THE ACCOMPANYING PROXY CARD IN THE
                         POSTAGE-PAID ENVELOPE PROVIDED.